As filed with the Securities and Exchange Commission on November 4, 2009

File No. 333-161557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

China Ceramics Co., Ltd.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant Name into English)

British Virgin Islands	3253	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Craigmuir Chambers
Road Town
Tortola
British Virgin Islands
(284) 494-2233

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

c/o China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 295-4832
Attn: Paul K. Kelly

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159
Facsimile: (212) 504-3013

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective, (ii) all other conditions to the merger of China Holdings Acquisition Corp., a Delaware corporation (“CHAC”), into the Registrant, with the Registrant surviving and the acquisition of Success Winner Limited (“Success Winner”), a British Virgin Islands company, by the Registrant, and (iii) all other conditions to the share purchase between CHAC, the Registrant, Success Winner, Jinjiang Hengda Ceramics Co., Limited and the shareholder of Success Winner, pursuant to the Merger and Stock Purchase Agreement attached as Annex A to the Proxy Statement/Prospectus contained herein have been satisfied or, with respect to the share purchase only, waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to Be Registered(3)(4)	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Units, each consisting of one Share, $0.001 par value, and one warrant	12,800,000 Units	$9.80	$125,440,000	$6,999.55
Shares included as part of the Units	12,800,000 Shares	—	—	—	(2)
Warrants included as part of the Units	12,800,000 Warrants	—	—	—	(2)
Shares underlying the Warrants included in the Units(5)	12,800,000 Shares	$7.50	$96,000,000	$5,356.80
Shares held in escrow by initial stockholders of China Holdings Acquisition Corp.	1,600,000 Shares	$9.62	$15,392,000	$858.87
Warrants issued to insiders (“Insider Warrants”)	2,750,000 Warrants	$1.00	$2,750,000	$153.45
Shares underlying the Insider Warrants(3)	2,750,000 Shares	—	—	—	(2)
Total Fee				$13,368.67

(1)	Based on the market price of the units, common stock and warrants of CHAC on August 19, 2009 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).
(2)	No fee pursuant to Rule 457(i).
(3)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	The securities of the Registrant being registered will be exchanged on a one-for-one basis for securities of CHAC in connection with the merger of CHAC into the Registrant pursuant to which the current security holders of CHAC will become security holders of the Registrant, and the Registrant will become a public company domiciled in the British Virgin Islands.
(5)	Such shares are being offered on a continuous basis to the holders of the related warrant following the redomestication described in the proxy statement/prospectus included in this registration statement.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2009

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF CHINA HOLDINGS ACQUISITION CORP.
AND PROSPECTUS FOR SHARES, WARRANTS AND UNITS
OF CHINA CERAMICS CO., LTD.

12,800,000 Units
29,950,000 Shares
15,550,000 Warrants
Proxy Statement/Prospectus dated       , 2009
and first mailed to stockholders and warrantholders on or about       , 2009

Dear Stockholders and Warrantholders:

The stockholders of China Holdings Acquisition Corp. are cordially invited to attend the special meeting of the stockholders relating to the Merger and Stock Purchase Agreement dated as of August 19, 2009, by and among CHAC, China Ceramics Co., Ltd., a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of CHAC, Success Winner Limited, a company incorporated in the British Virgin Islands, Jinjiang Hengda Ceramics Co., Limited, a company incorporated in the People’s Republic of China and Wong Kung Tok, the sole shareholder of Success Winner who as of the date hereof holds 100% of the issued and outstanding shares of Success Winner and the other related proposals. The aggregate value of the consideration to be paid by CHAC in the business combination is approximately $55.7 million (based on 5,743,320 shares to be issued to the post-business combination shareholders at a market value of $9.69 per share, the closing price of CHAC’s common stock as of October 15, 2009, and excluding 8,185,763 ordinary shares of China Ceramics placed in escrow, to be released in the event certain earnings and stock price thresholds are achieved (which shares have a market value of approximately $79.3 million, or $9.69 per share, based on the closing price of CHAC’s common stock as of October 15, 2009). CHAC will be merged into its British Virgin Islands subsidiary by immediately prior to the consummation of the Business Combination, which we refer to as the Redomestication.

In connection with the Redomestication, China Ceramics will issue its ordinary shares and warrants in exchange for the issued and outstanding securities of CHAC on a one-for-one basis, for a total of 14,400,000 shares and 15,550,000 warrants. This proxy statement/prospectus also constitutes a prospectus of China Ceramics for the ordinary shares, units and warrants to be issued to security holders of CHAC pursuant to the terms of the Redomestication. You will also be asked to vote on an increase in authorized capital in connection with the Redomestication. CHAC currently has authorized capital of 41,000,000 shares consisting of 40,000,000 shares of common stock and 1,000,000 shares of preferred stock and China Ceramics currently is authorized to issue 51,000,000 shares of a single class. This proposal would permit the issuance of an additional 10,000,000 shares not currently authorized by CHAC.

CHAC’s common stock warrants and units are traded on the NYSE Amex, under the symbols “HOL,” “HOL.WS” and “HOL.U,” respectively. Following the consummation of the Business Combination, China Ceramics will apply for the listing of its securities on the NYSE Amex or elsewhere at an appropriate time, but its securities may never be listed on any national securities exchange.

As of October 15, 2009, there was approximately $125,278,000 in the Trust Account, or approximately $9.79 per outstanding share issued in the initial public offering. If the holders of 33.33% or more of the shares of CHAC’s common stock issued in the initial public offering vote against the Business Combination and exercise their redemption rights, CHAC will not complete the Business Combination. On October 22, 2009, the record date for the special meeting of stockholders, the last sale price of CHAC’s common stock was $      .

Each stockholder’s vote is very important. Whether or not you plan to attend the CHAC special meeting in person, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the CHAC special meeting. The proxy statement/prospectus constitutes a proxy statement of CHAC and a prospectus of China Ceramics for the ordinary shares and warrants of China Ceramics, also referred to as “securities” of China Ceramics, that will be issued to the security holders of CHAC.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 28.

CHAC’s board of directors unanimously recommends that CHAC stockholders vote “FOR” approval of each of the proposals. CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or the Redomestication or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Paul K. Kelly
Chairman of the Board of Directors of
China Holdings Acquisition Corp.

           , 2009

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CHAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by CHAC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 295-4832

If you would like to request documents, please do so no later than     , 2009 to receive them before CHAC’s special meeting. To ensure timely delivery, investors must request this information no later than five business days before the date investors must make their investment decision. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about CHAC and Success Winner. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination and Redomestication. Neither CHAC nor Success Winner has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/ prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless the context indicates otherwise, all references to “Success Winner” in this proxy statement/prospectus refer to Success Winner Limited and its consolidated subsidiaries, including Jinjiang Hengda Ceramics Co., Limited, or Hengda, and Stand Best Creation Limited, or Stand Best. Unless the context indicates otherwise, all references to “PRC” or “China” refer to the People’s Republic of China. All references to “provincial-level regions” or “regions” include provinces as well as autonomous regions and directly controlled municipalities in China, which have an administrative status equal to provinces, including Beijing.

All references to “Renminbi,” “RMB” or “yuan” are to the legal currency of the People’s Republic of China and all references to “U.S. dollars,” “dollars,” “$” are to the legal currency of the United States. This proxy statement/prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2009, which was RMB6.8448 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 15, 2009, the cash buying rate announced by the Bank of China was RMB6.8275 to $1.00.

CHINA HOLDINGS ACQUISITION CORP.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 295-4832

NOTICE OF SPECIAL MEETING OF
CHINA HOLDINGS ACQUISITION CORP. STOCKHOLDERS
To Be Held on     , 2009

To CHAC Stockholders:

A special meeting of stockholders of China Holdings Acquisition Corp., a Delaware corporation, or CHAC, will be held                  at New York, New York, on       , 2009, at   a.m., for the following purposes:

1.	The merger of CHAC with and into China Ceramics, its wholly-owned British Virgin Islands subsidiary, or the “Redomestication,” with China Ceramics surviving the Redomestication, China Ceramics will then become the publicly traded company. The Redomestication will only take place if the Business Combination and the Authorized Capital Proposal, each as described below, is also approved. The Redomestication will change CHAC’s place of incorporation from Delaware to the British Virgin Islands. The securities of CHAC will be exchanged for securities of China Ceramics on a one-for-one basis and the current security holders of CHAC will become security holders of China Ceramics. This proposal is called the Redomestication Proposal and consists of the merger of CHAC into China Ceramics.
2.	The authorization for the China Ceramics board of directors to complete the acquisition of Success Winner, as provided for in the Acquisition Agreement, or the “Business Combination”, which will only take place if the Redomestication Proposal and the Authorized Capital Proposal, as described below, are approved. This proposal is called the Business Combination Proposal.
3.	The increase in authorized capital in connection with the Redomestication, pursuant to which China Ceramics will be authorized to issue 51,000,000 shares of a single class, an increase of 10,000,000 shares from the 41,000,000 shares currently authorized by CHAC. This proposal will only take effect if each of the Redomestication Proposal and the Business Combination Proposal is approved. This proposal is called the Authorized Capital Proposal.
4.	The adjournment of the special meeting in the event CHAC does not receive the requisite stockholder vote to approve the Business Combination. This proposal is not conditioned on any other proposal. This proposal is called the Adjournment Proposal.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.

As of October 15, 2009, there were 16,000,000 shares of CHAC common stock with a par value of $0.001 issued and outstanding and entitled to vote. Only CHAC stockholders who hold shares of record as of the close of business on October 22, 2009 are entitled to vote at the special meeting or any adjournment of the special meeting. This proxy statement is first being mailed to stockholders on or about                 , 2009.

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue 51,000,000 shares of a single class.

Holders of CHAC’s common stock will be entitled to appraisal rights under the Delaware corporate law in connection with the Redomestication.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to CHAC at China Holdings Acquisition Corp., 1000 N. West Street, Suite 1200, Wilmington, DE 19801, that is received by us before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

CHAC’s board of directors unanimously recommends that CHAC stockholders vote “FOR” approval of each of the proposals. CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

By order of the Board of Directors,
Paul K. Kelly
Chairman of the Board of Directors of China Holdings Acquisition Corp.

, 2009

CHINA CERAMICS CO., LTD.

i

QUESTIONS AND ANSWERS ABOUT THE CHAC SPECIAL MEETING

Q:	What is the purpose of this document?
A:	This document serves as CHAC’s proxy statement and as the prospectus of China Ceramics. As a proxy statement, this document is being provided to CHAC stockholders because the CHAC board of directors is soliciting their proxies to vote to approve, at a special meeting of stockholders, the Redomestication, the Business Combination and the Authorized Capital Proposal.
Q:	What is being voted on?
A:	You are being asked to vote on four proposals:
•	The redomestication of CHAC to the British Virgin Islands by means of the merger, resulting in it becoming China Ceramics, which we refer to as the Redomestication. This proposal is called the Redomestication Proposal. For details, see “The Redomestication Proposal” elsewhere in this proxy statement/prospectus.
•	The proposed business combination resulting in Success Winner becoming a subsidiary of China Ceramics, which we refer to as the Business Combination. This proposal is called the Business Combination Proposal. For details see “The Business Combination Proposal” elsewhere in this proxy statement/prospectus.
•	The increase in authorized capital, permitting CHAC to issue an additional 10,000,000 shares following the Redomestication. This proposal is called the Authorized Capital Proposal. For details see “The Authorized Capital Proposal” elsewhere in this proxy statement/prospectus.
•	The approval of any adjournment of the special meeting for the purpose of soliciting additional proxies. This proposal is called the Adjournment Proposal. For details see “The Adjournment Proposal” elsewhere in this proxy statement/prospectus.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.

Q:	When and where is the special meeting of CHAC stockholders?
A:	The special meeting of CHAC stockholders will take place at , New York, New York on , 2009, at a.m.
Q:	Who may vote at the special meeting?
A:	Only holders of record of shares of CHAC common stock as of the close of business on October 22, 2009 may vote at the special meeting. As of October 15, 2009, there were 16,000,000 shares of CHAC common stock with a par value of $0.001 outstanding and entitled to vote. Please see “Special Meeting of CHAC Stockholders — Record Date; Who is Entitled to Vote” for further information.
Q:	What is the quorum requirement for the special meeting?
A:	Stockholders representing a majority of the CHAC common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of CHAC common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.
Q:	What vote is required to approve the Proposals?
A:	Approval of the Business Combination will require the affirmative vote of the holders of a majority of the shares of CHAC common stock issued in the IPO present and entitled to vote at the special meeting;

provided, however, that if 33.33% or more of the shares purchased in the IPO vote against approval of the Business Combination Proposal and demand redemption then the Business Combination will not be completed. Abstentions will have the same effect as a vote against the approval of the Business Combination Proposal, except that you will not be able to redeem your shares into a pro rata portion of the Trust Account and broker non-votes will have no affect on the Business Combination Proposal. Approval of the Redomestication Proposal and the Authorized Capital Proposal will require the affirmative vote of the holders of a majority of the shares of CHAC common stock outstanding. The Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares present in person and by proxy at the meeting. Abstaining from voting and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Redomestication Proposal and the Authorized Capital Proposal, and no effect on the Adjournment Proposal.

CHAC’s initial stockholders, who as of October 15, 2009 owned 3,200,000 shares of CHAC common stock, or approximately 20% of CHAC’s outstanding common stock, have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering in accordance with the majority of the votes cast by the holders of the shares issued in CHAC’s initial public offering with respect to the Business Combination Proposal and related proposals. CHAC’s initial stockholders have also agreed that they will vote any shares they purchase in the open market in or after the initial as public offering in favor of each of the Business Combination Proposal, the Redomestication Proposal and the Adjournment Proposal. They have indicated that they intend to vote all 3,200,000 shares owned by them “FOR” each of the other proposals including the Authorized Capital Proposal although there is no agreement in place with respect to these proposals.

Q:	Do I have redemption rights in connection with the Business Combination?
A:	Yes. In order to exercise redemption rights, a stockholder must vote against the Business Combination Proposal and elect to exercise redemption rights on the enclosed proxy card. Your vote on the Redomestication Proposal will have no effect on your election to exercise redemption rights. You may vote “FOR”, “AGAINST” or abstain from voting on any other proposal and this will not affect your ability to exercise redemption rights. If a stockholder votes against the Business Combination Proposal but fails to properly exercise redemption rights, such stockholder will not be entitled to have its shares redeemed for cash. Any request for redemption, once made, may be withdrawn at any time up to the date of the special meeting. The actual per share redemption price will be equal to the amount in the Trust Account (which includes $4,288,000 in deferred underwriting discounts and commissions) as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of outstanding shares sold in the IPO. For illustrative purposes, based on funds in the Trust Account on October 15, 2009, the estimated per share redemption price would have been $9.79. Please see “Special Meeting of CHAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:	How can I vote?
A:	Please vote your shares of CHAC common stock as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. For further information, please see “Special Meeting of CHAC Stockholdings — Voting Your Shares”
Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?
A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?
A:	Abstaining from voting will have the same effect as voting against the Business Combination and failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Business Combination Proposal but will be counted for purposes of determining if a quorum is present. Abstaining from voting and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Redomestication Proposal and the Authorized Capital Proposal and no effect on the Adjournment Proposal.
Q:	Can I change my vote after I have mailed my proxy card?
A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the special meeting. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 295-4832

Q:	Should I send in my stock certificates now?
A:	Yes. CHAC shareholders who intend to have their shares redeemed, by electing to have those shares redeemed for cash on the proxy card at the same time they vote against the Business Combination Proposal, should send their certificates by the day prior to the special meeting. Please see “Special Meeting of CHAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:	When is the Business Combination expected to occur?
A:	Assuming the requisite stockholder approval is received, CHAC expects that the Business Combination will occur no later than November 21, 2009.
Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?
A:	Under applicable Delaware corporate law, you have appraisal rights with respect to your shares only with respect to the Redomestication Proposal. If you exercise appraisal rights with respect to your shares, you will not be entitled to redeem your shares for cash. See “The Redomestication — Appraisal Rights” for more information about appraisal rights. If you elect to demand the appraisal of your shares, you must deliver to CHAC, BEFORE THE VOTE ON THE REDOMESTICATION PROPOSAL at the special meeting, a written demand for appraisal of your shares. Such demand will be sufficient if it reasonably informs CHAC of the identity of the stockholder, including if applicable the beneficial holder of such shares, and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A PROXY OR VOTE AGAINST THE REDOMESTICATION SHALL NOT CONSTITUTE SUCH A DEMAND and a stockholder electing to demand appraisal must do so by a separate written demand as described in this proxy statement/prospectus. Such demand is considered made on the date it is mailed. A CHAC STOCKHOLDER’S FAILURE TO MAKE THE WRITTEN DEMAND BEFORE THE TAKING OF THE VOTE ON THE REDOMESTICATION PROPOSAL WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.

Any CHAC stockholder demanding appraisal rights as described above must not have consented or voted its shares of common stock in favor of the Redomestication Proposal.

Q:	What happens if the Business Combination is not consummated?
A:	If CHAC does not consummate the Business Combination by November 21, 2009 then pursuant to Article Sixth of its amended and restated certificate of incorporation, CHAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate CHAC as soon as reasonably practicable. Following dissolution, CHAC will no longer exist as a corporation. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of shares of CHAC common stock who acquired such shares of common stock in CHAC’s initial public offering or in the aftermarket. If the Business Combination is not effected by November 21, 2009, the warrants will expire worthless. The estimated consideration that each share of CHAC common stock would be paid at liquidation would be $9.79 per share, based on amounts on deposit in the Trust Account as of October 15, 2009. The closing price of CHAC’s common stock on the NYSE Amex LLC, or NYSE Amex as of October 15, 2009 was $9.69 per share. Holders of shares issued prior to CHAC’s initial public offering have waived any right to any liquidation distribution with respect to such shares.
Q:	What happens to the funds deposited in the Trust Account following the Business Combination?
A:	Following the closing of the Business Combination, funds in the Trust Account will be released to CHAC. CHAC stockholders exercising redemption rights will receive their per share redemption price. The balance of the funds will be utilized to fund the Business Combination. As of October 15, 2009, there was approximately $125,278,000 in the Trust Account, or approximately $9.79 per outstanding share issued in the initial public offering. The amount in the Trust Account that will be used to fund the Business Combination and the expenses related to the transaction is expected to be approximately $1,775,000 (such expenses are estimated to include the following amounts: (i) legal fees of $700,000; (ii) consulting and other professional fees of $500,000; (iii) SPAC closing and accounting fees of $300,000; and (iv) insurance and other costs of $275,000) and the maximum amount that will be used if up to 33.33% of CHAC stockholders exercise their redemption rights will be approximately $41,754,000. Any funds remaining in the Trust Account after such uses will be used to repay the note related to the Gaoan manufacturing facility (see “Hengda’s Business — Hengda’s Strategy — Increase production capacity through the acquisition of a new manufacturing facility”) and for future working capital and other corporate purposes of the combined entity.
Q:	In accordance with which accounting standard will China Ceramics prepare its financial statements after the Redomestication and Business Combination?
A:	China Ceramics intends to continue providing its investors with financial statements prepared in accordance with International Financial Reporting Standards, or IFRS, and the relevant securities laws.
Q:	What will I receive in the Redomestication?
A:	CHAC security holders will receive an equal number of shares of common stock of China Ceramics in exchange for their CHAC common stock, and CHAC warrants will be converted into outstanding warrants of China Ceramics, the terms and conditions of which will not change, except that on exercise, they will receive China Ceramics common stock. However, as a result of the issuance of China Ceramics shares in the Business Combination, the ownership interests of CHAC stockholders will be diluted so that they will only own approximately 71.5% of China Ceramics. If the outstanding warrants are exercised, the current CHAC stockholders will experience further dilution in their ownership of the company.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Redomestication and Business Combination and your rights in the Redomestication and Business Combination. Unless the context otherwise requires, references to “CHAC,” “we,” “us” or “our” in this proxy statement/prospectus refers to China Holdings Acquisition Corp., including its consolidated subsidiaries, before the consummation of the Redomestication and Business CombinationS and to China Ceramics, including its consolidated subsidiaries, after the consummation of the Redomestication and Business Combination.

The Parties

CHAC

China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 295-4832

China Holdings Acquisition Corp. is a blank check company formed on June 22, 2007 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its primary operations located in Asia, with a focus on potential acquisition targets in the People’s Republic of China. CHAC’s efforts in identifying a prospective target business were not limited to a particular industry.

On November 21, 2007, CHAC consummated its initial public offering, or IPO, of 12,800,000 units, including 800,000 subject to an over-allotment option, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $7.50 per share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $128,000,000. Simultaneously with the consummation of the IPO, CHAC consummated the private sale of 2,750,000 warrants at a price of $1.00 per warrant, generating total proceeds of $2,750,000, to CHAC’s founders Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng and Cheng Yan Davis and Soopakij (Chris) Chearavanant and Ruey Bin Kao, two of CHAC’s special advisors. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to CHAC from the public offering and the private sale were approximately $125,363,000, of which $125,278,000 was deposited into a Trust Account and the remaining became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Included in the amount deposited into the Trust Account was $4,288,000 of underwriting discounts and commissions payable to the underwriters, the payment of which was deferred unless and until CHAC completes a business combination. In addition, CHAC is allowed to withdraw approximately $3,200,000 of after-tax income on the balance of the Trust Account from the Trust Account for working capital, due diligence and general corporate purposes. Through October 15, 2009, CHAC has withdrawn $2,300,000 from the Trust Account for such purposes. As of October 15, 2009, there was approximately $125,278,000 held in the Trust Account.

The shares of CHAC’s common stock, warrants and units are traded on the NYSE Amex, under the symbols “HOL,” “HOL.WS” and “HOL.U,” respectively. Each of CHAC’s units consists of one share of common stock and one warrant to purchase an additional share of CHAC’s common stock for consideration of $7.50 per share. CHAC’s units commenced trading on the NYSE Amex on November 21, 2007. CHAC’s common stock and warrants commenced trading separately on December 17, 2007. Immediately prior to the consummation of the business combination, CHAC will be merged into its British Virgin Islands subsidiary, or “China Ceramics.” It is contemplated that an application will be made for the China Ceramics securities to become listed on the NYSE Amex or elsewhere at an appropriate time. The listing application will be made only when China Ceramics has satisfied the relevant listing requirements. Such listing will be unrelated to, and is not a condition for or requirement of, the business combination or the Acquisition Agreement.

Success Winner and Hengda

Success Winner Limited
c/o Jinjiang Hengda Ceramics Co., Ltd
Junbing Industrial Zone
Anhai, Jinjiang City
Fujian Province, PRC
Telephone: +86 (595) 8576 5051

Jinjiang Hengda Ceramics Co., Ltd
Junbing Industrial Zone
Anhai, Jinjiang City
Fujian Province, PRC
Telephone: +86 (595) 8576 5051

Success Winner was incorporated as a company with limited liability under the laws of the British Virgin Islands on May 29, 2009 as the holding company for its business operations in China. Success Winner has one operating subsidiary in China: Jinjiang Hengda Ceramics Co., Ltd, or Hengda. Success Winner holds 100% of the interests in Hengda’s parent, which owns a 100% interest in Hengda.

Hengda was incorporated as a company with limited liability under the laws of the PRC on September 30, 1993.

Hengda is principally engaged in the manufacture and sale of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. See “Hengda’s Business” elsewhere in this proxy statement/prospectus for a detailed description of Hengda’s business.

As of October 15, 2009, Success Winner had an issued share capital of $1 consisting of 1 ordinary share. As of October 15, 2009, Success Winner is authorized to issue 50,000 shares of a single class.

The Redomestication, Business Combination and the Acquisition Agreement

Redomestication to the British Virgin Islands

CHAC, the current Delaware corporation, will effect a merger pursuant to Section 251 of the General Corporation Law of the State of Delaware in which it will merge with and into China Ceramics, its wholly-owned British Virgin Islands subsidiary, with China Ceramics surviving the merger (the Redomestication). China Ceramics is a newly formed shell company formed for the purposes of effectuating the business combination. Its Chief Executive Officer, Secretary and Treasurer is Paul Kelly, CHAC’s Chairman and Chief Executive Officer, and its Vice President is Xiao Feng, CHAC’s Director. Each is also a director of China Ceramics.

The Redomestication will result in all of CHAC’s issued and outstanding shares of common stock immediately prior to the Redomestication converting into shares of China Ceramics, and all units, warrants and other rights to purchase CHAC’s common stock immediately prior to the Redomestication converting into substantially equivalent securities of China Ceramics. If the shares of China Ceramics do not continue to be quoted on the NYSE Amex, it is possible that the shares will be quoted only on the OTC Bulletin Board. CHAC will cease to exist and China Ceramics will be the surviving corporation. In connection therewith, China Ceramics will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of CHAC, including any and all agreements, covenants, duties and obligations of CHAC set forth in the Acquisition Agreement. For further information regarding the Acquisition Agreement, see “The Acquisition Agreement” elsewhere in this proxy statement.

Business Combination with Success Winner; Business Combination Consideration

Immediately following the Redomestication, China Ceramics will acquire all of the issued and outstanding ordinary shares of Success Winner held by Mr. Wong Kung Tok (the “Seller”) in exchange for $10.00 and 5,743,320 shares of China Ceramics ordinary shares. The issuance of shares of China Ceramics to the post-Business Combination shareholders is being consummated on a private placement basis, pursuant to Section 4(2) of the Securities Act of 1933, as amended. In addition, 8,185,763 shares of the China Ceramics ordinary shares will be placed in escrow (the “Contingent Shares”) and released to the Seller in the event certain earnings and stock price thresholds are achieved. The aggregate value of the consideration to be paid by China Ceramics in the Business Combination will be approximately $55.7 million (based on 5,743,320 shares to be issued to the post-Business Combination shareholders at a market value of $9.69 per share, the closing price of CHAC’s common stock as of October 15, 2009). The issuance of the 5,743,320 shares and the 8,185,763 Contingent Shares will result in dilution of approximately 49.2% to the existing shareholders of CHAC assuming no redemption of CHAC shares to cash, and dilution of approximately 57.9% assuming redemption by holders of 33.33% of CHAC’s outstanding common stock. In connection with the closing of the transaction, the CHAC founders will forfeit 1,600,000 of their founders’ shares to CHAC for cancellation. After such shares are canceled, the CHAC founders will own a total of 1,600,000 shares.

After the Business Combination assuming no redemptions of shares into cash, CHAC’s current public shareholders will own approximately 63.5% of China Ceramics, CHAC’s current directors, officers and affiliates will own approximately 8.0% of China Ceramics, and Seller will own approximately 28.5% of China Ceramics. Assuming redemption by holders of 33.33% of CHAC’s outstanding common stock, CHAC public stockholders will own approximately 53.7% of China Ceramics, CHAC’s current directors, officers and affiliates will own approximately 10.1% of China Ceramics, and Seller will own approximately 36.2% of China Ceramics.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve. Upon consummation of the Business Combination, China Ceramics will own 100% of the issued and outstanding shares of Success Winner.

The Business Combination and the Acquisition Agreement comply with the terms described in CHAC’s Registration Statement on Form S-1 relating to its initial public offering. The Form S-1 disclosed that CHAC intended to consummate a businesses combination with one or more operating businesses having primary operations in Asia in any industry. The fair market value of the target business must be at least 80% of the balance in the Trust Account. Hengda’s operations are located in the PRC and the Board of Directors of CHAC believes that Hengda’s value will exceed 80% of the balance in the Trust Account. See “The Business Combination Proposal.” Furthermore, the consummation of the Business Combination is conditioned upon the majority of the common stock voted by CHAC’s public stockholders present and entitled to vote at the special meeting voting in favor of the Business Combination and less than 33.33% of CHAC’s public stockholders exercising their redemption rights, consistent with the disclosure set forth in CHAC’s S-1.

Authorized Capital Proposal

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue 51,000,000 shares of a single class. This increase is necessary to effect the Business Combination since, post transaction, the company will have approximately 43.9 million shares outstanding, issuable as Contingent Shares and issuable upon exercise of warrants, or an amount in excess of CHAC’s currently authorized shares. The additional 7.2 million shares were authorized by the board because they deemed it in the best interests of the post transaction company to have such shares available for future issuance and not pursuant to the terms of the acquisition agreement. There are no present plans to issue additional shares; however such shares could be issued to secure stockholder approval of the business combination.

The diagrams below illustrate the corporate structure of CHAC and Success Winner immediately before and after the Business Combination. Success Winner was established in May 2009 in the British Virgin Islands as a holding company for Stand Best Creation Limited, a Hong Kong investment holding company (“Stand Best”). On April 1, 2008, Stand Best acquired 100% of the equity interest of Hengda. As a result of that transaction, Hengda became a wholly foreign-owned enterprise (“WFOE”) under PRC law, by virtue of its status as a wholly-owned subsidiary of a foreign company, Stand Best. The structure of a BVI holding company, a Hong Kong intermediate holding company and a Chinese WFOE, typical for international businesses in China, enables Success Winner to reduce the cost and tax burden imposed on foreign-owned business in China in a manner which is compliant with the laws of the PRC, Hong Kong and the BVI.

According to the PRC laws and regulations, Hengda, as a foreign investment enterprise, is required to have a change of its shareholder(s) approved by the commercial authority and then registered with the local administration of industry and commerce. In order to avoid these approval formalities, the Seller, the sole beneficial owner of Hengda and a permanent resident of Hong Kong incorporated Stand Best, through which the Seller indirectly holds Hengda. Any future changes in shareholdings can be conducted in Hong Kong or overseas without requiring PRC registration, which can reduce costs both in procedure and time. Furthermore, pursuant to Article 10 of the “Arrangements Between Mainland and Hong Kong Special Administration Region for Avoiding Dual Taxation on Income and Preventing Evasion of Taxation”, the income derived by a foreign investor residing in Hong Kong from the after-tax profit of the PRC enterprise of which more than 25% of the outstanding shares is held by such investor is subject to an EIT rate of 5%. Income in the PRC by a foreign entity which does not have any branches or offices (other than subsidiaries) in the PRC is subject to the EIT rate of 10% under the January 1, 2008 New Tax Law and if there is difference between the New Tax Law and the tax treaty entered into between the PRC government and the foreign government, the tax treaty shall prevail. Therefore, by holding Hengda through Stand Best, Hengda’s tax burden was reduced.

In addition, by being a BVI company, Success Winner avoids having to pay Hong Kong stamp duties for transfers of stock.

Before the Business Combination

After the Business Combination

Management

Effective the closing date, the board of directors of China Ceramics will consist of five members. The members will include Huang Jia Dong, Su Pei Zhi and Ding Wei Dong of Success Winner, and Paul K. Kelly and Cheng Davis of CHAC, of whom Ding Wei Dong, Paul K. Kelly and Cheng Davis are non-executive directors. Su Pei Zhi will be Sales Deputy General Manager, Li Shun Qing will be Chief Executive Officer and Hen Man Edmund will be Chief Financial Officer of China Ceramics after the Business Combination. See “Directors and Executive Officers after the Business Combination” elsewhere in This Proxy statement/prospectus.

The Acquisition Agreement

In August 2009, CHAC, China Ceramics, Hengda, Success Winner and Mr. Wong Kung Tok (the “Seller”), the owner of 100% of the equity interests of Success Winner, entered into a Merger and Stock Purchase Agreement pursuant to which CHAC will redomicle to the British Virgin Islands and China Ceramics will acquire all of the issued and outstanding shares of Success Winner held by the Seller in exchange for $10.00 and 5,743,320 shares of China Ceramics ordinary shares. In addition, 8,185,763 shares of the China Ceramics ordinary shares will be placed in escrow (the “Contingent Shares”) and released to the Seller in the event certain earnings and stock price thresholds are achieved. Of the Contingent Shares, up to 5,185,763 Contingent Shares will be released based on achieving growth in either net earnings before tax or net earnings after tax, depending on the year, following the completion of an audit in accordance with International Financial Reporting Standards (IFRS). Additionally, 3,000,000 Contingent Shares will be released if CHAC shares close at or above certain share price targets for any twenty trading days within a thirty trading day period prior to April 30, 2012. See “The Acquisition Agreement — Business Combination with Success Winner; Business Combination Consideration” for more detailed information.

Pursuant to the Acquisition Agreement, the Redomestication will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination will not take place unless the Redomestication is also approved. Upon consummation of the Business Combination, China Ceramics will own 100% of the issued and outstanding shares of Success Winner.

Within six months of the closing date of the Business Combination, China Ceramics is obligated to file a registration statement relating to the resale of the shares of common stock issued pursuant to the Acquisition Agreement and cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such registration statement. China Ceramics has also granted the Seller piggy-back registration rights during the one year period following the closing date of the Business Combination.

Consummation of the Acquisition Agreement is conditioned on, among other things, (a) no law or court order prohibiting or limiting consummation of the acquisition or materially limiting China Ceramics’ right to control Hengda; (b) holders of a majority of CHAC’s public stockholders present and entitled to vote at the special meeting approving the Business Combination in accordance with its Articles of Incorporation, with holders of less than 33.33% of CHAC’s public shares of common stock voting against the business combination and properly exercising their rights to redeem such public shares of common stock for cash; (c) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the acquisition and (d) the representations and warranties of the other parties being true on and as of the closing date of the Acquisition Agreement, and compliance with all required covenants in the Acquisition Agreement.

The obligations of CHAC to consummate the transactions contemplated by the Agreement, in addition to the conditions described above in the paragraph above, are conditioned upon each of the following, among other things:

•	CHAC receiving legal opinions from counsel to Hengda;
•	receipt of the third party consents by Hengda and Success Winner;
•	there not being any material adverse change with respect to Hengda; and
•	Hengda entering into a definitive purchase agreement for the Gaoan production facility, which would increase Hengda’s production.

See “The Acquisition Agreement — Conditions to Closing” for more details.

Other Agreements relating to the Business Combination

Voting Agreement

As a condition to the closing of the Business Combination, CHAC, China Ceramics, Hengda, the Seller and certain shareholders of CHAC will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of CHAC’s common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of CHAC common stock as necessary to ensure that the size of the Board of Directors of China Ceramics after the consummation of the Business Combination will be five members until April 30, 2012. The parties will also agree to vote their shares of CHAC common stock to ensure the election of two members of the Board of Directors of China Ceramics designated by CHAC, who shall initially be Paul Kelly and Cheng Davis, and three members designated by the Seller, of which one designee shall qualify as an independent director pursuant to the rules of any stock exchange on which China Ceramics may be listed.

Earn-Out Escrow Agreement

As a condition to the closing of the Business Combination, CHAC, China Ceramics, the Seller and the Escrow Agent identified in the Escrow Agreement will enter into an Escrow Agreement with respect to the Contingent Shares. If any of the specified performance thresholds for 2009, 2010 and 2011 are achieved, CHAC and one of the nominees of CHAC to the Board of Directors of China Ceramics following the Business Combination shall provide written notice to the Escrow Agent after the date China Ceramics’ audited financial statements for the corresponding fiscal year are filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, directing the Escrow Agent to release the number of Escrow Shares specified in such notice.

Indemnity Escrow Agreement

As a condition to the closing of the Business Combination, CHAC, China Ceramics, the Seller and the Escrow Agent identified in the Escrow Agreement will enter into an Escrow Agreement with respect to 574,000 shares of common stock of CHAC. In the event that CHAC or China Ceramics is entitled to indemnification from the Seller, Hengda or Success Winner under the terms of Article XI of the Acquisition Agreement, one of the nominees of CHAC to the Board of Directors of China Ceramics following the consummation of the transactions contemplated by the Acquisition Agreement shall provide a notice to Escrow

Agent of such claim against the Escrow Shares, stating in reasonable detail a description of the facts upon which such claim is based and a reference to the provisions of the Acquisition Agreement in respect of which such claim shall have occurred. Escrow Agent shall mail a copy of such claim notice to the Seller and unless the Escrow Agent receives a timely objection notice from the Seller, Escrow Agent shall disburse the amount of escrow shares specified in the notice of the claim as directed in such notice of claim.

Lock-up Agreements

As a condition to the closing of the Business Combination, the Seller and each other person receiving China Ceramics ordinary shares (consisting of Mr. Huang Jia Dong (as the beneficial owner of shares being issued to Sound Treasure Limited), Aquila Capital Partners (Asia) Limited (“Aquila Capital”) (as the beneficial owner of shares being issued to Aquila Capital (Asia) Ltd.) and Mr. Wong Tsang Ying (as the beneficial owner of shares being issued to Surmount Investments Group Limited, Top Plenty International Limited and Park Rise Holdings Limited) as contemplated by the Acquisition Agreement will each enter into a Lock-Up Agreement pursuant to which 100% of the China Ceramics shares beneficially owned by such person will be locked-up for a period of twelve (12) months following the consummation of the transaction. Notwithstanding anything to the contrary contained in the Lock-Up Agreement, Top Plenty International Limited and Park Rise Holdings Limited may sell and/or transfer up to 655,000 of the lock-up shares after a period of 6 months from the closing date without regard to the restrictions contained in the Lock-up Agreement, subject to compliance with applicable laws.

Financial Advisory Fee to Aquila Capital

Aquila Capital was engaged by Hengda as the financial advisor to assist Hengda to list on a US stock exchange through a business combination with a Special Purpose Acquisition Corporation. Aquila Capital will be paid $1.5 million as a financial advisory fee for this transaction, payable after the Business Combination. Success Winner will be responsible for paying the cash fee owed to Aquila Capital. In addition, Aquila Capital will be paid 5% of shares outstanding of the surviving company immediately after the Business Combination, which shall be represented by no less than 546,366 shares, as the financial advisory equity fee for this transaction. The Seller will be responsible for paying the equity fee owed to Aquila Capital out of consideration received in the Business Combination. Such shares are to be issued to the Seller, pursuant to the Acquisition Agreement on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Seller has represented that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D. China Ceramics has agreed to grant registration rights to the Seller with respect to such shares. Except for the cash fee and equity fee that shall be paid to Aquila Capital after the Business Combination, Hengda, Success Winner, the post-Business Combination public company or the Seller will not pay any additional fees to Aquila Capital. No fees will be paid to Aquila Capital prior to the closing of the Business Combination.

Recommendations of the Boards of Directors and Reasons for the Redomestication and Business Combination

After careful consideration of the terms and conditions of the Acquisition Agreement, the board of directors of CHAC has determined that the Redomestication, the Business Combination and the transactions contemplated thereby are fair to and in the best interests of CHAC and its stockholders. In reaching its decision with respect to the Redomestication and Business Combination and the transactions contemplated thereby, the board of directors of CHAC reviewed various industry and financial data and the due diligence and evaluation materials provided by Success Winner. The board of directors did not obtain a fairness opinion on which to base its assessment. CHAC’s board of directors recommends that CHAC stockholders vote:

•	FOR the Redomestication Proposal;
•	FOR the Business Combination Proposal;
•	FOR the Authorized Capital Proposal; and
•	FOR the Adjournment Proposal.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CHAC’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that CHAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•	if the proposed Business Combination is not completed by November 21, 2009 (or November 21, 2010, if CHAC’s stockholders vote to extend the date a business combination must be consummated), CHAC will be required to liquidate. In such event, the 3,200,000 shares of common stock held by CHAC officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $28,750, will be worthless, as will the 2,750,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $2,750,000. Such common stock and warrants had an aggregate market value of approximately $31.4 million based on the closing price of $9.69 and $0.13, on the NYSE Amex as of October 15, 2009;
•	in connection with the IPO, each of Paul K. Kelly and James D. Dunning, Jr. have agreed to indemnify CHAC for debts and obligations to vendors that are owed money by CHAC, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the Trust Account. If the business combination is consummated, Messrs. Kelly and Dunning will not have to perform such obligations. As of October 15, 2009, CHAC believes that the maximum amount of the indemnity obligation of Messrs. Kelly and Dunning was approximately $100,000, which was computed based on the amount payable to creditors, less amounts relating to creditors for which CHAC has received a waiver of each such creditor’s right to sue the Trust Account. Although CHAC does not currently have sufficient funds outside of the Trust Account to pay these obligations, CHAC believes that it may qualify for a U.S. federal tax refund for the 2009 tax year which could be used to offset the claims of vendors. However, if the Business Combination is not consummated and CHAC does not receive a tax refund to cover the claims of all of its vendors, and vendors that have not signed waivers sue the Trust Account and win their cases, the Trust Account could be reduced by the amount of the claims and Messrs. Kelly and Dunning would be required to fulfill their indemnification obligations and they may not be able to satisfy their individual obligations to indemnify CHAC;
•	2,750,000 warrants (valued at $357,500, based on the trading price of the warrants on October 15, 2009) to purchase CHAC common stock at an exercise price of $7.50 per share held by CHAC’s officers, directors and founders are exercisable only upon consummation of a business combination;
•	if the Business Combination is consummated, all rights specified in CHAC’s certificate of incorporation relating to the right of officers and directors to be indemnified by CHAC, and of CHAC’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination. If the Business Combination is not approved and CHAC liquidates, CHAC will not be able to perform its obligations to its officers and directors under those provisions;
•	if the Business Combination with Success Winner is completed, Paul Kelly and Cheng Davis will serve as directors of China Ceramics and Success Winner will designate three members to the Board of Directors of China Ceramics; and
•	CHAC’s financial, legal and other advisors have rendered services for which they may not be paid if the Business Combination is not approved. Such fees and expense are estimated to aggregate $1,775,000 of which approximately $900,000 is contingent upon the outcome of the Business Combination. Any recovery of such fees and expenses by these vendors may be much more difficult in the event the Business Combination is not approved. While such recovery is not expressly contingent on the outcome of the CHAC stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote. None of the advisors are affiliates of CHAC.

In addition, the exercise of CHAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Material Differences Between Stockholder Rights

Upon the completion of the Redomestication, the Memorandum and Articles of Association of China Ceramics will become the governing documents of the surviving company. The corporate statutes of Delaware and the British Virgin Islands are similar, and flexibility available under British Virgin Islands law has enabled China Ceramics to adopt a Memorandum of Association and Articles of Association that will provide stockholders with rights that are similar to those they enjoyed under CHAC’s certificate. The material differences between Delaware and British Virgin Islands corporation law are as follows:

	Delaware Law	BVI Law	China Ceramics Charter
Amendment to the Certificate of Incorporation/Memorandum of Association	Under Delaware law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation.	Under British Virgin Islands law, the board of directors is permitted to have broad authority to amend the Memorandum of Association (the equivalent of the certificate of incorporation), except with respect to certain rights of the shareholders.	The China Ceramics Memorandum prohibits the board of directors from amending the Memorandum of Association without Stockholder Approval, making it more consistent with Delaware law.
Submission of Matters to the Annual Meeting	Delaware allows a considerable amount of latitude in establishing notice requirements for stockholder inclusion of matters on the agenda of an annual meeting.	British Virgin Islands law also provides a considerable amount of latitude. For example, CHAC’s notice requirements for inclusion of a matter on the agenda of an annual meeting provide that such notice be submitted not less than 60 days prior to the meeting.	The China Ceramics Articles of Association require submission not less than 30 days prior to the meeting, which provides stockholders with greater rights than under Delaware law.
Alternate Directors	Delegation of a director’s responsibilities is not permitted under Delaware law.	British Virgin Islands law allows a director to appoint an alternate who has the authority to vote in place of the appointed director at a meeting of directors, which means that the person a stockholder elects may not be the person actually making a decision at board meetings.	China Ceramics Charter is silent on this point, and the differences are as discussed in the previous column.

	Delaware Law	BVI Law	China Ceramics Charter
Written Consent of Directors	Under Delaware law, directors may act by written consent only on the basis of a unanimous vote. This would require there to be a formal board meeting if there was a dissenting director or if a director could not be located.	In the British Virgin Islands, directors’ consents need only a majority of directors signing to take effect, removing the need for a formal meeting if some of the directors did not agree with the acts.	The China Ceramics Articles of Association provides only for unanimous written consents of directors, making it more consistent with Delaware law.
Sale of Assets	Under Delaware law, a stockholder vote is required to approve the sale of assets only when all or substantially all assets are being sold.	In the British Virgin Islands, shareholder approval is required when more than 50% (by value) of the company’s assets are being sold outside of the company’s usual course of business, which is a more stringent requirement than under Delaware law.	China Ceramics Charter is silent on this point, and the differences are as discussed in the previous column.
Removal of Directors	Under Delaware law, only stockholders may remove a director. CHAC’s by-laws provide that a sitting director may only be removed by stockholders for cause.	Under British Virgin Islands law, the other directors may remove a sitting board member, which means that a stockholder selection may be removed without stockholder approval.	As opposed to the CHAC Charter, the China Ceramics Articles of Association permit shareholders to remove a sitting director without cause upon a majority vote of the shareholders. Therefore, there is a variance as compared to Delaware law in that directors may be removed by other directors. The China Ceramics Charter also provides greater rights.
Authorized Capital	Delaware law permits any number of shares to be authorized for issuance. CHAC has 41,000,000 shares authorized for issuance.	BVI law permits any number of shares to be authorized for issuance.	The China Ceramics Charter has 51,000,000 shares authorized for issuance, assuming the Authorized Capital Proposal is approved. This is 10,000,000 more shares than are authorized by CHAC, which creates a greater potential for dilution to existing stockholders.

Voting Securities

As of October 15, 2009, there were 16,000,000 shares of CHAC common stock issued and outstanding. Only CHAC stockholders who hold shares of record as of the close of business on       , 2009 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the Business Combination will require the affirmative vote of the holders of a majority of the shares of CHAC common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 33.33% or more of the shares purchased in the IPO vote against approval of the Business Combination and demand redemption then the Business Combination will not be completed. Abstaining from voting will have the same effect as voting against the Business Combination and failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Business Combination Proposal but will be counted for purposes of determining if a quorum is present. Abstaining from voting and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Redomestication Proposal and no effect on the Adjournment Proposal. Holders who abstain or do not give a voting instruction to their brokers will not be able to redeem their shares for a pro rata portion of the Trust Account if the Business Combination is approved. As of October 15, 2009, directors, executive officers and affiliates of CHAC held 3,200,000 shares of common stock (or approximately 20% of the outstanding shares of CHAC common stock).

Appraisal Rights

Under Delaware corporate law, the merger of CHAC with China Ceramics causes the stockholders of CHAC to have appraisal rights with respect to the Redomestication Proposal, but not with respect to any other proposal. This right is separate from the redemption rights of the holders of shares of CHAC common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the redemption rights both require a tender of the holder’s shares to CHAC, only one right may be elected in respect of the shares. If the Redomestication is consummated, CHAC stockholders who choose not to vote in favor of the Redomestication will have the right to elect an appraisal of the fair market value of their shares of CHAC common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the Redomestication and the Acquisition Agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike redemption rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. If you exercise appraisal rights with respect to your shares, you will not be entitled to redeem your shares for cash. See “The Redomestication — Appraisal Rights” for more information about appraisal rights. If you elect to demand the appraisal of your shares, you must deliver to CHAC, BEFORE THE VOTE ON THE REDOMESTICATION PROPOSAL at the special meeting, a written demand for appraisal of your shares. Such demand will be sufficient if it reasonably informs CHAC of the identity of the stockholder, including if applicable the beneficial holder of such shares, and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A PROXY OR VOTE AGAINST THE REDOMESTICATION SHALL NOT CONSTITUTE SUCH A DEMAND and a stockholder electing to demand appraisal must do so by a separate written demand as described in this proxy statement/prospectus. Such demand is considered made on the date it is mailed. A CHAC STOCKHOLDER’S FAILURE TO MAKE THE WRITTEN DEMAND BEFORE THE TAKING OF THE VOTE ON THE REDOMESTICATION PROPOSAL WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The Redomestication — Appraisal Rights” for more information about appraisal rights.

Material U.S. Federal Income Tax Consequences

The Redomestication should qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code”, and therefore no gain or loss generally should be recognized by CHAC stockholders or warrant holders, or “security holders,” for U.S. federal income tax purposes as a result of their exchange of CHAC common stock or warrants for ordinary shares or warrants of China Ceramics pursuant to the Redomestication. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. If the Redomestication should fail to quality as such a reorganization, CHAC security holders generally would recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. CHAC should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication. For this purpose, the valuation of CHAC’s assets at the time of the Redomestication may take into account a variety of factors, including possibly the fair market value of CHAC’s shares immediately prior to the Redomestication. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to CHAC by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by CHAC as a result of such gain should become a liability of China Ceramics by reason of the Redomestication.

Neither China Ceramics nor the China Ceramics security holders that were former CHAC security holders (who did not exercise their redemption or appraisal rights) will recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination. Certain “anti-inversion” provisions in the Code also are not expected to apply to treat China Ceramics as a domestic corporation after the Redomestication and Business Combination.

Loeb & Loeb LLP, as special United States counsel to China Ceramics, has provided an opinion to China Ceramics (which has been filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part) that, subject to the assumptions, limitations and qualifications stated therein, Loeb & Loeb LLP has confirmed and adopted as its opinion the statements of U.S. federal income tax law as set forth herein under the caption “Material United States Federal Income Tax Consequences.” Such tax opinion is not binding on the Internal Revenue Service, or the “IRS,” or a court. Accordingly, stockholders and warrant holders are urged to consult their own tax advisors on these tax issues. See “Risk Factors  — Risk Factors Relating to the Redomestication and Business Combination — The tax opinion provided to China Ceramics does not provide a ‘will’ level of comfort on certain of the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events” and “Material United States Federal Income Tax Consequences” below for further discussion of these tax consequences.

Material PRC Tax Consequences to Investors

If PRC tax authorities determine that China Ceramics is a “resident enterprise” for PRC enterprise income tax purposes, dividends paid by China Ceramics to its non-PRC security holders that are not PRC tax “resident enterprises” and gains derived by them from transferring China Ceramics securities may be subject to a 10% PRC tax. If any such PRC tax applies, a non-PRC security holder may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a foreign tax credit against such security holder’s domestic income tax liability (subject to conditions and limitations). A U.S. investor may be entitled to certain benefits under the Agreement Between the Government of The People’s Republic of China and the Government of The United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes On Income, dated April 30, 1984, as amended, the “U.S.-PRC Treaty.”, if such U.S. investor is considered a resident of the United States for purposes of the U.S.-PRC Treaty.

Stockholders and warrants holders are urged to consult their own tax advisors on these tax issues. See “Risk Factors — Risk Factors Relating to the Redomestication and Business Combination — China Ceramics, Success Winner and Stand Best each may be classified as a “resident enterprise” under PRC Enterprise Income Tax Law, or “EIT Law,” and be subject to PRC taxation on its worldwide income” and “Material PRC Income Tax Consequences” below for a further discussion of these tax consequences.

Anticipated Accounting Treatment

The Business Combination (which is not intended to refer to a “business combination” as described in SFAS 141(R)) will be accounted for in accordance with U.S. generally accepted accounting principles as a capital transaction in substance. Under this method of accounting, CHAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Success Winner comprising the ongoing operations of the combined entity, the senior management and a majority of the board of directors of the combined company and Success Winner’s shareholder retaining approximately 28.5% (assuming no CHAC public stock redemptions) to 54.5% (assuming 75% of CHAC’s public stock is redeemed or repurchased) of the voting interests in the combined company (excluding any escrowed shares released upon certain earnings and stock price thresholds). In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Success Winner issuing stock and warrants for the net assets of CHAC, accompanied by a recapitalization. The net assets of CHAC will be stated at fair value, which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Success Winner and its subsidiaries.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or “HSR Act,” except for filings with the State of Delaware and the British Virgin Islands necessary to effectuate the transactions contemplated by the Acquisition Agreement.

SUCCESS WINNER SUMMARY FINANCIAL INFORMATION

The following summary consolidated/combined financial data, other than pro forma financial information, have been derived from the unaudited consolidated/combined financial statements as of and for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2008 and 2009 and the audited consolidated/combined financial statements as of and for the years ended December 31, 2006, 2007 and 2008. The consolidated/combined financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board. The consolidated/combined statement of operations and statement of cash flow data for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, and consolidated/combined balance sheet data as of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009 are included elsewhere in this proxy statement/prospectus. The results of operations of Success Winner in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement/prospectus. The summary consolidated/combined financial information for those periods and as of those dates should be read in conjunction with those consolidated/combined financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Success Winner” included elsewhere in this proxy statement/prospectus.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands Except per Share and Operating Data)
Summary statement of operation data:
Revenues	284,239	396,608	495,820	649,970	776,570	111,473	376,833	399,729	58,375
Gross profit	81,889	114,403	149,551	208,030	243,240	34,937	125,029	125,829	18,389
Operating income	58,719	85,490	113,794	163,706	187,300	26,902	97,743	98,342	14,372
Net income	59,633	86,718	101,254	145,606	165,017	23,702	86,217	74,265	10,853
Basic net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Earnings per share information is not presented as its inclusion would not be meaningful due to the reorganisation of Hengda as disclosed in note 2 to the financial statements of Success Winner on page F-36.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands)
Summary statement of cash flow data:
Net cash provided by operating activities	130,361	48,852	103,245	107,262	155,230	22,300	23,277	41,914	6,130
Net cash provided by/(used in) investing activities	(22,513)	(1,622)	(3,574)	(4,156)	(6,625)	(950)	(5,357)	(243)	(35)
Net cash provided by/(used in) financing activities	(106,884)	(46,351)	(91,980)	(97,192)	(115,506)	(16,600)	1,815	(30)	(4)

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience.

	Spot Exchange Rate
Period	Period Ended	Average(1)	Low	High
		(RMB per US$1.00)
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009
January	6.8392	6.8360	6.8403	6.8225
February	6.8395	6.8363	6.8470	6.8241
March	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October (through October 15)	6.8270	6.8260	6.8270	6.8248

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

	As of December 31,						As of June 30,
	2004	2005	2006	2007	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	$
	(In Thousands)
Summary balance sheet data:
Cash and cash equivalents	4,023	4,902	12,593	18,507	51,606	7,560	93,247	13,623
Working capital(1)	(64,144)	(47,852)	(5,483)	149,934	181,111	26,540	264,806	38,687
Total assets	252,147	308,124	361,676	440,289	454,720	66,640	521,829	76,237
Share capital	27,900	27,900	58,980	58,980	0	0	0	0
Retained (deficit)/earnings	0	0	0	142,402	164,965	21,935	239,230	32,788
Total shareholders’ equity	35,389	44,061	85,266	230,872	253,451	37,150	329,615	48,155

(1)	Working capital is calculated as current assets minus current liabilities.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The Business Combination is expected to be accounted for as a reverse recapitalization if, immediately following completion of the transaction, the shareholder of Success Winner immediately prior to the Business Combination has effective control of CHAC through (1) its shareholder interest in the combined entity and excluding the Escrowed Shares, (2) significant representation on the Board of Directors (initially three out of five members), with two other board members being independent, and (3) being named to all of the senior executive positions. For accounting purposes, Success Winner will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Success Winner, i.e., a capital transaction involving the issuance of stock by CHAC for the stock of Success Winner. Accordingly, the combined assets, liabilities and results of operations of Success Winner will become the historical financial statements of CHAC at the closing of the transaction, and CHAC’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Success Winner beginning on the Business Combination date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. All direct costs of the transaction will be charged to operations in the period that such costs are incurred.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to provisions in the Acquisition Agreement, the release to Success Winner’s current shareholder in the aggregate amount of up to 8,185,763 ordinary shares from an escrow account for achieving certain income thresholds (as defined in the Acquisition Agreement) in each of the three years ending December 31, 2009 through December 31, 2011, and two stock price thresholds (as defined in the Acquisition Agreement) prior to April 30, 2012. Such Escrowed Shares will be recorded as outstanding shares for all periods subsequent to the release of such shares from escrow, and will be included in the calculations of earnings per share from that date.

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Business Combination (including the Redomestication) had occurred (i) at the beginning of the pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 and (ii) at June 30, 2009 for the pro forma balance sheet. The unaudited pro forma condensed combined financial information presents three possible scenarios for the approval of the Business Combination by CHAC’s stockholders, as follows:

Assuming No Redemption of Shares:  This presentation assumes that no stockholders exercise their redemption rights; and

Assuming 33.33% Public Stock Redemption:  This presentation assumes the holders of 4,266,239 shares of CHAC’s outstanding common stock (33.33%) exercise their redemption rights.

Assuming 75% Public Stock Redemption/Repurchase:  This presentation assumes that holders of 75% of CHAC’s outstanding common stock either: (i) exercise their redemption rights or (ii) enter into agreements for their shares to be repurchased immediately after the closing.

In order to ensure that the Redomestication and Business Combination are approved by the shareholders, CHAC, Hengda and their respective affiliates may enter into transactions to purchase or facilitate the purchase of common stock of CHAC from shareholders who have indicated their intention to vote against the acquisition and seek redemption of their shares for cash. Such transactions may be entered into prior to the meeting of shareholders to approve the Redomestication and Business Combination, but would not be completed until the Business Combination was consummated. Such purchases could result in all or substantially all of CHAC’s trust fund being expended to pay for such stock repurchases post-transaction, which could result in China Ceramics not receiving any working capital from the trust account to fund its post-transaction business operations. Such purchases could also result in the issuance of additional common stock or warrants of CHAC as an inducement for third parties to purchase such shares. The lack of trust funds to fund Hengda’s business operations could have a material adverse effect on its operations and business prospects. No such transactions have occurred or been entered into as of the date of this proxy statement/prospectus. If any of the funds held in CHAC’s trust account are used to purchase common stock of CHAC from holders who would have otherwise voted against the Business Combination, holders of CHAC’s public stock who purchased such shares in CHAC’s initial public offering may have grounds to seek rescission of the purchase of the units the holder acquired in the initial public offering. In such event, CHAC would be required to reclassify those shares subject to rescission rights outside of stockholders’ equity. In order to allow stockholders to understand the potential impact of such transactions on the combined company, the column entitled “Pro Forma Combined Companies (With 75% Public Stock Redemption/Repurchase)” includes information assuming that the maximum number of persons elect redemption rights and that an additional 41.67% (although it is possible that more than 41.67% of the public shares are repurchased) of the public shares are repurchased at the value per public share held in trust.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the Business Combination and are factually supportable. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro form events that are directly attributable to the Business Combination, are factually supportable, and are expected to have a continuing impact on the combined results.

The unaudited pro forma balance sheet data reflects the acquisition of Success Winner as further discussed in the “Summary” section of this proxy statement/prospectus. The historical balance sheet of CHAC at June 30, 2009 used in the preparation of the unaudited pro forma financial information has been derived from the audited balance sheet of CHAC at June 30, 2009.

For more detailed financial information, see “Unaudited Pro Forma Consolidated Financial Information”.

(In Thousands of US Dollars, Except per Shares Amount)	Pro Forma Combined Companies (with No Stock Redemption)	Pro Forma Combined Companies (with 33.33% Public Stock Redemption)	Pro Forma Combined Companies (with 75% Public Stock Redemption/ Repurchase)
Income Statement data:
For the year ended December 31, 2008
Revenues	$111,473	$111,473	$111,473
Gross Profit	34,937	34,937	34,937
Income from operations	26,065	26,065	26,065
Net income	23,963	23,138	21,243
Net earnings per shares:
Basic	$1.19	$1.46	$2.01
Diluted	$1.01	$1.19	$1.50
For the six months ended June 30, 2009
Revenues	$58,375	$58,375	$58,375
Gross Profit	18,389	18,389	18,389
Income from operations	14,093	14,093	14,093
Net income	10,755	10,671	10,269
Net earnings per shares:
Basic	$0.53	$0.67	$0.97
Diluted	$0.45	$0.55	$0.72
Balance Sheet data:
Cash and cash equivalents	$90,450	$48,696	$11,494
Working capital	116,008	74,254	22,052
Total assets	193,852	152,098	114,896
Current liabilities	28,118	28,118	43,118
Total shareholders’ equity	165,734	123,980	71,778

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Success Winner and CHAC and unaudited pro forma combined per share ownership information of Success Winner and CHAC after giving effect to the Acquisition Agreement in which China Ceramics will issue 5,743,000 shares of common stock to all post-Business Combination shareholders in exchange for 100% equity interest in Success Winner. The Business Combination transaction will be accounted for as a recapitalization of Success Winner.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Success Winner and CHAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Success Winner and CHAC pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information was derived from the audited financial statements of Success Winner as of, and for, the years ended December 31, 2006, December 31, 2007 and December 31, 2008 and from the unaudited financial statements of Success Winner as of and for the six months ended June 30, 2009.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Success Winner and CHAC would have been had the companies been combined or to project the Success Winner and CHAC results of operations that may be achieved after the Business Combination. Pro forma cash dividend per share information has not been presented as China Ceramics does not intend to pay cash dividends.

Number of Shares of Common Stock Assumed to Be Issued in Business Combination:	Success Winner		CHAC(1)	Combined Company(2)
Assuming no stock redemption	5,743,000		14,400,000	20,143,000
	28.5%		71.5%	100.0%
Assuming 33.33% public stock redemption(5)	5.743,000		10,133,761	15,876,761
	36.2%		63.8%	100.0%
Assuming 75% public stock redemption/repurchase(5)	5,743,000		4,800,000	10,543,000
	54.5%		45.5%	100.0%
Net income (loss) per share – historical(3):
Year ended December 31, 2008 – basic	$4.13		$0.02
Year ended December 31, 2007 – basic	$3.34		$0.05 (4)
Year ended December 31, 2006 – basic	$2.22		n/a
Year ended December 31, 2008 – diluted	$4.13		$0.02
Year ended December 31, 2007 – diluted	$3.34		$0.05 (4)
Year ended December 31, 2006 – diluted	$2.22		n/a
Six months ended June 30, 2009, basic	$1.84		$0.00
Six months ended June 30, 2009, diluted	$1.84		$0.00
Net income per share – pro forma – basic:
Year ended December 31, 2008(6):
No stock redemption assumption	$1.19	(11)		$1.19
33.33% Public stock redemption assumption(5)	$1.46	(11)		$1.46
75% Public stock redemption/repurchase assumption(5)	$2.01	(11)		$2.01
Six months ended June 30, 2009(7):
No stock redemption assumption	$0.53	(11)		$0.53
33.33% Public stock redemption assumption(5)	$0.67	(11)		$0.67
75% Public stock redemption assumption(5)	$0.97	(11)		$0.97
Net income per share – pro forma – diluted:
Year ended December 31, 2008(8):
No stock redemption assumption	$1.01	(11)		$1.01
33.33% Public stock redemption assumption(5)	$1.19	(11)		$1.19
75% Public stock redemption/repurchase assumption(5)	$1.50	(11)		$1.50
Six months ended June 30, 2009(9):
No stock redemption assumption	$0.45	(11)		$0.45
33.33% Public stock redemption assumption(5)	$0.55	(11)		$0.55
75% Public stock redemption assumption(5)	$0.72	(11)		$0.72
Cash dividends per share – historical(3):
Year ended December 31, 2008 – basic	$3.00		$0.00
Year ended December 31, 2007 – basic	$2.10		$0.00
Year ended December 31, 2006 – basic	$1.91		n/a
Year ended December 31, 2008 – diluted	$3.00		$0.00
Year ended December 31, 2007 – diluted	$2.10		$0.00
Year ended December 31, 2006 – diluted	$1.91		n/a
Six months ended June 30, 2009 – basic	$0.57		$0.00
Six months ended June 30, 2009 – diluted	$0.57		$0.00
Cash dividends per share – pro forma – basic:
Year ended December 31, 2008(12):
No stock redemption assumption	$0.86	(11)		$0.86
33.33% Public stock redemption assumption(5)	$1.09	(11)		$1.09
75% Public stock redemption/repurchase assumption(5)	$1.63	(11)		$1.63

Number of Shares of Common Stock Assumed to Be Issued in Business Combination:	Success Winner		CHAC(1)	Combined Company(2)
Six months ended June 30, 2009(13):
No stock redemption assumption	$0.16	(11)		$0.16
33.33% Public stock redemption assumption(5)	$0.21	(11)		$0.21
75% Public stock redemption assumption(5)	$0.31	(11)		$0.31
Cash dividends per share – pro forma – diluted:
Year ended December 31, 2008(14):
No stock redemption assumption	$0.72	(11)		$0.72
33.33% Public stock redemption assumption(5)	$0.88	(11)		$0.88
75% Public stock redemption/repurchase assumption(5)	$1.22	(11)		$1.22
Six months ended June 30, 2009(15):
No stock redemption assumption	$0.14	(11)		$0.14
33.33% Public stock redemption assumption(5)	$0.17	(11)		$0.17
75% Public stock redemption assumption(5)	$0.23	(11)		$0.23
Book value per common share December 31, 2008 – historical(3)	$6.47		$7.61
Book value per common share June 30, 2009 – historical(3)	$8.39		$7.60
Book value per common share June 30, 2009 – pro forma(10):
– with no stock redemption	$8.23	(11)		$8.23
– with 33.33% public stock redemption(5)	$7.81	(11)		$7.81
– with 75% public stock redemption(5)	$6.81	(11)		$6.81

Pro forma Notes:

(1)	Historical per share amounts for CHAC were determined based upon the shares outstanding as of the periods presented.
(2)	The combined pro forma per share amounts for CHAC and Success Winner were determined based upon the number of shares to be issued under the three different levels of approval.
(3)	Historical amounts are not meaningful as Success Winner had only one share outstanding. Consequently historical amounts presented assume an exchange ratio of 5,743,000 shares of China Ceramics for the one share of Success Winner outstanding.
(4)	For the period from June 22, 2007 (inception) to December 31, 2007.
(5)	Share redemptions and buy backs are assumed at the estimated liquidation value of the trust of $9.79 per share.
(6)	Pro forma net income per share – basic for the year ended December 31, 2008, was calculated by dividing the pro forma net income for each of the three scenarios of $23,963,000, $23,138,000 and $21,243,000, respectively, by the applicable number of shares outstanding of 20,143,000, 15,876,761 and 10,543,000, respectively. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.
(7)	Pro forma net income per share – basic for the six months ended June 30, 2009, was calculated by dividing the pro forma net income for each of the three scenarios of $10,755,000, $10,671,000 and $10,269,000, respectively, by the applicable number of shares outstanding of 20,143,000, 15,876,761 and 10,543,000, respectively. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(8)	Pro forma net income per share – diluted for the year ended December 31, 2008, was calculated by dividing the pro forma net income for each of the three scenarios of $23,963,000, $23,138,000 and $21,243,000, respectively, by the applicable number of shares outstanding of 23,780,334, 19,514,095 and 14,180,334, respectively. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.

(9)	Pro forma net income per share – diluted for the six months ended June 30, 2009, was calculated by dividing the pro forma net income for each of the three scenarios of $10,755,000, $10,671,000 and $10,269,000, respectively, by the applicable number of shares outstanding of 23,780,334, 19,514,095 and 14,180,334, respectively. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(10)	Pro forma book value per common share at June 30, 2009 was calculated by dividing the pro forma stockholders’ equity for each of the three scenarios of $165,734,000, $123,980,000 and $71,778,000, respectively, by the applicable number of shares outstanding of 20,143,000, 15,876,761 and 10,543,000, respectively. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(11)	Equivalent pro forma per share amounts for Success Winner were calculated by multiplying the applicable pro forma per share amounts by an exchange ratio of one common share of China Ceramics for one share of Success Winner (as adjusted for a 5,743,000:1 exchange ratio in the historical per share amounts presented).
(12)	Pro forma cash dividends per share – basic for the year ended December 31, 2008, was calculated by dividing the pro forma cash dividends of $17,236,000, by the applicable number of shares outstanding for each of the three scenarios of 20,143,000, 15,876,761 and 10,543,000, respectively. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.
(13)	Pro forma cash dividends per share – basic for the six months ended June 30, 2009, was calculated by dividing the pro forma cash dividends of $3,282,500 by the applicable number of shares outstanding for each of the three scenarios of 20,143,000, 15,876,761 and 10,543,000, respectively. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(14)	Pro forma cash dividends per share – diluted for the year ended December 31, 2008, was calculated by dividing the pro forma cash dividends of $17,236,000 by the applicable number of shares outstanding for each of the three scenarios of 23,780,334, 19,514,095 and 14,180,334, respectively. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.
(15)	Pro forma cash dividends per share – diluted for the six months ended June 30, 2009, was calculated by dividing the pro forma cash dividends of $3,282,500 by the applicable number of shares outstanding for each of the three scenarios of 23,780,334, 19,514,095 and 14,180,334, respectively. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.

MARKET PRICE INFORMATION

The shares of CHAC’s common stock, warrants and units are traded on NYSE Amex, under the symbols “HOL,” “HOL.WS” and “HOL.U,” respectively. Each of CHAC’s units consists of one share of common stock and one warrant to purchase an additional share of CHAC’s common stock. CHAC’s units commenced to trade on NYSE Amex on November 16, 2007. CHAC’s common stock and warrants commenced to trade separately from its units on December 17, 2007.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for CHAC’s units, common stock and warrants, respectively, as reported on the NYSE Amex.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2009
Fourth Quarter (through October 23)	$9.81	$9.77	$9.74	$9.63	$0.50	$0.12
Third Quarter	$10.15	$9.56	$9.73	$9.54	$0.50	$0.07
Second Quarter	$9.65	$9.20	$9.58	$9.29	$0.14	$0.03
First Quarter	$9.50	$8.21	$9.34	$8.83	$0.19	$0.02
2008
Fourth Quarter	$8.96	$6.00	$9.00	$8.20	$0.29	$0.01
Third Quarter	$11.65	$9.40	$9.40	$9.00	$0.78	$0.18
Second Quarter	$10.00	$9.24	$9.15	$8.86	$1.00	$0.35
First Quarter	$9.85	$9.17	$9.10	$8.85	$0.95	$0.45
2007
Fourth Quarter	$9.95	$9.75	$9.00	$8.77	$0.92	$0.84

Success Winner’s shares are not publicly traded.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Redomestication and Business Combination.

Risk Factors Relating to Hengda’s Business

Hengda is reliant on its major customers.

Hengda’s major customers, namely Foshan City Jundian Ceramics Co., Ltd, Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co., Ltd. and Beijing Zhihe Construction Industry Trading Co., Ltd. accounted for an aggregate of 36.6%, 30.6% and 27.3% of its sales in fiscal years 2006, 2007 and 2008. In general, Hengda has cooperative agreements with its major customers. These agreements are general in nature and do not impose legal obligations on its customers to purchase from it and do not specify sales volume or price. There is no assurance that Hengda will continue to retain these customers or that they will continue to purchase its products at their current levels in the future. Hengda is exposed to credit risks of its customers. If there is any reduction or cancellation of purchase orders by these customers, or a termination of relationship with these customers, Hengda’s revenues will be negatively impacted.

Hengda is exposed to the credit risks of its customers.

Hengda’s financial position and profitability is dependent on the creditworthiness of its customers. Hengda is exposed to the credit risks of its customers and this risk increases the larger the orders are. Hengda usually offer its customers credit terms ranging from 90 to 120 days. Although there has not been any material collection problem for trade receivables or bad debts in the last three fiscal years, there is no assurance that Hengda will not encounter doubtful or bad debts in the future. Should Hengda experience any unexpected delay or difficulty in collections from its customers, its cash flows and financial results may be adversely affected.

Hengda’s major customers such as Foshan City Jundian Ceramics Co., Ltd, Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co., Ltd. and Beijing Zhihe Construction Industry Trading Co., Ltd. accounted for an aggregate of 36.6%, 30.6% and 27.3% of its total revenue in fiscal years 2006, 2007 and 2008 respectively. Hengda is particularly exposed to the credit risks of these customers, as defaults in payment by its major customers would have a significant impact on its cash flows and financial results.

Hengda is dependent on the property and construction sector in the PRC and may experience a decline in business if the demand for construction materials decreases.

Hengda’s businesses are closely related to the property and construction industries in the PRC. Hengda’s products are sold to end users of its downstream industries, the property and construction industry. If the property and construction industry falls into a recession in the future, the demand for construction materials, such as ceramic tiles, may consequently decrease and have a significant adverse effect on Hengda’s business.

If Hengda’s suppliers are unable to fulfill its orders for raw materials, Hengda may lose business.

Hengda’s suppliers are all located in the PRC. Its purchase of raw materials is based on expected production levels, after taking into consideration, amongst other factors, forecast and actual orders from its customers. To ensure that Hengda is able to deliver quality products at competitive prices, Hengda need to secure sufficient quantities of raw materials at acceptable prices and quality on a timely basis. Typically, Hengda does not enter into any long-term supply agreements with its suppliers. As such, there is no assurance that these suppliers will continue to supply Hengda in the future. In the event Hengda’s suppliers are unable to fulfill its orders or meet its requirements, Hengda may not be able to find timely replacements at acceptable prices and quality, and this will in turn adversely affect the fulfillment of its customers’ orders. Consequently, Hengda’s reputation may be negatively affected, leading to a loss of business and affecting its ability to attract new businesses.

Increases in the price of raw materials will negatively impact Hengda’s profitability.

In fiscal years 2006, 2007 and 2008, Hengda’s cost of raw materials, which consist of clay (comprising mainly of kaolin, flint and feldspar) and coal used to heat its kilns, accounted for 45.1%, 46.6% and 44.3% of its total cost of sales respectively. The price of clay and coal may fluctuate due to factors such as global demand and supply conditions for such raw materials and changes in global economic conditions. Any shortages or interruptions in the supply of clay or coal will result in an increase in its cost of production, thus increasing its cost of sales. If Hengda is not able to pass on such an increase to its customers or is unable to find alternative sources of clay or coal or appropriate substitute raw materials at comparable prices, it will have an adverse effect on Hengda’s operations and financial performance.

Hengda is dependent on its management team and any loss of Hengda’s key management personnel without timely and suitable replacements may reduce its revenues and profits.

Hengda attributes its success to the experience, leadership and contributions of its management team and is therefore dependent to a large extent on its ability to retain its key management personnel, in particular its executive directors who are responsible for formulating and implementing growth, corporate development and overall business strategies. Hengda’s business is also dependent on its executive officers who are responsible for implementing its business plans and driving growth. Please refer to “Directors, Executive Officers, Executive Compensation and Corporate Governance” in this Proxy for more information. The demand for such experienced personnel is intense and the search for personnel with the relevant skills set can be time consuming. The loss of Hengda’s key management personnel without timely and suitable replacements may reduce its revenue and profits.

Failure to compete successfully with its competitors and new entrants to the ceramics industry in the PRC may result in Hengda losing market share.

Hengda operates in a competitive industry. Given the growth potential of its industry, there is no assurance that Hengda will not face competition from its existing competitors and new entrants. Hengda competes with a variety of companies, some of which have advantages that include; longer operating history, larger clientele base, superior products, better access to capital, personnel and technology, or are better entrenched. Hengda’s competitors may be able to respond more quickly to new and emerging technologies and changes in customer requirements or succeed in developing products that are more effective or less costly than Hengda’s products. Any increase in competition could have a negative impact on Hengda’s pricing (thus eroding its profit margins) and reduce its market share. If Hengda is unable to compete effectively with its existing and future competitors and does not adapt quickly to changing market conditions, it may lose market share.

Hengda has not purchased product liability insurance and any product liability claims must be paid by Hengda.

Accidents may arise as a result of defects in Hengda’s products. If there are any defects in the products designed and/or manufactured by Hengda, Hengda may face claims from its customers or third parties for the damages suffered as a result of such defects. Hengda has not purchased insurance coverage for product liability or third party liability and is therefore not covered or compensated by insurance in respect of losses, damages, claims and liabilities arising from or in connection with product liability or third party liability.

Hengda’s production facilities may be affected by power shortages which could result in a loss of business.

Hengda’s production facilities consume substantial amounts of electrical power, which is the principal source of energy for its manufacturing operations. Although Hengda has a back-up generator, it may experience occasional temporary power shortages disrupting production due to power rationing activities conducted by the authorities, thunderstorms or other natural events beyond its control. Accordingly, these production disruptions could result in a loss of business.

Hengda’s research and development efforts may not result in marketable products.

Hengda’s R&D team develops products which Hengda has identified as having good potential in the market. There is no assurance that Hengda will not experience delays in future product developments. There is also no assurance that the products which Hengda is currently developing or may develop in the future will be successful or that Hengda will be able to market these new products to its customers successfully. If its new products are unable to gain the acceptance of its customers or potential customers, Hengda will not be able to generate future sales from its investment in R&D.

Hengda may not be able to ensure the successful implementation of its future plans and strategies, resulting in reduced financial performance.

Hengda intends to expand its production capacity, expand its market presence and explore opportunities in strategic investments or alliances and acquisitions. These initiatives involve various risks including, but not limited to, the investment costs in setting up new production facilities, offices and sales offices and working capital requirements. There is no assurance that any future plan can be successfully implemented as the successful execution could depend on several factors, some of which are not within its control. Failure to successfully implement Hengda’s future plans or to effectively manage cost, may lead to a material adverse change in its operating environment or affect its ability to respond to market or industry changes, resulting in reduced financial performance.

Hengda may lose revenue if its intellectual property rights are not protected and counterfeit HD brand products are sold in the market.

Hengda believes its intellectual property rights are important to its success and competitive position. A portion of its products are manufactured and marketed under its “HD” label. Hengda has filed its “HD” label as a trademark in the PRC. Hengda cannot assure you that there will not be any unauthorized usage or misuse of its trademarks or that its intellectual property rights will be adequately protected as it may be difficult and costly to monitor any infringements of its intellectual property rights in the PRC. If Hengda cannot adequately protect its intellectual property, it may lose revenue.

In addition, Hengda believes the branding of its products and the brand equity in its “HD” trademark is critical to its expansion effort and the continued success of its business. Its efforts to build its brand may be undermined by the sale of counterfeit goods. The counterfeiting of its products may increase if its products become more popular.

In order to preserve and enforce its intellectual property rights, Hengda may have to resort to litigation against the infringing or counterfeiting parties. Such litigation could result in substantial costs and diversion of management resources which may have an effect on its financial performance.

Hengda may inadvertently infringe third-party intellectual property rights, which could negatively impact its business and financial results.

Hengda is not aware of, nor has Hengda received any claims from third parties for, any violations or infringements of intellectual property rights of third parties by it. Nevertheless, there can be no assurance that as Hengda develops new product designs and production methods, Hengda would not inadvertently infringe the intellectual property rights of others or others would not assert infringement claims against Hengda or claim that Hengda has infringed their intellectual property rights. Claims against Hengda, even if untrue or baseless, could result in significant costs, legal or otherwise, cause product shipment delays, require it to develop non-infringing products, enter into licensing agreements or may be a distraction to its management. Licensing agreements, if required, may not be available on terms acceptable to Hengda or at all. In the event of a successful claim of intellectual property rights infringement against Hengda and its failure or inability to develop non-infringing products or to license the infringed intellectual property rights in a timely or cost-effective basis, its business and/or financial results will be negatively impacted.

Hengda may become subject to foreign exchange risk.

Hengda currently do not have any foreign exchange exposure as its sales and purchases are predominantly denominated in RMB. However, in the future, a proportion of its sales may be denominated in other currencies as Hengda expands into overseas markets. In such circumstances, Hengda may be subject to foreign currency fluctuations in the future.

Hengda’s manufacturing activities are dependent upon availability of skilled and unskilled labor, a deficiency of which could result in a reduction in profits.

Hengda’s manufacturing activities are relatively labor intensive and dependent on availability of skilled and unskilled labor in large numbers. Large labor intensive operations call for good monitoring and maintenance of cordial relations. Non-availability of labor and/or any disputes between the labor and the management may result in a reduction in profits. Further, Hengda relies on contractors who engage on-site laborers for performance of many of its unskilled operations. The scarcity or unavailability of Contract laborers may affect Hengda’s operations and financial performance.

Hengda faces increasing labor costs and other costs of production in the PRC, which could materially adversely affect its profitability.

The ceramic tile manufacturing industry is labor intensive. Labor costs in China have been increasing in recent years and Hengda’s labor costs in the PRC could continue to increase in the future. If labor costs in the PRC continue to increase, Hengda’s production costs will likely increase which may in turn affect the selling prices of Hengda’s products. Hengda may not be able to pass on these increased costs to consumers by increasing the selling prices of its products in light of competitive pressure in the markets where it operates. In such circumstances, its profit margin may decrease.

Compliance with Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

The post-acquisition company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. While Hengda will take precautions to educate their employees of the Foreign Corrupt Practices Act, there can be no assurance that Hengda or the employees or agents of its subsidiaries will not engage in such conduct, for which Hengda might be held responsible. Hengda could suffer penalties that may have a material adverse effect on its business, financial condition and results of operations.

Risk Factors Relating to Operations In China

Hengda is dependent on political, economic, regulatory and social conditions in the PRC.

Approximately 95% of Hengda’s revenue in the last three fiscal years were derived from the PRC market and anticipates that the PRC market will continue to be the major source of revenue for the foreseeable future. Accordingly, any significant slowdown in the PRC economy or decline in demand for its products from its customers in the PRC will have an adverse effect on its business and financial performance. Furthermore, as Hengda’s operations and production facilities located in the PRC any unfavorable changes in the social and/or political conditions may also adversely affect its business and operations.

While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future. There is no assurance that Hengda’s operations will not be adversely affected should there be any policy changes.

Hengda is subject to risks related to the laws and regulations of the PRC and the interpretation and implementation thereof.

Hengda’s business and operations, as well as those of its customers and suppliers in the PRC are subject to the laws and regulations promulgated by the PRC government. The PRC government is still in the process of developing a comprehensive set of laws and regulations in the course of the PRC’s transformation from a centrally planned economy to a more free market oriented economy. As the legal system in the PRC is still in flux, laws and regulations or their interpretation may be subject to change. Furthermore, any change in the political and economic policy of the PRC government may also result in similar changes in the laws and regulations or the interpretation thereof. Such changes may adversely affect Hengda’s operations and business in the PRC.

The PRC legal system is a codified legal system comprising written laws, regulations, circulars, administrative directives, and internal guidelines as well as judicial interpretations. Decided cases do not form part of the legal structure of the PRC and thus have no binding effect. As such, the administration of PRC laws and regulations may be subject to a certain degree of discretion by the authorities. This has resulted in the outcome of dispute resolutions not having the level of consistency or predictability as in other countries with more developed legal systems. Due to such inconsistency and unpredictability, if Hengda should be involved in any legal dispute in the PRC, Hengda may experience difficulties in obtaining legal redress or in enforcing its legal rights.

From time to time, changes in law and regulations or the implementation thereof may also require Hengda to obtain additional approvals and licenses from the PRC authorities for carrying out its operations in the PRC which would incur additional expenses in order to comply with such requirements and in turn affect its financial performance with the increase in its business costs. Furthermore, there can be no assurance that approvals or licenses will be granted to Hengda promptly or at all. If Hengda experiences delays in obtaining or are unable to obtain such required approvals or licenses, its operations and business in the PRC, and hence its overall financial performance will be adversely affected.

Hengda’s business activities are subject to certain PRC laws and regulations.

As its production and operations are carried out in the PRC, Hengda is subject to certain PRC laws and regulations. In addition, being a wholly foreign-owned enterprise, Hengda is required to comply with certain laws and regulations. Pursuant to PRC laws and regulations, the breach or non-compliance with such laws and regulations may result in the PRC authorities suspending, withdrawing or terminating its business license, causing Hengda to cease production of all or certain of its products, and this would materially and adversely affect its business and financial performance.

The corporate affairs of Hengda in the PRC are governed by its articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders’ rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

PRC foreign exchange control may limit its ability to utilize its profits effectively and affect its ability to receive dividends and other payments from its PRC subsidiary.

Hengda is a foreign investment enterprise (“FIE”) and is subject to the rules and regulations in the PRC on currency conversion. In the PRC, SAFE regulates the conversion of the RMB into foreign currencies. Currently, FIEs are required to apply to SAFE for “Foreign Exchange Registration Certificates for Foreign Investment Enterprise”. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “current account” and “capital account”. Currently, conversion of currency within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

On 21 October 2005, SAFE promulgated the “Notice on Issues concerning Foreign Exchange Management in Financing by PRC Residents by Overseas Special Purpose Vehicle and Return Investments” (the “No. 75 Notice”). The No. 75 Notice came into effect on November 1, 2005 and requires the following matters, among others, to be complied with: Every PRC domestic resident who establishes or controls an overseas special purpose vehicle (“SPV”) must apply to the local bureau of SAFE for an “overseas investment foreign exchange registration”.

Every PRC domestic resident of an SPV who has completed the “overseas investment foreign exchange registration” (the “Registrant”) must make an application to the local bureau of SAFE to amend their registration particulars upon (i) the injection of any PRC domestic assets or the equity interests of any PRC domestic company owned by the PRC domestic resident into the SPV, and (ii) the implementation of any overseas equity fund-raising by the SPV following an injection of PRC domestic assets or the equity interests of a PRC domestic company; every Registrant must apply to the local bureau of SAFE for change of registration particulars or recordation within 30 days after the occurrence of any capital increase or reduction, changes in shareholdings or share swap, merger, long-term investment in equities or debentures, guarantee of foreign indebtedness and other major capital changes not involving “return investment”, undertaken by an

SPV; and every Registrant must repatriate, within 180 days, dividends or profits which he receives from an SPV and/or income derived from changes in the shareholding of an SPV.

There can be no assurance that SAFE will not continue to issue new rules and regulations and/or further interpretations of the New Notice that will strengthen the foreign exchange control. As its operating subsidiary is located in the PRC and a significant portion of Hengda’s sales are denominated mainly in RMB, the ability of Hengda to pay dividends or make other distributions may be restricted by PRC foreign exchange control restrictions. There can be no assurance that the relevant regulations will not be amended to its detriment and that the ability of Hengda to distribute dividends will not be adversely affected.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect its business.

The PRC legal system is based on the PRC Constitution and is made up of written laws, regulations, circulars and directives. With the PRC’s entry into the WTO, the PRC government is in the process of developing its legal system so as to encourage foreign investments and to meet the needs of investors. As the PRC economy is developing at a generally faster rate than its legal system, some degree of uncertainty exists in connection with whether and how existing laws and regulations will apply to certain events or circumstances. Some of the laws and regulations, and the interpretation, implementation and enforcement thereof, are still at the experimental stage and therefore subject to policy changes. This in turn, may have an adverse impact on Hengda’s sales and profitability. There is no assurance that the introduction of new laws or regulations, changes to existing laws and regulations and the interpretation or application thereof or the delays in obtaining approvals from the relevant PRC authorities will not have an adverse impact on Hengda’s business or prospects.

In particular, on August 8, 2006, the Ministry of Commerce, the China Securities Regulatory Commission, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce and the State Administration of Foreign Exchange promulgated the “Rules on the Mergers and Acquisition of Domestic Enterprises by Foreign Investors” which came into effect on September 8, 2006. Foreign investors should comply with the rules when they purchase shareholding equities of a domestic non-foreign-funded enterprise or subscribe to the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign investment enterprise. The rules stipulate, inter alia, (i) that the acquisition of a PRC non-foreign-funded enterprise by an affiliated foreign enterprise established or controlled by PRC entities or individuals must be approved by the Ministry of Commerce; (ii) that the incorporation of a special purpose vehicles, which is directly or indirectly controlled by PRC entities or individuals for the purpose of an overseas listing of the equity interest of a PRC non-foreign-funded enterprise, must be subject to the approval of the Ministry of Commerce; (iii) that the acquisition of a PRC non-foreign-funded enterprise by a special purpose vehicle shall be subject to approval of the Ministry of Commerce and (iv) the offshore listing of a special purpose vehicle shall be subject to the prior approval from China Securities Regulatory Commission.

Hills & Co., legal counsel to Hengda on PRC law, are of the opinion that as Hengda was incorporated as FIE and the Company does not fall within the scope of being classified as a special purpose vehicle directly or indirectly established or controlled by PRC entities or individuals, the merger rules do not apply to the business combination, and Hengda will not be required to obtain the approval from the Ministry of Commerce, the approval from the China Securities Regulatory Commission and/or any other approvals from PRC government authorities as stipulated by the merger rules. There is however no assurance that the PRC authorities will not issue further directives, regulations, clarifications or implementation rules, which may require Hengda to obtain further approvals with respect to the business combination. If new laws are promulgated on the existing laws are reinterpreted, Hengda’s structure could be determined to be in violation of such laws and subject to sanction by applicable government authorities.

Environmental, health and safety laws could impose material liabilities on Hengda and could require Hengda to incur material capital and operational costs.

Hengda is subject to environmental, health and safety laws and regulations in the PRC that impose controls on its air, water and waste discharges, on its storage, handling, use, discharge and disposal of chemicals, and on exposure of its employees to hazardous substances. These laws and regulations could require Hengda to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Although Hengda does not believe that it has violated any of such laws and regulations and therefore has not incurred any significant liabilities under these laws and regulations in the past, the environmental laws and regulations are constantly evolving and becoming stricter in the PRC. The adoption of new laws or regulations or its failure to comply with these laws or regulations in the future could cause us to incur material liabilities and require us to incur additional expenses, curtail its operations and restrict its ability to expand.

Risk Factors Relating to CHAC

CHAC will be forced to liquidate if we cannot consummate a business combination. In the event of a liquidation, our public stockholders will receive less than $10.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination by November 21, 2009 and are forced to liquidate our assets, the per-share liquidation distribution will be less than $10.00 because of the expenses of the IPO, our general and administrative expenses and the costs of seeking potential business combination candidates. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate as a result of our failure to complete a business combination.

You must tender your CHAC shares in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your stock certificates to CHAC’s transfer agent in each case by the day prior to the special meeting, or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares. The requirement for physical or electronic delivery by the day prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is approved. In furtherance of such irrevocable election, stockholders electing to redeem will not be able to tender their shares at the special meeting. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated certificate of incorporation provides that we will continue in existence only until November 21, 2009 (unless extended for another year if approved by a vote of our stockholders). If we have not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after November 21, 2009 (unless extended for another year if approved by a vote of our stockholders) and, therefore, we do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public stockholders promptly after November 21, 2009 (unless extended for another year if approved by a vote of our stockholders), this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

An investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

Our warrants will become exercisable if the Business Combination is completed, provided, however, that no warrants held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. CHAC is only required to use its best efforts to register the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following our completion of a business combination), we expect to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or we would register the warrants in every state (or seek another exemption from registration in such states). Accordingly, we believe holders in every state will be able to exercise their warrants as long as our prospectus relating to the common stock issuable upon exercise of the warrants is current. However, we cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

All of our officers and directors own shares of our common stock and warrants which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether the business combination is appropriate.

All of our officers and directors own an aggregate 3,084,920 shares of our common stock that were issued prior to the IPO and purchased an aggregate of 2,651,000 insider warrants upon consummation of the IPO. Such individuals have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. Based on a market price of $9.69 per share on October 15, 2009 and $0.13 per warrant on October 15, 2009, the value of these shares was approximately $29,892,875 and the value of these warrants was approximately $344,630. The shares acquired prior to the IPO, as well as the insider warrants, and any warrants purchased by our officers or directors in the IPO or in the aftermarket will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Success Winner as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in our stockholders’ best interest.

We will not obtain an opinion from an unaffiliated third party as to the fair market value of the target business with which we complete a business combination or that the price we are paying for the business is fair to our stockholders from a financial point of view.

We are not required to obtain an opinion from an unaffiliated third party that the target business we select has a fair market value in excess of at least 80% of our net assets. We are also not required to obtain an opinion from such an unaffiliated third party indicating that the price we are paying is fair to our stockholders from a financial point of view unless the target is affiliated with our officers, directors, special advisors, existing stockholders or their affiliates. We do not expect to obtain any such opinion in connection with the Business Combination. Our stockholders, therefore, will be relying on the judgment of our board of directors, whose collective experience in business evaluations for blank check companies, like ours, is not significant.

If our initial stockholders exercise their registration rights with respect to their initial shares, it may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to make a demand that we register the resale of their initial shares at any time commencing three months prior to the date on which their shares are released from escrow. If our initial stockholders exercise their registration rights with respect to all of their initial shares, then there will be an additional 1,600,000 shares of common stock (or 8% of the outstanding common stock) eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse affect on the market price of our common stock.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of CHAC’s common stock may decline.

The market price of CHAC’s common stock may decline as a result of the acquisition if:

•	CHAC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or
•	the effect of the acquisition on our financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price.

CHAC’s directors may have certain conflicts in determining to recommend the acquisition of Hengda, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

CHAC’s management and directors have interests in and arising from the Business Combination of Hengda that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock owned by CHAC’s management and directors, or their affiliates and associates, would become worthless if the Redomestication and Business Combination Proposals are not approved and CHAC otherwise fails to consummate a business combination prior to its liquidation date.

Risk Factors Relating to the Redomestication and Business Combination

China Ceramics and Success Winner are incorporated in the British Virgin Islands and the operating subsidiary of Success Winner is incorporated in China. These jurisdictions may not afford similar investor protection as afforded by jurisdictions in the United States.

China Ceramics’ and Success Winner’s corporate affairs are governed by their respective memoranda and articles of association and by the BVI Business Companies Act and the common law of the British Virgin

Islands. In addition, Hengda is incorporated in China and governed by the laws of the People’s Republic of China. Investor rights protection and the rights and fiduciary responsibilities of officers and directors under the laws of British Virgin Islands and the People’s Republic of China may not be as well established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Therefore, China Ceramics’ shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because China Ceramics and Success Winner are incorporated under the laws of the British Virgin Islands and their management members are located in China, it may be difficult to serve China Ceramics, Success Winner or their management members with legal process or enforce judgments against them, their directors or their management.

China Ceramics and Success Winner are incorporated under the laws of the British Virgin Islands with substantially all of their assets located outside of the United States. Their principal executive offices will be located outside the United States and all of their directors and officers will reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against China Ceramics, Success Winner, their directors or their management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against China Ceramics’ or Success Winner’s assets or their directors and officers.

China Ceramics is unlikely to pay cash dividends in the foreseeable future.

China Ceramics currently intend to retain any future earnings for use in the operation and expansion of its business. China Ceramics does not expect to pay cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, China Ceramics’ ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries. In addition, its operating subsidiaries, particularly those in the PRC, from time to time, may be subject to restrictions on its ability to make distributions to it, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

CHAC and Success Winner have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by China Ceramics if the Business Combination is completed or by CHAC if the Business Combination is not completed.

CHAC and Success Winner expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, CHAC expects to incur approximately $600,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by China Ceramics if the Business Combination is completed or by CHAC if the Business Combination is not completed.

In the event that a significant number of CHAC’s IPO shares are redeemed, its stock may become less liquid following the Business Combination.

If a significant number of CHAC’s IPO shares are redeemed, CHAC may be left with a significantly smaller number of shareholders. As a result, trading in the shares of the surviving company following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

If any funds held in CHAC’s trust account are used to purchase shares of CHAC from holders who would have otherwise voted against the Business Combination, the Business Combination may be consummated even if most of the pre Business Combination public stockholders would have voted against the Business Combination.

In order to ensure that the Business Combination is approved, CHAC, Hengda and their respective affiliates may enter into transactions to purchase common shares of CHAC from shareholders who have indicated their intention to vote against the acquisition and seek redemption of their shares. Such transactions could include:

•	Purchases by CHAC, Hengda or their respective affiliates of shares or warrants of CHAC;
•	Agreements with third parties to purchase shares or warrants that may then be resold to the combined company subsequent to the acquisition using funds that were previously in the trust account;
•	Agreements with third parties pursuant to which CHAC, Hengda or their respective affiliates would borrow funds to make purchases of common shares or warrants of CHAC. The combined company would repay such borrowings using funds that were previously in the trust account; and
•	The granting of securities to third party purchasers of common shares or warrants of CHAC as an inducement for such third parties to purchase such securities.

Such transactions could result in the Business Combination being approved even if a majority of the pre-Acquisition public shareholders would have voted against the Business Combination.

If any funds held in CHAC’s trust account are used to purchase shares of CHAC from holders who would have otherwise voted against the transaction, CHAC’s shareholders who purchased shares in CHAC’s initial public offering may be entitled to rescission rights.

CHAC’s initial public offering prospectus did not disclose that funds in the trust account might be used to purchase shares from holders thereof who have indicated their intention to vote against the Business Combination and redeem their shares for cash. Consequently, such use of the funds in the trust account might be grounds for a holder of CHAC’s public stock who purchased such shares in CHAC’s initial public offering, to seek rescission of the purchase of the units the holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of the shares caused by the alleged violation, together with interest, while retaining the shares.

CHAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

CHAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The board of directors of CHAC will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of CHAC determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, CHAC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to CHAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Success Winner’s conduct of its business, however, if the board of directors of CHAC determines that any such order or injunction is not material to the business of Success Winner, then such the board may elect to waive that condition and close the Business Combination.

There will be a substantial number of China Ceramics’ ordinary shares available for sale in the future that may adversely affect the market price of China Ceramics’ ordinary shares.

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue 51,000,000 shares of a single class.

The shares to be issued in the business combination to the post-Business Combination shareholders, the Seller, Mr. Huang Jia Dong (as the beneficial owner of shares being issued to Sound Treasure Limited), Aquila Capital (as the beneficial owner of shares being issued to Aquila Capital (Asia) Ltd.) and Mr. Wong Tsang Ying (as the beneficial owner of shares being issued to Surmount Investments Group Limited, Top Plenty International Limited and Park Rise Holdings Limited), will be subject to lock-up as set forth in the Acquisition Agreement and cannot be sold for twelve months (or in certain cases, six months) from the date of the Business Combination. After the expiration of the lock-up period, there will then be an additional 5,743,320 shares that are eligible for trading in the public market. Further, China Ceramics has agreed in the Acquisition Agreement to place in escrow an additional 8,185,763 shares, which shall be release if certain performance targets are met. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of China Ceramics’ shares.

There is a risk that China Ceramics could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Redomestication and Business Combination, which could result in significantly greater U.S. federal income tax liability to China Ceramics.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation generally is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. If Section 7874(b) were to apply to the Redomestication, then, among other things, China Ceramics, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication and Business Combination as if China Ceramics were a domestic corporation. See the discussion in the section entitled “Material United States Federal Income Tax Consequences — Tax Consequences of the Redomestication — Tax Consequences to CHAC and China Ceramics.”

Although we do not expect that Section 7874(b) will apply to treat China Ceramics as a domestic corporation for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication and Business Combination, this result is not entirely free from doubt. As a result, stockholders and warrant holders are urged to consult their own tax advisors on this issue. See the discussion in the section entitled “Material United States Federal Income Tax Consequences — Tax Consequences of the Redomestication — Tax Consequences to CHAC and China Ceramics.” The balance of this discussion assumes that China Ceramics will be treated as a foreign corporation for U.S. federal income tax purposes.

CHAC should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication, which would result in increased U.S. federal income tax liability to CHAC.

As a result of the Redomestication, CHAC should recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication. For this purpose, the valuation of CHAC’s assets at the time of Redomestication may take into account a variety of factors, including possibly the fair market value of CHAC’s shares immediately prior to the Redomestication. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to CHAC by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by CHAC as a result of such gain should become a liability of China Ceramics by reason of the Redomestication. Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the Redomestication. See the discussion in the section entitled “Material United States Federal Income Tax Consequences — Tax Consequences of the Redomestication — Tax Consequences to CHAC and China Ceramics.”

If the Redomestication does not qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder generally would recognize gain or loss with respect to its CHAC securities at the effective time of the Redomestication.

If the Redomestication qualifies as a reorganization under Section 368(a), a U.S. Holder (as that term is defined in the section entitled “Material United States Federal Income Tax Consequences — General”) of CHAC securities should not recognize gain or loss upon the exchange of its CHAC securities solely for the securities of China Ceramics pursuant to the Redomestication. However, if the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder generally would recognize gain or loss with respect to its CHAC securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its CHAC securities and the fair market value of the corresponding China Ceramics securities (and any cash in lieu of a fractional share) received in the Redomestication. In such event, the U.S. Holder’s basis in the China Ceramics securities would equal their fair market value, and such U.S. Holder’s holding period for the China Ceramics securities would begin on the day following the date of the Redomestication. See the discussion in the section entitled “Material United States Federal Income Tax Consequences — Tax Consequences of The Redomestication — Tax Consequences to U.S. Holders of CHAC Securities.”

There is a risk that China Ceramics will be classified as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders of ordinary shares or warrants of China Ceramics.

In general, China Ceramics will be treated as a PFIC for any taxable year of China Ceramics in which either (1) at least 75% of its gross income (including the gross income of certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (including the assets of certain 25% or more-owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If China Ceramics is determined to be a PFIC for any taxable year (or portion thereof) of China Ceramics that is included in the holding period of a U.S. Holder for China Ceramics’ ordinary shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability upon a sale or other disposition of China Ceramics ordinary shares or warrants or the receipt of certain excess distributions from China Ceramics and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of China Ceramics and its subsidiaries after the Redomestication and Business Combination, we do not anticipate that China Ceramics will be treated as a PFIC following the Redomestication and Business Combination. The actual PFIC status of China Ceramics for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of China Ceramics as a PFIC for its current taxable year or any future taxable year. U.S. Holders of CHAC’s stock and warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Material United States Federal Income Tax Consequences — Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of China Ceramics — Passive Foreign Investment Company Rules.”

The tax opinion provided to China Ceramics does not provide a “will” level of comfort on certain of the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events.

Loeb & Loeb LLP, as special United States counsel to China Ceramics, has provided an opinion to China Ceramics (which has been filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part) that, subject to the assumptions, limitations and qualifications stated therein and herein, Loeb & Loeb LLP has confirmed and adopted as its opinion the statements of U.S. federal income tax law as set forth herein under the caption “Material United States Federal Income Tax Consequences,” or the “tax disclosure”. Such tax opinion is not binding on the IRS or a court. The tax disclosure provides that neither China Ceramics nor the China Ceramics security holders that were former CHAC security holders (who did not exercise their redemption or appraisal rights) will recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination. However, because of the absence of guidance directly on point as to how the transactions contemplated by the Redomestication, would be treated for

U.S. federal income tax purposes, it is not possible to predict what contrary positions, if any, may be taken by the IRS or a court considering these tax issues and whether such positions would be materially different from those discussed in the tax disclosure (although the tax disclosure does describe certain possible alternative tax consequences). As a result, the word “should” and not “will” generally is used throughout the tax disclosure related to the tax consequences of the Redomestication in order to indicate a degree of uncertainty concerning these issues that is greater than would be indicated by a “will” level of opinion, but is less than would be indicated by a “more-likely-than-not” level of opinion. Because of this uncertainty, the Redomestication may be treated as a taxable event to investors. Moreover, certain tax issues that are discussed in the tax disclosure are dependent on future facts or events, such as whether China Ceramics will be classified as a PFIC for U.S. federal income tax purposes following the Redomestication and Business Combination, and therefore cannot be addressed by a tax opinion. Accordingly, each stockholder and warrant holder is urged to consult its own tax advisor regarding the tax issues discussed in the tax disclosure and how they may relate to the holder’s particular circumstances. See “Material United States Federal Income Tax Consequences,” below for further discussion of these issues.

China Ceramics, Success Winner and Stand Best each may be classified as a “resident enterprise” under PRC Enterprise Income Tax Law, or “EIT Law,” and be subject to PRC taxation on its worldwide income.

China passed a new EIT Law effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementation rules to the EIT law define “de facto management bodies”; however it remains unclear how the PRC tax authorities will interpret this term. The senior management of China Ceramics, Success Winner and Stand Best will primarily be located in the PRC, and all of our revenues arise from our operations in China.

If the PRC tax authorities determine that China Ceramics, Success Winner and/or Stand Best is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, China Ceramics, Success Winner and/or Stand Best may be subject to enterprise income tax at a rate of 25% on China Ceramics’, Success Winner’s and/or Stand Best’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules, dividends paid to China Ceramics from Hengda through Success Winner and Stand Best (assuming China Ceramics, Success Winner and Stand Best are each treated as a “resident enterprise” under EIT Law) may qualify as “tax-exempt income,” such dividends may be subject to withholding tax generally at a rate of 10% (or, if the Double Tax Avoidance Agreement between Hong Kong and Mainland China is applicable, 5%). Any such tax on dividends could materially reduce the amount of dividends, if any, China Ceramics could pay to its shareholders. Finally, the new “resident enterprise” classification could result in a 10% PRC tax being imposed on dividends China Ceramics pays to its non-PRC security holders that are not PRC tax “resident enterprises” and gains derived by them from transferring China Ceramics securities, if such income is considered PRC-sourced income by the relevant PRC tax authorities.

It is unclear how the relevant governmental authorities will interpret and implement the laws and regulations pertaining to offshore and cross-border taxes. Given this uncertainty, there is a risk that China Ceramics, Success Winner, Stand Best and/or non-PRC security holders of China Ceramics could be subject to unfavorable tax treatment.

If any such PRC taxes apply, a non-PRC security holder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such security holder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits. See “Material PRC Income Tax Consequences” below for further discussion of these issues.

The post transaction company is expected to be a foreign private issuer and therefore exempt from certain SEC requirements that provide shareholders with protections and information that must be made available to shareholders of U.S. public companies.

The post-transaction company is expected to be a foreign private issuer. A foreign private issuer has reduced reporting requirements under the Exchange Act as compared to United States public companies, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer the post transaction company would be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;
•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and
•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, the post transaction company would file an annual report on Form 20-F within six months of the close of each fiscal year (within four months of the close of each fiscal year starting with the fiscal year ended March 31, 2012) and reports on Form 6-K relating to certain material events promptly after announcing those events. However, because of the above exemptions for foreign private issuers, shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning Success Winner’s operations, cash flows, financial position, dividend policy and likelihood of success of Success Winner’s expansion plans.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Dividend Policy,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Success Winner,” and “Hengda’s Business”. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;
•	changes in government policies and regulations in China which affect the ceramics industry;
•	the ability of Hengda to expand its operations;
•	future payments of dividends and the availability of cash for payment of dividends;
•	Success Winner’s expectations relating to dividend payments and forecasts of its ability to make such payments;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	fluctuations in general economic and business conditions in China;
•	CHAC’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside financial institutions) to fund capital expenditures, acquisitions and other general corporate activities;
•	estimated future capital expenditures needed to preserve China Ceramics’ capital base;
•	ability of CHAC to effect future acquisitions and to meet target returns; and
•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this proxy statement/prospectus.

DIVIDEND POLICY

Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors,” after consummation of the Redomestication and Business Combination, China Ceramics intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of Success Winner’s current business, make debt repayments and for other purposes, as determined by China Ceramics’ management and board of directors. China Ceramics’ dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. China Ceramics’ objectives are to increase distributable cash flow per share through the growth of Success Winner’s current business. China Ceramics cannot assure you that it will be successful in achieving these objectives.

There is no assurance that China Ceramics will be able to distribute or pay dividends in the future. The declaration and payment of any dividend is usually decided by shareholders, with directors having the ability to pay interim dividends out of profits and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, restrictions under the laws of the People’s Republic of China regarding dividend distributions to shareholders, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control. Further, its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.

The laws of the People’s Republic of China, the laws to which the operating subsidiaries of Success Winner in China are subject, impose certain restrictions on dividend distribution. See “Risk Factors — Risk Factors Relating to the Redomestication and Business Combination — China Ceramics cannot assure you that it will pay any dividends and China Ceramics’ dividend policy is subject to change at the discretion of its board of directors.”

SPECIAL MEETING OF CHAC STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to the CHAC stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of CHAC stockholders to be held on       , 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about       , 2009 in connection with the vote on the Acquisition Agreement and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held at     New York, New York, on     , 2009, at    a.m.

Purpose of the CHAC Special Meeting

At the special meeting, we are asking holders of CHAC common stock to approve the following proposals:

1.	The merger of CHAC with and into China Ceramics, its wholly-owned British Virgin Islands subsidiary, with China Ceramics surviving the merger. The merger will change CHAC’s place of incorporation from Delaware to the British Virgin Islands. We also refer to the merger as the “Redomestication”. The Redomestication will only take place if the Business Combination and the Authorized Capital Proposal, each as described below, is also approved. This proposal is called the Redomestication Proposal and consists of the merger of CHAC into China Ceramics. Holders of CHAC’s common stock as of the record date are entitled to vote on the Redomestication Proposal.
2.	The authorization for the China Ceramics board of directors to complete the Business Combination included in the Acquisition Agreement, or the “Business Combination”, which will only take place if the Redomestication Proposal and the Authorized Capital Proposal, as described below, are approved. This proposal is called the Business Combination Proposal. Holders of CHAC’s common stock as of the record date are entitled to vote on the Business Combination Proposal.

3.	The increase in authorized capital in connection with the Redomestication, pursuant to which China Ceramics will be authorized to issue 51,000,000 shares of a single class, an increase of 10,000,000 shares from the 41,000,000 shares currently authorized by CHAC. This proposal will only take effect if each of the Redomestication Proposal and the Business Combination Proposal is approved. This proposal is called the Authorized Capital Proposal.
4.	The adjournment of the special meeting in the event CHAC does not receive the requisite stockholder vote to approve the Business Combination. This proposal is called the Adjournment Proposal. This Proposal is not conditioned on any other proposal.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.

Recommendation of CHAC Board of Directors

CHAC’s board of directors:

•	has determined that each of the Business Combination Proposal, the Redomestication Proposal and the other proposals is fair to, and in the best interests of, CHAC and its stockholders;
•	has approved the Business Combination Proposal, the Redomestication Proposal, and the other proposals; and
•	recommends that CHAC’s common stockholders vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, the Authorized Capital Proposal, and the Adjournment Proposal.

CHAC’s board of directors have interests that may be different from or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on October 22, 2009, as the “record date” for determining those CHAC stockholders entitled to notice of and to vote at the special meeting. As of the close of business on     , 2009, there were 16,000,000 shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of October 15, 2009, CHAC’s initial stockholders, either directly or beneficially, owned and were entitled to vote 3,200,000 shares, or approximately 20% of CHAC’s outstanding common stock. With respect to the Business Combination, CHAC’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering in accordance with the majority of the votes cast by the holders of the shares issued in CHAC’s initial public offering with respect to the Business Combination Proposal and related proposals. CHAC’s initial stockholders have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of each of the Business Combination Proposal, Redomestication Proposal, and the other proposals. They have indicated that they intend to vote their shares “FOR” each of the other proposals although there is no agreement in place with respect to these proposals.

Quorum

Stockholders representing a majority of the common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the NYSE Amex, your broker may not vote your shares on each of the Business Combination Proposal, Redomestication Proposal, the Authorized Capital Proposal and the Adjournment Proposal. Since a stockholder must affirmatively vote against adoption of the Business Combination Proposal to have redemption rights, individuals who fail to vote or who abstain from voting on the Business Combination Proposal may not exercise their redemption rights. Record holders whose shares are voted against adoption of the Business Combination Proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the Business Combination Proposal may exercise their redemption rights. Please see the information set forth in “Special Meeting of CHAC Stockholders — Redemption Rights.”

Vote of Our Stockholders Required

The adoption of the Business Combination will require the affirmative vote of the holders of a majority of the shares of CHAC common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 33.33% or more of the shares purchased in the IPO vote against the Business Combination and demand redemption then the Business Combination will not be completed. Abstentions will have the same effect as a vote against the approval of the Business Combination Proposal, except that you will not be able to redeem your shares for a pro rata portion of the Trust Account and broker non-votes will have no affect on the Business Combination Proposal. Approval of the Redomestication Proposal and the Authorized Capital Proposal will require the affirmative vote of the holders of a majority of the shares of CHAC outstanding. The Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares present in person and by proxy at the meeting. Abstaining from voting and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Redomestication Proposal and the Authorized Capital Proposal and no effect on the Adjournment Proposal.

Voting Your Shares

Each share of CHAC common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your shares of CHAC common stock are voted at the special meeting:

•	You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Acquisition Agreement and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF CHAC’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE BUSINESS COMBINATION AND DEMAND THAT CHAC REDEEM YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE BUSINESS COMBINATION TO EXERCISE YOUR REDEMPTION RIGHTS. IN ORDER TO REDEEM YOUR SHARES, YOU MUST CONTINUE TO

HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE BUSINESS COMBINATION AND TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT PRIOR TO THE VOTE ON THE BUSINESS COMBINATION. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OUR TRANSFER AGENT, PRIOR TO THE VOTE ON THE BUSINESS COMBINATION.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Advantage Proxy, our proxy solicitor, at (206)-870-8565 or CHAC at (302)-295-4832.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Acquisition Agreement, the Redomestication, the Authorized Capital Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Redemption Rights

Pursuant to CHAC’s Certificate of Incorporation, a holder of shares of CHAC common stock may, if the stockholder votes against the Business Combination, demand that CHAC redeem such shares for cash. Demand may be made by:

•	Electing redemption by checking the appropriate box on the proxy card and voting against the Business Combination Proposal;
•	Tendering the shares for which you are electing redemption by the day prior to the special meeting by either:
•	Delivering certificates representing CHAC’s shares to CHAC’s transfer agent, or
•	Delivering the CHAC shares electronically through the DWAC system; and
•	Not selling or otherwise transferring the CHAC shares until the closing of the Business Combination (tendering your shares for redemption is not considered selling or transferring your shares).

Your vote on the Redomestication Proposal, the Authorized Share Proposal or the Adjournment Proposal will have no affect on your ability to seek redemption.

In connection with tendering your shares for redemption, you must elect either to physically tender your stock certificates to CHAC’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, by the day prior to the special meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and CHAC’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is CHAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. CHAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its shares and decides prior to the special meeting that it does not want to redeem its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the business combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the business combination will not be consummated. CHAC anticipates that a stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by CHAC’s public stockholders, CHAC will redeem each share of common stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $9.79 per share. If you exercise your redemption rights, you will be exchanging your shares of CHAC common stock for cash and will no longer own the shares. If CHAC is unable to complete the Business Combination by November 21, 2009 it will liquidate and dissolve and public stockholders would be entitled to receive approximately $9.79 per share upon such liquidation.

The Business Combination will not be consummated if the holders of 33.33% or more of CHAC’s common stock (4,266,239 shares or more) exercise their redemption rights.

Appraisal Rights

Under Delaware corporate law, the merger of CHAC with China Ceramics causes the stockholders of CHAC to have appraisal rights with respect to the Redomestication Proposal, but not any other proposal. This right is separate from the redemption rights of the holders of shares of CHAC common stock issued in the initial public offering. However, because the exercise of the appraisal rights and the redemption rights both require a tender of the holder’s shares to CHAC, only one right may be elected in respect of the shares. If the Redomestication is consummated, CHAC stockholders who choose not to vote in favor of the Redomestication will have the right to elect an appraisal of the fair market value of their shares of CHAC common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the Redomestication and the Acquisition Agreement, in accordance with the provisions of Section 262 of the Delaware General Corporation Law. Unlike redemption rights in which the stockholder will receive a pro rata portion of the trust account as of the record date, stockholders who elect to exercise their appraisal rights will receive a value for their shares that is determined by an appraisal made by the Delaware Court of Chancery. Failure to properly exercise appraisal rights before the special meeting will result in loss of these rights. Exercise of appraisal rights will not affect any warrants held by that stockholder. See “The Redomestication — Appraisal Rights” for more information about appraisal rights.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Advantage Proxy, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $7,500 and out-of-pocket expenses. Such fee will be paid with non-Trust Account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

CHAC Initial Stockholders

On July 16, 2007, our Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. purchased 2,875,000 of our shares for an aggregate purchase price of $28,750. Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including up to 250,000 shares that were forfeited upon exercise of the underwriters’ over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in an increase in the amount of after-tax interest we may withdraw from the trust account of $3,200,000 (net of the partial exercise of the underwriters’ over-allotment option).

Subsequent to the issuance date, the foregoing persons transferred a portion of their shares to our other current stockholders at a price per share equal to $0.01 per share.

On November 5, 2007, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao agreed to purchase, for an aggregate purchase price of $2.75 million private placement warrants to purchase 2,750,000 share of common stock at a price of $1.00 per warrant. Paul K. Kelly and James D, Dunning, Jr. each purchased 941,875 warrants, Alan G. Hassenfeld purchased 495,000 warrants, Gregory E. Smith purchased 123,750 warrants, Cheng Yan Davis purchased 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao each purchased 49,500 warrants.

Pursuant to a registration rights agreement between us and our founders and special advisors, our founders and special advisors will be entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying shares of common stock, are entitled to certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the existing stockholders’ common stock are entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of common stock. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Acquisition Agreement among CHAC, China Ceramics, Success Winner, Hengda and the Seller, is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Business Combination

Redomestication to the British Virgin Islands

Immediately prior to the Business Combination, CHAC, the current Delaware corporation, will effect a merger pursuant to Section 251 of the General Corporation Law of the State of Delaware in which it will merge with and into China Ceramics, its wholly-owned British Virgin Islands subsidiary, with China Ceramics surviving the merger.

The Redomestication will result in all of CHAC’s issued and outstanding shares of common stock immediately prior to the Redomestication converting into shares of China Ceramics, and all units, warrants and other rights to purchase CHAC’s common stock immediately prior to the Redomestication converting into substantially equivalent securities of China Ceramics. If the shares of China Ceramics do not continue to be quoted on the NYSE Amex after the Redomestication it is possible that the shares will be quoted only on the OTC Bulletin Board. CHAC will cease to exist and China Ceramics will be the surviving company. In connection therewith, China Ceramics will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of CHAC, including any and all agreements, covenants, duties and obligations of CHAC set forth in the Acquisition Agreement.

Business Combination with Success Winner; Business Combination Consideration

Immediately following the Redomestication, China Ceramics will acquire all of the issued and outstanding ordinary shares of Success Winner held by Mr. Wong Kung Tok (the “Seller”) in exchange for $10.00 and 5,743,320 shares of China Ceramics ordinary shares. The issuance of shares of China Ceramics to the post-Business Combination shareholders is being consummated on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended. In addition, 8,185,763 shares of the China Ceramics ordinary shares will be placed in escrow (the “Contingent Shares”) and released to the Seller in the event certain earnings and stock price thresholds are achieved. (See “The Acquisition Agreement — Business Combination with Success Winner; Business Combination Consideration.”) The aggregate value of the consideration to be paid by China Ceramics in the Business Combination will be approximately $55.7 million (based on 5,743,320 shares to be issued to the post-business combination shareholders at a market value of $9.69 per share, the most recent closing price of CHAC’s common stock as of October 15, 2009). In connection with the closing of the transaction, the CHAC founders will forfeit 1,600,000 of their founders’ shares to CHAC for cancellation. After such shares are canceled, the CHAC founders will own a total of 1,600,000 shares.

The share numbers in the preceding paragraph are computed as follows:

To the post-business combination shareholders, inclusive of 5,169,320 shares released at closing and 8,759,763 shares held in escrow	13,929,083
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims – see below for details)	(8,185,763)
Total merger shares to be outstanding at closing	5,743,320

Concurrent with the closing, 8,185,763 of the merger shares shall be delivered into an escrow account and be subject to release to the post-business combination shareholders upon the attainment of certain financial thresholds as follows:

From escrow at the close of 2009 audit, if certain earnings thresholds are met	1,214,127
From escrow at the close of 2010 audit, if certain earnings thresholds are met	1,794,800
From escrow at the close of 2011 audit, if certain earnings thresholds are met	2,176,836
From escrow if the closing price of China Ceramics’ common stock is at or above $20.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	2,000,000
From escrow if the closing price of China Ceramics’ common stock is at or above $25.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	1,000,000
Total merger shares held in escrow not considered outstanding at closing	8,185,763

The escrowed shares will be released without regard to continued employment and are only contingent on future earnings and the stock price of China Ceramics. Upon their release from escrow, the shares will be recorded as an adjustment to China Ceramics’ basis in Hengda, and will be included in the calculations of earnings per share from such date.

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue 51,000,000 shares of a single class.

After the Business Combination assuming no redemptions of shares into cash and no contingent shares are issued, CHAC’s current public shareholders will own approximately 63.5% of China Ceramics, CHAC’s current directors, officers and affiliates will own approximately 8.0% of China Ceramics, and Seller will own approximately 28.5% of China Ceramics.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve. Upon consummation of the Business Combination, China Ceramics will own 100% of the issued and outstanding shares of Success Winner.

Background

China Holdings Acquisition Corp. is a blank check company formed under the laws of Delaware on June 22, 2007. The Company was formed for the purpose of acquiring, or acquiring control of, one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. China Holdings completed an initial public offering on November 21, 2007 of 12,000,000 units at $10.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of common stock at $7.50. The underwriters for China Holding’s public offering subsequently exercised the over-allotment option with respect to the offering. Concurrent with the initial public offering, 2,750,000 warrants were sold at $1.00 per warrant in a private placement to certain affiliates of China Holdings. The offerings yielded gross proceeds to China Holdings of approximately $125,363,000. Of these net proceeds, $125,278,000 was placed in a trust account. In accordance with China Holdings’ Certificate of Incorporation, the trust account will be released either upon the consummation of a business combination or upon the liquidation of China Holdings. China Holdings must liquidate unless a business combination is consummated by November 21, 2009. As of October 15, 2009, approximately $125,278,000 was held in deposit in the trust account.

Promptly after China Holding’s IPO, the officers and directors of CHAC commenced the process of locating potential targets. The Board of CHAC established a list of criteria for screening potential targets, including but not limited to:

•	principal portion of operations located in mainland China;

•	business sector with favorable profitability and growth outlook;
•	the competitive position of the target within the sector to be among the leaders or with unique competitive advantages;
•	business model with long-term sustainability;
•	strong historical financial track record demonstrating the growth of the target’s business as well as profitability of its business model;
•	having a fair market value of at least 80% of the SPAC’s net assets at the time of the business combination;
•	strong management capable of leading the target after the business combination;
•	strategic strength in a particular sector and the capability to consolidate in China and/or internationally;
•	existing distribution arrangements and potential for expansion; and
•	intellectual property or other protections for products or formulas.

The CHAC team reached out to a large number of business contacts that it believed might refer potential targets to CHAC, including individuals known to the CHAC team as knowledgeable about deals in the marketplace, financial advisory firms that specialized in deal flow sourcing or advising companies in fund raising or financial transactions, senior business executives, professional investment managers and private equity investment funds.

China Holdings received leads and reviewed a total of more than 30 potential business combination candidates. These candidates were engaged in a wide range of industry sectors including manufacturing, real estate, service industries and healthcare. Most of these reviews were done on a preliminary basis, and did not progress towards a substantive discussion of terms of a potential transaction with CHAC. Depending on the candidate involved, these companies were deemed unsuitable as a business combination target with CHAC for various reasons, including but not limited to, the target not meeting CHAC’s criteria as described above or lack of interest on the part of the candidate to pursue further discussions with CHAC.

Bright World

Bright World Precision Machinery Limited (“Bright World”) manufactures and supplies stamping and complementary machines, and metal parts in the People’s Republic of China. Bright World is listed on the Singapore Exchange Securities Trading Limited under the ticker symbol “B49” with the majority of its shares held by World Sharehold Limited (“World Share”) which, in turn, is controlled by Mr. Wang Wei Yao, the non-executive Chairman of Bright World. CHAC was introduced to Mr. Wang by Mr. Xiao Feng, a Director of CHAC who resides in China.

During January 2008, two Directors of CHAC, Mr. Paul K. Kelly and Ms. Cheng Yan Davis travelled to China to meet with Mr. Wang Wei Yao of Bright World, a company listed on the Singapore Exchange Securities Trading Limited, where preliminary discussions of a transaction took place. Discussions continued during the first quarter of 2008 with Mr. Kelly, Ms. Davis and Mr. Mark L Wilson, a consultant to CHAC, travelling to China during March 2008 to engage in detailed discussions with Mr. Wang, Mr. Shao Jian Jun (the Chief Executive Officer of Bright World) and the Bright World senior management team. Negotiations, structuring discussions and due diligence continued during the second quarter of 2008 as CHAC determined that the optimal structure was to make a cash tender offer for Bright World in Singapore with a related undertaking agreement with World Share. On July 20, 2008, CHAC entered into a definitive undertaking agreement with World Share, the majority Stockholder of Bright World, Mr. Wang and Mr. Shao. CHAC subsequently issued a press release and filed a Current Report on Form 8-K on July 21, 2008 which described the proposed transaction and included both the press release and investor presentation materials as exhibits.

During the next several weeks, Mr. Kelly, Mr. Wilson and Mr. James D. Dunning, Jr (a Director of CHAC) met with representatives of CHAC’s underwriters, analysts and several investors to answer questions and to receive market feedback concerning the proposed transaction against the backdrop of the (then) emerging global financial crisis. In August 2008, Mr. Kelly, Ms. Davis and Mr. Wilson travelled to China and met with Mr. Xiao, Mr. Wang, Mr. Shao and the Bright World team to discuss modifications to the transaction based upon market feedback and the (then) emerging global financial and economic crisis. Discussions continued during the third quarter and into October with a draft amended undertaking agreement being presented to the SIC. On October 24, 2008, CHAC amended the undertaking agreement with World Share, Mr. Wang and Mr. Shao. CHAC also issued a press release and filed a Current Report on Form 8-K on October 24, 2008 which described the amended proposed transaction and included both the press release and revised investor presentation materials as exhibits.

During the following months, CHAC received market feedback from its underwriters, investors and analysts as the global financial and economic crisis deepened with its attendant effects on the capital markets, specifically the equity markets. In January 2009, Mr. Kelly, Ms. Davis and Mr. Wilson travelled to China and met with Mr. Wang, Mr. Shao and the Bright World team to discuss modifications to the proposed transaction based upon the updated market feedback, the global financial and economic crisis and Bright World’s operating prospects in that environment. The parties could not agree upon a proposed transaction modification and continued to discuss the matter during the first quarter of 2009.

On April 3, 2009, CHAC issued a press release and filed a Current Report on Form 8-K which announced CHAC’s withdrawal of its voluntary cash offer for Bright World.

On April 29, 2009, CHAC terminated the undertaking agreement with World Share, Mr. Wang and Mr. Shao effective as of April 3, 2009 as reported as a subsequent event in CHAC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

After the termination of the proposed acquisition of Bright World, CHAC reached out to a number of business contacts that it believed might refer potential targets to CHAC and re-reviewed previous companies that had been proposed to CHAC. At the beginning of April 2009, Mr. Kelly and Ms. Davis visited China. During this trip they met with the CFO of a China-based biopharmaceutical company that had been referred to them as a potential acquisition target for CHAC. Upon their return to the United States, the CFO of the biopharmaceutical company sent overview material and financial data to CHAC. Based on the financial data provided, CHAC performed a preliminary valuation analysis and determined a valuation range and structure that CHAC thought would be interesting to its shareholders. Upon discussing the potential valuation and structure with the CFO of the biopharmaceutical company, it became clear that the target’s expectations were materially different from CHAC’s proposal and it was mutually decided that there was not a basis to continue the discussions. During the period of these discussions, CHAC also received overview material from an accounting firm regarding a company that owns and operates retail shopping malls in China. It was decided that this target did not meet CHAC’s criteria so discussions were not pursued.

Current Target: Jinjiang Hengda Ceramics

During late April 2009, Mr. Kelly was contacted via telephone by Aquila Capital Partners, a China-based advisory firm, whose client was a leading manufacturer of exterior ceramic tiles that was interested in discussing a potential acquisition by CHAC. After a high level discussion regarding the company’s historical business and prospects, confirmation of its status as a wholly-owned foreign enterprise in China and ability to meet CHAC’s timetable to complete a transaction, Mr. Kelly decided that this new opportunity, Jinjiang Hengda Ceramics Co. Ltd. (“Hengda”), seemed to fit CHAC’s criteria. The advisory firm then forwarded to CHAC overview material that included both historical and projected financial data. CHAC reviewed the material and performed some preliminary valuation analysis. In early May 2009, CHAC proposed to Hengda preliminary terms under which CHAC would be willing proceed with further due diligence and acquisition discussions. Hengda then asked CHAC to prepare and send a Letter of Intent (“LOI”). During the next week, the two parties negotiated the LOI which outlined, among other terms, an all share transaction that included shares on closing and an earn-out incentive structure that would be agreed upon after further due diligence. On May 8, 2009, CHAC had a telephonic Board meeting during which the Board discussed the acquisition of Hengda and approved CHAC’s signing of the LOI. The LOI was subsequently signed between CHAC and Hengda on May 11, 2009 as disclosed as a subsequent event in CHAC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Hengda then sent additional due diligence material to CHAC that included audited financials for 2005 to 2007.

In order to be as efficient and cost-effective as possible, CHAC indicated to Hengda that they would not meet in person for formal due diligence until financial terms had been agreed between the two parties. Over the following four weeks, CHAC spent an extensive amount of time reviewing the due diligence material and negotiating a consideration structure with Hengda and its advisors.

In mid-May, CHAC was approached by an investment banker from the New York office of a China focused advisory firm. The investment banker was aware of a China-based manufacturer of building fixtures that was potentially interested in being acquired by CHAC. CHAC agreed to review material on the company that included audited financial statements, financial projections and other materials. Based on the information provided, CHAC proposed, via email to the target, preliminary financial terms under which CHAC would be willing to have further discussions. CHAC then had a telephone call with two of the board members of the target to discuss the financial terms as well as some due diligence questions regarding the target. It was quickly determined that the target had higher valuation expectations than CHAC though would be of interest to its shareholders and was looking for significantly more capital than CHAC thought it could provide. The discussions were mutually terminated.

On or about June 13, 2009, Hengda and CHAC agreed to the financial terms of the potential acquisition. On June 16, 2009, Byron Sproule, a Managing Director employed by Mr. Kelly’s investment banking business, Knox & Co., visited the company on behalf of CHAC and held due diligence meetings with Hengda’s management and toured the corporate offices and manufacturing facility in Jinjiang, Fujian Province. In attendance from Hengda were the company’s Chairman, Mr. Huang Jia Dong, the Chief Financial Officer, Mr. Hen Man Edmund, the Manufacturing Vice-General Manager, Mr. Li Shun Qing, the Sales Vice-General Manager, Mr. Su Pei Zhi, and Hengda’s advisors. During the meeting Mr. Sproule and Hengda discussed extensively the company’s business including, among others; customers, business strategy, competitive advantages and ability to meet financial targets. Mr. Sproule and Hengda also discussed extensively the new production facility being built in Gaoan, China which Hengda had signed a Letter of Intent to acquire from a group of investors.

On June 17, 2009 Mr. Kelly and Ms. Davis met with Huang Jia Dong and his advisors in Beijing to further discuss the transaction and Hengda’s business and outlook. The parties also discussed a preliminary acquisition timetable.

On June 19, 2009, Mr. Sproule had a call with Hengda’s auditor partner at Grant Thornton (Singapore) to confirm the status of the 2008 audit and discuss Hengda’s internal control systems.

The CHAC team returned to the United States and concluded that there was a potential transformational opportunity in this company and decided to pursue the acquisition. CHAC’s management then decided to commence drafting a detailed LOI that reflected the discussions that took place in China. At this point, Loeb & Loeb was engaged to begin drafting the LOI. CHAC’s Board met on June 28, 2009 to receive an update on the Hengda transaction; the potential structure, investment merits, due diligence review, and discuss next steps. The Board agreed with management’s plan to formalize the acquisition discussion through a detailed LOI with Hengda. For the next two weeks CHAC and Hengda negotiated a LOI which was signed on July 10, 2009.

Based on the LOI, Loeb & Loeb prepared a draft of the Acquisition Agreement which was sent to Hengda and its advisors on July 15, 2009. Over the next three weeks extensive legal and business due diligence was performed; multiple conference calls were held, documents were received from Hengda and reviewed and a draft legal opinion was received from Hengda’s PRC based legal counsel, Hills & Co. During this period, CHAC and Hengda continued to finalize the Acquisition Agreement, Voting Agreements, Lock-Up Agreements and Escrow Agreements. Since Hengda had only entered into a Letter of Intent regarding the purchase of the Gaoan facility, it was agreed that signing a definitive acquisition agreement would be a closing condition to CHAC’s business combination with Hengda.

On August 3, 2009 CHAC held a telephonic Board meeting attended by all members of the Board and at which the proposed transaction was reviewed; topics included, transaction details, investment merits, Hengda’s recent and projected financial performance, China’s construction industry outlook and valuation metrics. The Board unanimously approved the Business Combination with Hengda and authorized management to sign the Acquisition Agreement pending receipt of signed 2008 and March 2009 financial statements from Grant Thornton (Hengda’s auditor).

On August 6, 2009 CHAC received signed audited 2008 and March 2009 financial statements from Grant Thornton. Accordingly, the Acquisition Agreement was signed effective in August 2009. CHAC also issued a press release and filed a Current Report on Form 8-K on August 7, 2009 which described the proposed transaction and included both the press release and investor presentation materials as exhibits.

On August 11, 2009 CHAC representatives completed customer due diligence with a number of Hengda’s customers to verify specific details including, among others; the history of the business relationship, satisfaction levels with Hengda’s product quality and customer service and the likelihood of expanding the relationship in the future.

CHAC Board’s Reasons for the Approval of the Business Combination with Hengda

The CHAC Board concluded that the Business Combination with Hengda and the related transactions are in the best interests of CHAC’s stockholders and that the consideration to be paid in the Business Combination with Hengda and the related transactions is fair to CHAC.

CHAC’s Board considered a wide variety of factors in connection with its evaluation of the transaction. In light of the complexity of those factors, CHAC’s Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of CHAC’s Board may have given different weight to different factors. CHAC’s Board considered various industry and financial data, Hengda’s operation information and financial data supplied by Hengda’s management, certain forward looking assumptions and projections of the industry, market and Hengda’s business, and certain valuation metrics were compiled in order to determine that the consideration to be paid in the Business Combination with Hengda and the related transactions is fair, from a financial perspective, to CHAC and in the best interests of CHAC and its stockholders.

Success Winner Board’s Reasons for the Approval of the Business Combination

The Success Winner Board concluded that the Business Combination with CHAC and the related transaction are in the best interests of Success Winner’s stockholder. The Board had previously decided that obtaining a listing in the United States would assist it in gaining access to additional potential investors. The Board of Success Winner determined that entering into the Business Combination was a way to accomplish that goal in a relatively short time.

Hengda’s Projections

On or about April 28th, Hengda provided CHAC’s management with the company’s 2005 to 2008 unaudited income statement which also contained a forecast of revenue and expenses for the years 2009 to 2013. On or about May 18, 2009, Hengda provided CHAC with a revised forecast (the “Forecast”) of revenue and expense for the years 2009 to 2013. The Forecast had a higher revenue forecast for 2009 to 2011 and a lower revenue forecast for 2012 and 2013 compared to the original revenue forecast.

The Forecast, which was prepared by Hengda’s management, incorporated a number of assumptions including:

•	sales of 32.5 million, 39 million, 47 million, 60 million and 66 million square meters in 2009, 2010, 2011 and 2012 and 2103 respectively which was based on the addition of new production capacity at the Gaoan facility;
•	sales price per square meter growing 4% year over year starting in 2010 as Hengda’s management believes that the PRC’s economic recovery will enable Hengda to increase sales prices year over year;
•	cost of goods (the “COGS”) per square meter growing 3% year over year starting in 2010;

•	projected selling and distribution expenses as well as administrative expenses (together “Expenses”) were based on the average historical percentage of these items to sales;
•	a $1 million per year expense starting in 2010 related to Hengda being a public company;
•	an income tax rate changing from 12.5% in 2008 to 25% starting in 2009; and
•	an acquisition cost of approximately $40 million in the last quarter of 2009 for the Gaoan facility and capital expenditures of approximately $20 million in 2010 and $20 million in 2011.
•	The approximately $40 million acquisition cost for the Gaoan facility was assumed to be financed by $20 million from the transaction with CHAC and $20 million of debt at 5.3% annual interest.
•	The projection did not require the receipt of any cash from the transaction with CHAC as Hengda has the option to finance the purchase the Gaoan facility with approximately $40 million of debt at 5.3% annual interest. The interest cost included in Other Income (Loss) would be approximately $250,000 greater in 2009 and $1mm greater in 2010 and 2011 if no cash was available from the transaction with CHAC or if the acquisition was not consummated.

Hengda’s summarized Forecast for 2009 through 2013 in RMB and US$ (converted at 6.85 RMB/ US$) are below.

In RMB ‘000	2009	2010	2011	2012	2013
Net Sales	867,518	1,103,105	1,402,756	1,891,800	2,197,873
COGS	(591,330)	(727,732)	(906,840)	(1,188,355)	(1,345,538)
Gross Profit	276,188	375,373	495,917	703,445	852,335
Expenses	(58,951)	(82,413)	(102,939)	(136,438)	(157,404)
Operating Income	217,237	292,960	392,978	567,007	694,931
Other Income (Loss)	(109)	(6,354)	4,671	6,300	7,319
Income Before Taxes	217,127	286,606	397,649	573,307	702,250
Income Taxes	(54,282)	(71,652)	(99,412)	(143,327)	(175,562)
Net Income	162,845	214,955	298,237	429,980	526,687
EBITDA	243,082	330,430	440,658	621,546	748,580

In US$ ‘000	2009	2010	2011	2012	2013
Net Sales	126,645	161,037	204,782	276,175	320,857
COGS	(86,326)	(106,238)	(132,385)	(173,482)	(196,429)
Gross Profit	40,319	54,799	72,397	102,693	124,428
Expenses	(8,606)	(12,031)	(15,028)	(19,918)	(22,979)
Operating Income	31,713	42,768	57,369	82,775	101,450
Other Income (Loss)	(16)	(928)	682	920	1,068
Income Before Taxes	31,697	41,840	58,051	83,694	102,518
Income Taxes	(7,924)	(10,460)	(14,513)	(20,924)	(25,630)
Net Income	23,773	31,380	43,538	62,771	76,889
EBITDA	35,486	48,238	64,330	90,737	109,282

This Forecast was provided by Hengda to CHAC and relied upon by CHAC’s Board of Directors in connection with CHAC’s diligence on the transactions. CHAC has not included certain other information included in the Forecast relating to expected costs, margins and projected units sold for the five operating segments of products produced by Hengda because such information was not material to the decision of CHACH’s Board of directors in evaluating the transaction, determining if it was fair to CHAC’s stockholders, or determining if the 80% test was satisfied. CHAC also did not feel such information was material to investors since overall company expenses and other metrics of performance (such as net income) are disclosed above. In addition, Hengda believes such information would provide competitors with information that could be used more effectively to compete with Hengda.

Valuation Metrics and Negotiations with Hengda

In order to negotiate a valuation and acquisition structure with Hengda, CHAC created a valuation model. This valuation model incorporates a number of assumptions (the “Valuation Assumptions”) including:

•	a transaction where 100% of Hengda would be acquired for 5.743 million shares (no cash) of CHAC at closing and Hengda would have the ability to receive Contingent Shares based on achieving income growth target and share price targets (see below);
•	3.582 million public shares would remain outstanding after redemptions and repurchases of CHAC stock at closing;
•	founders shares reduced from 3.2 million to 1.6 million at closing;
•	that public warrants could be purchased and retired for $0.50 each and that founders warrants could be purchased and retired for $1.00 each;
•	transaction expenses for advisors and legal counsel of $750,000; and
•	a deferred underwriting compensation expense of approximately $4.3 million.

Based on these assumptions, CHAC’s management used Hengda’s Forecast Net Income from 2009 to 2011 to calculate a projected fully diluted earnings per share for each year for the combined company from 2009 to 2011 (the “Fully Diluted EPS”). The Fully Diluted EPS for each year was calculated by dividing the Forecast Net Income for 2009, 2010 and 2011 by the total number of shares of CHAC assumed to be outstanding at the end of each of these periods. The total number of shares of CHAC assumed to be outstanding at the end of each of these periods was the sum of 3.582 million public shares, 1.6 million founders shares, 5.743 million shares issued to Hengda at closing and the total potential Contingent Shares based on achieving income growth targets that Hengda could have earned up to the end of the period. Contingent Shares based on share price targets were not included in the calculation of Fully Diluted EPS.

In negotiating the valuation and Contingent Share structure with Hengda, CHAC’s management focused on a number of metrics and concepts:

•	share price to 2009 and 2010 estimated earnings ratios of comparable publicly listed companies (the “P/E Multiple”);
•	that the fully diluted price to 2009 earnings multiple (the “Fully Diluted Multiple”) of CHAC at closing would have to be a significant discount to the comparable publicly listed company P/E Multiple, the Fully Diluted Multiple was calculated as the total number of shares of CHAC outstanding (based on the Valuation Assumptions) multiplied by the redemption value of $9.79 per share and divided by Hengda’s Forecast 2009 Net Income;
•	Hengda would receive Contingent Shares based on achieving Net Income Before Tax growth in 2009 and Net Income After Tax growth in 2010 and 2011;
•	Hengda’s Net Income Before Tax would be the metric in 2009 since the company’s tax rate changed from 12.5% in 2008 to 25% in 2009 and Net Income After Tax in 2009 therefore would not be comparable to 2008;
•	The potential number of Contingent Shares that could be received in 2010 and 2010 would be calculated based on Fully Diluted EPS growing at 15% to 20%; and
•	Contingent Shares would also be received for achieving $20 and $25 price per CHAC share targets.

On or about June 13, 2009, the valuation and Contingent Share structure was agreed between CHAC and Hengda.

Based on the Valuation Assumptions and metrics described above, the agreement represented:

•	a Fully Diluted Multiple at closing to Hengda’s 2009 Net Income calculated at 4.5x;
•	assuming that Hengda achieved its 2009 Forecast and received the 2009 Contingent Shares, the Fully Diluted Multiple to Hengda’s 2009 Net Income was calculated at 5.0x;
•	assuming that Hengda achieves the Forecast and receives the 2010 and 2011 Contingent Shares, the Fully Diluted EPS growth was calculated at 15% in 2010 and 20% in 2011
•	a closing acquisition multiple of 2.4x (the “Acquisition Multiple”), the Acquisition Multiple was calculated as the number of shares issued to Hengda at closing multiplied by the redemption value of $9.79 and divided by Hengda’s Forecast 2009 Net Income

Favorable Factors

In considering the transaction, the CHAC Board gave considerable weight to the following favorable factors:

Hengda is well-positioned to capture significant growth opportunities in China

Hengda is a leading Chinese construction materials company that manufacturers ceramic tiles for exterior siding and interior flooring and design in residential and commercial buildings. Hengda presents an attractive platform for growth as it is expected to benefit from the urbanization of China as well as Central & Provincial governmental policies to develop affordable housing in China. In addition, the new facility in Gaoan will provide Hengda with additional production capacity to capture additional market demand and drive revenue growth.

Hengda’s steady stream of cash flow is expected to continue as the construction materials industry in China continues to grow

Hengda has an established and loyal customer base due to its commitment to superior quality, research and development and innovative products. As the construction material market continues to grow and demand for exterior siding increases, Hengda is well positioned to continue its strong cash flow generation and capitalize on the rapid growth of the construction materials market in the PRC. Growth of the construction material market in the PRC is driven by three trends; population growth, population urbanization and an increasing standard of living.

The terms of the SPA and other transaction agreements

The terms of the SPA, including the closing conditions, covenants and termination provisions are customary and reasonable from CHAC’s perspective. The CHAC Board placed importance on the SPA including customary and reasonable terms and conditions as it believed that such terms and conditions would protect CHAC’s interests in the transaction and enhance the likelihood of closing. Specifically, the CHAC Board believes that the earn-out structure provides protection to the public shareholders in the event that Hengda fails to achieve its Net Income growth targets.

Potential Negative Factors

In addition to the positive factors, the CHAC Board also considered the following potential negative factors:

•	The possibility that, in the future, changes in the political, economic and/or legal environment in China could have an adverse impact on Hengda’s business;
•	The possibility that changes in the construction materials industry and new technologies could render Hengda’s products uncompetitive or obsolete;
•	The possibility that Hengda may not be able to manage its expected growth and enlarged business which could adversely affect its business; and
•	The Risk Factors disclosed on pages 28 to 42 of this proxy, which are additional descriptions of events, risks and uncertainties that were critical to CHAC’s analysis of Hengda’s business, markets and future potential.

Other Considerations

During the meeting of August 3, 2009, the Board of CHAC reviewed a comparable public company analysis and a discounted cash flow analysis of Hendga as a stand-alone entity. The Board of CHAC then discussed whether the Business Combination with Hengda was fair and in the best interest of CHAC and its stockholders, as well as meeting CHAC’s requirement that any business acquired by CHAC must have a fair market value equal to at least 80% of CHAC’s net assets at closing. The Board of CHAC believes that the public company analysis was the best method to determine if the transaction was fair and in the best interests of its shareholders since it believes that once the transaction is complete that China Ceramics will be valued relative to a comparable group of publicly listed companies. The Board of CHAC discussed both analyses in connection with the 80% test. The Board of CHAC did not review a comparable transaction analysis as it did not feel there was enough reliable data on a universe of comparable sized ceramic tile or building product company transactions with which to draw meaningful conclusions.

Public Company Analysis

CHAC’s management and Board of Directors believes that once the transaction is complete that China Ceramics will be valued based on a multiple (the “China Ceramics P/E Multiple”) calculated as China Ceramics’ stock price per share divided by China Ceramics’ forward earning per share projections. The China Ceramics P/E Multiple, which will be determined by how much per share investors will be willing to pay for a China Ceramics share, will be based on a number of factors including the estimated growth in China Ceramics’ earning per share, long term outlook for the ceramic tile industry in China, the financial markets in general and the P/E Multiple received by comparable companies. Since Hengda will be the sole business owned by China Ceramics after the transaction, CHAC’s management and Board of Directors felt that a comparable public company analysis was the most relevant methodology to determine if the valuation of Hengda was fair to its shareholders.

Since a publicly listed company that produces exterior ceramic tiles exclusively does not exist, CHAC’s management considered a wide range of publicly listed comparable companies involved in the construction materials industry. An analysis of comparable publicly listed companies is not purely mathematical; rather, it involves complex consideration and judgments regarding differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies. CHAC examined the trading performance of a wide range of U.S., European, Australian and Chinese listed companies that could serve as comparable companies and prepared a list of 2009 and 2010 comparative P/E Multiples as of July 29, 2009 which is reproduced below.

The mean and median implied P/E Multiple for 2009 for U.S., European and Australian publicly listed comparable companies was 20.5x and 21.0x, respectively. The mean and median implied P/E Multiple for 2010 for U.S., European and Australian publicly listed comparable companies was estimated to be 19.8x and 19.1x, respectively.

Company Name	Exchange	Price as of (29-Jul-09)	Market Capitalization ($mm)	P/E Multiple Fully Diluted 2009(1)	P/E Multiple Fully Diluted 2010(2)
United States Listed
Masco Corp.	NYSE	$9.19	$3,302	n.m.	31.7x
Armstrong World Industries, Inc.	NYSE	$21	$1,205	26.2x	19.1x
Owens Corning	NYSE	$17.16	$2,195	47.4x	20.7x
Gibraltar Industries, Inc.	Nasdaq	$7.14	$215	n.m.	13.2x
Trex Co. Inc.	NYSE	$15.25	$235	n.m.	31.8x
Mohawk Industries Inc.	NYSE	$46.76	$3,201	50.3x	23.9x
Beacon Roofing Supply Inc.	Nasdaq	$16.51	$756	15.9x	15.2x
Europe Listed
Saint Gobain	NYX	$37.38	$19,171	13.2x	11.1x
Wienerberger Baustoffindustrie AG	WBAG	$16.08	$1,332	n.m.	43.0x
Uralita SA	MCE	$5.82	$1,127	15.0x	15.6x
Australia Listed
Boral Ltd.	ASX	$3.87	$2,293	26.0x	20.2x
James Hardie Industries NV	ASX	$3.91	$1,373	15.0x	15.6x
Median(3)				21.0x	19.1x
Mean(3)				20.5x	19.8x

Source: CapitalIQ, Thomson One, Wall St. Equity Research

Note: Calendarized to December year end.

(1)	Represents the ratio of stock price to the estimated earnings of 2009
(2)	Represents the ratio of stock price to the estimated earnings of 2010
(3)	Excludes P/E Multiples greater than 40x

The mean and median implied P/E Multiple for 2009 for China publicly listed comparable companies was 39.4x and 32.8x, respectively. The mean and median implied P/E Multiple for 2010 for China publicly listed comparable companies was estimated to be 30.4x and 24.2x, respectively.

Company Name	Exchange	Price as of (29-Jul-09)	Market Capitalization ($mm)	P/E Multiple Fully Diluted 2009(1)	P/E Multiple Fully Diluted 2010(2)
China Listed
Shanghai Cimic Tile Co., Ltd.	SZSE	$1.17	$446	72.9x	57.3x
Beijing New Building Materials Public Ltd. Co	SZSE	$2.18	$1,255	33.1x	24.8x
Wuhu Conch Profiles And Science Co., Ltd.	SZSE	$1.48	$533	19.1x	16.0x
Guangzhou Seagull Kitchen and Bath Products Co., Ltd.	SZSE	$1.38	$322	32.6x	23.6x
Median				32.8x	24.2x
Mean				39.4x	30.4x

Source: CapitalIQ, Thomson One, Wall St. Equity Research

Note: Calendarized to December year end.

1.	Represents the ratio of stock price to the estimated earnings of 2009
2.	Represents the ratio of stock price to the estimated earnings of 2010

The Board compared the publicly listed comparable companies implied P/E Multiples to the table below showing the proforma Fully Diluted Multiple of a combined CHAC and Hengda assuming two scenarios; 1) redemption of 33.3% of the Common Shares into cash, and 2) a 75% redemption/repurchase of Common Shares by CHAC. The Board used these two scenarios as it felt that they represent two of the most likely outcomes.

	Assumes 33.3% Redemption		Assumes 75% Public Stock Redemption/Repurchase
After 2011 Audit Cycle	Excludes Warrant	No Warrant Purchase	Excludes Warrant	No Warrant Purchase
CHAC Shares in Current Circulation	12,800,000	12,800,000	12,800,000	12,800,000
Assumed Redemption/Repurchase	(4,266,239)	(4,266,239)	(9,600,000)	(9,600,000)
Founder Shares	1,600,000	1,600,000	1,600,000	1,600,000
Net Shares from warrants/options	0	3,637,334	0	3,637,334
Sellers’ shares released at Closing	5,743,320	5,743,320	5,743,320	5,743,320
Earn-Out Shares(1)	5,185,783	5,185,783	5,185,783	5,185,783
Total Shares in Circulation	21,062,864	24,700,198	15,729,103	19,366,437
Pro Forma Equity Value (based on shares in circulation and a share price of $9.79 per share)	$206,205,439	$241,814,938	$153,987,918	$189,597,418
2011 Net Income Target	$43,538,248	$43,538,248	$43,538,248	$43,538,248
Implied Equity Value/Earnings multiple for 2011 Earnings (Fully Diluted Multiple)	4.7x	5.6x	3.5x	4.4x

(1)	Excludes Stock Price Share Incentive Earn-outs

The Board also considered the Acquisition Multiple based on the shares issued to Hengda.

	Closing	2009	2010	2011
Sellers Shares Released At Closing	5,743,320	5,743,320	5,743,320	5,743,320
Earn-Out Shares(1) – 2009		1,214,127	1,214,127	1,214,127
Earn-Out Shares(1) – 2010			1,794,800	1,794,800
Earn-Out Shares(1) – 2011				2,176,836
Total Potential Shares Issued to Hengda	5,743,320	6,957,447	8,752,247	10,929,083
Value of Shares (based on a share price of $9.79 per share)	$56,227,103	$68,113,406	$85,684,498	$106,995,723
Net Income Target	$23,772,993	$23,772,993	$31,380,292	$43,538,248
Acquisition Multiple – Value of Shares/Net Income Target	2.4x	2.9x	2.7x	2.5x

(1)	Excludes Stock Price Share Incentive Earn-outs

Since both the Fully Diluted Multiple and the Acquisition Multiple were significantly less than the P/E Multiple of comparable publicly listed companies, the CHAC Board determined that the transaction was fair to its stockholders from a financial point of view.

Discounted Cash Flow Analysis

CHAC performed a discounted cash flow analysis to derive a value of Hengda based on the present value of estimated net future cash flows. Net future cash flows were determined based on the revenue, expenses, capital expenditure requirements and changes in working capital in the Forecast that was prepared by Hengda’s management and provided to CHAC. Net future cash flows were calculated over a four and a half year period from July 1, 2009 to the end of 2013. CHAC added an additional $5 million of capital expenditures in 2012 and $20 million in 2013 to the Forecast as they believed that Hengda would need to invest in additional production capacity to continue to grow past 2013. CHAC determined a terminal value at the end of the Forecast period by applying a long-term perpetual growth rate of 3% to Hengda’s 2013 projected net cash flow.

In order to arrive at a present fair market value, CHAC utilized discount rates ranging from 15% to 19%. The range was determined based on Hengda’s estimated weighted average cost of capital based on a cost of debt of 5.4% and an estimated cost of equity of 22.4%. The cost of equity was derived utilizing the Capital Asset Pricing Model utilizing a market risk premium of 3.4% (published by Ibbotson Associates), a risk free rate of return of 3.7% (based on 10 year US Treasuries) and an additional 5% to 10% China market risk premium. CHAC then deducted debt of $45 million at closing (which included approximately $5 million of projected debt at closing and $40 million of debt associated with the acquisition of the Gaoan facility) to derive an indicated equity value range of approximately $217 million to approximately $315 million with a mid-point of $259 million.

80% Test Analysis

It is a requirement that any business acquired by CHAC have a fair market value equal to at least 80% of its net assets at the time of business combination, which include the amount in the Trust Account. CHAC’s net asset value is approximately $125.3 million as of October 15, 2009. This net asset value multiplied by the 80% hurdle results in a required target valuation of approximately $100.3 million.

The Board believes that Hengda’s value will exceed 80% of CHAC’s net assets at closing based on the financial analysis of Hengda generally used to approve the transaction, including a comparable public company analysis and discounted cash flow analysis. As discussed in the Public Company Analysis section, CHAC is acquiring Hengda at an Acquisition Multiple of 2.5x to 2.9x the Net Income Target (assuming the issuance of the Earn-Out shares), depending on the year. CHAC’s Board believes that Hengda’s fair market value is closer to those of the comparable publicly listed companies. The median P/E Multiple for 2009 for U.S., European and Australian publicly listed comparable companies was 21.0x and the median P/E Multiple for 2009 for China publicly listed comparable companies was 32.8x. Based on a valuation of a 5.0x P/E Multiple to Hengda’s 2009 forecast net earnings of $23.7 million (which the Board considers to be a conservative multiple since it is well below the median 2009 P/E Multiples from the Public Company Analysis), Hengda’s implied equity valuation would be $118.5 million and the enterprise valuation would be $163.5 million based on the assumption of $45 million of debt at closing (which included approximately $5 million of projected debt at closing and $40 million of debt associated with the acquisition of the Gaoan facility). The discounted cash flow analysis provided a mid-point equity valuation of $259 million and an enterprise valuation of $304 million. Both of these methods provided enterprise valuations greater than the $100.3 million required to satisfy the 80% test. The CHAC Board believes that because of the financial skills and background of several of its members, it was qualified to make this analysis itself and conclude that the business combination with Hengda met the 80% asset test requirement without recourse to a fairness opinion from an independent source.

If Hengda does not enter into a definitive agreement to purchase the Gaoan production facility, the Board of Directors of CHAC is unsure of whether the 80% test would be satisfied, and, therefore, the transaction would not be consummated and CHAC would liquidate and dissolve.

By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the CHAC stockholders), the CHAC Board may have assumed additional potential liability in the event of a challenge to the Board’s actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person’s professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and CHAC could be required to provide indemnification to the directors) if the decision to acquire Hengda was determined to be in violation of the Board’s fiduciary duties and not covered by the limitations on director liability contained in CHAC’s certificate of incorporation.

Recommendation of CHAC’s Board

After careful consideration, CHAC’s Board determined that the Business Combination with Hengda is fair to and in the best interests of CHAC and its stockholders. On the basis of the foregoing, CHAC’s Board has approved and declared advisable the Business Combination with Hengda and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, and the other proposals.

The board of directors recommends a vote “FOR” each of the Business Combination Proposal,
Redomestication Proposal, and the other proposals — CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder.
See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition”
in this proxy statement/prospectus for further information.

Actions that May be Taken to Secure Approval of CHAC’s Stockholders

In order to ensure that the Business Combination is approved, CHAC, Hengda and their respective affiliates may enter into transactions to purchase common shares of CHAC from shareholders who have indicated their intention to vote against the Business Combination and seek redemption of their shares. In addition, CHAC, Hengda and their respective affiliates may also purchase warrants from warrant holders. Such purchases could result in all or substantially all of CHAC trust fund being expended to pay for such purchases post transaction, which would result in Hengda not receiving any working capital from the trust account. No transactions have been entered into, but may include:

•	Purchases by CHAC, Hengda or their respective affiliates of shares or warrants of CHAC;
•	Agreements with third parties to purchase shares or warrants that may then be resold to the combined company subsequent to the Business Combination using funds that were previously in the trust account;
•	Agreements with third parties pursuant to which CHAC, Hengda or their respective affiliates would borrow funds to make purchases of common shares or warrants of CHAC. The combined company would repay such borrowings using funds that were previously in the trust account; and
•	The granting of securities to third party purchasers of common shares or warrants of CHAC as an inducement for such third parties to purchase such securities.

Any CHAC shares purchased by CHAC or its affiliates would increase the likelihood that the transaction would be approved.

In the event that it appeared that the Business Combination would not be consummated at the special meeting of CHAC’s shareholders, such meeting could be postponed (assuming that the postponement proposal was approved by the shareholders and such postponement was not CHAC’s termination date) to enter into arrangements similar to the foregoing.

In the event that any purchases of CHAC’s common stock or warrants are made by CHAC, Hengda or affiliates of either of them after the mailing of this proxy statement to shareholders but prior to the special meeting, CHAC will file a Current Report on Form 8-K relating to such purchases within four business days of such purchases or otherwise prior to the special meeting and file and mail a proxy supplement to its stockholders with respect to such information.

CHAC will file a Current Report on Form 8-K and file and mail a proxy supplement to its stockholders with respect to any arrangements entered into by CHAC, Hengda or their respective affiliates which is intended to increase the likelihood that the arrangement and related proposals are approved by CHAC’s shareholders. Any CHAC shares purchased by CHAC will not be considered outstanding for purposes of the special meeting and will therefore not be permitted to vote at the meeting. In the event that public shares are purchased by CHAC, such shares would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented at the special meeting. Therefore, this would reduce (i) the number of public shares outstanding and entitled to vote on each matter, (ii) the number of shares required to be voted in favor of each proposal. Conversely, if CHAC’s directors and officers purchased such shares, those shares would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares required to be voted in favor of such proposals by a number of shares equal to those purchased. Neither CHAC nor its officers or directors purchasing shares would affect the number of shares that could be redeemed by CHAC with the Business Combination still being permitted to be consummated.

CHAC’s initial shareholders have agreed to vote the ordinary shares of CHAC owned by them prior to CHAC’s initial public offering in accordance with the majority of the votes cast by holders of shares sold in CHAC’s initial public offering. The initial shareholders are not under any obligation to CHAC with respect to voting any shares acquired by them in CHAC’s initial public offering or in the aftermarket, and accordingly may vote any such shares in favor of the proposed business combination (as they have indicated they intend to do). This would have the effect of reducing the number of other public shareholders of CHAC that would have to vote in favor of the proposed Business Combination. The initial shareholders have agreed not to demand redemption rights with respect to any of their initial shares (nor will they seek appraisal rights with respect to such shares if appraisal rights would be available to them).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CHAC’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that CHAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•	if the proposed Business Combination is not completed by November 21, 2009 (or November 21, 2010, if CHAC’s stockholders vote to extend the date a business combination must be consummated), CHAC will be required to liquidate. In such event, the 3,200,000 shares of common stock held by CHAC officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $28,750, will be worthless, as will the 2,750,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $2,750,000. Such common stock and warrants had an aggregate market value of approximately $31.4 million based on the closing price of $9.69 and $0.13, on the NYSE Amex as of October 15, 2009 and October 15, 2009, respectively;
•	in connection with the IPO, each of Paul K. Kelly and James D. Dunning, Jr. have agreed to indemnify CHAC for debts and obligations to vendors that are owed money by CHAC, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the Trust Account. If the business combination is consummated, Messrs. Kelly and Dunning will not have to perform such obligations. As of October 15, 2009, CHAC believes that the maximum amount of the indemnity obligation of Messrs. Kelly and Dunning was approximately $100,000, which was computed based on the amount payable to creditors, less amounts relating to creditors for which CHAC has received a waiver of each such creditor’s right to sue the Trust Account. Although CHAC does not currently have sufficient funds outside of the Trust Account to pay these obligations, CHAC believes that it may qualify for a U.S. federal tax refund for the 2009 tax year which could be used to offset the claims of vendors. However, if the Business Combination is not consummated and CHAC does not receive a tax refund to cover the claims of all of its vendors, and vendors that have not signed waivers sue the Trust Account and win their cases, the Trust Account could be reduced by the amount of the claims and Messrs. Kelly and Dunning would be required to fulfill their indemnification obligations and they may not be able to satisfy their individual obligations to indemnify CHAC;
•	2,750,000 warrants (valued at $357,500, based on the trading price of the warrants on October 15, 2009) to purchase CHAC common stock at an exercise price of $7.50 per share held by CHAC’s officers, directors and founders are exercisable only upon consummation of a business combination;

•	if the Business Combination is consummated, all rights specified in CHAC’s certificate of incorporation relating to the right of officers and directors to be indemnified by CHAC, and of CHAC’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Business Combination. If the Business Combination is not approved and CHAC liquidates, CHAC will not be able to perform its obligations to its officers and directors under those provisions;
•	if the Business Combination with Success Winner is completed, Paul Kelly and Cheng Davis will serve as directors of China Ceramics and Success Winner will designate three members to the Board of Directors of China Ceramics; and
•	CHAC’s financial, legal and other advisors have rendered services for which they may not be paid if the Business Combination is not approved. Such fees and expense are estimated to aggregate $1,775,000 of which approximately $900,000 is contingent upon the outcome of the Business Combination. Any recovery of such fees and expenses by these vendors may be much more difficult in the event the Business Combination is not approved. While such recovery is not expressly contingent on the outcome of the CHAC stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote. None of the advisors are affiliates of CHAC.

In addition, the exercise of CHAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Anticipated Accounting Treatment

The Business Combination (which is not intended to refer to a “business combination” as described in SFAS 141(R)) will be accounted for in accordance with U.S. generally accepted accounting principles as a capital transaction in substance. Under this method of accounting, CHAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Success Winner comprising the ongoing operations of the combined entity, the senior management and a majority of the board of directors of Success Winner will continue as the senior management and majority of the board of directors of the combined company and Success Winner shareholders retaining approximately 28.5% to 54.5% of the voting interests in the combined company (excluding any escrowed shares released upon certain earnings and stock price thresholds). In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Success Winner issuing stock and warrants for the net assets of CHAC, accompanied by a recapitalization. The net assets of CHAC will be stated at fair value, which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Success Winner.

Regulatory Approvals

CHAC and Success Winner do not expect that the Redomestication and Business Combination will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of which this proxy statement/prospectus is part, and the filing of certain Redomestication and Business Combination documents with, and the issuance of a certificate of incorporation on conversion by the Secretary of State of the State of Delaware. CHAC and Success Winner intend to comply with all such requirements. No filings will have to be made with the Registrar of Corporate Affairs of the British Virgin Islands in connection with the Business Combination.

THE ACQUISITION AGREEMENT

The following is a summary of the material provisions of the Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Redomestication to the British Virgin Islands

CHAC, the current Delaware corporation, will effect a merger pursuant to Section 251 of the General Corporation Law of the State of Delaware in which it will merge with and into China Ceramics, its wholly-owned British Virgin Islands subsidiary, with China Ceramics surviving the merger.

The Redomestication will result in all of CHAC’s issued and outstanding shares of common stock immediately prior to the Redomestication converting into shares of China Ceramics, and all units, warrants and other rights to purchase CHAC’s common stock immediately prior to the Redomestication being exchanged for substantially equivalent securities of China Ceramics. If the shares of China Ceramics do not continue to be quoted on the NYSE Amex, it is possible that the shares will be quoted only on the OTC Bulletin Board. CHAC will cease to exist and China Ceramics will be the surviving corporation. In connection therewith, China Ceramics will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of CHAC, including any and all agreements, covenants, duties and obligations of CHAC set forth in the Acquisition Agreement.

Business Combination with Success Winner; Business Combination Consideration

Immediately following the Redomestication, China Ceramics will acquire all of the issued and outstanding shares of Success Winner held by Mr. Wong Kung Tok (the “Seller”) in exchange for $10.00 and 5,743,320 shares of China Ceramics ordinary shares. The issuance of shares of China Ceramics to the post-business combination shareholders is being consummated on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended. In addition, 8,185,763 shares of the China Ceramics ordinary shares will be placed in escrow (the “Contingent Shares”) and released in the event certain earnings and stock price thresholds are achieved, as specified in the table below. Of the Contingent Shares, up to 5,185,763 Contingent Shares will be released based on achieving growth in either net earnings before tax or net earnings after tax, depending on the year, following the completion of an audit in accordance with International Financial Reporting Standards (IFRS). Additionally, 3,000,000 Contingent Shares will be released if CHAC shares close at or above certain share price targets for any twenty trading days within a thirty trading day period prior to April 30, 2012.

	Incentive Range		Implied Growth(1)	Shares Released per $ of Growth	Maximum Shares Released
Financial Metric in the Fiscal Year	Min	Max
2009 net earnings before tax	$28.0	$31.7	13.2%	0.3284	1,214,127
2010 net earnings after tax	$23.8	$31.4	32.0%	0.2359	1,794,800
2011 net earnings after tax	$31.4	$43.5	38.7%	0.1790	2,176,836
Stock price targets by April 30, 2012				Price of $20 Price of $25	2,000,000 1,000,000

(1)	Implied year over year growth of Max Benchmark after tax

For example, Hengda will receive 0.3284 CHAC shares for every dollar of 2009 net earnings before tax above $28.0 million up to a maximum of 1,214,127 CHAC shares which occurs at a 2009 net earnings before tax of $31.7 million.

The aggregate value of the consideration to be paid by China Ceramics in the business combination will be approximately $55.7 million (based on 5,743,320 shares to be issued to the post-Business Combination shareholders at a market value of $9.69 per share, the most recent closing price of CHAC’s common stock as of October 15, 2009). In connection with the closing of the transaction, the CHAC founders will forfeit 1,600,000 of their founders’ shares to CHAC for cancellation. After such shares are canceled, the CHAC founders will own a total of 1,600,000 shares.

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue of 51,000,000 shares of a single class.

After the Business Combination assuming no redemption of shares into cash and no contingent shares are issued, CHAC’s current public shareholders will own approximately 63.5% of China Ceramics, CHAC’s current directors, officers and affiliates will own approximately 8.0% of China Ceramics, Seller will own approximately 28.5% of China Ceramics.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved. Similarly, the business combination will not take place unless the redomestication is also approved. Upon consummation of the business combination, China Ceramics will own 100% of the issued and outstanding shares of Success Winner.

Representations and Warranties

In the Acquisition Agreement, the Seller makes certain representations and warranties (with certain exceptions) relating to, among other things: (a) title to shares; (b) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (c) absence of conflicts; (d) required consents and approvals; (f) absence of litigation; and (g) transfer restrictions.

In the Acquisition Agreement, Success Winner, Hengda and the Seller (the “Warrantors”) make certain representations and warranties (with certain exceptions) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) financial information and absence of undisclosed liabilities; (g) absence of certain changes or events; (h) absence of litigation; (i) licenses and permits; (j) title to properties; (k) ownership of intellectual property; (l) taxes; (m) employment matters; (n) material contracts; (o) compliance with laws, including those relating to the PRC, foreign corrupt practices and money laundering; (p) broker’s and finder’s fee; and (q) environmental matters.

In the Acquisition Agreement, CHAC and China Ceramics make certain representations and warranties (with certain exceptions) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) SEC filings; (g) absence of certain changes or events; (h) financial information and absence of undisclosed liabilities; (i) absence of litigation; and (j) compliance with laws, including money laundering laws.

Conduct Prior to Closing; Covenants

The Warrantors have agreed to continue to operate Hengda’s business in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Acquisition Agreement also contains covenants of Hengda, Success Winner and the Seller, including covenants providing for:

•	Hengda and Success Winner providing access to its books and records to CHAC, and providing information relating to Hengda’s business as CHAC, its counsel and other representatives may request;
•	Hengda, Success Winner, Seller, CHAC and China Ceramics agree not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party. Other than the other parties to the Agreement concerning the sale of all of any part of Hengda’s business or the capital stock or other securities of Success Winner or any of its subsidiaries that takes the form of a sale of stock or assets, merger, consolidation or any joint venture or partnership;
•	China Ceramics giving the Seller piggy-back registration rights relating to the shares of China Ceramics ordinary shares issued in connection with the Business Combination.

•	Seller and each of the other persons receiving stock consideration in connection with the Business Combination will each enter into a lock-up agreement pursuant to which the shares of China Ceramics ordinary shares will be locked-up for a period of twelve months, except with respect to 655,000 shares of China Ceramics ordinary shares, which will be locked-up for a period of six months.

Conditions to Closing

Consummation of the Acquisition Agreement is conditioned on the following (none of which, to the knowledge of the parties to the Business Combination, have occurred) (a) no law or court order prohibiting or limiting consummation of the Business Combination or materially limiting China Ceramics’ right to control Hengda; (b) holders of a majority of CHAC’s common stock approving the business combination in accordance with its Articles of Incorporation, with holders of less than 33.33% of CHAC’s public shares of common stock voting against the business combination and properly exercising their rights to redeem such public shares of common stock to cash; (c) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the business combination.

Warrantors’ Conditions to Closing

The obligations of Hengda, Success Winner and Seller to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon the representations and warranties of CHAC and China Ceramics being true on and as of the closing date of the Acquisition Agreement, and CHAC and China Ceramics complying with all required covenants in the Acquisition Agreement.

CHAC’s and Purchaser’s Conditions to Closing

The obligations of CHAC to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following (none of which have been satisfied as of the date hereof), among other things:

•	the representations and warranties of the Warrantors shall be true on and as of the closing date of the Acquisition Agreement, and each of the Warrantors has complied with all required covenants in the Acquisition Agreement;
•	China Holdings shall have received legal opinions from counsel to Hengda;
•	receipt by the Warrantors of certain third party consents;
•	there not being any material adverse change with respect to Hengda; and
•	Hengda has entered into a definitive purchase agreement for the Gaoan production facility.

If Hengda has not entered into a definitive agreement to purchase the Gaoan production facility, the transaction will not be consummated and CHAC will liquidate and dissolve.

If permitted under applicable law, either CHAC or China Ceramics on the one hand or Hengda, Seller or Success Winner on the other hand may waive any inaccuracies in the representations and warranties made to such party in the Acquisition Agreement and may waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Acquisition Agreement.

Termination

The Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to CHAC’s stockholders, by:

•	either CHAC or any Warrantor, if the closing has not occurred by November 21, 2009;
•	Any Warrantor, if there has been a breach by CHAC or China Ceramics of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and CHAC has not cured such breach within five days after written notice of intent to terminate from any Warrantor; or

•	CHAC or China Ceramics, if there has been a breach by any of the Warrantors of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and Warrantors have not cured such breach within five days after written notice of intent to terminate from CHAC or China Ceramics.

Effect of Termination

In the event of termination and abandonment by either CHAC or the Warrantors, except as set forth below, all further obligations of the parties shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses.

Indemnification

The Warrantors have agreed, jointly and severally, to indemnify CHAC from any damages arising from: (a) any breach of any representation, warranty or covenant made by the Warrantors or (b) the failure to pay any third party claims for the period of time prior to the Business Combination. CHAC and China Ceramics have agreed to indemnify the Seller from any damages arising from (a) any breach of any representation, warranty or covenant made by CHAC or China Ceramics and (b) actions or inactions of the China Ceramics with regard to the business of Hengda occurring after the closing date of the Business Combination. The indemnification obligations are subject to a $100,000 basket and are capped at $5,740,000.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Annex A hereto.

Voting Agreement

As a condition to the closing of the Redomestication and Business Combination, CHAC, China Ceramics, Hengda, the Seller and certain shareholders of CHAC will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of CHAC’s common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of CHAC common stock as necessary to ensure that the size of the Board of Directors of China Ceramics after the consummation of the Redomestication and Business Combination will be five members until April 30, 2012. The parties will also agree to vote their shares of CHAC common stock to ensure the election of two members of the Board of Directors of China Ceramics designated by CHAC, who shall initially be Paul Kelly and Cheng Davis, and three members designated by the Seller, of which one designee shall qualify as an independent director pursuant to the rules of any stock exchange on which China Ceramics may be listed.

Financial Advisory Fee to Aquila Capital

Aquila Capital was engaged by Hengda as the financial advisor to assist Hengda to list on a US stock exchange through a business combination with a Special Purpose Acquisition Corporation. Aquila Capital will be paid $1.5 million as a financial advisory fee for this transaction, payable after the Business Combination. Success Winner will be responsible for paying the cash fee owed to Aquila Capital. In addition, Aquila Capital will be paid 5% of shares outstanding of the surviving company immediately after the Business Combination, which shall be represented by no less than 546,366 shares, as the financial advisory equity fee for this transaction. The Seller will be responsible for paying the equity fee owed to Aquila Capital out of consideration received in the Business Combination. Such shares are to be issued to the seller, pursuant to the Acquisition Agreement on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Seller has represented that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D. China Ceramics has agreed to grant registration rights to the Seller with respect to such shares. Except for the cash fee and equity fee that shall be paid to Aquila Capital after the Business Combination, Hengda, Success Winner, the post-Business Combination public company or the Seller will not pay any additional fees to Aquila Capital. No fees will be paid to Aquila Capital prior to the closing of the Business Combination.

THE REDOMESTICATION PROPOSAL

General

CHAC is redomesticating in the British Virgin Islands and in that process changing its name and corporate documents and establishing a new board of directors. The Redomestication is a condition to consummation of the Business Combination, as the Seller required. The Redomestication will be completed immediately prior to the Business Combination.

The Seller and CHAC believe that the Redomestication in the British Virgin Islands (BVI) will give the continuing company more flexibility and simplicity in various corporate transactions. The Seller and CHAC also believe that being Redomesticated in the BVI will facilitate and reduce the costs of any further reorganization of Hengda and permit the creation and acquisition of additional companies in China as the business of Hengda expands. In addition, the Seller and CHAC believe that the Redomestication will reduce taxes and other costs of doing business by China Ceramics in the future. For example, by reincorporating to the BVI, China Ceramics will not be subject to franchise taxes, as it would in Delaware, and BVI business companies are wholly exempt from BVI tax on their income. Moreover, because a majority of its officers and directors will be non-U.S. persons and because its operations will be in China after the Redomestication and Business Combination, China Ceramics is expected to be treated as a foreign private issuer, which would require it to make fewer public filings with the SEC than if it were not a foreign private issuer (for example, a foreign private issuer would not have to file quarterly reports or proxy statements with the SEC), thereby resulting in significant cost savings. As part of the Redomestication, CHAC’s corporate name will be that of the surviving company, “China Ceramics Co., Ltd.”

Redomestication in the BVI will entail some risks for CHAC stockholders. Upon completion of the Business Combination transaction, holders of CHAC stock may represent a minority of the issued and outstanding shares of China Ceramics. The laws of the British Virgin Islands relating to the protection of the interests of minority shareholders differ in some respects from those established under statutes or judicial precedent in existence in the United States. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in some U.S. jurisdictions. In addition, the circumstances in which a shareholder of a British Virgin Islands company may sue the company in derivative actions, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company domiciled in the United States. Similarly, the fiduciary obligations of the China Ceramics directors under British Virgin Islands law are not as clearly established as they would be under the statutes or judicial precedent in some jurisdictions in the United States, and British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. These risks are discussed in greater detail in the “Risk Factors” section under the heading “Risks Related to Redomestication and Business Combination.” See the discussion of the differences between Delaware and British Virgin Islands corporation law under the heading “Differences in Stockholders’ Rights” on page 73.

The full texts of the Memorandum and Articles of Association of China Ceramics are set forth as Annex C and D to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication

The board of directors has approved the Redomestication Proposal and recommends that the stockholders of CHAC approve it. CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

The affirmative vote of the holders of a majority of the shares outstanding of CHAC is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.

The board of directors unanimously recommends a vote “FOR” the approval of the Redomestication Proposal.

Redomestication

The Redomestication will be achieved by the merger of CHAC, a Delaware corporation, with and into China Ceramics, a BVI company, which is wholly owned by CHAC at this time, with China Ceramics being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of China Ceramics, written in compliance with BVI law. The effectiveness of the redomestication and the merger is conditioned upon the filing by both CHAC and China Ceramics of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, CHAC will cease its corporate existence in the State of Delaware.

At the time of the Redomestication, one new share of China Ceramics will be issued for each outstanding share of common stock of CHAC held by our stockholders on the effective date for the Redomestication. Each share of China Ceramics that is owned by CHAC will be canceled and resume the status of authorized and unissued China Ceramics shares. The CHAC shares no longer will be eligible to trade on NYSE Amex. The shares of China Ceramics will be eligible to trade in their place beginning on or about the effective date of the Redomestication under a new CUSIP number and trading symbol. The symbol will be determined with the approval of NYSE Amex if that is where the shares will trade upon consummation of the Business Combination.

No fractional shares of China Ceramics ordinary shares will be issued in connection with the Redomestication, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of CHAC who would otherwise be entitled to receive a fraction of a share of China Ceramics ordinary shares (after aggregating all fractional shares of China Ceramics’ ordinary shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a China Ceramics ordinary share on the public trading market on which the China Ceramics ordinary shares may be trading at the effective time of the Redomestication.

Your percentage ownership of CHAC will not be affected by the Redomestication. As part of the stock purchase transaction, however, there will be the issuance of additional shares of common stock as partial consideration for the Business Combination with Hengda. As part of the Redomestication, the outstanding warrants of CHAC will automatically be redeemed for outstanding warrants of China Ceramics on the same terms as currently issued. In addition, China Ceramics will assume all other outstanding obligations of CHAC and succeed to those benefits enjoyed by CHAC. The business of CHAC after the Redomestication and the Business Combination will become that of Hengda.

You do not need to replace the current stock certificate of CHAC after the Redomestication. Do not destroy your current stock certificates issued by CHAC. The issued and outstanding stock certificates of CHAC will represent the rights that our stockholders will have in China Ceramics. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of China Ceramics

The directors of China Ceramics will be five persons. These will be Huang Jia Dong, Su Pei Zhi, Ding Wei Dong, Paul K. Kelly and Cheng Davis and they will be appointed at the consummation of the Business Combination. Mr. Huang Jia Dong will be the chairman and Mr. Li Shun Qing will be the chief executive officer. See “Directors and Executive Officers after the Business Combination.”

Appraisal Rights

Under Delaware corporate law, holders of CHAC common stock who comply with the applicable requirements of Delaware law will have the right to receive an appraised value of their shares in connection with the Redomestication. (Appraisal rights are different than redemption rights, which are discussed under the heading “The CHAC Special Meeting — Redemption Rights.”)

Delaware law entitles the holders of record of shares of CHAC common stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” (as determined by the court) of such shares as of the effective time of the Redomestication, instead of the consideration that the holder would otherwise receive in the Redomestication. In order to exercise appraisal rights, a stockholder must demand and perfect those rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law. A copy of Section 262 of the Delaware corporate law is attached hereto as Annex B. CHAC stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

If a holder of CHAC common stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

•	file with CHAC at its main office in Wilmington, Delaware, a written demand for appraisal of the shares of CHAC common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the Redomestication at the special meeting; and
•	continuously hold such shares through the effective time of the Redomestication.

All written demands for appraisal should:

•	be addressed to Paul K. Kelly, Chief Executive Officer, China Holdings Acquisition Corporation, 1000 N. West Suite, Suite 1200, Wilmington, DE 19801,
•	be sent to ensure receipt before the vote is taken on the Redomestication at the special meeting,
•	be executed by, or on behalf of, the holder of record, and
•	reasonably inform CHAC of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares.

Within 10 days after the effective time of the Redomestication, China Ceramics (the surviving company of the Redomestication) will give written notice of the effective time to each holder of CHAC common stock who has satisfied the requirements of Section 262 of the Delaware corporate law by timely filing a proper demand for appraisal. Within 120 days after the effective time, either China Ceramics or any stockholder demanding appraisal rights may file a petition with the court demanding a determination of the fair value of the shares of CHAC common stock of all dissenting stockholders. Any stockholder demanding appraisal rights who desires the court to make the determination of fair value should file the petition on a timely basis, unless the stockholder receives notice that such a petition has been filed by China Ceramics or another stockholder.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of CHAC common stock held by those stockholders. The court’s valuation will exclude any element of value arising from the accomplishment or expectation of the Redomestication (and the concurrent Business Combination), but may include a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that a stockholder would otherwise be entitled to receive either in the Redomestication or pursuant to the redemption rights (which entitle the holder to a pro rata portion of the funds in the

CHAC trust account). If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The court will determine the costs of the appraisal proceeding and the court will assess those costs against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) to be charged pro rata against the value of all shares entitled to appraisal. Because the reimbursement of these costs is discretionary and because the appraised value of the shares may be low (given that the court is entitled to exclude any elements of value arising from the accomplishment or expectation of the Redomestication and the concurrent Business Combination), stockholders demanding appraisal rights may not receive amounts for their shares that would be sufficient to cover their costs of the appraisal process.

After the effective time of the Redomestication, no stockholder who has exercised appraisal rights shall have any rights of a CHAC stockholder with respect to such holder’s shares for any purpose, except to receive payment to which CHAC stockholders of record as of a date prior to the effective time are entitled, if any. If a stockholder entitled to appraisal rights delivers to China Ceramics a written withdrawal of the demand for an appraisal within 60 days after the effective time of the Redomestication (or thereafter with the written approval of China Ceramics) or if no petition for appraisal is filed within 120 days after the effective time, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive only the ordinary shares of China Ceramics as provided in the Redomestication.

Differences in Stockholder Rights

Upon the completion of the Redomestication, the Memorandum and Articles of Association of China Ceramics will become the governing documents of the surviving company. The corporate statutes of Delaware and the British Virgin Islands are similar, and flexibility available under British Virgin Islands law has enabled China Ceramics to adopt a Memorandum of Association and Articles of Association that will provide stockholders with rights that are similar to those they enjoyed under CHAC’s certificate. The material differences between Delaware and British Virgin Islands corporation law are as follows:

	Delaware Law	BVI Law	China Ceramics Charter
Amendment to the Certificate of Incorporation/Memorandum of Association	Under Delaware law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation.	Under British Virgin Islands law, the board of directors is permitted to have broad authority to amend the Memorandum of Association (the equivalent of the certificate of incorporation), except with respect to certain rights of the shareholders.	The China Ceramics Memorandum prohibits the board of directors from amending the Memorandum of Association without Stockholder Approval, making it more consistent with Delaware law.
Submission of Matters to the Annual Meeting	Delaware allows a considerable amount of latitude in establishing notice requirements for stockholder inclusion of matters on the agenda of an annual meeting.	British Virgin Islands law also provides a considerable amount of latitude. For example, CHAC’s notice requirements for inclusion of a matter on the agenda of an annual meeting provide that such notice be submitted not less than 60 days prior to the meeting.	The China Ceramics Articles of Association require submission not less than 30 days prior to the meeting, which provides stockholders with greater rights than under Delaware law.

	Delaware Law	BVI Law	China Ceramics Charter
Alternate Directors	Delegation of a director’s responsibilities is not permitted under Delaware law.	British Virgin Islands law allows a director to appoint an alternate who has the authority to vote in place of the appointed director at a meeting of directors, which means that the person a stockholder elects may not be the person actually making a decision at board meetings.	China Ceramics Charter is silent on this point, and the differences are as discussed in the previous column.
Written Consent of Directors	Under Delaware law, directors may act by written consent only on the basis of a unanimous vote. This would require there to be a formal board meeting if there was a dissenting director or if a director could not be located.	In the British Virgin Islands, directors’ consents need only a majority of directors signing to take effect, removing the need for a formal meeting if some of the directors did not agree with the acts.	The China Ceramics Articles of Association provides only for unanimous written consents of directors, making it more consistent with Delaware law.
Sale of Assets	Under Delaware law, a stockholder vote is required to approve the sale of assets only when all or substantially all assets are being sold.	In the British Virgin Islands, shareholder approval is required when more than 50% (by value) of the company’s assets are being sold outside of the company’s usual course of business, which is a more stringent requirement than under Delaware law.	China Ceramics Charter is silent on this point, and the differences are as discussed in the previous column.
Removal of Directors	Under Delaware law, only stockholders may remove a director. CHAC’s by-laws provide that a sitting director may only be removed by stockholders for cause.	Under British Virgin Islands law, the other directors may remove a sitting board member, which means that a stockholder selection may be removed without stockholder approval.	As opposed to the CHAC Charter, the China Ceramics Articles of Association permit shareholders to remove a sitting director without cause upon a majority vote of the shareholders. Therefore, there is a variance as compared to Delaware law in that directors may be removed by other directors. The China Ceramics Charter also provides greater rights.

	Delaware Law	BVI Law	China Ceramics Charter
Authorized Capital	Delaware law permits any number of shares to be authorized for issuance. CHAC has 41,000,000 shares authorized for issuance.	BVI law permits any number of shares to be authorized for issuance.	The China Ceramics Charter has 51,000,000 shares authorized for issuance, assuming the Authorized Capital Proposal is approved. This is 10,000,000 more shares than are authorized by CHAC, which creates a greater potential for dilution to existing stockholders.

Indemnification of Officers and Directors

A director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of China Ceramics do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the BVI Business Companies Act permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The Acquisition Agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. China Ceramics is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, China Ceramics and CHAC have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of China Ceramics’ Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified by reference to the full texts of China Ceramics’ Memorandum and Articles of Association.

In general, the anti-takeover provisions of China Ceramics’ Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by China Ceramics’ board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of China Ceramics or a tender offer for all of China Ceramics’ shares. The provisions are designed to discourage any tender offer or other attempt to gain control of China Ceramics in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of China Ceramics in a short time and then impose its will on the remaining shareholders. However, to the extent there provisions successfully discourage the acquisition of control of China Ceramics or tender offers for all or part of China Ceramics’ shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of China Ceramics’ shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of China Ceramics’ shares, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings.  British Virgin Island law provides that shareholder meetings shall be convened by the board of directors at any time or upon the written request of shareholders holding more than 30% of the votes of the issued and outstanding voting shares of the company. China Ceramics’ Articles of Association provide that annual shareholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors.  British Virgin Islands law requires that the board of directors of a company consist of one or more directors and that the number of directors shall be set by the company’s Articles of Association, with a minimum of one director. China Ceramics’ Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors and the shareholders. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the shareholders. Directors may be removed by the shareholders only for cause or without cause on a vote of the members representing a majority of the shares entitled to vote.

Election of Directors.  Under British Virgin Islands law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of China Ceramics who are up for election, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.  The China Ceramics Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of China Ceramics at its principal executive offices not fewer than 10 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by China Ceramics’ board of directors or by stockholders comprising a majority of the combined voting power of the holders of the then issued and outstanding shares entitled to vote. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the statutory law of the British Virgin Islands, the principal protection of minority shareholders is that shareholders may bring an action to enforce the constituent documents of the company, the Memorandum and Articles of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles. The company is obliged to hold an annual general meeting and provide for the election of directors. In addition, the BVI Business Companies Act provides that a shareholder may bring an action against the company for a breach of a duty owed by the company to him in his capacity as a shareholder or if he considers that the affairs of the company are being, have been or are likely to be conducted in a manner which is unfairly prejudicial to him.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of China Ceramics. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Transfer of China Ceramics Securities Upon Death of Holder

Because China Ceramics is a BVI company, the transfer of the securities of China Ceramics, including the shares and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of China Ceramics seek to probate or transfer under letters of administration for the estate issued by a court in the BVI.

THE AUTHORIZED CAPITAL PROPOSAL

Background

Under British Virgin Islands law, China Ceramics may only issue shares to the extent such shares have been authorized for issuance under our Memorandum and Articles of Association. China Ceramics is currently authorized to issue up to 51,000,000 shares of a single class. CHAC is currently authorized to issue 41,000,000 shares consisting of 40,000,000 shares of common stock and 1,000,000 shares of preferred stock. In connection with the Redomestication, CHAC will merge with and into China Ceramics, with China Ceramics being the surviving entity. This increase in Authorized Capital is necessary to effect the Business Combination since, post transaction, the company will have approximately 43.9 million shares outstanding, issuable as Contingent Shares and issuable upon exercise of warrants, or an amount in excess of CHAC’s currently authorized shares. The additional 7.2 million shares were authorized by the board because they deemed it in the best interests of the post transaction company to have such shares available for future issuance and not pursuant to the terms of the acquisition agreement. In order to ensure sufficient shares will be available for issuance by the post-transaction company, the Board is asking stockholders to approve the increase in the authorized capital from 41,000,000 to 51,000,000. There are no present plans to issue additional shares; however, such shares could be issued to secure stockholder approval of the business combination.

Purpose and Effect of the Amendment

The principal purpose of the Authorized Capital Proposal is to ensure that there will be sufficient shares to consummate the business combination and to authorize additional ordinary shares to be available for issuance in the event the Board determines that it is necessary or appropriate to issue ordinary shares in connection with approved share dividends, capital raising activities, acquisitions, the establishment of strategic relationships with corporate partners, the grant of equity incentives to employees and officers or for other corporate purposes. The availability of additional ordinary shares is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with a contemplated issuance of ordinary shares. If the proposal is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional ordinary shares, except as may be required by applicable law or the rules of any securities exchange on which such shares may be listed. The increase in authorized capital will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized ordinary shares without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of any securities exchange on which such shares may be listed. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, such an issuance could be dilutive to existing shareholders.

If stockholders do not approve this proposal, the Business Combination will not be able to be consummated.

Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present and will have the same effect as a vote against this proposal.

The board of directors recommends a vote “FOR” adoption of the Authorized Capital Proposal. CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Acquisition Agreement and the transactions contemplated thereby, the CHAC board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will CHAC seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after November , 2009.

The Adjournment Proposal is not conditioned on the approval of any other proposal.

The board of directors recommends a vote “FOR” adoption of the Adjournment Proposal. CHAC’s board of directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

SELECTED HISTORICAL CONSOLIDATED/COMBINED FINANCIAL AND
OPERATING DATA OF SUCCESS WINNER

The following summary consolidated/combined financial data, other than pro forma financial information, have been derived from the unaudited consolidated/combined financial statements as of and for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2008 and 2009 and the audited consolidated/combined financial statements as of and for the years ended December 31, 2006, 2007 and 2008. The consolidated/combined financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board. The consolidated/combined statement of operations and statement of cash flow data for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, and consolidated/combined balance sheet data as of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009 are included elsewhere in this proxy statement/prospectus. The results of operations of Success Winner in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement/prospectus. The summary consolidated/combined financial information for those periods and as of those dates should be read in conjunction with those consolidated/combined financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Success Winner” included elsewhere in this proxy statement/prospectus.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands except per share and operating data)
Summary statement of operation data:
Revenues	284,239	396,608	495,820	649,970	776,570	111,473	376,833	399,729	58,375
Gross profit	81,889	114,403	149,551	208,030	243,240	34,937	125,029	125,829	18,389
Operating income	58,719	85,490	113,794	163,706	187,300	26,902	97,743	98,342	14,372
Net income	59,633	86,718	101,254	145,606	165,017	23,702	86,217	74,265	10,853
Basic net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Earnings per share information is not presented as its inclusion would not be meaningful due to the reorganization of Hengda as disclosed in note 2 to the financial statements of Success Winner on page F-36.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands)
Summary statement of cash flow data:
Net cash provided by operating activities	130,361	48,852	103,245	107,262	155,230	22,300	23,277	41,914	6,130
Net cash provided by/(used in) investing activities	(22,513)	(1,622)	(3,574)	(4,156)	(6,625)	(950)	(5,357)	(243)	(35)
Net cash provided by/(used in) financing activities	(106,884)	(46,351)	(91,980)	(97,192)	(115,506)	(16,600)	1,815	(30)	(4)

	As of December 31,						As of June 30,
	2004	2005	2006	2007	2008	2008	2009	2009
	RMB	RMB	RMB	RMB	RMB	$	RMB	$
	(In thousands)
Summary balance sheet data:
Cash and cash equivalents	4,023	4,902	12,593	18,507	51,606	7,560	93,247	13,623
Working capital(1)	(64,144)	(47,852)	(5,483)	149,934	181,111	26,540	264,806	38,687
Total assets	252,147	308,124	361,676	440,289	454,720	66,640	521,829	76,237
Share capital	27,900	27,900	58,980	58,980	0	0	0	0
Retained (deficit)/earnings	0	0	0	142,402	164,965	21,935	239,230	32,788
Total shareholders’ equity	35,389	44,061	85,266	230,872	253,451	37,150	329,615	48,155

(1)	Working capital is calculated as current assets minus current liabilities.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Redomestication and Business Combination have occurred (i) at the beginning of the pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 13, 2008 and (ii) at June 30, 2009 for the pro forma balance sheet. The financial statements of China Ceramics are not included for the following reasons:

•	The only shareholder of China Ceramics is CHAC.
•	China Ceramics has not opened a bank account and has no assets, liabilities or financial statements.
•	China Ceramics has not engaged in any activity other than this business combination.

The unaudited pro forma condensed combined financial information presents three possible scenarios for the approval of the Business Combination by CHAC’s stockholders, as follows:

Assuming No Redemption of Shares:  This presentation assumes that no stockholders exercise their redemption rights; and

Assuming 33.33% Public Stock Redemption:  This presentation assumes the holders of 4,266,239 shares of CHAC’s outstanding common stock (33.33%) exercise their redemption rights.

Assuming 75% Public Stock Redemption/Repurchase:  This presentation assumes that holders of 75% of CHAC’s outstanding common stock either: (i) exercise their redemption rights or (ii) enter into agreements for their shares to be repurchased immediately after the closing.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the Business Combination and are factually supportable. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro form events that are directly attributable to the Business Combination, are factually supportable, and are expected to have a continuing impact on the combined results.

The historical financial statements of CHAC have been prepared under U.S. GAAP and presented in U.S. Dollars. The historical financial statements of Success Winner have been prepared under IFRS and presented in Chinese Renminbi and for these proformas have been converted into U.S. Dollars and U.S. GAAP. No material adjustments were made to Success Winners’ financial statements prepared under IFRS when converting them to U.S. GAAP. The unaudited pro form condensed combined financial statements included herein are prepared under U.S. GAAP and presented in U.S. dollars. However, following completion of the Redomestication and Business Combination, the combined entity intends to prepare its consolidated financial statements under IFRS and present such consolidated financial statements in Chinese Renminbi (with a convenience conversion to U.S. dollars).

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the Business Combination been consummated as of June 30, 2009, or the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2009 or the year ended December 31, 2008, as being indicative of the historical financial results of operations that would have been achieved had the Business Combination been consummated on the first day of such period. See “Risk Factors Relating to the Redomestication and Business Combination” in this proxy statement/prospectus for further information.

We are providing the following information to aid you in your analysis of the financial aspects of the Redomestication and Business Combination. We derived the historical financial information of CHAC from the unaudited financial statements of CHAC for the six months ended June 30, 2009 and from the audited financial statements of CHAC for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus. We derived the historical financial information of Success Winner from the unaudited consolidated/combined financial statements of Success Winner for the six months ended June 30, 2009 and from the audited consolidated/combined financial statements of Success Winner for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus. This information should be read together with CHAC’s and Success Winner’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for CHAC and Success Winner, and other information included elsewhere in this proxy statement/prospectus.

In order to ensure that the Redomestication and Business Combination are approved by the shareholders, CHAC, Hengda and their respective affiliates may enter into transactions to purchase or facilitate the purchase of common stock of CHAC from shareholders who have indicated their intention to vote against the acquisition and seek redemption of their shares for cash. Such transactions may be entered into prior to the meeting of shareholders to approve the Redomestication and Business Combination, but would not be completed until the Business Combination was consummated. Such purchases could result in all or substantially all of CHAC’s trust fund being expended to pay for such stock repurchases post-transaction, which could result in China Ceramics not receiving any working capital from the trust account to fund its post-transaction business operations. Such purchases could also result in the issuance of additional common stock or warrants of CHAC as an inducement for third parties to purchase such shares. The lack of trust funds to fund Hengda’s business operations could have a material adverse effect on its operations and business prospects. No such transactions have occurred or been entered into as of the date of this proxy statement/prospectus. If any of the funds held in CHAC’s trust account are used to purchase common stock of CHAC from holders who would have otherwise voted against the Business Combination, holders of CHAC’s public stock who purchased such shares in CHAC’s initial public offering may have grounds to seek rescission of the purchase of the units the holder acquired in the initial public offering. In such event, CHAC would be required to reclassify those shares subject to rescission rights outside of stockholders’ equity. In order to allow stockholders to understand the potential impact of such transactions on the combined company, the column entitled “Pro Forma Combined Companies (With 75% Public Stock Redemption/Repurchase)” includes information assuming that the maximum number of persons elect redemption rights and that an additional 41.67% (although it is possible that more than 41.67% of the public shares are repurchased) of the public shares are repurchased at the value per public share held in trust.

The Business Combination is expected to be accounted for as a reverse recapitalization if, immediately following completion of the transaction, the shareholder of Success Winner immediately prior to the Business Combination has effective control of CHAC through (1) their significant shareholder interest in the combined entity and excluding the Escrowed Shares, (2) significant representation on the Board of Directors (initially three out of five members), with two other board members being independent, and (3) being named to all of the senior executive positions. In all events, the Seller will own a significant interest (either majority or a significant minority) with no other owner or organized group of owners having a significant voting interest.(1) If at least 67.64% of the public common shares are either redeemed or repurchased by CHAC, Success Winner will have voting control immediately after the acquisition. CHAC believes that the presentation reflecting such redemptions and repurchases is more meaningful under current economic and equity market conditions and, therefore, it is highly unlikely that Success Winner will not have effective voting control. For accounting purposes, Success Winner will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Success Winner, i.e., a capital transaction involving the issuance of stock by CHAC for the stock of Success Winner. Accordingly, the combined assets, liabilities and results of operations of Success Winner will become the historical financial statements of CHAC at the closing

Note:

(1)	The following summarizes the percentage ownership at closing under each of the three scenarios:

	CHAC Current Public Shareholders	CHAC Founders	Seller
Assuming No Redemption of Shares	63.5%	8.0%	28.5%
Assuming 33.33% Public Stock Redemption	53.7%	10.1%	36.2%
Assuming 75% Public Stock Redemption/Repurchase	30.3%	15.2%	54.5%

of the transaction, and CHAC’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Success Winner beginning on the Business Combination date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. All direct costs of the transaction will be charged to operations in the period that such costs are incurred. Neither the Board of Directors nor any employees of CHAC will receive exit packages in connection with the merger or have any equity securities vest except for the founders’ shares and warrants of CHAC. Although China Ceramics was legally formed on July 31, 2009, it has not been capitalized and it has no assets or liabilities. It is intended that China Ceramics will acquire all of the issued and outstanding shares of Success Winner and will become the parent company of the group. Consequently, China Ceramics has not been presented as a separate column in the following pro forma financial statements.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to provisions in the Acquisition Agreement, the release to Success Winner’s current shareholders in the aggregate amount of up to 8,185,763 ordinary shares from an escrow account for achieving certain income thresholds (as defined in the Acquisition Agreement) in each of the three years ending December 31, 2009 through December 31, 2011, and two stock price thresholds (as defined in the Acquisition Agreement) prior to April 30, 2012. Such Escrowed Shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse recapitalization at par value, and will be included in the calculations of earnings per share from that date.

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 4,266,239 Shares of Common Stock				Pro Forma Combined Companies (with 33.33% Public Stock Redemption)	Additional Pro Forma Adjustments for Repurchase of 5,333,761 Shares of Common Stock				Pro Forma Combined Companies (with 75% Public Stock Redemption/ Repurchase)
			Debit		Credit			Debit		Credit			Debit		Credit
ASSETS
Current assets:
Cash and cash equivalents	$12	$13,623	$125,278	(a)	$4,288	(b)	$90,450			$41,754	(k)	$48,696	$15,000	(n)	$52,202	(l)	$11,494
					4,175	(g)
					40,000	(i)
Investments held in Trust	125,278	—			125,278	(a)	—					—					—
Accounts receivable, net	—	36,767					36,767					36,767					36,767
Other receivables	512	491					1,003					1,003					1,003
Inventories	—	15,756					15,756					15,756					15,756
Prepaid expenses	18	132					150					150					150
Total current assets	125,820	66,769					144,126					102,372					65,170
Property, plant and equipment, net	1	9,444	40,000	(h)			49,445					49,445					49,445
Land use rights, net	—	24					24					24					24
Deferred income taxes	257	—					257					257					257
Total Assets	$126,078	$76,237					$193,852					$152,098					$114,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$13,857					$13,857					$13,857					$13,857
Deferred underwriting fee	4,288	—	4,288	(b)			—					—					—
Income tax payable	—	2,100					2,100					2,100					2,100
Accrued expenses	120	2,217	4,175	(g)	1,759	(e)	2,253					2,253					2,253
					2,332	(f)
Deposits from distributors	—	1,812					1,812					1,812					1,812
Short-term loan	—	5,040	40,000	(i)	40,000	(h)	5,040					5,040			15,000	(n)	20,040
Accrued commissions	—	2,846					2,846					2,846					2,846
Due to director	—	210					210					210					210
Total current liabilities	4,408	28,082					28,118					28,118					43,118
Common stock subject to possible redemption	40,364	—	40,364	(c)			—					—					—
Stockholders’ equity:
Preferred stock, $.0001 par value	—	—					—					—					—
Common stock, $.001 par value(1)	16	—	2	(j)	6	(m)	20	$4	(k)			16	5	(l)			11
Common stock, $1.00 par value(1)	—	—										—					—
Additional paid-in capital	80,724	7,825	6	(m)	40,364	(c)	129,475	41,750	(k)			87,725	52,197	(l)			35,528
					566	(d)
					2	(j)
Statutory common reserve		3,783					3,783					3,783					3,783
Retained earnings	566	32,788	566	(d)			28,697					28,697					28,697
			1,759	(e)
			2,332	(f)
Accumulated other comprehensive income		3,759					3,759					3,759					3,759
Total stockholders’ equity	81,306	48,155					165,734					123,980					71,778
Total Liabilities and Stockholders’ Equity	$126,078	$76,237					$193,852					$152,098					$114,896

Note (1):

	China Holdings Acquisition Corp.		Success Winner Limited	Pro Forma Adjustments and Eliminations		Pro Forma Combined Companies (with No Stock Redemption)		Additional Pro Forma Adjustments for Redemption of 4,266,239 Shares of Common Stock		Pro Forma Combined Companies (with 33.33% Public Stock Redemption)		Additional Pro Forma Adjustments for Repurchase of 5,333,761 Shares of Common Stock		Pro Forma Combined Companies (with 75% Public Stock Redemption/ Repurchase)
				Debit	Credit			Debit	Credit			Debit	Credit
Common shares authorized:	40,000,000		50,000			51,000,000				51,000,000				51,000,000
Common shares issued:	16,000,000	(a)	1			20,143,000	(b)			15,876,761	(b)			10,543,000	(b)
Common shares outstanding:	16,000,000	(a)	1			20,143,000				15,876,761				10,543,000

Notes:

(a) Including 4,266,239 shares subject to possible redemption.

(b) Excluding 8,185,763 shares held in escrow.

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To liquidate investments held in trust.
b)	To record payment of deferred underwriters’ compensation charge to capital at time of initial public offering but contingently payable until the consummation of a business combination.
c)	To eliminate common stock subject to possible redemption on the assumption that all shareholders approve of the proposed business combination.
d)	Adjustment reflects the elimination of CHAC’s historical retained earnings as a result of the merger.
e)	To accrue balance of estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$700
SPAC closing advisors	250
Directors and officers insurance	200
Accounting	50
Consulting and other professional fees	500
Registration and listing costs	50
Travel	25
Total estimated costs	1,775
Less, costs incurred as of the balance sheet date	(16)
Balance to accrue	$1,759

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

f)	To accrue balance of estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	2,400
Less, costs incurred as of the balance sheet date	(68)
Balance to accrue	$2,332

Such costs were not recorded as a charge to operations through June 30, 2009 and, will be charged to operations subsequently by Success Winner.

g)	To record the payment of costs related to the business combination.
h)	To record the acquisition of three lines of a new (twelve line maximum) manufacturing facility immediately after closing in exchange for an approximately $40,000 note issued by the developer of the facility. It is a condition of closing that Success Winner have in place a contract for the acquisition of the new manufacturing facility which is expected to commence production of ceramic tiles for Success Winner during October 2009. Success Winner will purchase the production of the new manufacturing facility “at cost” until Success Winners acquires the manufacturing facility during the fourth quarter of 2009.
i)	To repay the manufacturing facility note with proceeds from the trust account.
j)	To record the cancellation of 1,600,000 founders’ shares of common stock at closing.
k)	To record redemption of 4,266,239 shares (33.33%) of China Holdings common shares issued in China Holdings’ IPO at June 30, 2009 redemption value of $9.787 per share. The number of shares redeemed, 4,266,239, is based on 33.33% of the initial public offering shares outstanding prior to the business combination and represents the maximum number of shares that may be redeemed without precluding the consummation of a business combination.
l)	To record repurchase of 5,333,761 shares (41.67%) of China Holdings common shares issued in China Holdings’ IPO at June 30, 2009 redemption value of $9.787 per share. These shares, together with the number of shares redeemed of 4,266,239, assume that 9,600,000 (75%)of the initial public offering shares outstanding prior to the business combination are either redeemed by CHAC or repurchased by China Ceramics immediately after the closing.
m)	Adjustment reflects the issuance of China Ceramics common stock to the Success Winner shareholder. The following table summarizes the common shares outstanding in each pro forma scenario:

	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption	Number of Shares with 75% Public Stock Redemption/ Repurchase
Actual number of common share outstanding	16,000,000	16,000,000	16,000,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	13,928,763	13,928,763	13,928,763
Less, Founders’ shares cancelled	(1,600,000)	(1,600,000)	(1,600,000)
Less, shares redeemed by public shareholders	—	(4,266,239)	(4,266,239)
Less, shares repurchased	—	—	(5,333,761)
Pro forma number of common shares issued	28,328,763	24,062,524	18,728,763
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims)	(8,185,763)	(8,185,763)	(8,185,763)
Pro forma number of common shares outstanding	20,143,000	15,876,761	10,543,000
n)	To reinstate a portion ($15,000) of the manufacturing facility note to provide China Ceramics with adequate working capital.

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2008
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 4,266,239 Shares of Common Stock				Pro Forma Combined Companies (with 33.33% Public Stock Redemption)	Additional Pro Forma Adjustments for Repurchase of 5,333,761 Shares of Common Stock			Pro Forma Combined Companies (with 75% Public Stock Redemption/ Repurchase)
			Debit		Credit			Debit		Credit			Debit		Credit
Revenue, net	$—	$111,473					$111,473					$111,473				$111,473
Cost of goods sold	—	76,536					76,536					76,536				76,536
Gross profit	—	34,937					34,937					34,937				34,937
Operating expenses:
Selling expenses	—	6,608					6,608					6,608				6,608
General and administrative expenses	837	1,427					2,264					2,264				2,264
	837	8,035					8,872					8,872				8,872
Income (loss) from operations	(837)	26,902					26,065					26,065				26,065
Other income (expenses):
Interest expense	—	(135)					(135)					(135)	795	(e)		(930)
Interest income	2,917	57	98	(a)			2,876	960	(c)			1,916	1,201	(f)		715
Write-off of deferred acquisition costs related to terminated transaction	(1,586)						(1,586)					(1,586)				(1,586)
Other income	—	329					329					329				329
	1,331	251					1,484					524				(1,472)
Income before provision for income taxes	494	27,153					27,549					26,589				24,593
Provision for income taxes	168	3,451			33	(b)	3,586			135	(d)	3,451			101(g)	3,350
Net income	326	23,702					23,963					23,138				21,243
Other comprehensive income:
Foreign currency translation	—	2,169					2,169					2,169				2,169
Comprehensive income	$326	$25,871					$26,132					$25,307				$23,412
Net earnings per share:
Basic	$0.02	$23,702,000.00					$1.19					$1.46				$2.01
Diluted	$0.02	$23,702,000.00					$1.01					$1.19				$1.50
Weighted number of shares outstanding:
Basic	16,000,000	1					20,143,000					15,876,761				10,543,000
Diluted	16,000,000	1					23,780,334					19,514,095				14,180,334

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment of deferred underwriters compensation charges at the beginning of the period.

Deferred underwriting compensation	$4,266
Average interest rate	2.3%
Reduction of interest income	$98
b)	To adjust U.S. Federal income taxes at the effective rate of 34% for the reduction in interest income in adjustment ‘(a)’.
c)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for redeemed shares at the beginning of the period.

Cash remitted for redeemed shares	$41,754
Average interest rate	2.3%
Reduction of interest income	$960
d)	To adjust U.S. Federal income taxes for adjustment ‘(c)’ assuming that no federal tax benefit may be realized.
e)	To record interest expense for the manufacturing facility note:

Initial amount of note	$40,000
Less, amount repaid with proceeds from the trust account	(25,000)
Amount of note outstanding	15,000
Interest rate	5.3%
Interest expense	$795

Note:

There is no pro forma interest expense for the “No Stock Redemption” and “33.3% Public Stock Redemption” scenarios as the entire manufacturing facility note will be repaid with proceeds from the trust account.

f)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for repurchased shares at the beginning of the period.

Cash remitted for repurchased shares	$52,202
Average interest rate	2.3%
Reduction of interest income	$1,201
g)	To adjust Chinese income taxes at the effective rate of 12.7% for the interest expense in adjustment (e).

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	Pro forma entries are recorded to the extent that they are a direct result of the Business Combination and are expected to have continuing future impact.
(2)	The following material nonrecurring charges and related tax effects result directly from the business combination and will be reflected in the income of the registrant during 2009. These items are NOT included in the pro forma adjustments:
A)	Estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$700
SPAC closing advisors	250
Directors and officers insurance	200
Accounting	50
Consulting and other professional fees	500
Registration and listing costs	50
Travel	25
Total estimated costs	$1,775

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

B)	To adjust U.S. Federal income taxes for adjustment ‘A)’ assuming that no federal tax benefit may be realized.
C)	Estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	$2,400
D)	To adjust Chinese income taxes at the effective rate of 12.7% for the costs incurred by Success Winner in adjustment ‘C)’.

(3)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trust liquidation value for the Company’s common stock of $9.79 USD on June 30, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption	Number of Shares with 75% Public Stock Redemption/ Repurchase
Actual number of common share outstanding	16,000,000	16,000,000	16,000,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	13,928,763	13,928,763	13,928,763
Less, Founders’ shares cancelled	(1,600,000)	(1,600,000)	(1,600,000)
Less, shares redeemed by public shareholders	—	(4,266,239)	(4,266,239)
Less, shares repurchased	—	—	(5,333,761)
Pro forma weighted average number of common shares issued	28,328,763	24,062,524	18,728,763
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims)(A)	(8,185,763)	(8,185,763)	(8,185,763)
Pro forma weighted average number of common shares outstanding – Basic	20,143,000	15,876,761	10,543,000
Common stock equivalents:
Shares issuable from “in the money” warrants outstanding:
From public offering warrants	12,800,000	12,800,000	12,800,000
From Founders’ warrants	2,750,000	2,750,000	2,750,000
Total shares issuable	15,550,000	15,550,000	15,550,000
Less, number of shares available “on the market” pursuant to the treasury stock method(B)	(11,912,666)	(11,912,666)	(11,912,666)
Number of “new” shares to be issued pursuant to the treasury stock method	3,637,334	3,637,334	3,637,334
Pro forma weighted average number of common shares outstanding – Diluted	23,780,334	19,514,095	14,180,334

(A)	Concurrent with the closing, 8,185,763 of the merger shares shall be delivered into an escrow account and be subject to release to the post-business combination shareholders upon the attainment of certain financial thresholds as follows:

From escrow at the close of 2009 audit, if certain earnings thresholds are met	1,214,127
From escrow at the close of 2010 audit, if certain earnings thresholds are met	1,794,800
From escrow at the close of 2011 audit, if certain earnings thresholds are met	2,176,836
From escrow if the closing price of China Ceramics’ common stock is at or above $20.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	2,000,000
From escrow if the closing price of China Ceramics’ common stock is at or above $25.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	1,000,000
Total merger shares held in escrow not considered outstanding at closing	8,185,763

The escrowed shares will be released without regart to continued employment and are only contingent on future earnings and the stock price of China Ceramics. Accordingly, as the contingent events have not yet accurred, the escrow shares have been excluded from basic and diluted earnings per share calculations.

Upon their release from escrow, the shares will be recorded as an adjustment to China Ceramics’ basis in Hengda, and will be included in the calculations of earnings per share from such date.

(B)	Assumes a share price of $9.79.

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations			Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 4,266,239 Shares of Common Stock			Pro Forma Combined Companies (with 33.33% Public Stock Redemption)	Additional Pro Forma Adjustments for Repurchase of 5,333,761 Shares of Common Stock			Pro Forma Combined Companies (with 75% Public Stock Redemption/ Repurchase)
			Debit		Credit		Debit		Credit		Debit		Credit
Revenue, net	$—	$58,375				$58,375				$58,375				$58,375
Cost of goods sold	—	39,986				39,986				39,986				39,986
Gross profit	—	18,389				18,389				18,389				18,389
Operating expenses:
Selling expenses	—	3,311				3,311				3,311				3,311
General and administrative expenses	279	706				985				985				985
	279	4,017				4,296				4,296				4,296
Income (loss) from operations	(279)	14,372				14,093				14,093				14,093
Other income (expenses):
Interest expense	—	(61)				(61)				(61)	398	(d)		(459)
Interest income	255	20	9	(a)		266	84	(c)		182	104	(e)		78
Current acquisition costs	(16)					(16)				(16)				(16)
Write-off of deferred acquisition costs										—				—
related to terminated transaction	(49)					(49)				(49)				(49)
Other income	—	173				173				173				173
	190	132				313				229				(273)
Income (loss) before provision for income taxes	(89)	14,504				14,406				14,322				13,820
Provision (benefit) for income taxes	(30)	3,651	30	(b)		3,651				3,651			100(f)	3,551
Net income (loss)	(59)	10,853				10,755				10,671				10,269
Other comprehensive income:
Foreign currency translation	—	45				45				45				45
Comprehensive income (loss)	$(59)	$10,893				$10,800				$10,716				$10,314
Net earnings per share:
Basic	$—	$10,853,000.00				$0.53				$0.67				$0.97
Diluted	$—	$10,853,000.00				$0.45				$0.55				$0.72
Weighted number of shares outstanding:
Basic	16,000,000	1				20,143,000				15,876,761				10,543,000
Diluted	16,000,000	1				23,780,334				19,514,095				14,180,334

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment of deferred underwriters compensation charges at the beginning of the period.

Deferred underwriting compensation	$4,266
Average annualized interest rate	0.4%
Annual reduction of interest income	17
Pro rata for six months	50.0%
Reduction of interest income	$9
b)	To adjust U.S. Federal income taxes for adjustment ‘(a)’ assuming that no federal tax benefit may be realized.
c)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for redeemed shares at the beginning of the period.

Cash remitted for redeemed shares	$41,754
Average annualized interest rate	0.4%
Annual reduction of interest income	167
Pro rata for six months	50.0%
Reduction of interest income	$84
d)	To record interest expense for the manufacturing facility note:

Initial amount of note	$40,000
Less, amount repaid with proceeds from the trust account	(25,000)
Amount of note outstanding	15,000
Interest rate	5.3%
Annual interest expense	$795
Pro rata for six months	50.0%
Interest expense	$398

Note:

There is no pro forma interest expense for the “No Stock Redemption” and “33.3% Public Stock Redemption” scenarios as the entire manufacturing facility note will be repaid with proceeds from the trust account.

e)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for repurchased shares at the beginning of the period.

Cash remitted for repurchased shares	$52,202
Average annualized interest rate	0.4%
Annual reduction of interest income	209
Pro rata for six months	50.0%
Reduction of interest income	$104
f)	To adjust Chinese income taxes at the effective rate of 25% for the interest expense in adjustment (d).

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	Pro forma entries are recorded to the extent that they are a direct result of the Business Combination and are expected to have continuing future impact.
(2)	The following material nonrecurring charges and related tax effects result directly from the business combination and will be reflected in the income of the registrant during 2009. These items are NOT included in the pro forma adjustments:
A)	Balance of estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$700
SPAC closing advisors	250
Directors and officers insurance	200
Accounting	50
Consulting and other professional fees	500
Registration and listing costs	50
Travel	25
Total estimated costs	1,775
Less, costs incurred as of the balance sheet date	(16)
Balance to accrue	$1,759

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

B)	To adjust U.S. Federal income taxes for adjustments ‘A)’ assuming that no federal tax benefit may be realized.
C)	Balance of estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	2,400
Less, costs incurred as of the balance sheet date	(68)
Balance to accrue	$2,332

Such costs were not recorded as a charge to operations through June 30, 2009 and, will be charged to operations subsequently by Success Winner.

D)	To adjust Chinese income taxes at the effective rate of 25% for the costs incurred by Success Winner in adjustment ‘C)’.

(3)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trust liquidation value for the Company’s common stock of $9.79 USD on June 30, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption	Number of Shares with 75% Public Stock Redemption/ Repurchase
Actual number of common share outstanding	16,000,000	16,000,000	16,000,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	13,928,763	13,928,763	13,928,763
Less, Founders’ shares cancelled	(1,600,000)	(1,600,000)	(1,600,000)
Less, shares redeemed by public shareholders	—	(4,266,239)	(4,266,239)
Less, shares repurchased	—	—	(5,333,761)
Pro forma weighted average number of common shares issued	28,328,763	24,062,524	18,728,763
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims)(A)	(8,185,763)	(8,185,763)	(8,185,763)
Pro forma weighted average number of common shares outstanding – Basic	20,143,000	15,876,761	10,543,000
Common stock equivalents:
Shares issuable from “in the money” warrants outstanding:
From public offering warrants	12,800,000	12,800,000	12,800,000
From Founders’ warrants	2,750,000	2,750,000	2,750,000
Total shares issuable	15,550,000	15,550,000	15,550,000
Less, number of shares available “on the market” pursuant to the treasury stock method(B)	(11,912,666)	(11,912,666)	(11,912,666)
Number of “new” shares to be issued pursuant to the treasury stock method	3,637,334	3,637,334	3,637,334
Pro forma weighted average number of common shares outstanding – Diluted	23,780,334	19,514,095	14,180,334

(A)	Concurrent with the closing, 8,185,763 of the merger shares shall be delivered into an escrow account and be subject to release to the post-business combination shareholders upon the attainment of certain financial thresholds as follows:

From escrow at the close of 2009 audit, if certain earnings thresholds are met	1,214,127
From escrow at the close of 2010 audit, if certain earnings thresholds are met	1,794,800
From escrow at the close of 2011 audit, if certain earnings thresholds are met	2,176,836
From escrow if the closing price of China Ceramics’ common stock is at or above $20.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	2,000,000
From escrow if the closing price of China Ceramics’ common stock is at or above $25.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	1,000,000
Total merger shares held in escrow not considered outstanding at closing	8,185,763

The escrowed shares will be released without regard to continued employment and are only contingent on future earnings and the stock price of China Ceramics. Accordingly, as the contingent events have not yet accurred, the escrow shares have been excluded from basic and diluted earnings per share calculations.

Upon their release from escrow, the shares will be recorded as an adjustment to China Ceramics’ basis in Hengda, and will be included in the calculations of earnings per share from such date.

(B)	Assumes a share price of $9.79.

THE CERAMICS INDUSTRY

Overview

Ceramic tiles are widely used in the PRC as a construction material for residential and commercial buildings. Ceramic tiles are used for flooring, interior walls for decorative purposes and on exterior walls as siding due to their resistance to temperature, extreme environments, erosion, abrasion and discoloration for extended periods of time. In addition, ceramic tiles are easy to maintain. In the PRC, commercial and residential buildings built with ceramic tiles on exterior walls are viewed as more modern and are generally regarded as being better constructed.

The PRC is the largest consumer of ceramic tiles worldwide. According to the China Ceramic Industrial Association, total worldwide consumption was 8.0 billion square meters in 2007, growing from 5.4 billion square meters in 2002, a compound annual growth rate, or CAGR, of 8.0%. In the PRC, consumption in 2007 was 2.7 billion square meters, growing from 1.6 billion square meters in 2002, a CAGR of 11.0%. The export of construction ceramic tiles from the PRC grew from 125 million square meters in 2002 to 671 million square meters in 2008, representing a CAGR of 32.3% according to the China Building Ceramics and Sanitaryware Association. The value of ceramic tiles exported from the PRC grew from $325 million to $2.71 billion, a CAGR of 42.4%, during the same period.

The rapid growth for construction materials in the PRC is driven by three trends: population growth, population urbanization and an increasing standard of living. According to the National Bureau of Statistics of China, the population of China grew by 61 million people from 1.267 billion in 2000 to 1.328 billion in 2008. The population is expected to reach 1.36 billion by 2010 according to the Chinese Academy of Social Sciences. As China evolves from an agrarian society to an industrialized country the population is urbanizing, with the urban population growing from 459 million in 2000 to 607 million in 2008. According to the McKinsey Global Institute, another 350 million people will be added to PRC’s urban population by 2025. The urbanization ratio of the PRC was only 45.7% in 2008 according to the National Bureau of Statistics of China, which is low when compared with; 81.4% in the U.S. and 89.9% in the U.K., and also lower than other developing countries such as Indonesia and Malaysia. The per capita living space of the urban population in the PRC grew from 13.7 square meters in 1990 to 27.1 square meters in 2006, which is low when compared with a range of 30-50 square meters in European countries. Consequently the construction materials industry in the PRC, according to Datamonitor, is forecasted to grow from $213.4 billion in 2008 to $323.9 billion in 2013, representing a CAGR of 8.7%.

Although ceramic manufacturing in the PRC is distributed throughout the country, the majority of ceramic tiles are manufactured in; Foshan of Guangdong, Jingdezhen of Jiangxi, Zibo of Shandong, Jiajiang of Sichuan, and Jinjiang of Fujian. Jinjiang is known as the exterior wall ceramic tile manufacturing center in the PRC and represents approximately 70% of China’s output, according to the Fujian Ceramics Industry Association. The exterior ceramic tile industry in the PRC is highly fragmented with no one manufacturer believed by management to have more than 5% market share.

As the ceramic tile industry in the PRC matures, builders are demanding construction materials that reduce building weight, making it possible to use light building structures and accelerate the speed of construction. Government policies meant to address energy efficiency are promoting the use of innovative wall materials, particularly those performing well in heat preservation and insulation and that are light in weight, and manufactured utilizing waste materials, less energy and fewer raw materials. In an effort to differentiate their products and meet government policies, ceramic tile manufacturers are increasingly focusing on research and development efforts.

HENGDA’S BUSINESS

Overview

Hengda is a leading Chinese manufacturer of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. The ceramic tiles, sold under the “HD” or “Hengda” brand are available in over two thousand styles, colors and size combinations. Currently, Hengda has five principal product categories: (i) porcelain tiles, (ii) glazed tiles, (iii) glazed porcelain tiles, (iv) rustic tiles, and (v) ultra-thin tiles. Porcelain tiles are Hengda’s major products and accounted for over 80% of Hengda’s total revenue in 2008. The market for Hengda’s products has been growing rapidly, due to the increasing demand for construction materials in the PRC attributable to; population growth, population urbanization and an increasing standard of living.

Hengda’s manufacturing facility is located in Jinjiang, Fujian Province with an aggregate annual production capacity of approximately 28 million square meters. The company manufactures its five principal product categories using nine production lines; each production line is optimized to manufacture specific size ranges to maximize efficiency and output. Hengda will acquire a new facility in Gaoan, Jiangxi Province in Q4 2009. The 12 production lines in Gaoan are expected to increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Hengda primarily sells its products through an exclusive distributor network and directly to property developers. The company has a long-term relationships with its customers; nine of its top ten clients in 2008 have been purchasing from the company for over nine years. Hengda has been in discussions with some large property developers in China to be their exclusive or primary provider of ceramic tiles and, although no arrangements or agreements have been entered into, Hengda expects to enter into arrangements of that type in the foreseeable future.

Hengda focuses its research and development efforts on developing innovative and environmentally-friendly products. Hengda owns or has the exclusive right to use 33 design patents and four utility model patents. Hengda’s stringent quality management and marketing efforts have created a strong business reputation and high brand awareness as demonstrated by the company receiving recognition from the Intermediate People’s Court of Xiangtan City of the “Chinese Well-Known Mark” award.

Hengda will acquire a new facility being established in Gaoan, Jiangxi Province. Hengda expects that three production lines will be available for use in the fourth quarter of 2009, and another four and five production lines will be established in 2010 and 2011, respectively. After the completion of the twelve production lines in Gaoan, Hengda expects to increase its production capacity by 42 million square meters by the end of 2011. The production lines in the Gaoan facility can produce five principal categories of Hengda’s existing products. Furthermore, the new production lines in Gaoan were built using some of the most advanced equipment in the industry and operate at a higher efficiency rate than the existing production lines.

Hengda’s Products

Hengda produces five types of ceramic tiles:

Porcelain tiles:  Porcelain tiles are fired at extreme temperatures and are therefore stronger and harder than other types of ceramic tiles. The material and the color is the same throughout and porcelain tiles are extremely wear-resistant. Although porcelain tiles have a matte surface, they absorb less water than other ceramic tiles, and as such, they are a superior solution for exterior tiling where there is frequent exposure to moisture.

Glazed tiles:  Glazed tiles have a glossy finish and color patterns may be added to the exterior surface of the tile. The glaze does not go beyond the exterior surface of the tile and the interior color will show if the tile is chipped. Although glazed tiles are less water-resistant than matte porcelain tiles, they are easier to clean due to their glossy surface.

Glazed porcelain tiles:  Glazed porcelain tiles combine the advantages of porcelain tiles and glazed tiles, thus enabling the tiles to have a porcelain body with a stain-proof and glossy finish.

Rustic tiles:  Rustic tiles have greater versatility in their design as textures and colors can be added to their exterior surfaces and therefore can be used in more decorative situations. In addition to being used on exterior walls, rustic tiles are also used for interior walls and flooring. Rustic tiles were put into production in 2007.

Ultra-thin tiles:  Ultra-thin tiles are only 4.0 mm thick, about half the thickness of traditional tiles. Due to their thinness, these tiles are more environmentally-friendly as the production process requires fewer raw materials and less energy. When used in combination with a specialized insulating material, the combination enables greater heat retention in the winter and keeps buildings cool in the summer with less load bearing stress on exterior building walls. Ultra-thin tiles were commercialized in 2008.

Ceramic tiles can be manufactured in differing sizes according to customer specifications, with the largest sized tiles measuring 600 mm by 600 mm. Hengda can provide over 2,000 different combinations of products, colors, textures and sizes to meet the various demands of its customers.

Hengda’s Competitive Strengths

Hengda believes the company can capitalize on the growth in the ceramics tile industry in the PRC because of the following strengths:

Leading exterior ceramic tile manufacturing company in the PRC

Hengda is a leading exterior ceramic tile manufacturer in Fujian Province and possesses economies of scale and scope that give the company an advantage over its competitors. Hengda has an established track record of more than 15 years in the ceramics industry.

Hengda is strategically located in the Jinjiang region, a ceramic and construction material hub in the PRC. As distributors and direct customers come to this area to procure construction materials for sale, construction projects or export, this location provides a regular flow of customers and demand to Hengda. This centralized industry location allows Hengda to respond quickly to customer demands and react rapidly to emerging market trends. Additional geographic advantages include: 7 miles to the Jinjiang Airport, 40 miles to the Xiamen Airport and Xiamen Railway Station and 4 miles to Shenhu Port. The proximity and ease of access to major ports and transportation enables Hengda to leverage geographical convenience and decreases transportation and logistics costs.

Leading brand with a strong market reputation

Hengda’s strong brand recognition allows it to market itself as a leader in the exterior ceramic tile industry to property developers and distributors to the construction industry. The “Hengda” and “HD” brands are well recognized and highly regarded in markets where Hengda’s products are sold. In 2005 Hengda was certified as a “Famous Brand of Fujian Province”, and was recognized as a “Chinese Well-known Mark” in 2005.

Hengda focuses on strengthening its brands by attending national fairs and promoting its products through inclusion in strategic or high-profile projects. As a result, their products are being used for the 16th Asian Games, the 11th National Chinese Games Village and the Chinese Academy of Sciences. Hengda intends to further build on its brand’s market position in the future.

Modern and international-standard manufacturing facilities

To further Hengda’s corporate strategy of producing high quality products, the company has invested in modern, international-standard manufacturing facilities. Hengda has imported, from Italy and Germany, advanced equipment for its production lines and has implemented an overall stringent cost and quality control management system. Since 2006, Hengda has spent over RMB20 million to upgrade its current production lines and achieved recovery and recycle of waste water, waste dust, exhaust and kiln after-heat, which enabled it to decrease energy costs by 20%. Hengda was awarded Energy Conservation Advance Enterprise in 2008 from Jinjiang City Government.

In July 2002, Hengda was granted an ISO 9001:2000 accreditation, an international standard that acknowledged their quality control process. Quality control procedures begin at the receipt of raw materials and continue throughout the manufacturing process ending with a final quality check prior to packaging. Hengda’s employees are required to undergo internal training regarding its quality control policies, targets and procedures, as well as production and processing techniques. To date, Hengda has not received material claims for defects against its products.

Hengda’s new production facility in Gaoan is expected to incorporate the latest ceramic tile manufacturing technology and will allow the company to maintain its leadership position. The new production lines were built using some of the most advanced equipment in the industry and incorporate similar recovery and recycle of waste water, waste dust, exhaust and kiln after-heat as the existing lines, but at a higher efficiency rate. Additionally, the production line architecture optimizes throughput by eliminating conveyer feeds between each step of the production process helping to reduce production costs. Hengda’s management believes that the two facilities will yield economic benefits by allowing Hengda to share resources and enable it to optimize its supply and distribution chain thereby enhancing efficiency.

Strong research and development and design capabilities

Hengda has devoted substantial resources to establishing research and development capabilities in an effort to improve its products and diversify its product mix. As of October 15, 2009, Hengda has obtained 13 design patents and 4 utility patents. Another 20 design patent applications were submitted and are pending approval. In addition, Hengda was awarded a “High-tech Enterprise Certificate” in 2007 from Fujian Provincial Department of Science and Technology, affirming its innovations in the industry.

Hengda’s R&D team focuses on new products as well as developing energy and resource efficient production methods. As of October 15, 2009 the team had 72 employees and its supervisor has more than 15 years of experience in the ceramics industry. Hengda’s research and development team also works with the Jingdezhen Ceramic Institute in the PRC to innovate and develop new production processes and products.

Through its efforts in research and development, Hengda believes that it is well positioned to further expand its market share and widen its customer base by continuing to develop technological advances in anticipation of, or in response to, customer requirements and evolving government standards.

Experienced, professional and dedicated management team

Hengda’s experienced, professional and dedicated management team brings a wealth of knowledge to Hengda’s day-to-day operations and provides strategic direction to the company. Hengda’s Chairman and Founder, Huang Jia Dong, has more than 20 years of experience in the ceramics industry and is Vice-Chairman of the Fujian Province Ceramic Industry Association. The senior management team comprised of five members has more than 80 years of experience in the ceramic industry. Hengda believes that the extensive industry related experience among the senior management team allows the company to better anticipate market opportunities.

Hengda’s Strategy

Hengda intends to continue to build on its competitive strengths to increase its market share and profitability. To achieve this, it plans to implement the following business strategies:

Increase production capacity through the acquisition of a new manufacturing facility

In order to meet demand for Hengda’s products which is currently in excess of 100% of current capacity, Hengda plans to acquire a new facility in Gaoan, Jiangxi Province in Q4 2009. Three production lines will be operational in the fourth quarter of 2009, four lines operational in 2010, and the final five production lines will be operational in 2011. The capital expenditure is expected to be RMB279 million in 2009, RMB150 million in 2010, and RMB152 million in 2011. The 12 production lines in Gaoan will increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012. In addition to a more efficient manufacturing process, labor and raw materials costs are also expected to be lower.

Further enhance Hengda’s brand awareness

Hengda plans to further enhance brand awareness of the “Hengda” and “HD” brand in the PRC, in particular, to strengthen the recognition of Hengda as a leader in the PRC exterior ceramic tile industry. Hengda plans on strengthening its brands by; continuing to market its products to property developers and the construction industry, working with distributors on local marketing, attending national fairs and promoting its products through inclusion in strategic high-profile projects. Expansion of Hengda’s branding initiatives will enable it to increase its market share of the ceramic tile industry.

Expand sales distribution network and increase exports

Hengda sells its products mainly to distributors located in major cities such as; Shanghai, Beijing, Tianjin, Wuhan, Chengdu and Shenyang and other locations in the PRC. Hengda intends to expand its distribution network to cover regions within the PRC where it currently does not have a presence or does not have a strong presence. In particular, Hengda plans to increase its distribution network by establishing and increasing its presence in Zhejiang, Anhui, Heilongjiang, Guizhou, Henan, Hebei, Shangdong, Shanxi, Shaanxi, and Yunnan Provinces within the PRC.

Hengda believes that its new production facility in Gaoan will better position the company to expand into new markets and reach additional end customers as transportation and logistical costs of delivering products to these areas will be reduced.

Further, Hengda is planning to conduct more direct sales to property developers and has entered into the final bidding process as the ceramic tile provider to China Resources Land Limited, one of the leading property developers in China. Hengda will also seek to become an exclusive ceramic tile supplier to other leading property developers in China such as Vanke and Evergrande.

Currently Hengda exports approximately 5% of its products through PRC trading companies. Hengda intends to increase the exported volume of its products by establishing relationships with additional PRC trading companies and by promoting its products in regional and international trade shows.

Develop advanced products that meet evolving building construction requirements

Hengda is focusing its R&D initiatives on developing new products that address market demand for advanced building materials and meet evolving Government policies for energy efficiency. Specifically the R&D effort is focused on tiles which;

•	Reduce raw materials and energy consumption in the production process;
•	Have a density less than half of other tiles;
•	Reduce load bearing stress on exterior walls of buildings and tile shedding; and
•	Utilize a honeycomb structure which optimizes insulation performance.

Hengda will continue to invest in research and development to maintain its competitive position in the industry.

Expansion through mergers, acquisitions and strategic alliances

Hengda may seek to further increase its market share through select acquisitions. Management believes that it has sufficient expertise to find and acquire suitable ceramic production facilities and/or companies to increase its scale and geographic diversification within the PRC. Hengda’s management intends to only pursue acquisitions where it believes that it will be able to continue to provide cost competitive, high quality ceramic tiles to its customers.

Production Process and Facilities

A typical production line for ceramic tiles is comprised of preparation equipment (which typically includes a miller and a spray dryer), a press (which is used for shaping raw ceramic material), a glazing line (used to supply glazed materials to the pressed tiles), a kiln (used to harden the soft mixture of clay and minerals into a hard ceramic body by subjecting the mixture to high temperature) and packaging.

The following chart sets out the major steps involved in the production process:

The procedures involved in the production of ceramic tiles are summarized below:

(i)	Inspecting

Raw materials for ceramic products consist mainly of clay (comprised of inorganic materials such as kaolin, flint and feldspar) obtained mostly from areas adjacent to Hengda’s facilities, such as Dehua county of Quanzhou city. Raw materials are inspected by quality control staff upon receipt. Batch calculations that take into consideration both physical properties and chemical compositions of the raw materials are performed to ensure that the right amounts are mixed.

(ii)	Mixing and Grinding

After stringent checks on the quality of the clay and weighing, the raw material department mixes the clay as determined during inspection. The mixture is then sent to a ball mill where water is added to form a slurry for finer grinding. This process takes approximately 12 hours to complete. The slurry is then filtered and metallic particles are removed magnetically. The slurry is inspected at this stage for density, flow speed and water ratio. Compared with many competitors who use stone ball millers, Hengda uses aluminum ball millers to grind materials. Aluminum ball millers have a higher initial cost, but have higher grinding speed and can better process stone chips existing in the slurry. The slurry is then moved to a 1,200 ton slurry pool. Based on production scheduled, portions of the slurry may be moved to smaller slurry pools where coloring materials can be added. The mixture in smaller slurry pools are churned for approximately 24 hours to keep quality and color consistent in the end product.

(iii)	Spray Drying

A spray dryer is then used to remove most of the water content in the slurry to obtain granules with the required moisture level for processing. The slurry is pumped into an atomizer, consisting of a rapidly rotating disk or nozzle where droplets are formed. The droplets of the slurry spray are then dried by a rising hot air column, forming small free-flowing granules of a standard size and specific moisture content which is used in the next stage. The stream of gases used to dry the slurry can be at temperatures as high as 1,100°C. The granules are then moved to and held in steel containers (“hoppers”) for over 24 hours to ensure consistency and uniformity of granule size and color.

(iv)	Molding

The granules flow from a hopper into the mold die where they are compressed by steel plungers and then ejected by the bottom plunger in varying sizes based on specifications. The automated presses used operate at pressures as high as 1,600 tons. The ceramic bisque, a shaped non-fired ceramic tile, is then passed through to the dryer to remove most of the remaining water content present in preparation for the firing and/or glazing stages. The tiles are fed into the dryer and conveyed horizontally on rollers, at temperatures of 250°C for approximately 15 to 25 minutes based on tile type.

(v)	Glazing

Glazing involves applying one or more coats of glaze, comprised mainly of silica and other coloring agents such as iron, chromium, cobalt or manganese, onto the tile surface. The dried ceramic bisque is then sent to the glazing station where a design and/or color is added. The glaze concentration and glazing quantity is controlled by computers to avoid chromatic aberration and lack of uniformity. Not all products, such as porcelain tiles, require glazing.

(vi)	Firing

After molding and/or glazing, the ceramic bisque is fired in a kiln. Typically, the temperature in a kiln is about 1,200°C and the firing process takes less than one hour. The entire firing process is monitored and controlled by computers. Hengda currently has nine firing lines in its production facility.

(vii)	Packaging

After the firing process, tiles are inspected for quality. Tiles which pass inspection are packaged and moved to the storage facility.

As of October 15, 2009 Hengda’s production facility, located in Jinjiang City, Fujian Province in the PRC had a total gross floor area of approximately 120,000 sq m and employed 1,692 production personnel. The Jinjiang facility consists of nine production lines with an annual production capacity of 28 million square meters. Historically, Hengda has not experienced any form of disruption in its production facility.

In 2008 Hengda signed a letter of intent to acquire in Q4 2009, a new production facility in Gaoan, Jiangxi Province with over 430,000 square meters of land. Hengda is acting as the technical advisor during construction and providing production start-up support. In advance of the closing of the transaction with China Holdings, Hengda will sign a definitive agreement to purchase the Gaoan facility. Three production lines will be operational in the fourth quarter of 2009, four lines operational in 2010, and the final five production lines will be operational in 2011. The 12 production lines in Gaoan will increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Quality Control & Assurance

The quality of Hengda’s products is critical to its continued growth and success. In July 2002, Hengda received ISO 9001:2000 accreditation, an international certification certificate, acknowledging their quality control process. Quality control procedures begin at the receipt of raw materials and continue throughout the manufacturing process ending with a final quality check prior to packaging. Hengda’s employees are required to undergo internal training regarding its quality control policies, targets and procedures, as well as production and processing techniques. As of October 15, 2009, Hengda’s quality assurance team consisted of 104 members.

Notable Awards & Certificates

Hengda has received numerous awards and certificates for its branding, product quality and R&D achievements. Select awards include:

Year Initially Received	Award & Certificate Name	Issuer
2002	ISO 9001:2000 Quality Management System Certificate	China Certification Center for Quality Mark
2004	China Compulsory Certification	Guojian Lianxin Certification Center
2005	ISO 14001:2004 Environmental Management Standards Certificate	Fujian Branch of Beijing World Standards Certification Centre
2005	Fujian Well-known Mark	Fujian Well-known Mark Award Commission
2005	Chinese Well-known Mark	Intermediate People’s Court of Xiangtan City
2006	Inspection Exempted Products Certificate	National Bureau of Quality and Technical Supervision
2007	High-tech Enterprise Certificate	Fujian Provincial Department of Science and Technology
2008	Energy Conservation Advanced Enterprise	Jinjiang City Government
2009	Fujian 100 Important Industrial Enterprise	Fujian Economic and Trading Commission

Customer, Sales & Marketing

Hengda primarily sells its products through an exclusive distributor network and directly to property developers. Distributors are located in major cities such as; Shanghai, Beijing, Tianjin, Wuhan, Chengdu and Shenyang and other locations in the PRC. The company has long-term relationships with its customers; nine of its top ten customers in 2008 have been purchasing from the company for over nine years.

Hengda’s major customers accounting for 5% or more of Hengda’s total revenue for the last three years and the six months ended June 30, 2009 are: Foshan City Jundian Ceramics Co., Ltd., Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co. Ltd, Beijing Zhihe Construction Industry Trading Co., Ltd., Fuzhou Yuanteng Construction Decoration Co., Ltd., Chaozhou Chenqiao Jianxing Building Materials Co., Ltd. and Chendu City Dehui Construction Materials Co., Ltd. None of these customers accounted for more than 10% of Hengda’s total revenue in 2008.

Hengda’s business and profitability is not materially dependent on any industrial, commercial or financial contract with any of its customers. None of Hengda’s directors or executive officers or their respective affiliates has any interest, direct or indirect, in any of Hengda’s customers.

Sales and Marketing

The sales and marketing department is responsible for; formulating sales policies and pricing based on market analysis, surveys and forecasts, developing and implementing Hengda’s sales and marketing campaigns, and promoting Hengda’s products and brand. Additionally, the sales department is responsible for cultivating new customers and business relationships, as well as servicing existing accounts.

Hengda participates in a variety of sales and marketing activities including; trade shows, in-house sales and marketing seminars, factory tours, outdoor advertising, B2B catalogs and customer calls. Hengda believes that these techniques allow it to gather and better understand customers’ needs and requirements and to obtain feedback on its products and services and intends to continue utilizing these techniques.

In the future Hengda intends to participate in international trade fairs and seminars from time to time to promote its brand and products, and to establish a network with industry professionals outside the PRC. To augment its plan to expand its markets internationally, Hengda’s products will also be advertised on and available to purchase on the Internet. As of October 15, 2009, Hengda’s Sales and Marketing Department had 23 employees whose salaries are commission-based.

Backlog

Hengda typically receives orders from customers two months in advance of production on a rolling basis. As of June 30, 2009, Hengda’s backlog was RMB168 million which represents approximately the next two months of revenue at the time, compared to a backlog of approximately RMB145 million on June 30, 2008, a year over year increase of 15.9%.

Major Suppliers

Clay and coal are the two main raw materials required to manufacture ceramic tiles. Hengda purchases these raw materials from at least two independent suppliers respectively. Other major sourced materials include coloring and packaging. Hengda is not dependent on any one of its PRC based suppliers as it is able to source raw materials from alternative vendors should the need arise.

Hengda’s suppliers are selected by its purchasing department and are assessed on criteria such as the; quality of materials supplied, duration of their business relationship with Hengda, pricing, delivery reliability and response time to orders placed by Hengda. Hengda has sufficient raw materials on-hand to support, on average, three weeks of production at any point in time to minimize any potential production delays that could arise due to a delay in raw material delivery.

Hengda has not experienced significant production disruptions due to a supply shortage from its suppliers, nor has it had a major dispute with a supplier.

Hengda’s major suppliers accounting for 5.0% or more of Hengda’s total purchases in fiscal 2006, 2007 and 2008 and the six months ended June 30, 2009 are: Fujian Province Dehua County Shangdi Guoshan Ceramic Mine, Dehua County Longxun Mining Industry Development Co., Ltd, Foshan City Nanhai Zhongtai Glaze Production Plant, Quanzhou Furen Trading Co., Ltd., Fuzhou Yuchang Trading Co., Ltd, Quanzhou Fengzhe Hengran Ceramics Co., Ltd., Fuzhou Free Trade Zone Tianlida, Jinjiang Xinglida Paper Industry Co., Ltd., Fujian Province Dehua County Jiaxin Mining Industry Co., Ltd, Foshan Sanshui Jinying Inorganic Materials Co., Ltd. and Jiangxi Tungsten Industry Group Co., Ltd. None of these major suppliers accounted for more than 10% of Hengda’s total raw material purchases in 2008. Hengda’s business or profitability is not materially dependent on any industrial, commercial or financial contract with any of its suppliers.

None of Hengda’s officers or directors or their respective affiliates has any interest, direct or indirect, in any of the above major suppliers. There are no arrangements or understanding with any suppliers pursuant to which any of Hengda’s directors and executive officers were appointed.

Research and Development

Hengda has devoted substantial resources to establishing research and development capabilities in an effort to improve its products and diversify its product mix. Hengda’s R&D team focuses on new products as well as developing energy and resource efficient production methods.

Hengda focuses its research and development efforts on the following:

(a)	Improving and developing new production and processing techniques;
(b)	Improving the use and selection of raw materials to lower costs; and
(c)	Developing new products and designs to address changing market demands.

Hengda’s research and development expenses were approximately RMB11.4 million, RMB14.9 million and RMB14.6 million for fiscal years 2006, 2007 and 2008, respectively. From time to time, Hengda may enter into collaboration with other research institutes to develop new products or improve its production process. As of October 15, 2009 the R&D department had 72 employees.

Competition

Hengda operates in a competitive environment and it expects to face more intense competition from its existing competitors. Its competitors are privately owned companies that are located mainly in the PRC. Hengda’s principal competitors are Guangdong White Rabbit Ceramics, Guangdong New Pearl Ceramics, Foshan Shiwan Yulong Ceramics Co., Ltd, Jiangxi Apollo Ceramics Co., Ltd., Jianjiang Haoyuan Ceramics, Co., Ltd, Jinjiang Wanli Ceramics Co., Ltd, Jinjiang Tengda Ceramics Co., Ltd and Jinjiang Haoshan Construction Materials Co., Ltd.

Properties

Hengda owns land-use rights at two locations in Jinjiang, Fujian Province in the PRC for an office building and workshop, and has pre-paid all amounts relating to these properties. The land-use rights for these two locations expire in 2055 and cover approximately 10,023 sq meters.

Hengda currently leases 19 properties in Jinjiang, Fujian Province in the PRC for various uses including warehouses, office space, workshops, staff quarters and stock yards. The lease terms range from one to six years.

Hengda believes that its current property rights are sufficient for its current operations. However, to continue growth, Hengda believes it needs to expand its production capacity, which is why it has entered into a letter of intent to acquire a new facility in Gaoan, Jiangxi Province, as described above.

Intellectual Property

Hengda’s brand name distinguishes its products from that of its competitors and increases consumer awareness of its products. Hengda has registered the following trademarks in the PRC:

Registered Trademarks

Trademark	Class/Products	Validity Term	Registration No,
	19/ Red floor tile and ceramic tile	From December 14, 2003 to December 13, 2013	669884
	19/ Tile, ceramic tile and wave pattern tile	From February 21, 2002 to February 20, 2012	1716827
	19/ Tile; non-metallic tile; ceramic tile; non-metallic wall tile for constructional use; wave pattern tile; glass mosaic; non-metallic floor tile	From March 28, 2009 to March 27, 2019	4971248
	19/ Tile; ceramic tile; wave pattern tile; non-metallic tile for constructional use; marble; manual stone; terrazzo; glass mosaic	From September 14, 2006 to September 13, 2016	3893819

Patents

As of August 1, 2009, Jinjiang Hengda owns four utility model patents in the PRC for exterior wall tiles, which were applied for in November of 2007. The terms of such patents are for ten years from the application date.

Pursuant to a Patent Licensing Contract dated May 8, 2009 between Jinjiang Hengda and Huang Jia Dong, Huang Jia Dong has licensed to Jinjiang Hengda, for no consideration, the exclusive right to use PRC design patents owned by Huang Jia Dong during the terms of each of the patents: There are a total of thirteen design patents for ceramic tiles which were applied for between August 2000 through November 2002. The terms of such patents are for ten years from the application date.

According to a letter issued by Huang Jia Dong on May 10, 2007, Jinjiang Hengda is authorized by Huang Jia Dong to use designs for 20 ceramic tiles which have had patent applications submitted by Huang Jia Dong to the State Intellectual Property Office (SIPO) for the granting of design patents on December 7, 2006, on its products under the trademarks No. 669884 and No. 1716827 in the PRC. The applications are currently being processed by SIPO.

Except as disclosed above, as of the date of this Registration Statement, Hengda’s business or profitability is not materially dependent on any other trademarks, copyrights, registered designs, patents, grant of licenses from third parties, new manufacturing processes or intellectual property rights.

Legal Proceedings

There are no material lawsuits currently pending against Hengda, Success Winner or Stand Best.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF SUCCESS WINNER

You should read the following description of our results of operations and financial condition in conjunction with the section above titled “Risk Factors” and our consolidated/combined audited financial statements presented in this filing. Unless otherwise specified, all dollar amounts are in PRC RMBs.

Overview

Hengda is a leading Chinese manufacturer of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. The ceramic tiles, sold under the “HD” or “Hengda” brand are available in over two thousand styles, colors and size combinations. Currently, Hengda has five principal product categories: (i) porcelain tiles, (ii) glazed tiles, (iii) glazed porcelain tiles, (iv) rustic tiles, and (v) ultra-thin tiles. Porcelain tiles are Hengda’s major products and accounted for over 80% of Hengda’s total revenue in 2008. The market for Hengda’s products has been growing rapidly, due to the increasing demand for construction materials in the PRC attributable to; population growth, population urbanization and an increasing standard of living.

Hengda’s manufacturing facility is located in Jinjiang, Fujian Province with an aggregate annual production capacity of approximately 28 million square meters. The company manufactures its five principal product categories using nine production lines; each production line is optimized to manufacture specific size ranges to maximize efficiency and output. Hengda will acquire a new facility in Gaoan, Jiangxi Province in Q4 2009. The 12 production lines in Gaoan are expected to increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Basis of Presentation

The following discussion and analysis of Hengda’s financial condition and results of operations is based on the selected financial information at and for the years ended December 31, 2006, 2007 and 2008, and six months ended June 30, 2008 and 2009 and has been prepared based on the financial statements of Hengda and its consolidated subsidiaries, Success Winner Limited, a British Virgin Islands company, Stand Best Creation Limited, a Hong Kong company and Jinjiang Hengda Ceramics Co. Ltd. Hengda is regarded as the continuing entity resulting from the reorganization (as further described in the section entitled “Corporate Structure and Background”) since the management of all the entities which took part in the reorganization were controlled by the same directors and under common shareholders before and immediately after the reorganization. Consequently, immediately after the reorganization, there was a continuation of the control over the entities’ financial and operating decisions and risk and benefits to the ultimate shareholders that existed prior to the reorganization. The reorganization has been accounted for as a reorganization under common control. Accordingly, the combined financial statements for the years ended December 31, 2006, 2007 and 2008 and six months ended June 30, 2008 and 2009 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the reorganization exercise during the relevant periods or since their respective dates of incorporation. The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) including related interpretations issued by the International Accounting Standard Board (“IASB”), and have been consistently applied throughout the years ended December 31, 2006, 2007 and 2008 and six months ended June 30, 2008 and 2009.

Hengda has five reportable operating segments based on product category: porcelain tiles, glazed tiles, glazed porcelain tiles, rustic tiles and ultra-slim tiles. Pursuant to IFRS Standard 8, Hengda began providing segment information beginning in 2009.

Corporate Structure and Background

Jinjiang Hengda Ceramics Co., Ltd. was established on September 30, 1993 under the laws of PRC with the 15% of its initial shareholding owned by Fujian Province Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Hengda”) and the balance of 85% owned by Chi Wah Trading Import and Export Company (“Chi Wah”). Chi Wah is a sole proprietor under the laws of Hong Kong with its legal and equitable interest solely owned by the Seller.

Stand Best Creation Limited was established on January 17, 2008 under the laws of Hong Kong with the Seller as its sole shareholder and sole director. Stand Best Creation Limited acquired the entire shareholding of Jinjiang Hengda Ceramics Co., Ltd on April 1, 2008 at the consideration of RMB58,980,000. As a result of this acquisition, the Seller became to indirectly and wholly own Jinjiang Hengda Ceramics Co., Ltd.

As at June 30, 2009, Stand Best Creation Limited owed the Seller HK$67,930,978.00 being the shareholder’s loan and according to the capitalization agreement dated June 30, 2009, Stand Best Creation Limited allotted 9,999 shares to the Seller or its nominee for capitalization of the said shareholder’s loan.

Success Winner Limited was established on May 29, 2009 under the laws of British Virgin Islands with the Seller as its sole shareholder and sole director.

On June 30, 2009, the Seller nominated Success Winner Limited to take up the 9,999 shares allotted by Stand Best Creation Limited as per the capitalization exercise aforementioned and on the same date, the Seller transferred all its shareholding in Stand Best Creation Limited to Winner Success Limited. In effect, the Seller, from June 30, 2009, indirectly owns the entire shareholding of Stand Best Creation Limited and in turn, the entire shareholding of Jinjiang Hengda Ceramics Co., Ltd.

Combined Income Statements

The following table sets forth Hengda’s financial results for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

	Year Ended December 31			Six Months Ended June 30
RMB (‘000)	2006	2007	2008	2008	2009
Revenue	495,820	649,970	776,570	376,833	399,729
Cost of sales	(346,269)	(441,940)	(533,330)	(251,804)	(273,900)
Gross profit	149,551	208,030	243,240	125,029	125,829
Other income	1,586	2,339	2,685	1,415	1,319
Selling and distribution expenses	(30,424)	(38,166)	(46,008)	(21,745)	(22,655)
Administrative expenses	(5,333)	(6,158)	(9,932)	(5,541)	(4,832)
Finance costs	(301)	(576)	(941)	(397)	(416)
Profit before taxation	115,079	165,469	189,044	98,761	99,245
Income tax expense	(13,825)	(19,863)	(24,027)	(12,544)	(24,980)
Profit attributable to shareholders	101,254	145,606	165,017	86,217	74,265

Description of Selected Income Statement Items

Revenue

Hengda generates revenue from the sales of ceramic tiles, including porcelain tiles, glazed porcelain tiles, glazed tiles, rustic tiles and ultra-thin tiles. Hengda’s peak season in the last three years is between the months of May to September. This is because the second and third quarters are also the peak season of the property developing industry. In addition, Hengda also observed lower sales between the months of January to March. This is because property developing activities are low due to the effects of cold weather and the PRC Spring Festival.

Cost of sales.  Cost of sales consists of costs directly attributable to production, including the cost of clay, color materials, glaze materials, coal, salaries for staff engaged in production activity, electricity, depreciation, packing materials, and related expenses.

The most significant factors that directly or indirectly affect Hengda’s cost of sales are as follows:

•	Availability and price of clay; and
•	Availability and price of coal.

Clay is the key materials for making ceramic tiles, which accounted for approximately 25% of Hengda’s cost of sales in the first six months of 2009. The price of clay is relatively stable as it is widely available since Fujian Province, where Hengda is located, is one of the largest clay production areas in China. Hengda has long-term relationships with its coal suppliers. Prices of coal have experienced fluctuations in the past few years. The average price for coal was approximately RMB1,084 per ton in the six months ended June 30 of 2008, compared to approximately RMB936 per ton during the first half of 2009.

Other income.  Other income consists of sales of waste parts such as the exhausted metals, gears and transportation belts from equipment and moldings.

Selling and distribution expenses.  Selling and distribution expenses consist of sales commission, payroll, traveling expenses, transportation and advertising expenses. Hengda pays its distribution customers a commission ranging from 5% to 8% of invoiced amounts (including VAT) actually paid to Hengda.

Administrative expenses.  Administrative expenses consist primarily of employee remuneration, payroll taxes and benefits, general office expenses and depreciation. Hengda expects administrative expenses to continue to increase in absolute amounts. Hengda will incur additional expenses related to costs of compliance with securities laws and other regulations, including increased audit and legal fees and investor relations expenses once a publicly traded company.

Finance Costs.  Finance costs consist of interest expense on bank loans.

Income taxes.  Income taxes for the years ended December 31, 2008 and 2007 was RMB24.0 million and RMB19.9 million, respectively. The increase in PRC taxes paid was primarily due to the increase in assessable profits of Hengda’s subsidiaries in the PRC as a result of business expansion and revenue growth.

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, Jinjiang Hengda Ceramics Co., Ltd., a foreign-invested enterprise, was exempt from the PRC corporate income tax for its first two profitable years, which were 2004 and 2005. Thereafter, it was entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years. Pursuant to the PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, starting from January 1, 2008, the applicable tax rate for Jinjiang Hengda Ceramics Co., Ltd. was 25%.

Results of Operation

Six months ended June 30, 2009 compared to six months ended June 30, 2008

Revenue.  The following table sets forth the breakdown of revenue, by product segment, for the six months ended June 30, 2008 and 2009:

Revenue RMB (‘000)	Six Months Ended June 30,
	2008	%	2009	%
Porcelain	303,182	80.5%	319,223	79.9%
Glazed Porcelain	8,442	2.2%	14,658	3.7%
Glazed	47,154	12.5%	42,917	10.7%
Rustic	17,835	4.8%	18,360	4.6%
Ultra-thin	220	0.1%	4,571	1.1%
Total	376,833	100.0%	399,729	100.0%

Revenue grew by RMB22.9 million, or 6.1%, to RMB399.7 million for the six months ended June 30, 2009, from RMB376.8 million for the same period in 2008. Although the average selling price for ceramic tiles decreased by 7.9% to RMB25.5 per square meter for the six months ended June 30, 2009 from an average selling price of RMB27.7 per square meter for the six months ended June 30, 2008, the sales volume increased by 2.1 million square meters to approximately 15.7 million square meters for the six months ended June 30, 2009 from 13.6 million square meters for the same period in 2008. In the second half of 2008, China experienced a slow-down in its construction industry due to the global financial crisis. In order to gain more market share and maintain ceramic tile productions volumes, Hengda reduced its selling price.

•	Porcelain tiles. Revenue from porcelain tiles increased 5.3% from RMB303.2 million for the six months ended June 30, 2008 to RMB319.2 million for the same period in 2009. Porcelain tiles have the largest market of all of our tiles.

•	Glazed porcelain tiles. Revenue from glazed porcelain tiles increased 75% from approximately RMB8.4 million for the six months ended June 30, 2008 to RMB14.7 million for the same period in 2009. Glazed porcelain tiles are a relatively new product (introduced in 2006) and the demand for this product has been strong.
•	Glazed tiles. Revenue from glazed tiles decreased 9.1% from RMB47.2 million for the six months ended June 30, 2008 to RMB42.9 million for the same period in 2009. The selling price decreased in the six months ended June 30, 2009 compared to the same period in 2008 though the sales volumes were about at the same levels in both periods. This product has a lower selling price than Hengda’s other products.
•	Rustic tiles. Revenue from rustic tiles increased 3.4% from RMB17.8 million for the six months ended June 30, 2008 to RMB18.4 million for the same period in 2009 due to an increase in sales volume that was offset by Hengda reducing the selling price in the last quarter of 2008.
•	Ultra-thin tiles. Revenue from ultra-thin tiles increased 1990.9% from RMB220 thousand for the six months ended June 30, 2008 with 6 thousand sq. m to RMB4.6 million for the same period in 2009. Ultra-thin tiles were a new product commercialized in June 2008. As the demand for this type of product is strong, ultra-thin tiles are expected to become a larger portion of Hengda’s product mix.

Cost of sales

The following table sets forth the breakdown of cost of sales, by product segment, for the six months ended June 30, 2008 and 2009:

Cost of sales RMB (‘000)	Six Months Ended June 30,
	2008	%	2009	%
Porcelain	196,249	77.9%	213,461	77.9%
Glazed Porcelain	6,100	2.4%	10,547	3.9%
Glazed	38,644	15.4%	36,329	13.2%
Rustic	10,695	4.2%	11,210	4.1%
Ultra-thin	116	0.1%	2,353	0.9%
Total	251,804	100.0%	273,900	100.0%

Cost of sales was RMB273.9 million for the six months ended June 30, 2009 compared to RMB251.8 million for the same period in 2008, representing an increase of RMB22.1million, or 8.1%. The increase in cost of sales was primarily due to higher sales volume though the price of raw materials such as coal decreased in the six months ended June 30, 2009.

Gross profit.  The following table sets forth the breakdown of Hengda’s gross profit and gross profit margin, by product segment, for the six months ended June 30, 2008 and 2009

	Six Months Ended June 30,
RMB (‘000)	2008		2009
	Gross profit	Profit margin	Gross profit	Profit margin
Porcelain	106,933	35.3%	105,762	33.1%
Glazed Porcelain	2,342	27.7%	4,111	28.0%
Glazed	8,510	18.0%	6,588	15.3%
Rustic	7,140	40.0%	7,150	38.9%
Ultra-thin	104	47.3%	2,218	48.5%
All products	125,029	33.2%	125,829	31.5%

Hengda’s gross profit increased 0.6% from RMB125.0 million for the six months ended June 30, 2008 to RMB125.8 million for the same period in 2009. Its gross profit margin decreased 1.7% from 33.2% for the six months ended June 30, 2008 to 31.5% for the same period in 2009.

•	Porcelain tiles. Gross profit for porcelain tiles decreased 1.0% from RMB106.9 million for the six months ended June 30, 2008 to RMB105.8 million for the same period in 2009. Its gross profit margin was 33.1% for the six months ended June 30, 2009 compared to 35.3% for the same period in 2008. The decrease in the gross margin was due to a decrease in the selling price in the second half of 2008.
•	Glazed porcelain tiles. Gross profit for glazed porcelain tiles increased 78.3% from approximately RMB2.3 million for the six months ended June 30, 2008 to RMB4.1 million for the same period in 2009. Its gross profit margin was 28.0% for the six months ended June 30, 2009 compared to 27.7% for the same period in 2008.
•	Glazed tiles. Gross profit for glazed tiles decreased 22.4% from RMB8.5 million for the six months ended June 30, 2008 to RMB6.6 million for the same period in 2009. Its gross profit margin was 15.3% for the six months ended June 30, 2009 compared to 18.0% for the same period in 2008. The decrease in the gross margin was due to a decrease in price in the second half of 2008. This product has a traditionally lower selling price and gross margin than Hengda’s other products.
•	Rustic tiles. Gross profit for rustic tiles increased 0.1% from RMB7.1 million for the six months ended June 30, 2008 to RMB7.2 million for the same period in 2009. Its gross profit margin decreased 1.1% from 40.0% for the six months ended June 30, 2008 to 38.9% for the same period in 2009. The decrease in the gross margin was due to Hengda reducing its selling price for this product.
•	Ultra-thin tiles. Gross profit for ultra-thin increased 2015.4% from RMB104 thousand for the six months ended June 30, 2008 to RMB2.2 million for the six months ended June 30, 2009. Ultra-thin tiles were a new product line which began production in June 2008.

Other income.  Other income decreased 7.1% from RMB1.4 million for the six months ended June 30, 2008 to RMB1.3 million for the same period in 2009. Other income mainly consist of sale of waste parts such as the exhausted metals, gears and transportation belts from equipment and moldings of RMB1.2 million in 2009.

Selling and distribution expenses.  Selling and distribution expenses were RMB22.7 million for the six months ended June 30, 2009 compared to RMB21.7 million for the same period in 2008, representing an increase of RMB1.0 million or 4.4%. The increase in selling and distribution expenses was primarily due to the increase in sales commissions paid to distribution customers of RMB1.0 million for the six months ended June 30 2009.

Administrative expenses.  Administrative expenses were RMB4.8 million for the six months ended June 30, 2009, compared to RMB5.5 million for the same period in 2008, representing a decrease of RMB0.7 million, or 12.7%. This was mainly due to management’s reaction to the financial crisis in the second half of 2008 when it actively decreased administrative and entertainment expenses.

Finance costs.  Finance costs increased 4.8% from RMB397 thousand for the six months ended June 30, 2008 to RMB416 thousand for the same period in 2009. The increase of interest expenses for the six months ended June 30, 2009 was mainly due to an increase in bank loans.

Profit before taxation.  Profit before taxation increased 0.4% from RMB98.8 million for the six months ended June 30, 2008 to RMB99.2 million for the same period in 2009. The increase of the profit before taxation was mainly due to the increase of sales volume of Hengda’s products for the six months ended June 30, 2009.

Income taxes.  Hengda incurred an income tax expense of RMB25.0 million for the six months ended June 30, 2009 compared to RMB12.5 million for the same period in 2008, representing an increase of RMB12.5 million or 100%, due to the aforementioned different tax rate applied between the periods. Jinjiang

Hengda Ceramics Co., Ltd.’s enterprise income tax rate was 25.0% for the six months ended June 30, 2009 compared to a 12.5% enterprise income tax rate for the same period in 2008.

Profit attributable to shareholders.  Profit attributable to shareholders decreased by 16.0% from RMB86.2 million for the six months ended 31, 2008 to the RMB74.3 million for the same period in 2009 as a result of the factors described above.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Revenue.  Revenue grew 19.5% from RMB650.0 million for 2007 to RMB776.6 million for 2008. The increase in Hengda’s revenue was primarily the result of strong demand created by the continued growth of the real estate construction market in China. Per square meter sales volume increased from approximately 23.7 million square meters for 2007 to approximately 28.9 million square meters for 2008, representing a 22.0% volume growth rate. Hengda’s average selling price decreased 2.0% from approximately RMB27.5 for 2007 to RMB26.9 for 2008. Hengda proactively decreased its average selling price in the second half of 2008 in response to the global financial crisis.

Cost of sales.  Cost of sales was RMB533.3 million in the year ended December 31, 2008, compared to RMB441.9 million in the year ended December 31, 2007, representing an increase of RMB91.4 million, or 20.7%. The increase in cost of sales was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products. Following an increase in the market price of coal because the demand to coal surpassed the supply in 2008, Hengda began paying its coal suppliers in advance in order to have a stable supply of coal.

Gross profit.  Hengda’s gross profit grew 16.9% from RMB208.0 million for 2007 to RMB243.2 million for 2008. Our gross profit margin decreased 0.7% from 32.0% for 2007 to 31.3% for 2008.

Other income.  Other income increased 14.8% from approximately RMB2.3 million for 2007 to RMB2.7 million for 2008. Other income from selling waste parts grew 5.5% from approximately RMB2.2 million for 2007 to RMB2.3 million for 2008. Interest income was RMB394 thousand for 2008 compared to RMB168 thousand for 2007, representing an increase of RMB226 thousand or 134.5%.

Selling and distribution expenses.  Selling and distribution expenses were RMB46.0 million for 2008, compared to RMB38.2 million for 2007, representing an increase of RMB7.8 million or 20.6%. The increase in selling and distribution expenses was primarily due to an increase in sales commissions paid to distribution customers resulting from more products sold to RMB39.4 million for 2008, compared to RMB32.1million for 2007, representing an increase of RMB7.3million, or 22.7%.

Administrative expenses.  General and administrative expenses were RMB9.9 million for 2008, compared to RMB6.2 million for 2007, representing an increase of RMB3.8 million, or 61.3%. The increase was mainly attributable to (i) the costs relating to the company preparing to list on a foreign exchange in 2008, which did not continue due to the financial crisis and resulted in expenses of RMB1.7 million in 2008 and (ii) the increase in salaries to RMB3.7 million for 2008 compared to RMB2.3 million for 2007, representing an increase of RMB1.4 million, or 62.2%, due to the increase in the number of employees in the administration department by 30 positions during the year of 2008.

Finance costs.  Finance costs increased RMB0.37 million to RMB0.94 million for 2008 from RMB0.58 million for 2007. The increased interest expense was mainly attributable to an increase in bank loans of RMB2.8 million in the year 2008 and an increase in the average interest rates by the Chinese government several times during 2008.

Profit before taxation.  Profit before taxation grew 14.2% from RMB165.5 million for 2007 to RMB189.0 million for 2008. The increase was mainly due to the increase in revenue in 2008.

Income taxes.  Hengda incurred an income tax expense of RMB24.0 million for 2008 compared to RMB19.9 million for 2007, representing an increase of RMB4.2 million or 21.0%. Jinjiang Hengda Ceramics Co., Ltd. was entitled to rate of 12% in 2007 and 12.5% in 2008.

Profit attributable to shareholders.  Profit attributable to shareholders grew 13.3% from RMB145.6 million for 2007 to RMB165.0 million in 2008 as a result of the factors described above.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue.  Revenue grew 31.1% from RMB495.8 million for 2007 to RMB650.0 million for 2007. The increase of Hengda’s revenue was primarily the result of demand created by the continued growth of the real estate construction market in China and an increase in the average selling price of Hengda’s products. Per square meter sales volume grew from approximately 19.6 million square meters for 2006 to 23.7 million square meters for 2007, representing a volume growth rate of 20.7%. Hengda’s average selling price increased 8.6% from RMB25.3 per square meter for 2006 to RMB27.5 per square meter for 2007. Management believes that the average selling price increase was primarily due to strong demand from the building industry in China and Hengda’s reputation in the marketplace.

Cost of sales.  Cost of sales was RMB441.9 million for 2007 compared to RMB346.3 million for 2006, representing an increase of RMB95.7 million, or 27.6%. The increase in Hengda’s cost of revenue was primarily due to the increase in sales volume and a corresponding increase in the cost of raw materials.

Gross profit.  Hengda’s gross profit grew 39.1% from RMB149.6 million for 2006 to RMB208.0 million for 2007. Its gross profit margin increased 1.8% from 30.2% for 2006 to 32.0% for 2007.

Other income.  Other income increased 47.5% from approximately RMB1.6 million for 2006 to RMB2.3 million for 2007. Income from selling waster parts grew 51.6% from approximately RMB1.4 million for 2006 to RMB2.2 million for 2007. The interest income was RMB168 thousand for 2007 compared to RMB154 thousand for 2006.

Selling and distribution expenses.  Selling and distribution expenses were RMB38.2 million for 2007 compared to RMB30.4 million for 2006, representing an increase of RMB7.7 million or 25.4%. The increase in selling and distribution expenses was primarily due to increased sales commissions paid to distribution customers resulting from more products sold to RMB32.1 million for 2007 compared to RMB25.8 million for 2006, representing an increase of RMB6.3 million, or 24.4%.

Administrative expenses.  Administrative expenses were RMB6.2 million for 2007, compared to RMB5.3 million for 2006, representing an increase of RMB0.8 million, or 15.5%. This was due to an increase in headcount which was required to accommodate the continued strong increase in the demand for our products.

Finance costs.  Finance costs increased RMB275 thousand to RMB576 thousand for 2007 from RMB301 thousand for 2006. The increased interest expense was mainly attributable to an increase in bank loan of RMB5.0 million in the year 2007.

Profit before taxation.  Profit before taxation grew 43.8% from RMB115.1 million for 2006 to RMB165.5 million for 2007. The increase in profit before taxation was mainly due to the increase of revenue in 2007.

Income taxes.  Hengda incurred an income tax expense of RMB19.9 million for 2007 compared to RMB13.8 million for 2006, representing an increase of RMB6.0 million or 43.7%. Jinjiang Hengda Ceramics Co., Ltd. had a tax rate of 12% in both 2006 and 2007.

Profit attributable to shareholders.  Profit attributable to shareholders grew 43.8% from RMB101.3 million for 2006 to RMB145.6 million for 2007 as a result of the factors described above.

Cash Flow Analysis

The following table presents a summary of Hengda’s cash flows and beginning and ending cash balances for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited):

	Year Ended December 31			Six Months Ended June 30
RMB (‘000)	2006	2007	2008	2008	2009
Net cash provided by operating activities	103,245	107,262	155,230	23,277	41,914
Net cash provided by (used in) investing activities	(3,574)	(4,156)	(6,625)	(5,357)	(243)
Net cash provided by (used in) financing activities	(91,980)	(97,192)	(115,506)	1,815	(30)
Net cash flow	7,691	5,914	33,099	19,735	41,641
Cash and cash equivalents at beginning of period	4,902	12,593	18,507	18,507	51,606
Cash and cash equivalents at end of period	12,593	18,507	51,606	38,242	93,247

Hengda historically financed its liquidity requirement mainly through operating cash flow and short-term bank loans. Hengda believes that the fund raising from CHAC which it will receive as a result of the business combination, the financing that it may receive from the developer of the Gaoan facilities and cash flow from operations will be adequate to meet its liquidity requirements for the next twelve months.

Cash flows from operating activities.   Hengda’s net cash inflow provided by operating activities was RMB41.9 million for the six months ended June 30, 2009, an increase of RMB18.6 million, or 79.8% from the RMB23.3 million net cash provided by operating activities for the same period in 2008. Hengda’s net cash flow provided from operating activities for the six months ended June 30, 2009 was primarily attributable to profit before tax of RMB99.2 million, a decrease in inventories of RMB23.7 million due to increased deliveries of Hengda’s products and decreased inventory level and an increase in trade payables of RMB1.9 million due to increased procurement from suppliers, partially offset by an increase in trade receivables of RMB55.8 million. Trade receivables increased due to an increase in product deliveries to its distributors, a decrease in accrued liabilities and other payables of RMB18.3 million (because the commission payables arising from the businesses of 2008 were paid up in the first half of 2009) and an adjustment for income tax paid of RMB15.7 million (due to Hengda starting to pay a 25.0% enterprise income tax rate in 2009, as opposed to 12.5% in 2008). Hengda’s net cash flow from operating activities for the six months ended June 30, 2008 was RMB23.3 million and was primarily attributable to profit before tax of RMB98.8 million and a decrease in inventories of RMB23.8 million due to increased deliveries of Hengda’s products, partially offset by an increase in trade receivables of RMB29.7 million due to increased sales of Hengda’s products, an increase in prepayment and other receivables of RMB14.0 million due to payment to coal suppliers in advance, a decrease in trade payables of RMB41.6 million due to the fact that Hengda’s coal suppliers changed their credit policy to require payment in advance, a decrease in accrued liabilities and other payables of RMB10.4 million due to the only six months commission payable accrued and an adjustment for income tax paid of RMB11.1 million.

For the year ended December 31, 2008, Hengda’s net cash inflow from operating activities was RMB155.2 million and was primarily attributable to profit before tax of RMB189.0 million, a decrease in inventories of RMB24.7 million due to increased deliveries of Hengda’s products during the fourth quarter of 2008 to prevent potential overflow of inventory among the distributors and an increase in accrued liabilities and other payables of RMB10.3 million due to an increase in commissions payable, partially offset by an increase in trade receivables of RMB14.6 million due to increased deliveries to distributors in the fourth quarter and a decrease in trade payables of RMB45.1 million due to the fact that Hengda’s coal suppliers have required payment in advance since the second quarter of 2008, and an adjustment for income tax paid of RMB24.3 million due to the commensurate growth of the business.

For the year ended December 31, 2007, Hengda’s net cash inflow from operating activities was RMB107.3 million and was primarily attributable to profit before tax of RMB165.5 million and an increase in trade payables of RMB27.4 million due to increased purchases of raw materials from its suppliers, partially offset by an increase in inventories of RMB41.2 million due to a relative proportional increase in output in 2007, an increase in trade receivables of RMB40.8 million due to sales volume increased in the second half of the year and an adjustment for income tax paid of RMB17.6 million due to the commensurate growth of the business.

For the year ended December 31, 2006, Hengda’s net cash inflow from operating activities was RMB103.2 million and was primarily attributable to a profit before tax of RMB115.1 million, an increase in trade payables of RMB27.0 million due to increased purchases of raw materials from its suppliers and an increase in accrued liabilities and other payables of RMB5.3 million due to an increase in commissions payable, partially offset by an increase in inventories of RMB26.2 million due to a relative proportional increase in output in 2006, an increase in trade receivables of RMB20.9 million due to the growth of the business and an adjustment for income tax paid of RMB10.6 million because Hengda began to pay a 12.0% enterprise income tax rate.

Cash flows from investing activities.  Hengda’s cash flows provided by/used in investing activities were primarily payments related to the acquisition/sale of property, plant and equipment and interest.

Net cash used in investing activities in the six months ended June 30, 2009 was RMB243 thousand, compared to RMB5.4 million of net cash outflow used in investing activities in the same period of 2008. The decrease was mainly due to a decrease in acquisition of property, plant and equipment during the six months ended June 30, 2009.

For the year ended December 31, 2008, Hengda’s net cash used in investing activities was RMB6.6 million and was mainly attributable to purchase of property, plant, and equipment of RMB7.0 million, partially offset by RMB0.4 million in interest received.

Cash flows from financing activities.  Net cash used in financing activities was RMB30 thousand for the six months ended June 30, 2009, representing a decrease of approximately RMB1.8 million, as compared to approximately RMB1.8 million cash from financing activities in the same period of 2008. During the six months ended June 30, 2009, Hengda’s net cash used in financing activities was primarily attributable to an RMB22.4 million dividend paid to the shareholders, which was almost fully offset by a new bank loan of RMB22.2 million obtained by the company.

For the year ended December 31, 2008, Hengda’s net cash used in financing activities was RMB115.5 million and was primarily attributable to an RMB120.0 million dividends paid to the shareholders.

Inventory and Accounts Receivable.  Hengda’s inventory turnover rate decreased from 3.40 times for the year ended December 31, 2006 to 3.26 times for the same period in 2007 because Hengda kept more raw materials on hand for its planned production capacity expansion in 2007. The inventory turnover rate grew from 3.26 times in 2007 to 3.71 times in 2008 due to an increase in the delivery of Hengda’s products during the fourth quarter of 2008. The annual inventory turnover rate grew to 4.58 times for the six months ended June 30, 2009 because the rate of Hengda’s delivery of products increased. Based on its historical experience, Hengda believes that the value of its current inventories is realizable.

The average number of days in which Hengda received payment on its trade receivables decreased from 98 days for the year ended December 31, 2006 to 90 days for the same period in 2007 because Hengda enhanced the collection of trade receivables from certain distributors by the end of 2007 due to an increase in sales commission reward to the distributors from a maximum 7% to 8% in 2007. The average number of days in which it received payment on its trade receivables was 89 days in 2008 and grew to 102 days for the six months ended June 30, 2009 due to the increase in sales to distributors in the second quarter of 2009. Based on its historical experience, Hengda believes that its trade receivables are collectable.

Liquidity and Capital Resources.

The major sources of Hengda’s liquidity for the fiscal year 2006, 2007 and 2008 and six months ended June 30, 2009, were cash generated from operations and short term borrowings. Hengda does not use off-balance sheet finance as a source of liquidity or for other financing purposes.

Hengda’s working capital was RMB181 million at December 31, 2008 as compared to RMB150 million at December 31, 2007, which was primarily due to a decrease in trade payable of RMB45 million.

Cash and cash equivalents were RMB51.6 million as of December 31, 2008, as compared to RMB18.5 million at December 31, 2007. The Company believes that it has enough cash available and expects to have enough income and cash flow from operations, together with financing from the developer of the Gaoan facility, to operate for the next 12 months.

However, Hengda may sell additional equity or obtain credit facilities to enhance its liquidity position or to increase its cash reserve for future acquisitions. The sale of additional equity would result in further dilution to its shareholders. The incurrence in indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Inventory Management

Hengda’s inventory is comprised of raw materials purchased from its suppliers situated in Fujian, Guangdong and Jiangxi Provinces. These in turn comprise mainly:

(i)	Clay;
(ii)	Coal;
(iii)	Colorings; and
(iv)	Glazing materials.

Hengda has sufficient raw materials to support, on average, three weeks of production at any point in time. This helps to minimize any potential delays in its production process which may arise due to insufficient raw materials. Hengda’s production of ceramic tiles is based on customers’ orders. In doing so, Hengda minimizes storage space and maintains a relatively low inventory level of finished products. Its inventory turnover based on the year end closing inventory balances and allowance for inventory obsolescence charged to the income statement for the year ended 2006, 2007 and 2008 and the six months ended June 30, 2009 are as follows:

	FY2006	FY2007	FY2008	H12009
Inventories (RMB ‘000)	115,031	156,244	131,562	107,845
Inventory turnover (days)(1)	107	112	98	80

(1)	The FY2006, FY2007 and FY2008 average inventory turnover is computed based on the formula: (simple average of the opening and closing inventories balance in a financial year / cost of goods sold) × 365 days. The average inventory turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing inventories balance in a financial period / cost of goods sold) × 182.5 days.

There were no provision for inventory obsolescence, inventory written off or inventory written down to net realizable value in the last three years ended December 31, 2008.

Credit Management

Credit terms to its customers

Hengda typically extends credit terms ranging from 90 to 120 days to its customers; credit terms can vary from customer to customer. Hengda will grant credit terms based on the reputation, creditworthiness, size of orders, payment records and number of years Hengda has done business with the customer. Hengda does not have a goods return policy.

Personnel from Hengda’s sales and marketing department typically conduct visits to new customers to evaluate their credit worthiness before entering into any arrangements with them. In addition, Hengda will usually request a deposit of RMB400,000 from new distributors upon signing a distributorship agreement.

Hengda’s average trade receivables’ turnover days in the last 3 years ended December 31, 2008 and during the six months ended June 30, 2009 were as follows:

	FY2006	FY2007	FY2008	Six Months Ended June 30, 2009
Trade receivables (RMB ‘000)	140,389	181,236	195,848	251,664
Trade receivables turnover (days)	98	90	89	102

(1)	The FY2006, FY2007 and FY2008 average trade receivables’ turnover is computed based on the formula: (simple average of the opening and closing trade receivables balance in a financial year / revenue) × 365 days. The average trade receivables’ turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing trade receivables balance in a financial period / revenue) × 182.5 days.

Credit terms from its suppliers

Hengda’s suppliers typically extend credit periods of three to five months for Hengda’s purchases of clay while its suppliers for the other materials including: coloring, glazing and packaging generally extend a credit period of approximately three to six months and coal suppliers generally extend Hengda credit periods of about one month.

Although coal suppliers requested that their customers pay in advance in order to secure coal supply due to the high demand of coal since early 2008, the coal suppliers have not asked Hengda to change the terms of the coal supplier agreements.

Hengda’s average trade and bills payables’ turnover days in the last three years ended December 31, 2008 and for the six months ended June 30, 2009 were as follows:

	FY2006	FY2007	FY2008	Six Months Ended June 30, 2009
Trade payables	110,570	137,948	92,888	94,847
Trade payables turnover (days)	123	118	105	82

(1)	The FY2006, FY2007 and FY2008 average trade payables’ turnover is computed based on the formula: (simple average of the opening and closing trade balances in a financial year / purchases of raw materials and outsourcing services) × 365 days. The average trade payables’ turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing trade payable balances in a financial period / purchases of raw materials and outsourcing services) × 182.5 days.

The fall in trade payables turnover days from 123 in 2006 to 82 in 2009 was due primarily to Hengda paying coal suppliers in advance in 2008.

Seasonality

The second and third quarters are the peak season of the property developing industry, and, therefore, Hengda sells more product between the months of May and September. In addition, Hengda has lower sales between the months of January and March, due to the effects of cold weather and the PRC Spring Festival.

The seasonality information above is based on its turnover trend in the last three years and may slightly vary from year to year depending on the demand by its customers and end customers for its products. However, management believes that the seasonality information for the last three years still has representative meaning of the seasonality trend going forward.

Capital Expenditures

Hengda’s capital expenditures primarily consist of expenditures on property, plant and equipment. Capital expenditures on property, plant and equipment was RMB377 thousand for the six months ended June 30, 2009 compared to RMB5.5 million for the same period in 2008. In response to the global financial crisis, management reduced capital equipment spending during the first six months of 2009.

Hengda’s capital expenditures on property, plant and equipment were RMB7.0 million in 2008. Hengda financed its capital expenditure requirements primarily through its cash flows from operating activities.

In connection with the acquisition of the Gaoan facility, Hengda expects to incur capital expenditures in excess of RMB500 million over the next three years with approximately RMB270 million to be incurred during 2009.

Contractual Obligations

Hengda’s contractual obligations consist mainly of short-term debt obligations and operating lease obligations. The following table sets forth a breakdown of Hengda’s contractual obligations as of June 30, 2009:

	Payment Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	RMB in Thousands
Short-term debt obligations(1)	34,500	34,500	—	—	—
Operating lease obligations(2)	19,335	10,962	8,373	—	—
Total	53,835	45,462	8,373	—	—

(1)	attributed to bank loans.
(2)	includes lease obligations for Hengda’s offices, dormitories, plants, stacks and warehouses.

Off-Balance Sheet Arrangements

Hengda does not have any outstanding off-balance arrangements and does not enter into any transactions that are established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Judgment

Hengda’s combined financial statements are prepared in accordance with IFRSs including related interpretations, and have been consistently applied throughout the years ended December 31, 2006, 2007 and 2008 and for the accounting period commencing January 1, 2009. The preparation of these financial statements requires Hengda to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates and judgments are continually evaluated and are based on historical experiences and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions. Hengda believes accounting for depreciation of property, plant and equipment, and the assessment of income tax represent the key sources of estimation uncertainty and that the accounting for impairment of trade receivables and net realizable value of inventories represent critical judgments made in applying accounting policies used in the preparation of our combined financial statements, as described below:

Impairment of trade receivables

Hengda assesses the collectablility of trade receivables, This estimate is based on the credit history of Hengda’s customers and the current market condition. Management assesses the collectablility of trade receivables at the balance sheet date and makes provision for non-collectability, if any.

Net realizable value of inventories

Net realization value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on current market condition and the historical experience of selling products of a “similar nature.”

The key sources of estimation uncertainty include:

Depreciation of property, plant and equipment

Changes in expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income tax

Hengda recognizes liabilities for expected taxes based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

No known trends, demand, commitments, events or uncertainties that are reasonably likely to occur materially affect the methodology or the assumptions described.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Hengda does not have instruments subject to market risk.

Revenue recognition

Revenue is recognized when it is probable that the economic benefits will flow to Hengda and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of discounts and sales related taxes on the following basis:

i.	Revenue from the sale of goods and scrap materials are recognized when the significant risks and rewards of ownership have been transferred to the buyer, provided that Hengda maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and
ii.	Interest income is recognized on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

i.	Raw materials at purchase cost on a weighted average basis; and
ii.	Finished goods and work in progress at cost of direct materials and labor and a proportion of manufacturing overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicle	10 years
Office equipment	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed, and adjusted as appropriate, at each reporting date.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognized in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Financial assets

Financial assets which are under the scope of IAS 39, other than hedging instruments, can be divided into the following categories: financial assets at fair value through income statement, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. Financial assets are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date with the exception that the designation of financial assets at fair value through income statement is not revocable.

All financial assets are recognized when, and only when, Hengda becomes a party to the contractual provisions of the instrument. When financial assets are recognized initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the instruments expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that Hengda commits itself to purchase or sell the asset. At each of the balance sheet dates, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognized.

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when Hengda provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. Receivables include trade and other receivables. They are subsequently measured at amortized cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognized, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized. The impairment or writeback is recognized in the income statement.

Financial liabilities

Hengda’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings.

Financial liabilities are recognized when Hengda becomes a party to the contractual agreements of the instrument. All interest related charges are recognized as an expense in “finance costs” in the income statement. Financial liabilities are derecognized if Hengda’s obligations specified in the contract expire or are discharged or cancelled.

Borrowings are recognized initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortized cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the effective interest method. The interest expense is chargeable on the amortized cost over the period of the borrowings using the effective interest method.

Gains and losses are recognized in the profit and loss account when the liabilities are derecognized as well as through the amortization process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within Hengda’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet. Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortized cost, using the effective interest rate method. Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

CHAC SELECTED FINANCIAL INFORMATION

CHAC was incorporated in the State of Delaware on June 22, 2007 as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in Asia, with a focus on potential acquisition targets in the PRC. CHAC has not acquired an entity as of the date of this proxy statement/prospectus. CHAC is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The condensed financial information set forth below should be read in conjunction with the audited financial statements of CHAC and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CHAC” included elsewhere in this proxy statement/prospectus.

	Period from June 22, 2007 (Inception) to December 31, 2007	Year Ended December 31, 2008	Six Months Ended June 30,		Period from June 22, 2007 (Inception) to June 30, 2009
(U.S. Dollars in thousands, except per share amounts)			2008	2009
			(unaudited)
Statement of Income Data:
Income (loss) before provision for income taxes	489	495	1,556	(89)	894
Net (loss) income	299	326	950	(59)	566
Basic and diluted earnings (loss) per share	$0.05	$0.02	$0.06	$—	$0.04

	As of
	December 31, 2007	December 31, 2008	June 30, 2009
			(unaudited)
Balance Sheet Data:
Total assets	$126,020	$126,411	$126,078
Total liabilities	4,618	4,681	4,408
Common stock subject to possible redemption	40,364	40,364	40,364
Total stockholders’ equity	81,039	81,365	81,306

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CHAC

Overview

CHAC is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. CHAC intends to focus on potential acquisition targets (a “target business”), in the People’s Republic of China, including Hong Kong and Macau (“China” or “PRC”).

CHAC’s initial public offering of 12,000,000 Units was declared effective on November 15, 2007. Each unit consists of one share of its common stock and one warrant. The offering was consummated on November 21, 2007, and raised net proceeds of approximately $110,900,000, of which approximately $110,800,000 were deposited into its trust account. On December 14, 2007, the underwriters for its public offering exercised their over-allotment option to the extent of 800,000 Units, resulting in net proceeds of $7,440,000, which were also deposited into its trust account. Accordingly, $125,278,000 (approximately $9.79 per Unit) was deposited into its trust account, which includes $4,288,000 that will be paid to its underwriters upon the consummation of a business combination with respect to those shares which stockholders do not exercise their redemption rights.

Results of Operations- overview

We have neither engaged in any operations, nor generated any operating revenues to date. Our entire activity since inception has been: (i) to prepare for our proposed fundraising through our initial public offering, which was consummated in November 2007; and (ii) to consummate a business combination (the “Business Combination”), including the search for a suitable target business and activities relating to the Bright World acquisition. We will not generate any operating revenues until after completion of a Business Combination.

Results of Operations for the year ended December 31, 2008 compared to the period ended December 31, 2007

For the period from June 22, 2007 (inception) to December 31, 2007, CHAC generated $601,543 of non-operating income, primarily in the form of interest income on investments in our trust account during the months of November and December. For the year ended December 31, 2008, CHAC generated $2,917,577 of non-operating income, primarily in the form of interest income on investments in our trust account. The increase in interest income during 2008 was due to the trust being invested for an entire year although it was partially mitigated by a significant drop in interest rates earned on securities in the trust account. For the period from June 22, 2007 (inception) to December 31, 2007, CHAC incurred $112,283 of formation and operating costs consisting primarily of franchise taxes, accounting fees, administrative fees, and insurance premiums. For the year ended December 31, 2008, CHAC incurred $836,402 of formation and operating costs primarily consisting of franchise and capital taxes, accounting fees, administrative fees, and insurance premiums. The increase in formation and operating costs during 2008 was primarily due to CHAC operating for an entire year and the incurrence of state capital taxes. As a result of the termination of the Bright World acquisition, deferred acquisition costs of $1,586,486 were written off at December 31, 2008. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as, for due diligence and other related costs.

Results of Operations for the six months ended June 30, 2009 compared to the six months ended June 30, 2008

For the six months ended June 30, 2008 and June 30, 2009, CHAC generated $1,786,924 and $255,063, respectively, of non-operating income, primarily in the form of interest income on investments in our trust account. The decrease in interest income during 2009 was due to a significant drop in interest rates earned on securities in the trust account. For the six months ended June 30, 2008, CHAC incurred $230,576 of formation and operating costs consisting primarily of franchise taxes, accounting fees, administrative fees, and insurance premiums. For the six months ended June 30, 2009, CHAC incurred $278,824 of formation and operating costs primarily consisting of franchise taxes, accounting fees, administrative fees, exchange listing fees, and insurance premiums. The increase in formation and operating costs during 2009 was primarily due to the timing of expenses related to exchange listings and higher accounting and compliance costs, including costs associated with CHAC’s annual meeting. During the six months ended June 30, 2008, CHAC capitalized deferred acquisition costs of $1,517,926 related to the Bright World acquisition. As a result of the termination of the Bright World acquisition, deferred acquisition costs of $1,586,486 were written off at December 31, 2008. During the six months ended June 30, 2009, CHAC expensed an additional $49,520 of costs related to the Bright World acquisition and $16,267 of costs related to its proposed acquisition. We expect to continue to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as, for due diligence and other acquisition related costs.

Liquidity and Capital Resources

During November and December, 2007, CHAC consummated its initial public offering (the “Offering”), and the underwriters of the Offering exercised their over-allotment option, resulting in net proceeds of approximately $118.3 million to CHAC. The proceeds from the Offering, in combination with deferred underwriting fees of approximately $4.3 million and approximately $2.7 million of proceeds from the private placement of warrants on November 15, 2007, were placed in a trust account. As a result of the preceding events, CHAC’s trust account had received approximately $125.3 million.

We intend to use substantially all of the net proceeds of the Offering to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the Business Combination. If a portion of the Business Combination is paid for using stock or debt securities, we may apply the net cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial Business Combination, to fund the purchase of other companies, the payment of dividends, to fund the repurchase of CHAC’s shares and/or warrants, or for working capital.

At June 30, 2009, CHAC had cash and cash equivalents, interest receivable, and income taxes receivable, aggregating approximately $524,000, available to settle current liabilities aggregating approximately $120,000 for accrued expenses. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business, exclusive of future due diligence costs and professional fees associated with a Business Combination. We will rely on interest earned of up to $3.2 million (of which approximately $2,320,000 had been released to CHAC through June 30, 2009), on the trust account to fund such expenditures and, to the extent that the interest earned is below our expectations, we may have insufficient funds available to operate our business prior to our initial Business Combination. Consequently, it is highly likely that CHAC will be required to implement deferred and contingent fee arrangements and/or raise additional funds through private borrowings from its founders or third parties in order to fund due diligence and professional fees in connection with any future acquisition. In the event that a Business Combination is consummated, we may fund a portion of some expenses from the net proceeds of the trust account. Moreover, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate our initial Business Combination or because we become obligated to redeem for cash a significant number of shares of Public Stockholders voting against our initial Business Combination or the Extended Period, in which case we may issue additional securities or incur debt in connection with such Business Combination. Such debt securities may include a working capital revolving debt facility or a longer term debt facility. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of a Business Combination.

Commencing June 1, 2009, CHAC began deferring its monthly payment of $10,000 to an affiliate of a stockholder for secretarial and administrative expenses until funds are available for such payments.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses. On an ongoing basis, we re-evaluate all of our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions as additional information becomes available in future periods.

Management has discussed the development and selection of critical accounting estimates with the Audit Committee of the Board of Directors and the Audit Committee has reviewed our disclosure relating to critical accounting estimates in this Proxy Statement.

Contractual Obligations

CHAC does not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

CHAC BUSINESS

CHAC is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. We intend to focus on potential acquisition targets (a “target business”), in the People’s Republic of China, including Hong Kong and Macau (“China” or “PRC”).

CHAC is obligated to submit any business combination for approval by a majority of the then holders of CHAC’s common stock, sold as part of the units (the “Units”) in our public offering (the “Public Stockholders”). Public Stockholders that vote against such proposed business combination and exercise their redemption rights are, under certain conditions, described below, entitled to redeem their shares of common stock for a pro-rata distribution from the trust account (the “Redemption Right”). Our stockholders prior to our public offering (the “Existing Stockholders”), have agreed to vote their 3,200,000 founding shares of common stock in accordance with the manner in which the majority of the shares of CHAC common stock held by the Public Stockholders are voted with respect to a business combination. In the event that a majority of the outstanding shares of common stock voted by CHAC’s Public Stockholders approve a business combination, and an amendment to CHAC’s amended and restated certificate of incorporation allowing our perpetual existence is approved, and holders owning 33.33% or more of CHAC’s outstanding common stock do not both vote against the business combination and exercise their Redemption Rights, on a cumulative basis, the business combination may then be consummated.

We entered into a letter of intent with Hengda on July 10, 2009; therefore, we will seek the consummation of that business combination by November 21, 2009. However, if management anticipates that we may not be able to consummate a business combination by November 21, 2009 (24 months from the date of the closing of our public offering), we may seek to extend the time period within which we may complete the business combination to 36 months, by calling a special (or annual) meeting of our stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If we receive Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by our Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the Extended Period, we will then have an additional 12 months in which to complete the initial business combination. If the Extended Period is approved, we will still be required to seek Public Stockholder approval before completing a business combination. In the event there is no business combination within the 24 month deadline (if the Extended Period is not approved) described above (the “Target Business Combination Period”), we will dissolve and distribute to our Public Stockholders, in proportion to their respective equity interests, the amount held in our trust account, and any remaining net assets, after the distribution of the trust account. Our corporate existence will automatically cease at the end of the 36 month period if we have not received stockholder approval for an initial business combination.

Our initial public offering of 12,000,000 Units was declared effective on November 15, 2007. Each unit consists of one share of our common stock and one warrant (the “Public Warrants”). The offering was consummated on November 21, 2007, and we raised net proceeds of approximately $110,900,000, of which approximately $110,800,000 were deposited into our trust account. On December 14, 2007, the underwriters for our public offering exercised their over-allotment option to the extent of 800,000 Units, resulting in net proceeds of $7,440,000, which were also deposited into our trust account. Accordingly, $125,278,000 (approximately $9.79 per Unit) was deposited into our trust account, which includes $4,288,000 that will be paid to our underwriters upon the consummation of a business combination with respect to those shares which stockholders do not exercise their Redemption Rights.

Prior to the closing of our public offering, we sold to certain of our Existing Stockholders 2,750,000 warrants (“Private Warrants”), at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000. In addition, our Existing Stockholders have waived their right to receive distributions with respect to their founding shares of common stock and the shares underlying the Private Warrants (but not shares purchased in our public offering or in the secondary market) in the event of our liquidation. In addition, our Existing Stockholders surrendered to us, without consideration, an aggregate 250,000 of their shares of common stock for cancellation upon exercise of the over-allotment option by the underwriters to maintain a 20% ownership of the common stock after the closing of our public offering.

Each Public Warrant is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the business combination and (b) one year from the closing date of our public offering, and ending five years from the date of such offering. We have the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of our common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. If we dissolve before the consummation of a business combination, there will be no distribution from our trust account with respect to such Public Warrants, which will expire worthless.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a business combination. If the Company dissolves before the consummation of a business combination, there will be no distribution from our trust account with respect to such Private Warrants, which will also expire worthless.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE

Current Directors and Executive Officers

CHAC’s current directors and executive officers are as follows:

Name	Age	Position
Paul K. Kelly*(a)	69	Chairman of the Board, Chief Executive Officer, Secretary and Treasurer
James D. Dunning, Jr.*	61	President and Director
Alan G. Hassenfeld*	59	Director
Gregory E. Smith*	52	Director
Xiao Feng*	46	Director
Cheng Yan Davis	67	Director

*	These individuals will resign upon the consummation of the business combination.
(a)	Mr. Kelly will resign as Chairman of the Board and as an officer of CHAC. He will remain as a Director of China Ceramics.

Paul K. Kelly is CHAC’s Chairman of the Board and Chief Executive Officer. Since February 1992, Mr. Kelly has been the President and Chief Executive Officer of Knox & Co., an investment banking firm specializing in mergers and acquisitions, corporate restructuring and international financial advisory services for clients in the U.S., Asia, and throughout the world. In 2004, Mr. Kelly formed the Westgate Group, Inc., a strategic advisory firm focusing upon identifying and implementing cross-border business opportunities for clients with an emphasis on Asia and the Pacific Basin, for which he acts as Chairman, CEO, and is the majority shareholder. Mr. Kelly is also the President, Chief Executive Officer and sole shareholder of PH II, Inc., a privately held investment company which has investments in the United States and New Zealand. He has held these positions with PH II since 1988. Mr. Kelly also serves as Chairman and Chief Executive Officer of Knox Enterprises, Inc., successor to THT Inc., a privately held diversified manufacturing company. In 1996, Mr. Kelly founded the Carrington Club, a golf resort and karikari estate and winery in New Zealand for which he is the owner and Edgewater Developers, a real estate development company in New Zealand. From 1985 to 1990 Mr. Kelly served as President and Chief Executive Officer of Peers & Co., an international investment banking firm. From 1984 to 1985 Mr. Kelly was the President and a director of Quadrex Securities Corp. From 1982 to 1984 he was an Executive Vice President and Director of Dean Witter Reynolds, Inc., responsible for all investment banking activities for financial institutions. Mr. Kelly also served as Managing Director and a member of the Management Committee of Merrill Lynch White Weld Capital Markets Group from 1980 to 1982 where he was responsible for all investment banking activities for financial institutions on a worldwide basis, and was also senior banker to Merrill Lynch & Co., the holding company for all Merrill Lynch interests. From 1978 to 1980 Mr. Kelly was Executive Vice President, Director and member of the Executive Committee of Blyth Eastman Dillon, where he was co-head of the Corporate Finance Department. He was responsible for all new business activities for the firm and headed the Financial Institutions Group. Among the other positions held by Mr. Kelly prior to 1978 include his positions from 1968 to 1975 as Vice President of The First Boston Corporation where he established the commercial paper department and was responsible for all corporate finance new business activities and as a partner, member of the management committee and head of investment banking for Prescott, Ball & Turbin from 1975 to 1978. Mr. Kelly is a member of the Board of Trustees of the University of Pennsylvania, a member of the Business School Advisory Board of the University of Auckland (NZ), and a member of the New Zealand Business Roundtable. In addition, he is a member of the Director’s Advisory Board of the Yale Cancer Center. He is a past director of American Life and Health Insurance Company of New York, The Chicago Sun-Times Corporation, Hydrox Corporation, Ltd. (New Zealand), MCR Corporation, and Porta Systems Corporation (ASE). He graduated from the University of Pennsylvania in 1962 and received an MBA in Finance from the Wharton School in 1964.

James D. Dunning, Jr. is CHAC’s President and a member of CHAC’s Board of Directors. Since April 2006 Mr. Dunning has been the Chairman of Doubledown Media, LLC, a multimedia platform and database company targeting high net worth individuals. In February 2009, Doubledown Media, LLC filed to liquidate under Chapter 7 of the United States Bankruptcy Code. Since January 1992, Mr. Dunning has served as Chairman of the Dunning Group, Inc., a private media company specializing in media leveraged buyouts. From April 2003 to March 2004, Mr. Dunning was a partner at Michaelson & Co., a hedge fund. From April 2000 to August 2001, Mr. Dunning was Chairman, President and CEO of Ziff Davis Media, Inc., a leading technology and Internet magazine publisher in the United States. Mr. Dunning led the management team that acquired Ziff-Davis Publishing Inc. from Ziff Davis Inc., and Softbank in December 1999. In August 1999 Mr. Dunning led the purchase of USA Pubs, Inc., a magazine subscription database and business acquisition company, and until August 2001 he served as the Chairman and CEO of USA Pubs, Inc. From January 1999 to August 1999 Mr. Dunning was the Chairman and CEO of EMAP Petersen. From 1996 until it was acquired in December 1999, Mr. Dunning served as Chairman, President and CEO of The Petersen Companies, Inc. He led the management team that purchased Petersen Publishing in September 1996 from its founder, Robert E. Petersen. During Mr. Dunning’s tenure at Petersen it developed from a publisher of special interest magazines into a complete marketing solutions company and one of the largest publishers of special-interest magazines in the U.S. In 1992, Mr. Dunning led the group that purchased Transwestern Publishing Company (a division of US West, Inc.) a yellow pages and database company. From 1992 to 1997 Mr. Dunning served as Chairman and CEO of Transwestern Publishing Company. While at Transwestern Publishing Company, Mr. Dunning led the buyout of SRDS, a media database and directory business and served as the Chairman of the Board from 1994 to 1995. In 1987 he led a buyout of Yellow Book, which went public as Multi-Local Media Information Group (Yellow Book), a public yellow pages and directory company and served as Chairman, President and CEO until 1992. From 1985 to 1986, Mr. Dunning served as Executive Vice President for Ziff Davis Communications, Inc. Prior to establishing his buyout businesses, Mr. Dunning was an investment banker from 1982 to 1985 at Thomson McKinnon Securities, Inc., one of the leading investment banking firms during that time. He served as Senior Vice President and Director of Corporate Finance and was in charge of the firm’s mergers and acquisitions practice and venture capital and leveraged leasing groups. Mr. Dunning is a member of the Board of Trustees of the University of Pennsylvania and an Overseer of Athletics at the University of Pennsylvania. He is also a member of the Board of Trustees of Deerfield Academy. He is a member of the audit committees of both the University of Pennsylvania and Deerfield Academy. He is a Director of TennAids-Peer Corp. He graduated from the Wharton School of Business at the University of Pennsylvania in 1970 with a B.S. in Economics.

Alan G. Hassenfeld has been a member of CHAC’s board of directors since CHAC’s inception. Since 1989, Mr. Hassenfeld has been Chairman of the Board of Hasbro, Inc., one of the largest toy manufacturers in the world. The substantial majority of Hasbro’s products are manufactured in China. From 1989 until May 2003 Mr. Hassenfeld also served as the Chief Executive Officer of Hasbro and from 1989 to 1999 he served as President of Hasbro. Mr. Hassenfeld is also a director of salesforce.com, a provider of on-demand customer relationship management services. He serves on the Board of Trustees at Bryant University and the University of Pennsylvania, on the Board of Overseers of the Harvard School of Public Health, as a member of the Executive Committee of the Dean’s Council at Harvard University’s John F. Kennedy School of Government, and as Trustee Emeritus at Brown University. Mr. Hassenfeld serves as Chairman of the World Scholar Athlete Games and The Jerusalem Foundation; Co-Chairman of the governing body of the International Council of Toy Industries CARE Process; Chief Advisor of the Chinese Toy Association; Chairman of Rhode Island Separation of Powers (RISOP); and as director of Operation Smile, Refugees International, the Hasbro Charitable Trust, and Miriam Hospital. He has received honorary degrees from Bryant College, Roger Williams University, Johnson and Wales University, Rhode Island College and Waterford Institute of Technology (Ireland). He graduated from the University of Pennsylvania in 1970. Mr. Hassenfeld is a former chair of the College House Advisory Board at the University of Pennsylvania and a former member of the Board of Overseers of the School of Arts and Sciences. Mr. Hassenfeld established the Hassenfeld Undergraduate Education Fund for Urban Studies and created the Hassenfeld Humanities Term Professorship, both in the School of Arts and Sciences at the University of Pennsylvania.

Gregory E. Smith has been a member of CHAC’s board of directors since CHAC’s inception. Mr. Smith is the President and CEO of Cicada, which he founded in 1998. Cicada provides data management technology and compliance solutions to financial institutions, exchanges and data vendors. Cicada operates its principal software development operations in Hong Kong and Shenzen, China. Prior to founding Cicada, Mr. Smith served as Senior Vice President for Content at Dow Jones Markets (Telerate) from 1997 until Dow Jones Markets was sold to Bridge Information Systems, Inc. As Senior Vice President for Content, Mr. Smith was responsible for all content created, licensed, contributed to, or otherwise distributed by Dow Jones Markets. Mr. Smith was a member of the Executive Committee of Dow Jones Markets. Before joining Dow Jones, Mr. Smith was President of Indepth Data Inc., from its founding in 1985 until June 1997, when Indepth was sold to Dow Jones & Company. Indepth Data, founded by Mr. Smith, produced and distributed comprehensive coverage of the taxable fixed income markets in the United States and the government and Eurobond markets in Europe. Prior to establishing Indepth Data in 1985, Mr. Smith was an investment banker at Thomson McKinnon, where he was a Vice President covering the financial services sector and technology. Prior to joining Thomson McKinnon in 1983, Mr. Smith was an investment banking associate with E. F. Hutton. Prior to joining E.F. Hutton in 1981 Mr. Smith was in the doctoral program of the University of Chicago Graduate School of Business. Mr. Smith is a 1978 graduate of Brown University where he received honors in Economics.

Xiao Feng has been a member of CHAC’s board of directors since CHAC’s inception. Mr. Feng is the founder of Bosera Asset Management Co., Ltd., one of the largest fund management companies in China. He established Bosera Asset Management in 1998 and has served as vice chairman and president of Bosera Asset Management since its inception. Prior to the establishment of Bosera, Mr. Feng was deputy director of the China Securities Regulatory Commission’s Shenzhen Office, where he was responsible for supervising the business practice of securities firms in Shenzhen, one of the country’s financial centers. Prior to that, he worked with the People’s Bank of China Shenzhen Office, as well as Shenzhen Konka Group. Mr. Feng received a Ph.D. from Nankai University.

In 2000, the China Securities Regulatory Commission launched an investigation into Bosera Asset Management Co., Ltd. (“Bosera”), a fund management company founded by Mr. Feng. The investigation closed in February 2002 with an order to rectify the violation of self-trading rules by Bosera and certain of its employees. No administrative action was taken against Mr. Feng as a result of this investigation. During the investigation Mr. Feng remained Vice Chairman of Bosera, his license to engage in the fund management business was suspended and he stepped down from his post as CEO. At the conclusion of the investigation, PRC regulatory authorities approved Mr. Feng’s return to the position of CEO of Bosera Asset Management Co., Ltd. and his license was reinstated.

Cheng Yan Davis has been a member of CHAC’s board of directors since CHAC’s inception. Since 1993, Ms. Davis has been the Vice Dean of International Programs and Development at the University of Pennsylvania Graduate School of Education (GSE International). GSE International was established by Ms. Davis in 1993, and was the first international programs office among Ivy League graduate schools of education in the U.S. Ms. Davis also serves as a Special Advisor to the President of the University of Pennsylvania on internationalization efforts. GSE International has developed many specialized training programs for groups ranging from government officials and university presidents to finance executives and corporate CEOs. Among these programs are training programs for Chief Executive Officers and leading executives in the Chinese securities and mutual fund industries, created in conjunction with the Wharton School. Over the past three years, the Penn-Securities Association of China Program and the Penn-China Mutual Fund CEO Leadership Program have trained over one hundred Chinese executives in the latest theories and practices of the U.S. finance sector. Since 1998, Ms. Davis has worked with Morgan Stanley on the International Conference on Higher Education Management in Shanghai, the establishment of the China Center, which focuses on management training for U.S. — China joint ventures, and the China Pension Program, which works with the state council of China in designing the architecture and training of a senior workforce in comprehensive pension management. Ms. Davis has also worked with CIGNA and Lucent Technologies on various professional education projects since 1997, designing a variety of training and professional development programs. Ms. Davis also serves as an advisor on quality workforce standards for the Shanghai Municipal Government and the Shanghai Foreign Trade Commission. Since 1997, Ms. Davis has been invited to the Shanghai’s Mayor’s International Advisory Council as a special observer and to offer suggestions on Shanghai human resource development and workforce training. Ms. Davis has also been invited to custom design new programs for China Telecom and China Industrial Commercial Bank. These programs were designed in preparation of China’s entry into the World Trade Organization. Ms. Davis initiated former President Jiang Zemin’s visit to the University of Pennsylvania in 1997. Ms. Davis is a board member of the New York Film Academy, Senior Advisor to Motorola and Oracle on international government relations, and Advisor Professor to East China Normal University. In addition, she has served as the Senior Observer for the Shanghai International Business Leaders Advisory Council for the past fifteen years. She has received numerous recognitions for her many contributions, including the first-ever PennGSE Alumni Pioneers Award. Ms. Davis has a degree in Russian and English from Shichuan Foreign Language University in China and an Ed D in Education from the Graduate School of Education at the University of Pennsylvania.

Special Advisors

CHAC’s special advisors do not participate in managing CHAC’s operations. CHAC has no arrangements or agreements with its special advisors to provide services to CHAC. CHAC expects that its special advisors will simply provide advice, introductions to potential targets, and assistance to CHAC, at CHAC’s request, only if they are able to do so. Nevertheless, CHAC believes with their business backgrounds and extensive contacts, CHAC’s special advisors will be helpful to CHAC’s search for a target business and its consummation of a business combination.

Soopakij (Chris) Chearavanont has been a special advisor to CHAC since CHAC’s inception. Since 1993, Mr. Chearavanont has been a Director and the Chairman of True Visions Public Company Limited (formerly United Broadcasting Corporation Public Company Limited), the largest cable and satellite television operator in Thailand. Since 1995, Mr. Chearavanont has been a Director and the Chairman of Chia Tai Enterprises International Ltd., a holding company for agricultural, property and retail businesses. Since 1995, Mr. Chearavanont has been the Vice Chairman of Charoen Pokphand Group — Real Estate and Land Development Business (Thailand). Since 1995, Mr. Chearavanont has been a Director and Chairman of Fortune Leasing Company Ltd., a car leasing company, Mass Gain Investments Ltd., an investment company, Beijing Lotus Supermarket Chain Store Co., Ltd., a retail company, Chia Tai Lotus (Shanghai) Company Ltd., a retail company, and Shanghai Kinghill Ltd., a property company. Also since 1995, Mr. Chearavanont has been a Director and Vice Chairman of Chia Tai Vision Ltd., a Chinese television programming company. Mr. Chearavanont also serves on the Board of Directors of C.P. Seven-Eleven Public Company Ltd. and True Corporation Public Company Ltd. Since 2003, Mr. Chearavanont has been a member of Fudan Incentive Management Fund Committee of Fudan University. Mr. Chearavanont currently serves as a management committee member of Chia Tai International Center of Peking University and as an adviser of the Standing Committee on Public Health of Representatives. Mr. Chearavanont was awarded with Bai Yu Lan from Shanghai Government in 2006. Since 2005, Mr. Chearavanont has been Vice President of Thai-Chinese Promotion of Investment and Trade Association. Since 2004, Mr. Chearavanont has been Vice President of Thailand Equestrian Federation. Mr. Chearavanont is a committee member of Cultural Promotion Fund of Office of The National Cultural Commission in Thailand. Since 2003, Mr. Chearavanont has been the Vice Chairman of Thailand — the PRC Business Council and the member of Young Thai Entrepreneurs Assembly. Since 1993, he has been a committee member on Youth, Women and the Elderly. Mr. Chearavanont has a B.S. in the College of Business and Public Administration of New York University.

Ruey Bin Kao has been a special advisor to CHAC since August 30, 2007. Since April 2005, Mr. Kao has been the President of Motorola (China) Electronics Ltd (Motorola). From June 2000 to April 2005, Mr. Kao was general manager at Motorola responsible for Motorola’s infrastructure business in Greater China. Prior to that, from 1993 until 2000, Mr. Kao was a Senior Manager at Motorola. Mr. Kao was also acting President of Motorola from August to December 2003. Prior to joining Motorola, Mr. Kao held various positions in AT&T Bell Labs in the United States and China. Mr. Kao is currently on the Board of Directors of Shenghua Group Corporation Ltd. Mr. Kao received his Doctor of Business Administration from Hong Kong Polytechnic University in 2005. Mr. Kao also has a master’s degree in Computer and Information Science from the University of Delaware and a bachelor’s degree in Computer Science from Tamkang University in Taiwan.

Director Independence

The NYSE Amex Equities (f/k/a the American Stock Exchange) (the “NYSE Amex”) requires that a majority of CHAC’s Board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

CHAC’s Board of Directors has determined that each of Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng and Cheng Yan Davis are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE Amex.

In making this determination, CHAC’s Board of Directors considered the relationships that each non-employee director has with CHAC and all other facts and circumstances CHAC’s Board of Directors deemed relevant in determining their independence, including the beneficial ownership of CHAC’s capital stock by each non-employee director. In particular, CHAC’s Board of Directors has determined that, Messrs. Hassenfeld, Smith, Feng and Ms. Davis fall within the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Exchange Act. The safe harbor provisions of Rule 10A-3(e)(1)(ii) exempts holders of 10% or less of any class of voting securities of an issuer from being deemed to be in control of, or an affiliate of, that issuer. Currently, Messrs. Hassenfeld, Smith, Feng and Davis each beneficially owns less than 10% of CHAC’s outstanding common stock.

CHAC’s Audit Committee consists of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis each of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE Amex. CHAC’s Board of Directors has determined that each of Messrs. Smith and Hassenfeld satisfies the financial literacy and experience requirements of the NYSE Amex and the rules of the SEC such that each member is an “audit committee financial expert”. The responsibilities of the Audit Committee include:

•	meeting with CHAC’s management periodically to consider the adequacy of CHAC’s internal control over financial reporting and the objectivity of CHAC’s financial reporting;
•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;
•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;
•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;
•	reviewing CHAC’s financing plans, the adequacy and sufficiency of CHAC’s financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and CHAC’s reporting policies and practices, and reporting recommendations to CHAC’s full board of directors for approval;
•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;
•	preparing the report required by the rules of the SEC to be included in CHAC’s annual proxy statement; and

•	monitoring compliance on a quarterly basis with the terms of CHAC’s public offering and, if any noncompliance is identified, the Audit Committee is charged with the immediate responsibility to take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of CHAC’s public offering.

Financial Experts on Audit Committee

The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards. The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE Amex that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Gregory E. Smith satisfies the NYSE Amex’s definition of financial sophistication and also qualifies as an “Audit Committee Financial Expert,” as defined under rules and regulations of the SEC.

Compensation Committee

CHAC’s Compensation Committee consists of each of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE Amex. The functions of CHAC’s Compensation Committee include:

•	establishing overall compensation policies and recommending to CHAC’s board of directors major compensation programs;
•	subsequent to CHAC’s consummation of a business combination, reviewing and approving the compensation of CHAC’s directors, including salary and bonus awards;
•	administering any employee benefit, pension and equity incentive programs;
•	reviewing officer and director indemnification and insurance matters; and
•	preparing an annual report on executive compensation for inclusion in CHAC’s proxy statement.

Governance and Nominating Committee

CHAC’s Governance and Nominating Committee consists of each of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE Amex. The functions of CHAC’s Governance and Nominating Committee include:

•	recommending qualified candidates for election to CHAC’s Board of Directors;
•	evaluating and reviewing the performance of existing directors;
•	making recommendations to CHAC’s Board of Directors regarding governance matters, including our amended and restated certificate of incorporation and charters of CHAC’s committees; and
•	developing and recommending to CHAC’s Board of Directors governance and nominating guidelines and principles applicable to it.

Code of Ethics

CHAC has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of CHAC’s business. CHAC’s code of ethics is included as an exhibit to CHAC’s Annual Report on Form 10-K.

Directors and Executive Officers after the Business Combination

China Ceramics’ directors and executive officers after the business combination will be as follows:

Name	Age	Position
Huang Jia Dong	51	Director and Chairman of the Board
Su Pei Zhi	55	Director and Sales Deputy General Manager
Paul K. Kelly(1)(2)(3)	69	Independent Director
Cheng Yan Davis(1)(2)(3)	67	Independent Director
Li Shun Qing	39	Chief Executive Officer
Hen Man Edmund	36	Chief Financial Officer
Ding Wei Dong(1)(2)(3)	69	Independent Director

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominations committee

Huang Jia Dong founded Jinjiang Hengda Ceramics Co., Ltd. in 1993 and served as the chairman. Mr. Huang was previously involved in the construction material distribution business. Mr. Huang has been appointed as the vice chairman of Fujian Province Ceramic Industry Association since 2006 and the executive director of Jinjiang City Chamber of Import and Export Trade since 2007. Mr. Huang has a diploma in corporate management from Xiamen University.

Su Pei Zhi joined Hengda in 1993 and served as the sales deputy general manager. He is the head of Hengda’s sales and marketing team. Under the leadership of Mr. Su, Hengda has established a nationally covered sales network including both distribution customers and property developer customers.

Li Shun Qing joined Hengda in 1993 as its Manufacturing Deputy General Manager where he heads Hengda’s operations. Mr. Li obtained ISO9000:2000 and ISO9001:2000 Internal Quality Systems Auditor Certification in 2002 and 2004, respectively. He also obtained the Certification of Standardization Qualification in Fujian Province in 2006 and a Certification of Metering Administrator in 2007. Under the leadership of Mr. Li, Hengda has established stringent cost control systems which enable Hengda to better compete in the industry.

Hen Man Edmund joined Hengda in 2008 as the Chief Financial Offer. Prior to joining Hengda, Mr. Hen was a Financial Controller of a switchgear manufacturer in Sichuan PRC. Prior to that, Mr. Hen was the accountant of Dickson Concepts (International) Ltd., a public listed company in Hong Kong. He also worked at a variety of international accountancy firms, including Deloitte Touche Tohmatsu, in assurance and advisory services during the period from 1995 to 2001. Mr. Hen graduated from the University of East Anglia, United Kingdom, with a Bachelor Degree in Science in 1995. He is an associate of the Institute of Chartered Accountants in England and Wales and an associate of the Hong Kong Institute of Certified Public Accountants.

Ding Wei Dong will serve as China Ceramics’ independent director. From 1997 to 2008, Mr. Ding served as the president of China Building Ceramics & Sanitaryware Association (CBCSA), the largest industrial association of the building ceramics and sanitaryware industry in China. Mr. Ding is now the honorary president of CBCSA. From 1991 to 2000, Mr. Ding served as the executive vice president of China Building Material Industry Association (CBMIA), a national organization of the building material industry in China. From 1985 to 1991, Mr. Ding was the chief of Manufacturing and Management Department of Building Material Bureau of China where he was responsible for the quality management of building materials. Mr. Ding graduated from Nanjiing University of Science and Technology in 1965 with a Bachelor Degree, and he has the professional title of Senior Engineer of Professor Scale.

See the biographies for Paul K. Kelly and Cheng Yan Davis in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance.”

Board Committees

China Ceramics’ board of directors after the business combination will establish an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  The audit committee to be established after the business combination will consist of Paul K. Kelly, Ding Wei Dong and Cheng Yan Davis. Mr. Kelly will be the chair of our audit committee, and we believe that Mr. Kelly qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission.

Our board of directors after the business combination will adopt an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	discussing the annual audited financial statements with management and the independent auditors;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our audit committee by our board of directors after the business combination from time to time;
•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and
•	reporting regularly to the board of directors.

Compensation Committee.  The compensation committee to be established after the business combination will consist of Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis. Ding Wei Dong will be the chair of our compensation committee. Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis will not have any direct or indirect material relationship with China Ceramics other than as a director.

Our board of directors after the business combination will adopt a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;
•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;
•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;
•	administering our share option plans in accordance with the terms thereof; and
•	such other matters that are specifically delegated to the compensation committee by our board of directors after the business combination from time to time.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee to be established after the business combination will consist of Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis. Ding Wei Dong will be the chair of our nominating and corporate governance committee. Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis will not have any direct or indirect material relationship with China Ceramics other than as a director.

Our board of directors after the business combination will adopt a nominating and corporate governance committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors after the business combination;
•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors after the business combination and its committees;

•	considering nominees proposed by our shareholders;
•	establishing and periodically assessing the criteria for the selection of potential directors; and
•	making recommendations to the board of directors on new candidates for board membership.

In making nominations, the nominating and corporate governance committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the nominating and corporate governance committee is required to take into consideration the following attributes, which are desirable for a member of the board: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.

Corporate Governance

Our board of directors after the business combination will adopt a code of business conduct and ethics applicable to our directors, offices and employees. In addition, it will adopt a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board structure, procedures and committees. These guidelines are not intended to change or interpret any law, or China Ceramics’ Memorandum and Articles of Association.

Insider Trading Policy

Directors, executive officers and employees may acquire confidential information from time to time through their employment or fiduciary relationship with China Ceramics.

Our board of directors after the business combination will establish an insider trading policy reinforcing the principles behind the insider trading prohibition under U.S. law. Among other things, directors, executive officers and employees will be prohibited from executing any trade in securities of our company and any other company about which they acquire material non-public information in the course of their duties for our company.

Compensation of Directors and Executive Officers

Compensation of Officers and Directors of CHAC

None of CHAC’s officers, directors or shareholders have received any compensation for services rendered to CHAC and no compensation of any kind, including finder’s and consulting fees, will be paid to any such individuals, or any of their respective affiliates, for services rendered to CHAC prior to or in connection with a business combination.

CHAC’s Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. have purchased an aggregate of 3,200,000 shares of common stock (250,000 of which were forfeited upon exercise of the underwriters over-allotment option) for an aggregate purchase price of $28,750. As the price paid was fair market value at the time, we do not consider the value of the shares of common stock at the offering price to be compensation. Rather, we believe that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

On September 14, 2007, Paul K. Kelly and James D. Dunning, Jr. sold shares owned by them to the persons named below for approximately $0.01 per share in transactions exempt from registration under the Securities Act:

Paul K. Kelly transferred 258,650 shares to Alan G. Hassenfeld.

James D. Dunning, Jr. transferred 258,650 shares to Alan G. Hassenfeld.

Paul K. Kelly transferred 64,650 shares to Gregory E. Smith.

James D. Dunning, Jr. transferred 64,650 shares to Gregory E. Smith

Paul K. Kelly transferred 51,750 shares to Cheng Yan Davis.

James D. Dunning, Jr. transferred 51,750 shares to Cheng Yan Davis.

Paul K. Kelly transferred 25,850 shares to Xiao Feng.

James D. Dunning, Jr. transferred 25,850 shares to Xiao Feng.

Paul K. Kelly transferred 25,850 shares to Soopakij (Chris) Chearavanont.

James D. Dunning, Jr. transferred 25,850 shares to Soopakij (Chris) Chearavanont.

Paul K. Kelly transferred 25,850 shares to Ruey Bin Kao.

James D. Dunning, Jr. transferred 25,850 shares to Ruey Bin Kao.

All such transfers were exempt from registration pursuant to Sections 4(1) and 4(2) of the Securities Act, due to the limited number of individuals involved and their status as accredited investors.

CHAC has agreed to pay Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for administrative services and secretarial support for a period commencing on November 16, 2007 and ending on the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our directors or advisors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and the founders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, our directors or advisors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Compensation of Officers and Directors of Success Winner

This section discusses the compensation Success Winner paid in previous fiscal years to certain executive officers, which we refer to as the “named executive officers.” These named executive officers will also serve as executive officers of China Ceramics upon consummation of the business combination. These named executive officers include:

Huang Jia Dong, who is Chairman of Hengda and will serve as Chairman of the Board of China Ceramics after the business combination.

Su Pei Zhi, who is Sales Deputy General Manager of Hengda and will serve as a Director and Sales Deputy General Manager of China Ceramics after the business combination.

Li Shun Qing, who is Manufacturing Deputy General Manager of Hengda and will serve as Chief Executive Officer of China Ceramics after the business combination.

Hen Man Edmund, who is Chief Financial Officer of Hengda and will serve as Chief Financial Officer of China Ceramics after the business combination.

Compensation Discussion and Analysis

Compensation for the executives of Hengda is determined by the Board of Directors of Hengda. Their decisions are founded upon their personal experiences, their knowledge of the industry, their knowledge of the financial status of Hengda and their evaluation of the performance of Hengda executives. The Board of Directors of Hengda currently consists of Huang Jia Dong, Huang Hua Li and Huang Mei Yan. Compensation is generally based on the relative importance of an employee to Hengda and the perception of the Board of

Directors of what compensation level would be adequate to keep the employee satisfied. If an executive performs well, the performance and, if applicable, the increase in responsibilities might merit a salary increase.

Hengda’s Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame.

Hengda believes that, for the most part, its executives believe they are fairly compensated. Hengda has not historically paid bonuses to its executive officers.

Hengda does not currently maintain any employee benefit plans that are not available to all of Hengda’s full-time employees and does not award equity compensation to its employees.

Summary Compensation Table

The compensation table lists the after-tax compensation paid to certain executive officers of Hengda in the last three fiscal years.

Name and Principal Position	Year	Salary RMB	Bonus RMB	Total RMB
Huang Jia Dong Chairman	2008	121,084	—	121,084
	2007	121,051	—	121,051
	2006	96,677	—	96,677
Su Pei Zhi(1) Sales Deputy General Manager	2008	96,778	—	96,778
	2007	77,319	—	77,319
	2006	—	—	—
Li Shun Qing Manufacturing Deputy General Manager	2008	97,440	—	97,440
	2007	93,079	—	93,079
	2006	71,482	—	71,482
Hen Man Edmund(2) Chief Financial Officer	2008	40,000	—	40,000
	2007	—	—	—
	2006	—	—	—

(1)	Mr. Su Pei Zhi was on leave during 2006 and early 2007 due to personal health reasons.
(2)	Mr. Hen Man Edmund joined Hengda in August of 2008 and he only received 5 months of compensation in 2008.

Post-Business Combination Employment Agreements

The parties will be negotiating employment agreements with Messrs. Huang Jia Dong, Li Shun Qing and Hen Man Edmund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of CHAC’s common stock as of October 15, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

As of October 15, 2009 there were a total of 16,000,000 shares of common stock outstanding (including 12,800,000 public shares). Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not include the Private Warrants or the Public Warrants, as these warrants are not exercisable within 60 days of October 15, 2009.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Ownership
Paul K. Kelly	1,096,255	6.90%
James D. Dunning, Jr.	1,096,255	6.90%
Alan G. Hassenfeld	575,760	3.60%
Gregory E. Smith	143,910	*
Cheng Yan Davis	115,200	*
Xiao Feng	57,540	*
Soopakij (Chris) Chearavanont	57,540	*
Ruey Bin Kao	57,540	*
All directors and executive officers as a group		*
(6 individuals)	3,200,000	19.30%
Aldebaran Investments LLC	1,400,000	8.75%
Del Mar Asset Management(2)	1,055,000	6.59%
Credit Suisse	1,050,000	6.56%
David Knott and Dorset Management Corporation(3)	1,000,000	6.30%
Polar Securities(4)	843,400	5.30%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals 1000 N. West Street, Suite 1200, Wilmington, DE 19801.
(2)	Based upon information contained in the Schedule 13G/A filed January 14, 2009 by Del Mar Asset Management LP. The business address of Del Mar Asset Management LP is 711 Fifth Ave, New York, NY. 10022. Pursuant to the Schedule 13G/A, Mr. David Freelove is a managing member and general partner of Del Mar Asset Management LP.
(3)	Based upon information contained in the Schedule 13G/A filed February 13, 2009 by Dorset Management Corporation and David M. Knott. The business address of Dorset Management Corporation and David Knott is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. Pursuant to the Schedule 13G/A, Mr. Knott is the president of Dorset Management Corporation.
(4)	Based upon information contained in the Schedule 13G dated July 31, 2009 by Polar Securities Inc, 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. Pursuant to the Schedule 13G/A, Paul Sabourin is the Chief Investment Officer of North Pole Capital Master.

SECURITY OWNERSHIP OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

The following table sets forth information with respect to the beneficial ownership of the combined company’s ordinary shares immediately after the consummation of the Business Combination by each person who is known by CHAC to beneficially own more than 5% of CHAC’s ordinary shares, each officer, each director and all officers and directors as a group. The table below assumes that the 1,600,000 shares issued to the CHAC founders have been canceled and that no shares of CHAC’s common stock have been redeemed. Aquila Capital will be paid financial advisory cash fee of $1.5 million plus equity fee of 5% of shares outstanding after the Business Combination. The Seller will be responsible for paying the equity portion of the fee owed to Aquila Capital out of the Purchase Price or Seller’s assets, and Success Winner and Hengda will be responsible for paying the cash portion of the fee owed to Aquila Capital out of Success Winner’s assets. Such shares are to be issued pursuant to the Acquisition Agreement on a private placement basis pursuant to Section 4(2) of the Security Act of 1933, as amended. Mr. Huang Jia Dong (as the beneficial owner of shares being issued to Sound Treasure Limited) and Mr. Wong Tsang Ying (as the beneficial owner of shares being issued to Surmount Investments Group Limited, Top Plenty International Limited and Park Rise Holdings Limited) will receive an aggregate of 2,404,010 shares of China Ceramics in connection with the Business Combination as part of the Purchase Price based on the contribution to the development and growth of Hengda that each of Mr. Huang and Mr. Wong have made and the continued expertise and experience Mr. Huang will provide to the surviving company following the Business Combination. There are no other arrangements involving or contemplating any payment in cash or otherwise, to directors, officers, or affiliates of any of the parties in connection with the Business Combination.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Ownership
Paul K. Kelly	1,490,003	(2)	7.06%
James D. Dunning, Jr.	1,490,003	(2)	7.06%
Cheng Yan Davis	156,600	(3)	*
Huang Jia Dong	1,092,732	(4)	5.42%
Su Pei Zhi	0		—
Ding Wei Dong	0		—
Li Shun Qing	0		—
Hen Man Edmund	0		—
All directors and executive officers as a group	2,739,335		12.48%
(7 individuals)
Wong Kung Tok	2,792,944		13.87%
Aldebaran Investments LLC(5)	1,400,000		6.95%
Wong Tsang Ying	1,311,278	(6)	6.51%
Del Mar Asset Management(7)	1,055,000		5.24%
Credit Suisse	1,050,000		5.21%
Aquila Capital (Asia) Ltd.(8)	546,366		2.71%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals 1000 N. West Street, Suite 1200, Wilmington, DE 19801.
(2)	Includes warrants to purchase 941,875 shares.
(3)	Includes warrants to purchase 99,000 shares.

(4)	Consist of 1,092,732 shares owned by Sound Treasure Limited, an entity controlled by Mr. Huang. Such shares are to be issued as part of the Purchase Price for a acquisition of Success Winner, pursuant to the Acquisition Agreement on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended.
(5)	The business address of Aldebaran Investments LLC is 590 Madison Avenue, New York, New York 10022.
(6)	Consists of 656,278 shares owned by Surmount Investments Group Limited, 327,500 shares owned by Top Plenty International Limited and 327, 500 shares owned by Park Rise Holdings Limited. Mr. Wong has voting and dispositive power over all of such shares. Mr. Wong’s address is Unit 9D, Bonded Market Building, Huli Zone, Xiamen, China. Such shares are to be issued as part of the Purchase Price for a acquisition of Success Winner, pursuant to the Acquisition Agreement on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended.
(7)	Based upon information contained in the Schedule 13G/A filed January 14, 2009 by Del Mar Asset Management LP. The business address of Del Mar Asset Management LP is 711 Fifth Ave, New York, NY. 10022. Pursuant to the Schedule 13G/A, Mr. David Freelove is a managing member and general partner of Del Mar Asset Management LP.
(8)	The business address of Aquila Capital (Asia) Ltd. is Level 29, Shanghai Kerry Centre, No. 1515 Nanjing West Road, Shanghai China. Chi Jing Zhao has voting and dispositive power over the securities owned by Aquila Capital (Asia) Ltd.

RELATED PARTY TRANSACTIONS

Related Party Transactions of CHAC

On July 16, 2007, our Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. purchased 2,875,000 of our shares for an aggregate purchase price of $28,750. Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including 250,000 shares that were forfeited upon exercise of the underwriters’ over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in an increase in the amount of after-tax interest we may withdraw from the trust account to $3,200,000.

Subsequent to the issuance date, the foregoing persons transferred a portion of their shares to our other current stockholders at a price per share equal to $0.01 per share.

On November 5, 2007, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao agreed to purchase, for an aggregate purchase price of $2.75 million private placement warrants to purchase 2,750,000 share of common stock at a price of $1.00 per warrant. Paul K. Kelly and James D, Dunning, Jr. each purchased 941,875 warrants, Alan G. Hassenfeld purchased 495,000 warrants, Gregory E. Smith purchased 123,750 warrants, Cheng Yan Davis purchased 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao each purchased 49,500 warrants.

Pursuant to a registration rights agreement between us and our founders and special advisors, our founders and special advisors are entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying shares of common stock, are entitled to certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the existing stockholders’ common stock will be entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of common stock. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

We agreed to pay Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation. This arrangement was agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Paul K. Kelly and James D. Dunning, Jr. have each provided us with loans in the amount of $122,366. Alan G. Hassenfeld has provided us with a loan in the amount of $71,827, Gregory E. Smith has provided us with a loan in the amount of $16,702, Cheng Yan Davis has provided us with a loan in the amount of $13,360, and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao have each provided us with loans in the amount of $7,183 or $368,169 in total. These loans were provided to pay the expenses of our public offering and certain accounting and legal fees and expenses. The loans were repaid out of the proceeds of our public offering.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and up to an aggregate of $3.2 million of the interest income, net of taxes, on the balance in the trust account to be released to us, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if we do not consummate a business combination within the permitted time. Our audit committee will review and approve all expense reimbursements made to our directors and any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination.

Other than the $10,000 per month administrative fees and reimbursable out-of-pocket expenses payable to Stuart Management Co., no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our directors, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

After a business combination, any of our directors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely that the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Our Board of Directors has approved the procedure whereby all ongoing and future transactions between us and any of our directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors, to the extent we have independent directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Related Party Transactions of Success Winner

Success Winner has not had any transactions with any related person in its last three fiscal years.

DESCRIPTION OF CHAC’S SECURITIES

Common Stock

CHAC has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues.

CHAC will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 33.33% of the shares sold in the IPO vote against the business combination and exercise the redemption rights discussed elsewhere herein. In connection with the vote required for any business combination, all of CHAC’s officers and directors who purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

If CHAC is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by CHAC). CHAC’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by CHAC), will be distributed to the holders of its common stock. As of October 15, 2009, there was approximately $125,278,000 in CHAC’s Trust Account, or approximately $9.69 per share issued in the initial public offering.

CHAC’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock redeemed for cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who redeem their stock for their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Warrants

There are currently 15,550,000 warrants outstanding.

Each warrant entitles the registered holder to purchase one share of CHAC common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.

The warrants will expire November 16, 2012 at 5:00 p.m., New York City time, which date may be extended in the sole discretion of CHAC.

CHAC may call the warrants for redemption,

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, (a) the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrant holders, and (b) during each day of the foregoing 30 trading day period and through the date CHAC exercises its redemption right, CHAC has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying common stock may be sold.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and CHAC.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to CHAC, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, CHAC has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, CHAC cannot assure you that it will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants.

CHAC currently has authorized share capital of 41,000,000 shares consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. China Ceramics currently is authorized to issue of 51,000,000 shares of a single class.

DESCRIPTION OF THE COMBINED COMPANY’S
SECURITIES FOLLOWING THE BUSINESS COMBINATION

The following description of the material terms of the shares and warrants of China Ceramics following the Business Combination includes a summary of specified provisions of the Memorandum of Association and Articles of Association of China Ceramics that will be in effect upon completion of the Business Combination and the Redomestication. This description is subject to the relevant provisions of the BVI Business Companies Act and is qualified by reference to China Ceramics’ Memorandum of Association and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

China Ceramics has no authorized share capital, but it will be authorized to issue 51,000,000 shares of a single class.

Units

In the Redomestication, China Ceramics will exchange units for any units of CHAC. Each CHAC unit consists of one share of common stock and one warrant. Each CHAC warrant entitles the holder to purchase one share of common stock on terms described below under the heading “Warrants.” The common stock and warrants have traded separately since December 17, 2007, so CHAC cannot determine how many units remain outstanding.

Shares

The holders of the combined company’s shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. The holders of the shares are entitled to receive dividends if and when declared by the board of directors. The holders of the shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities. Assuming no redemptions, upon the completion of the business combination with Success Winner, we will have a total of 20,143,320 shares issued and outstanding.

Anti-takeover Effect of Unissued Shares of Capital Stock

Shares.  After the Business Combination and Redomestication, China Ceramics will have outstanding approximately 20,143,320 shares, assuming that none of the public shareholder of CHAC elects to exercise their redemption rights. Another 15,500,000 shares have been reserved for issuance upon the exercise of outstanding convertible securities. As result, a total of 35,643,320 shares will be issued or issuable by China Ceramics upon the completion of the Business Combination and Redomestication. The total amount of shares that China Ceramics is authorized to issue is 51,000,000, which means that approximately 15,356,680 shares will be authorized but unissued. These remaining shares of authorized and unissued shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Warrants

As of       , 2009, there were CHAC warrants outstanding to purchase 15,550,000 shares of its common stock, which warrants will be converted into equivalent warrants to purchase shares of China Ceramics and will remain outstanding upon the consummation of the Business Combination and Redomestication. Of these warrants, 2,750,000 are held by insiders and are not redeemable due to restrictions on the ability of these insiders to trade securities of CHAC.

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the Business Combination; or
•	November 16, 2012.

The warrants will expire at 5:00 p.m., New York City time on November 16, 2012. CHAC may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CHAC.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been qualified (or is exempt from qualification) in the jurisdictions in which the holders of the warrants reside. Under the terms of the warrant agreement, CHAC has agreed to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that CHAC will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, CHAC will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

There will be 15,550,000 warrants outstanding as of the completion of all of the transactions contemplated in this proxy statement/prospectus.

Registration Rights Agreement

CHAC has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering. The warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of CHAC common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of (i) the Business Combination to China Ceramics and the holders of China Ceramics ordinary shares and warrants, referred to as China Ceramics securities, (ii) the Redomestication to CHAC and the holders of CHAC’s common stock and warrants, referred to as CHAC securities, and (iii) owning China Ceramics securities, following the Redomestication and Business Combination. Because the components of a unit of CHAC or China Ceramics, as the case may be, are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying common stock, or ordinary share, and warrant components of the unit, as the case may be. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of common stock, or ordinary shares, and warrants should also apply to the holder of a unit (as the deemed owner of the underlying common stock, or ordinary share, and warrant components of the unit).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of CHAC securities or China Ceramics securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of CHAC securities or China Ceramics securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders owning China Ceramics securities are described below.

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to CHAC, China Ceramics, or any particular holder of CHAC securities or China Ceramics securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold CHAC securities, and who will hold China Ceramics securities as a result of owning the corresponding CHAC securities, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;

•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of CHAC’s voting shares;
•	persons that acquired CHAC securities pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold CHAC securities or China Ceramics securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold CHAC securities, or will hold China Ceramics securities, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of CHAC securities (or China Ceramics securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

CHAC has not sought, and will not seek, a ruling from the Internal Revenue Service, or “IRS,” as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Because of the complexity of the tax laws and because the tax consequences to CHAC, China Ceramics, or any particular holder of CHAC securities or of China Ceramics securities in connection with or following the Redomestication and Business Combination may be affected by matters not discussed herein, each holder of CHAC securities is urged to consult with its tax advisor with respect to the specific tax consequences of the Redomestication and Business Combination, and the ownership and disposition of China Ceramics securities, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Tax Consequences of the Business Combination With Respect to China Ceramics and China Ceramics Security Holders

Neither China Ceramics nor the China Ceramics security holders that were former CHAC security holders (who did not exercise their redemption or appraisal rights) will recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination.

Tax Consequences of the Redomestication

Tax Consequences to U.S. Holders of CHAC Securities

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. As a result, the word “should” and not “will” is used to describe the tax consequences resulting from the Redomestication in order to indicate a degree of uncertainty concerning the tax issues that is greater than would be indicated by a “will” level of comfort, but is less than would be indicated by a “more-likely-than-not” level of comfort.

If the Redomestication qualifies as a reorganization under Section 368(a), a U.S. Holder of CHAC securities should not recognize gain or loss upon the exchange of its CHAC securities solely for the securities of China Ceramics pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the securities of

China Ceramics received in connection with the Redomestication also should be the same as the aggregate tax basis of the CHAC securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the China Ceramics securities received in the Redomestication should include the holding period of the securities of CHAC surrendered in the Redomestication. A stockholder of CHAC who receives cash for its shares of common stock upon its exercise of redemption rights or appraisal rights (or receives cash in lieu of a fractional share pursuant to the Redomestication) should recognize gain or loss in an amount equal to the difference between the cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder generally would recognize gain or loss under Section 1001 of the Code with respect to its CHAC securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its CHAC securities and the fair market value of the corresponding China Ceramics securities (and any cash in lieu of a fractional share) received in the Redomestication. In such event, the U.S. Holder’s basis in the China Ceramics securities would equal their fair market value, and such U.S. Holder’s holding period for the China Ceramics securities would begin on the day following the date of the Redomestication.

Tax Consequences to CHAC and China Ceramics

Assuming (as discussed below) that China Ceramics will be treated as a foreign corporation for U.S. federal income tax purposes, under Section 367 of the Code, CHAC should recognize gain, but not loss, as a result of the Redomestication equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to CHAC by reason of such gain) cannot be determined at this time. We urge you to consult your own tax advisors with regard to these tax issues.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. If Section 7874(b) were to apply to the Redomestication, then, among other things, China Ceramics, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication and Business Combination as if it were a domestic corporation, and CHAC should not recognize gain (or loss) as a result of the Redomestication.

After the completion of the Business Combination, which will occur immediately after and as part of the same plan as the Redomestication, it is expected that the former stockholders of CHAC (including warrant holders treated as owning stock of CHAC pursuant to the temporary regulations under Section 7874) will own, by reason of owning (or being treated as owning) stock of CHAC, less than 80% of the voting power and the value of the ordinary shares of China Ceramics (including any warrants treated as shares of China Ceramics pursuant to the temporary regulations promulgated under Section 7874). Accordingly, it is expected that Section 7874(b) should not apply to treat China Ceramics as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication and the Business Combination, this result is not entirely free from doubt. If, for example, the Redomestication were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the Business Combination for U.S. federal income tax purposes, the share ownership threshold for applicability of Section 7874(b) generally would be satisfied (and China Ceramics would be treated as a domestic corporation for U.S. federal income tax purposes) because the former stockholders of CHAC (including warrant holders treated as owning stock of CHAC), by reason of owning (or being treated as owning) stock of CHAC, would own all of the shares (including any warrants treated as shares) of China Ceramics immediately after the Redomestication. Although normal “step transaction” tax principles support the view that the Redomestication and the Business Combination should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. The balance of this discussion assumes that China Ceramics will be treated as a foreign corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its “inversion gain” (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. For this purpose, inversion gain includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction.

As described above, under Section 367, CHAC should recognize gain (but not loss) as a result of the Redomestication equal to the excess, if any, of the fair market value of each asset of CHAC over such asset’s adjusted tax basis at the effective time of the Redomestication. After the completion of the Redomestication and Business Combination, it is expected that the former stockholders of CHAC (including warrant holders treated as owning stock of CHAC) will own, by reason of owning (or being treated as owning) stock of CHAC, more than 60% of the voting power and the value of the shares (including any warrants treated as shares) of China Ceramics. Accordingly, the limitations under Section 7874(a) on the deductibility of net operating losses, if any, against such gain should apply.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of China Ceramics

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC”, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of China Ceramics. A distribution on such ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of China Ceramics (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in China Ceramics and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the ordinary shares of China Ceramics are readily tradable on an established securities market in the United States or, in the event China Ceramics is deemed to be a Chinese “resident enterprise” under the EIT Law, China Ceramics is eligible for the benefits of the income tax treaty between the United States and the PRC, or the “U.S.-PRC Treaty”, (b) China Ceramics is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for its shares in China Ceramics would be suspended for purposes of clause (c) above for the period that such holder had a right to have its common stock in CHAC redeemed for cash, by CHAC. In addition, under published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently includes the NYSE Amex but does not include the OTC Bulletin Board. Although it is contemplated that the ordinary shares of China Ceramics will continue to be listed on the NYSE Amex, if the ordinary shares of China Ceramics do not continue to be listed on the NYSE Amex, it is possible that the ordinary shares of China Ceramics will be quoted only on the OTC Bulletin Board, in which case any dividends paid on the ordinary shares of China Ceramics would not qualify for the lower rate unless China Ceramics is deemed to be a Chinese “resident enterprise” under EIT Law and is eligible for benefits of the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of China Ceramics.

If PRC taxes apply to dividends paid to a U.S. Holder on the ordinary shares of China Ceramics, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants in China Ceramics, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the ordinary shares or warrants in China Ceramics by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Exercise or Lapse of the Warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise for cash of a warrant to acquire ordinary shares in China Ceramics. Ordinary shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in a constructive distribution that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the ordinary shares in China Ceramics. If a warrant is allowed to lapse unexercised, a U.S. Holder should recognize a capital loss equal to such holder’s tax basis in the warrant. If a warrant is exercised other than by the payment of the exercise price in cash, the tax treatment of such an exercise may vary from that described above. U.S. Holders should consult their own tax advisors regarding the tax treatment of such an exercise.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of China Ceramics and its subsidiaries after the Redomestication and the Business Combination, we do not anticipate that China Ceramics will be treated as a PFIC following the Redomestication and the Business Combination. The actual PFIC status of China Ceramics for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly there can be no assurance with respect to the status of China Ceramics as a PFIC for its current taxable year or any future taxable year.

If China Ceramics is determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of China Ceramics during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of the first taxable year of China Ceramics in which China Ceramics was a PFIC will be taxed as ordinary income;
•	the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In addition, if China Ceramics were a PFIC, a U.S. Holder who acquires its ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in China Ceramics by making a timely QEF election to include in income its pro rata share of China Ceramics’ net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which China Ceramics’ taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of China Ceramics (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if China Ceramics were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares in China Ceramics (or has previously made a QEF election with respect to its ordinary shares in China Ceramics), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or QEF), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from China Ceramics. Upon request from a U.S. Holder, China Ceramics will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that China Ceramics will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares in China Ceramics, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to China Ceramics’ PFIC status will be made annually, an initial determination that it is a PFIC generally will apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of China Ceramics while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares in China Ceramics, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of China Ceramics that ends within or with a taxable year of the U.S. Holder and in which China Ceramics is not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years of China Ceramics in which China Ceramics is a PFIC and during which the U.S. Holder holds (or is deemed to hold) ordinary shares in China Ceramics, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares in China Ceramics and for which China Ceramics is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE Amex, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although it is contemplated that the ordinary shares of China Ceramics will continue to be listed on the NYSE Amex, if the ordinary shares of China Ceramics do not continue to be listed on the NYSE Amex, it is possible that the ordinary shares of China Ceramics will be quoted only on the OTC Bulletin Board. If the ordinary shares of China Ceramics were to be quoted only on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares of China Ceramics under their particular circumstances.

If China Ceramics is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if China Ceramics receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, China Ceramics will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that China Ceramics will have timely knowledge of the status of any such lower-tier PFIC or of the required information to be provided. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares and warrants in China Ceramics should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants of China Ceramics

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in China Ceramics generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in China Ceramics unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes generally should apply to distributions made on the ordinary shares of China Ceramics within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares or warrants of China Ceramics by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States generally should be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to dividends paid on the ordinary shares of China Ceramics to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of China Ceramics by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

MATERIAL PRC INCOME TAX CONSEQUENCES

The following discussion summarizes the material PRC income tax consequences relating to the ownership of China Ceramics ordinary shares following the consummation of the Redomestication and the Business Combination.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. While the senior management of China Ceramics, Success Winner and Stand Best is substantially based in the PRC and is expected to be based in the PRC in the future, it remains uncertain whether the PRC tax authorities would determine that China Ceramics, Success Winner or Stand Best is a “resident enterprise” or a “non-resident enterprise.”

If the PRC tax authorities determine that China Ceramics, Success Winner or Stand Best is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, China Ceramics, Success Winner or Stand Best could be subject to the enterprise income tax at a rate of 25% on China Ceramics’, Success Winner’s or Stand Best’s global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends China Ceramics, Success Winner or Stand Best receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of China Ceramics, Success Winner or Stand Best. China Ceramics, Success Winner and Stand Best will consult with the PRC tax authorities and make any necessary tax payment if China Ceramics, Success Winner or Stand Best (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either China Ceramics, Success Winner or Stand Best is a resident enterprise under the EIT Law.

Dividends from Hengda

If China Ceramics, Success Winner or Stand Best are not treated as resident enterprises under the EIT Law, then dividends that China Ceramics, Success Winner or Stand Best receive will be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. China Ceramics, Success Winner and Stand Best are holding companies and substantially all of China Ceramics’, Success Winner’s and Stand Best’s income may be derived from dividends. Thus, if China Ceramics, Success Winner or Stand Best is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to China Ceramics, Success Winner or Stand Best are considered income sourced within the PRC, such dividends received will be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. China Ceramics is a British Virgin Islands holding company, and it has a subsidiary in the British Virgin Islands (Success Winner), which in turn owns a 100% equity interest in a subsidiary in Hong Kong (Stand Best), which in turns owns a 100% equity interest in Hengda. If Stand Best is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Stand Best by Hengda may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of China Ceramics, Success Winner or Stand Best. China Ceramics, Success Winner and Stand Best will consult with the PRC tax authorities and make any necessary tax withholding if Hengda were to pay any dividends and China Ceramics, Success Winner or Stand Best (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either China Ceramics, Success Winner or Stand Best is a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive from China Ceramics; Gain on the Sale or Transfer of China Ceramics Ordinary Shares

If dividends payable to (or gains recognized by) non-resident investors in China Ceramics are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from China Ceramics, if any, and any such gain on the sale or transfer of China Ceramics ordinary shares, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by China Ceramics to non-resident investors with respect to China Ceramics ordinary shares, or gain non-resident investors may realize from the sale or the transfer of China Ceramics ordinary shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, China Ceramics also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in China Ceramics ordinary shares may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of China Ceramics ordinary shares after the consummation of the Redomestication and Business Combination if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, China Ceramics would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of China Ceramics ordinary shares from and after the consummation of the Redomestication and Business Combination.

If China Ceramics were to pay any dividends in the future, China Ceramics would consult with the PRC tax authorities and if China Ceramics (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that China Ceramics must withhold PRC tax on any dividends payable by China Ceramics under the EIT Law, China Ceramics will make any necessary tax withholding on dividends payable to its non-resident investors. If non-resident investors as described under the EIT Law (including United States investors) realized any gain from the sale or transfer of China Ceramics ordinary shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of China Ceramics ordinary shares. As indicated above, under the EIT Law and its implementing rules, China Ceramics would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of China Ceramics ordinary shares from and after the consummation of the Redomestication and Business Combination.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in China Ceramics may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of China Ceramics ordinary shares after the consummation of the Redomestication and Business Combination if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of China Ceramics ordinary shares is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

EXPERTS

The consolidated/combined financial statements of Success Winner and its subsidiaries as of December 31, 2007 and 2008 and for each of the years in the three-year period ended December 31, 2008 have been included in this proxy statement/prospectus in reliance on the report of Foo Kon Tan Grant Thornton, (Singapore), an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus upon the authority of the said firm as experts in accounting and auditing.

The consolidated financial statements of CHAC as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from June 22, 2007 to December 31, 2007 and for the cumulative period from June 22, 2007 to December 31, 2008 included in this proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and are included herein in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of China Ceramics to be issued in the Redomestication and Business Combination and certain other matters relating to British Virgin Islands law will be passed upon for us by Harney Westwood & Riegels. Loeb & Loeb LLP, has acted as special United States counsel to China Ceramics. Hills & Co. has acted as special PRC counsel to China Ceramics.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of CHAC knows of no other matters which may be brought before the CHAC special meeting. If any matter other than the proposed Redomestication and Business Combination or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

ENFORCEABILITY OF CIVIL LIABILITIES

Success Winner is a British Virgin Islands company and its principal executive offices will be located outside the United States in China. A majority of its directors and officers and certain of the experts named in this proxy statement/prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of its directors, officers and certain of its experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Success Winner or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Success Winner or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the British Virgin Islands or China would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

China Ceramics has filed a registration statement on Form F-4 to register the issuance of China Ceramics’ securities to CHAC security holders in the Redomestication and Business Combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of China Ceramics in addition to a proxy statement of CHAC for the CHAC special meeting. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

CHAC is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the Securities and Exchange Commission. Any reports, statements or other information that CHAC files with the Securities and Exchange Commission, including this proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549, at prescribed rates or from its website on the Internet at www.sec.gov, free of charge. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms.

Neither CHAC nor Success Winner has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to CHAC stockholders nor the consummation of the Redomestication and Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS

China Holdings Acquisition Corp.
Unaudited Condensed Balance Sheets as of June 30, 2009 and December 31, 2008	F-2
Unaudited Condensed Statements of Operations for the Six Months Ended June 30, 2009 and 2008	F-3
Unaudited Condensed Statements of Stockholders’ Equity for the Six Months Ended June 30, 2009 and 2008	F-4
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2009 and 2008	F-5
Notes to Unaudited Condensed Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets, December 31, 2007 and December 31, 2008	F-19
Statements of Income, for the period from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008 and for the period from June 22, 2007 (inception) to December 31, 2008	F-20
Statement of Stockholders’ Equity, for the period from June 22, 2007 (inception) to December 31, 2008	F-21
Statements of Cash Flows, for the period from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008 and for the period from June 22, 2007 (inception) to December 31, 2008	F-22
Notes to Audited Financial Statements	F-23
Success Winner Limited
Unaudited Combined Statement of Comprehensive Income for the Financial Period Ended June 30, 2009	F-32
Unaudited Combined Statement of Financial Position as at June 30, 2009	F-33
Unaudited Combined Statements of Changes in Equity for the Financial Period Ended June 30, 2009	F-34
Unaudited Combined Statement of Cash Flow for the Financial Period Ended June 30, 2009	F-35
Notes to Unaudited Combined Financial Statements	F-36
Report from the Independent Auditors	F-62
Combined Income Statements for the Financial Years Ended December 31, 2006, 2007 and 2008	F-63
Combined Balance Sheets for the Financial Years Ended December 31, 2006, 2007 and 2008	F-64
Combined Statements of Changes in Equity for the Financial Years Ended December 31, 2006, 2007 and 2008	F-65
Combined Cash Flow Statements for the Financial Years Ended December 31, 2006, 2007 and 2008	F-66
Notes to Combined Financial Statements	F-67

China Ceramics Co. Ltd.

The financial statements of China Ceramics are not included for the following reasons:

•	The only shareholder of China Ceramics is CHAC.
•	China Ceramics has not opened a bank account and has no assets, liabilities or financial statements.
•	China Ceramics has not engaged in any activity other than this business combination.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

	December 31, 2008	Unaudited June 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,202	$12,325
Interest receivable	116,363	25,974
Investments held in Trust	125,445,425	125,278,310
Income taxes receivable	—	485,707
Prepaid expenses	34,078	17,993
Total current assets	125,698,068	125,820,309
Equipment, net	1,115	924
Deferred income taxes	711,525	256,810
TOTAL ASSETS	$126,410,708	$126,078,043
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Deferred underwriting fee	$4,288,000	$4,288,000
Income and capital taxes payable	224,554	—
Accrued expenses	168,935	119,926
Total current liabilities	4,681,489	4,407,926
COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION (4,266,239 – shares at redemption value)	40,363,965	40,363,965
COMMITMENTS
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, 0 shares issued	—	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 16,000,000 shares issued and outstanding (including 4,266,239 shares subject to possible redemption)	16,000	16,000
Additional paid-in capital	80,724,068	80,724,068
Retained earnings accumulated during the development stage	625,186	566,084
TOTAL STOCKHOLDERS’ EQUITY	81,365,254	81,306,152
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,410,708	$126,078,043

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
Interest income	$697,040	$85,990	$1,786,924	$255,063	$3,774,183
Formation and operating costs	108,221	119,554	230,576	278,824	1,227,509
Current acquisition costs	—	16,267	—	16,267	16,267
Write-off of deferred acquisition costs related to terminated transaction	—	—	—	49,520	1,636,006
Income before provision for income taxes	588,819	(49,831)	1,556,348	(89,548)	894,401
Provision (benefit) for income taxes	229,158	(18,302)	606,292	(30,446)	328,317
Net income (loss) for the period	$359,661	$(31,529)	$950,056	$(59,102)	$566,084
Weighted average number of shares outstanding, basic and diluted	16,000,000	16,000,000	16,000,000	16,000,000	13,686,034
Net earnings per share, basic and diluted	$0.02	$—	$0.06	$—	$0.04

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from June 22, 2007 (inception) to June 30, 2009

	Common Stock		Additional Paid-In Capital	Retained Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Balance, June 22, 2007	—	$—	$—	$—	$—
Issuance of Common Stock to initial shareholders at $0.008 per share for 3,450,000 shares, of which 250,000 were cancelled in connection with the underwriters’ partial exercise of the over allotment option, on July 16, 2007	3,200,000	3,200	25,550	—	28,750
Proceeds from issuance of warrants on November 21, 2007	—	—	2,750,000	—	2,750,000
Sale of 12,800,000 units through public offering, net of underwriter’s discount and offering expenses and including $40,363,965 of proceeds allocable to 4,266,239 shares of common stock subject to possible redemption, on November 21, 2007	12,800,000	12,800	118,312,483	—	118,325,283
Proceeds subject to possible redemption	—	—	(40,363,965)	—	(40,363,965)
Net income for the period	—	—	—	298,693	298,693
Balance, December 31, 2007	16,000,000	16,000	80,724,068	298,693	81,038,761
Net income for the year	—	—	—	326,493	326,493
Balance, December 31, 2008	16,000,000	$16,000	80,724,068	625,186	81,365,254
Unaudited:
Net loss for the period	—	—	—	(59,102)	(59,102)
Balance, June 30, 2009	16,000,000	$16,000	$80,724,068	$566,084	$81,306,152

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$950,056	$(59,102)	$566,084
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	192	191	606
Deferred income taxes	(89,809)	454,715	(256,810)
Interest earned on trust fund	(2,017,483)	(345,335)	(3,736,362)
Changes in operating assets and liabilities:
Interest receivable	235,315	90,389	(25,974)
Income taxes receivable	—	(485,707)	(485,707)
Prepaid expenses	46,310	16,085	(17,993)
Income and capital taxes payable	37,194	(224,554)	—
Accrued expenses	(12,116)	(49,009)	119,926
Net cash used in operating activities	(850,341)	(602,327)	(3,836,230)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments held in Trust Fund	—	—	(125,278,000)
Withdrawals from trust fund	1,869,117	512,450	3,736,052
Purchases of equipment	—	—	(1,530)
Net cash (used in) provided by investing activities	1,869,117	512,450	(121,543,478)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	—	—	28,750
Proceeds from note payable to initial stockholder	—	—	368,169
Repayment of note payable to initial stockholder	—	—	(368,169)
Proceeds from public offering	—	—	128,000,000
Proceeds from issuance of warrants in private placement	—	—	2,750,000
Payment of acquisition costs	(549,123)	—	—
Payment of registration costs	(14,837)	—	(5,386,717)
Net cash provided by (used in) financing activities	(563,960)	—	125,392,033
Net increase in cash and cash equivalents	454,816	(89,877)	12,325
Cash and cash equivalents
Beginning of period	67,753	102,202	—
End of period	$522,569	$12,325	12,325
Supplemental disclosure of non-cash financing activities
Accrual of deferred acquisition costs	$968,803	$—	$—
Accrual of deferred underwriting fees	$—	—	$4,288,000
Supplemental disclosure of cash flow information:
Cash paid for income and capital taxes	$658,907	$225,100	$1,414,801

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business Operations

China Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements (a “Business Combination”). The Company has focused on potential acquisition targets in the People’s Republic of China (“China”) (a “Target Business”) since its initial public offering. All activity from June 22, 2007 (inception) to June 30, 2009 is related to the Company’s formation and capital raising activities.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The financial statements at June 30, 2009 and for the periods from June 22, 2007 (inception) to June 30, 2009, the three and six months ended June 30, 2008, and the three and six months ended June 30, 2009 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2009, the results of its operations and cash flows for the three and six months ended June 30, 2008, the three and six months ended June 30, 2009, and for the period from June 22, 2007 (inception) through June 30, 2009. Management of the Company has reviewed subsequent events through October 26, 2009. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The condensed balance sheet at December 31, 2008 has been derived from the audited financial statements.

The financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and other information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

The Company, after signing a definitive agreement for a Business Combination, of which no assurance is given, is obligated to submit such transaction for approval by a majority of the holders of common stock of the Company sold as part of the units in our Offering (the “Public Stockholders”). Public Stockholders that vote against such proposed Business Combination and exercise their redemption rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the trust account (the “Redemption Right”).

As a result of the Redemption Right, $40,363,965 has been classified as common stock subject to possible redemption on the accompanying balance sheet. The Company’s stockholders prior to the Offering (the “Initial Stockholders”), have agreed to vote their 3,200,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock held by the Public Stockholders are voted with respect to a Business Combination. In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote to approve a Business Combination, and an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved, and holders owning 33.33% or more of the outstanding common stock do not vote against both the Business Combination and the Extended Period (as defined below) and do not exercise their Redemption Rights, on a cumulative basis, the Business Combination may then be consummated.

If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a Business Combination prior to 18 months from the date of the closing of the Offering, the Company’s board will convene, adopt and recommend to their stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan (see Note 10). If, however, a letter of intent, agreement in principle or definitive agreement for a Business Combination has been executed prior

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business Operations  – (continued)

to 18 months from the date of the closing of the Offering, the Company will seek the consummation of that Business Combination by November 21, 2009. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Offering and management anticipates that the Company may not be able to consummate a Business Combination within the 24 months from the date of the closing of the Offering, the Company may seek to extend the time period within which it may complete its Business Combination to 36 months, by calling a special (or annual) meeting of stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial Business Combination. If the Extended Period is approved, the Company will still be required to seek Public Stockholder approval before completing a Business Combination. In the event there is no Business Combination within the 24-month deadline (if the Extended Period is not approved) described above (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the trust account, and any remaining net assets, after the distribution of the trust account. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the Offering. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received stockholder approval for an initial Business Combination. The financial statements have been prepared assuming that the Company will continue as a going concern.

Note 2 — Trust Account

As a result of the Offering and related events, the Company’s trust account has received $125,278,000 (approximately $9.79 per unit), which includes $4,288,000 that will be paid to the underwriters upon the consummation of a Business Combination pro-rata with respect to those shares for which stockholders do not exercise their Redemption Rights.

The funds in the trust account are invested in permitted United States government securities in the JP Morgan U.S. Government Money Market Fund, Institutional share class (ticker: UGXX). Up to an aggregate of $3,200,000 of after-tax interest income on the balance of the trust account was permitted to be released to the Company to fund working capital, due diligence and general corporate requirements of which approximately $2,320,000 had been released through June 30, 2009.

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Trust Account  – (continued)

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

The money market funds in which the funds in trust have been invested, as described above, is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents the money market funds — held in trust at its level within the fair value hierarchy at December 31, 2008 and June 30, 2009.

	Total	Level 1	Level 2	Level 3
Investment held in Trust, December 31, 2008	$125,445,425	$125,445,425	$—	$—
Investment held in Trust, June 30, 2009	$125,278,310	$125,278,310	$—	$—

Note 3 — Private Warrants and Offering

The Private Warrants (see Note 8) were issued on November 15, 2007, for net proceeds of $2,750,000, which were subsequently deposited into the trust account.

Our Offering of 12,000,000 units was declared effective on November 15, 2007. Each unit consists of one share of the Company’s common stock and one Public Warrant (see Note 8) and was sold to the public at the price of $10.00 per unit. The Offering was consummated on November 21, 2007, and we raised net proceeds of $110,900,000, of which $110,800,000 were deposited into our trust account.

On December 14, 2007, the underwriters for our Offering exercised their over-allotment option to the extent of 800,000 units, resulting in net proceeds of $7,440,000, which were deposited into our trust account.

Note 4 — Summary of Significant Accounting Policies

Cash and cash equivalents — Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Earnings per Common Share — Net earnings per share is computed based on the weighted average number of shares of common stock outstanding for the period.

Basic net earnings per share excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the 15,550,000 outstanding warrants are not yet exercisable, they have been excluded from the Company’s computation of diluted earnings per share for the three and six months ended June 30, 2008, the three and six months ended June 30, 2009, and the period from June 22, 2007 (inception) to June 30, 2009. Therefore, basic and diluted earnings per share are the same for the periods presented.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies  – (continued)

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2028.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company has applied the provisions if FIN 48 since inception.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There were no adjustments for uncertain tax positions in the current year. All tax years remain open to examination by the major tax jurisdiction to which we are subject.

Recently Issued Accounting Pronouncements — In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies to us with respect to any acquisitions that we complete and require any related acquisition costs to be expensed as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008. Any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company has adopted EITF 07-5 and has determined that there is no impact on the Company’s financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies  – (continued)

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 5 — Income Taxes

The Company has recorded a deferred tax asset for the tax effect of temporary differences of $711,525 and $256,810 at December 31, 2008 and June 30, 2009, respectively. In recognition of the Company’s twenty-year carry-forward period in the event of a Business Combination, and its carry-back opportunities in the event of liquidation, the Company has not recorded a valuation allowance on the accompanying balance sheets. The temporary differences creating the Company’s deferred tax assets relate to currently non-deductible formation and operating costs. The effective tax rate of 39% for the three and six months ended June 30, 2008 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 5%. The effective tax rate of 34% for the three and six months ended June 30, 2009 equals the Federal statutory rate of 34%. The effective tax rate of 37% for the period from June 22, 2007 (inception) to June 30, 2009 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 3%.

The Company’s termination of the Bright World acquisition (see Note 9) on April 3, 2009 results in the Company qualifying for the deduction of $1,636,006 of expenses on its 2009 U.S. Federal Income Tax return. Accordingly, the Company has reversed a substantial portion of its deferred tax asset and realized it as income taxes receivable.

During the year ended December 31, 2008, the Company’s state tax computation based upon income fell below the minimum level required by an alternative, capital-based state tax computation. Consequently, the Company ultimately did not record a state tax provision based upon income for 2008 and, instead, recorded a capital-based state tax provision which was included in the income statement caption “Formation and operating costs” in the Company’s Annual Report filed on Form 10-K.

The components of income tax expense (benefit) are:

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
Currently payable:
Federal	$219,313	$(533,806)	$562,082	$(485,161)	$552,089
State	52,277	—	134,019	—	45,116
Deferred:
Federal	(34,262)	515,504	(72,516)	454,715	(260,467)
State	(8,170)	—	(17,293)	—	(8,421)
Total income tax expense (benefit)	$229,158	$(18,302)	$606,292	$(30,446)	$328,317

Note 6 — Commitments

Administrative Fees

The Company has agreed to pay an affiliate of a stockholder $10,000 per month for secretarial and administrative services. The arrangement commenced on November 16, 2007 and terminates upon the earlier of (i) the completion of the Company’s Business Combination, or (ii) the Company’s dissolution. The Company recognized: $30,000 of expense under this arrangement for each of the three months ended June 30, 2008 and June 30, 2009; $60,000 of expense for each of the six month periods ended June 30, 2008 and

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments  – (continued)

June 30, 2009; and $195,000 of expense for the period from June 22, 2007 (inception) to June 30, 2009. Commencing June 1, 2009, the Company begun deferring its monthly payment for such services unless funds were available for such payment.

Underwriting Agreement

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering.

Pursuant to the Underwriting Agreement, the Company was obligated to Citi (the “Representative”), the representative of the underwriters, for certain fees and expenses related to the Offering, including underwriting discounts of $8,960,000. The Company paid $4,672,000 of the underwriting discounts upon closing of the Offering. The Company and the Representatives have agreed that payment of the additional portion of the underwriting discount of $4,288,000 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included on the accompanying balance sheets at December 31, 2008 and June 30, 2009.

Initial Stockholders

Pursuant to letter agreements with the Company and the Representatives in the Offering and the warrant private placement offering described below, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares and the shares underlying the Private Warrants (but not shares purchased in the Offering or in the secondary market) in the event of the Company’s liquidation.

Note 7 — Capital Stock

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock were outstanding as of December 31, 2008, nor as of June 30, 2009.

Common Stock

The Company has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues.

On November 15, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

The Company is authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. The Company intends to authorize additional shares prior to the closing of the proposed acquisition described in Note 10.

The Company will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 33.33% of the shares sold in the IPO vote against the business combination and exercise the conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of the Company’s officers and directors who purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Capital Stock  – (continued)

If the Company is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company). The Company’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company), will be distributed to the holders of its common stock. As of June 30, 2009, there was approximately $125,278,000 in the Company’s Trust Account, or approximately $9.79 per share issued in the initial public offering.

The Company’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Note 8 — Warrants

Public Warrants

Each warrant sold in the Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the closing date of the Offering of the Company’s securities, and ending November 16, 2012. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the trust account with respect to such Public Warrants, which will expire worthless.

Private Warrants

Prior to the closing of the Offering, the Company sold to certain of its Initial Stockholders 2,750,000 warrants (“Private Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the trust account with respect to such Private Warrants, which will expire worthless.

As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Reserve Common Stock

At December 31, 2008, and June 30, 2009, 15,550,000 shares of common stock were reserved for issuance upon exercise of Public Warrants and the Private Warrants.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants  – (continued)

Registration Rights — Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Private Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 9 — Termination of Bright World Acquisition

As previously announced on a Form 8-K filed on April 3, 2009, the Company announced the withdrawal of our pre-conditional voluntary cash offer (the “Pre-Conditional Offer”) to acquire all the issued shares of Bright World Precision Machinery Limited (“Bright World”).

As previously announced on a Form 8-K filed on July 21, 2008 and on a Form 8-K filed on October 24, 2008, the Company entered into a definitive Undertaking Agreement on July 20, 2008, which was subsequently amended on October 24, 2008 (the “Undertaking Agreement”), with World Sharehold Limited (the “Selling Shareholder”), the majority shareholder of Bright World, Wang Wei Yao and Shao Jian Jun (collectively, with World Sharehold, the “Sellers”), pursuant to which the Company agreed to make a voluntary conditional cash offer, and the Sellers agreed to accept the voluntary conditional cash offer in respect of all of the Bright World shares held by them, upon satisfaction of certain pre-conditions. One pre-condition was that, after July 20, 2008, no change occurred in the financial condition, operations, results of operations or prospects of Bright World, World Precise Machinery (China) Co., Ltd (“WPM”), Bright World Heavy Machinery Tools (China) Co., Ltd (“BWHM”), Shanghai Shangduan Stamping Machines Co., Ltd (“SSS”) or any of their subsidiaries (Bright World, WPM, BWHM, SSS and their subsidiaries herein collectively referred to as the “Group”) that caused, among other things, the Group’s profit after tax for the full year period ending December 31, 2008 to decrease 10% or more as compared to the Group’s profit after tax for the corresponding full year period ended December 31, 2007 (the “MAC Pre-Condition”).

On March 31, 2009, the board of directors of Bright World announced that, subsequent to the February 20, 2009 release of Bright World’s announcement of its unaudited results for the year ended December 31, 2008 (“FY2008 Financial Statements”) and response to queries on February 28, 2009, from the Singapore Exchange Securities Trading Limited with respect to the FY2008 Financial Statements, Bright World’s auditors made certain adjustments to the FY2008 Financial Statements to increase the allowance for doubtful debts (the “Adjustment to the Results Announcement”). The Adjustment to the Results Announcement states that the Group’s profit after tax for the full year ended December 31, 2008 decreased by 11.3% to approximately RMB 127.9 million as compared to approximately RMB 144.3 million for the corresponding full year period ended December 31, 2007.

On April 1, 2009, the Company delivered a letter to the Singapore Securities Industry Council (the “SIC”) in which the Company (x) stated that, in light of the Adjustment to the Results Announcement, the MAC Pre-Condition had not been satisfied, (y) stated that we were entitled to withdraw the Pre-Conditional

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Termination of Bright World Acquisition  – (continued)

Offer, in accordance with the terms of the Undertaking Agreement, and (z) sought confirmation from the SIC that it had no objections to us withdrawing the Pre-Conditional Offer.

On April 2, 2009, the SIC confirmed that it had no objections to the Company withdrawing the Pre-Conditional Offer, and the board of directors of the Company approved the withdrawal of the Pre-Conditional Offer.

On April 3, 2009, the Company issued a press release announcing the withdrawal of the Pre-Conditional Offer. Accordingly, the Company has written-off $1,636,006 of aggregate acquisition costs through March 31, 2009 due to the termination of the acquisition of Bright World.

On April 29, 2009, the Company terminated the Undertaking Agreement effective as of April 3, 2009.

Note 10 — Potential Business Combination and Subsequent Event

On May 11, 2009, the Company entered into a letter of intent for a potential Business Combination. As a result, the Company has met the condition under its amended and restated certificate of incorporation that permits it until November 21, 2009 to complete an initial Business Combination meeting the criteria set forth therein.

On August 7, 2009, the Company (a/k/a the “Parent” or “China Holdings”), China Ceramics Co., Ltd., a British Virgin Islands company and a wholly-owned subsidiary of Parent (“Purchaser”), Jinjiang Hengda Ceramics Co., Ltd., a Chinese enterprise (“Hengda,” or “Target”), Success Winner Limited (“Success”), a British Virgin Islands company and the owner of 100% of the equity interests of the Stand Best Creation Limited, a Hong Kong company which owns 100% of the equity interest of Hengda (“Stand Best”), and Mr. Wong Kung Tok (the “Seller”), the owner of 100% of the equity interests of the Success, entered into a Stock Purchase Agreement (the “Agreement”).

Acquisition of Target; Acquisition Consideration

Upon the closing of the transactions contemplated in the Agreement, China Holdings will acquire 100% of the issued and outstanding shares of Success, which owns 100% of the equity interest of Stand Best, which owns 100% of the equity interests of Hengda, from Success’ sole shareholder, Mr. Wong Kung Tok, in exchange for an aggregate of 5,743,000 shares of the common stock, par value $0.001 per share (“Parent Common Stock”). We refer to this stock purchase as the “acquisition.” In addition, 8,185,763 shares of the Parent Common Stock will be placed in escrow (the “Contingent Shares”) and released to the Seller in the event the targets described below are achieved:

•	In the event that Hengda achieves net earnings before taxes (excluding (A) expenses incurred for the acquisition, (B) the effect on financial results of any Contingent Shares released from escrow and (C) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the closing date of the acquisition other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2009 of equal to or greater than $28,000,000, then an additional 0.3284 of a share of Parent Common Stock for each dollar of net earnings before taxes over $28,000,000 for the fiscal year ending December 31, 2009 will be released to the Seller, up to a maximum of 1,214,127 shares of Parent Common Stock.
•	In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released from escrow and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31,

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

2010 of equal to or greater than $23,772,993, then an additional 0.2359 of a share of Parent Common Stock for each dollar of net earnings after taxes over $23,772,993 for the fiscal year ending December 31, 2010 will be released to the Seller, up to a maximum of 1,794,800 shares of Parent Common Stock.
•	In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released from escrow and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2011 of equal to or greater than $31,380,292, then an additional 0.1790 of a share of Parent Common Stock for each dollar of net earnings after taxes over $31,380,292 for the fiscal year ending December 31, 2011 will be released to the Seller, up to a maximum of 2,176,836 shares of Parent Common Stock.
•	In the event that the closing price of Parent Common Stock is at or above $20.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Parent shall issue an additional 2,000,000 shares of Parent Common Stock to the Seller.
•	In the event that the closing price of Parent Common Stock is at or above $25.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Parent shall issue an additional 1,000,000 shares of Parent Common Stock to the Seller.

The Seller will place 574,000 of the shares issued to it in escrow. Such shares may be used to pay for the indemnification obligations described below.

Representations and Warranties

In the Agreement, Hengda, Success and the Seller (collectively, the “Warrantors”) make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (d) required consents; (e) licenses and permits; (f) taxes and audits; (g) financial information; (h) absence of certain changes or events; (i) absence of undisclosed liabilities; (j) title to assets and properties; (k) material contracts; and (l) compliance with laws, including those relating to the PRC, foreign corrupt practices and money laundering.

In the Agreement, the Seller makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) title to shares; and (b) certain securities law matters.

In the Agreement, China Holdings and Purchaser make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) capital structure; and (d) validity of share issuance.

Conduct Prior to Closing; Covenants

The Warrantors have agreed to use their best efforts to cause Hengda and its subsidiaries and affiliated entities to continue to operate its business in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of China Holdings.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

The Agreement also contains covenants of Hengda, Success and the Seller, including covenants providing for:

•	Hengda and Success providing access to its books and records to China Holdings, and providing information relating to Hengda’s business as China Holdings, its counsel and other representations may request;
•	Hengda, Success, Seller, China Holdings and Purchaser agree not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party. Other than the other parties to the Agreement concerning the sale of all of any part of Hengda’s business or the capital stock or other securities of Success or any of its subsidiaries that takes the form of a sale of stock or assets, merger, consolidation or any joint venture or partnership;
•	China Holdings giving the Seller piggy-back registration rights relating to the shares of Parent Common Stock issued in connection with the acquisition.
•	Seller and each of the other persons receiving stock consideration in connection with the acquisition will each enter into a lock-up agreement pursuant to which the shares of Parent Common Stock will be locked-up for a period of twelve months, except with respect to 655,000 shares of Parent Common Stock, which will be locked-up for a period of six months.

Conditions to Closing

General Conditions

Consummation of the Agreement and the acquisition is conditioned on (a) no law or court order prohibiting or limiting consummation of the acquisition or materially limiting China Holdings’ right to control the Target; (b) holders of a majority of China Holdings’ common stock approving the business combination in accordance with its Articles of Incorporation, with holders of less than 33.33% of China Holdings’ public shares of common stock voting against the acquisition and properly exercising their rights to convert such public shares of common stock to cash; (c) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the acquisition.

Warrantors’ Conditions to Closing

The obligations of Hengda, Success and Seller to consummate the transactions contemplated by the Agreement, in addition to the conditions described above, are conditioned upon the representations and warranties of China Holdings and Purchaser being true on and as of the closing date of the Agreement, and China Holdings and Purchaser complying with all required covenants in the Agreement.

China Holdings’ and Purchaser’s Conditions to Closing

The obligations of China Holdings to consummate the transactions contemplated by the Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•	the representations and warranties of the Warrantors shall be true on and as of the closing date of the Agreement, and each of the Warrantors has complied with all required covenants in the Agreement;
•	China Holdings shall have received legal opinions from counsel to the Target;
•	receipt by the Warrantors of certain third party consents; and
•	there not being any material adverse change with respect to the Target;

If permitted under applicable law, either China Holdings or Purchaser on the one hand or Hengda, Seller or Success on the other hand may waive any inaccuracies in the representations and warranties made to such

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

party in the Agreement and may waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Agreement.

Termination

The Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to China Holdings’ shareholders, by:

•	either China Holdings or any Warrantor, if the closing has not occurred by November 21, 2009;
•	Any Warrantor, if there has been a breach by China Holdings of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and China Holdings has not cured such breach within five days after written notice of intent to terminate from any Warrantor; or
•	China Holdings or Purchaser, if there has been a breach by any of the Warrantors of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and China Holdings or Purchaser has not cured such breach within five days after written notice of intent to terminate from any Warrantor.

Indemnification

The Warrantors have agreed, jointly and severally, to indemnify China Holdings from any damages arising from: (a) any breach of any representation, warranty or covenant made by the Warrantors or (b) the failure to pay any third party claims for the period of time prior to the acquisition. China Holdings and purchaser have agreed to indemnify the Seller from any damages arising from (a) any breach of any representation, warranty or covenant made by Parent or the Purchaser and (b) actions or inactions of the Purchaser with regard to the business of Hengda occurring after the closing date of the acquisition. The indemnification obligations are subject to a $100,000 floor and are capped at $5,740,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Holdings Acquisition Corp.
Wilmington, Delaware

We have audited the accompanying balance sheets of China Holdings Acquisition Corp. (a corporation in the development stage) as of December 31, 2007 and December 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the periods from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Holdings Acquisition Corp. as of December 31, 2007 and December 31, 2008 and the results of its operations and its cash flows for the periods from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008 in conformity with United States generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of China Holdings Acquisition Corp.’s internal control over financial reporting as of December 31, 2008, included in “Management’s Report on Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that China Holdings Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation on November 21, 2009 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

April 15, 2009

New York, New York

China Holdings Acquisition Corp.
(a corporation in the development stage)

Balance Sheets

	December 31, 2007	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,753	$102,202
Interest receivable	451,489	116,363
Investments held in Trust (Note 1)	125,336,241	125,445,425
Prepaid expenses	119,722	34,078
Total current assets	125,975,205	125,698,068
Equipment, net	1,498	1,115
Deferred income taxes	43,734	711,525
TOTAL ASSETS	$126,020,437	$126,410,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Deferred underwriting fee (Note 7)	$4,288,000	$4,288,000
Income and capital taxes payable	234,301	224,554
Accrued registration costs	16,329	—
Accrued expenses	79,081	168,935
Total current liabilities	4,617,711	4,681,489
COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION (4,266,239 – shares at redemption value) (Note 1)	40,363,965	40,363,965
COMMITMENTS (Note 6)
STOCKHOLDERS’ EQUITY (Notes 2, 7, and 8):
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, 0 shares issued	—	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 16,000,000 shares issued and outstanding (including 4,266,239 shares subject to possible redemption)	16,000	16,000
Additional paid-in capital	80,724,068	80,724,068
Retained earnings accumulated during the development stage	298,693	625,186
TOTAL STOCKHOLDERS’ EQUITY	81,038,761	81,365,254
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,020,437	$126,410,708

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statements of Income

	For the period from June 22, 2007 (inception) to December 31, 2007	For the year ended December 31, 2008	For the period from June 22, 2007 (inception) to December 31, 2008
Interest income	$601,543	$2,917,577	$3,519,120
Formation and operating costs (Note 7)	112,283	836,402	948,685
Write-off of deferred acquisition costs related to terminated transaction	—	1,586,486	1,586,486
Income before provision for income taxes	489,260	494,689	983,949
Provision for income taxes	190,567	168,196	358,763
Net income for the period	$298,693	$326,493	$625,186
Weighted average number of shares outstanding, basic and diluted	6,196,450	16,000,000	12,903,178
Net earnings per share, basic and diluted	$0.05	$0.02	$0.05

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statement of Stockholders’ Equity
For the period from June 22, 2007 (inception) to December 31, 2008

	Common stock		Additional Paid-In Capital	Retained Earnings accumulated during the development stage	Total Stockholders’ Equity
	Shares	Amount
Balance, June 22, 2007	—	$—	$—	$—	$—
Issuance of Common Stock to initial shareholders at $0.008 per share for 3,450,000 shares, of which 250,000 were cancelled in connection with the underwriters’ partial exercise of the over allotment option, on July 16, 2007	3,200,000	3,200	25,550	—	28,750
Proceeds from issuance of warrants	—	—	2,750,000	—	2,750,000
Sale of 12,800,000 units through public offering, net of underwriter’s discount and offering expenses and including $40,363,965 of proceeds allocable to 4,266,239 shares of common stock subject to possible redemption, on November 21, 2007	12,800,000	12,800	118,312,483	—	118,325,283
Proceeds subject to possible redemption	—	—	(40,363,965)	—	(40,363,965)
Net income for the period	—	—	—	298,693	298,693
Balance, December 31, 2007	16,000,000	16,000	80,724,068	298,693	81,038,761
Net income for the year	—	—	—	326,493	326,493
Balance, December 31, 2008	16,000,000	$16,000	80,724,068	$625,186	$81,365,254

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)
Statements of Cash Flows

	For the period from June 22, 2007 (inception) to December 31, 2007	For the year ended December 31, 2008	For the period from June 22, 2007 (inception) to December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$298,693	$326,493	$625,186
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	32	383	415
Deferred income taxes	(43,734)	(667,791)	(711,525)
Interest earned on trust fund	(145,591)	(3,245,436)	(3,391,027)
Changes in operating assets and liabilities:
Interest receivable	(451,489)	335,126	(116,363)
Prepaid expenses and other assets	(119,722)	85,644	(34,078)
Income and capital taxes payable	234,301	(9,747)	224,554
Accrued expenses	79,081	89,854	168,935
Net cash used in operating activities	(148,429)	(3,085,474)	(3,233,903)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments held in Trust Fund	(125,278,000)	—	(125,278,000)
Withdrawals from trust fund	87,350	3,136,252	3,223,602
Purchases of equipment	(1,530)	—	(1,530)
Net cash (used in) provided by investing activities	(125,192,180)	3,136,252	(122,055,928)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	28,750	—	28,750
Proceeds from note payable to initial stockholder	368,169	—	368,169
Repayment of note payable to initial stockholder	(368,169)	—	(368,169)
Proceeds from public offering	128,000,000	—	128,000,000
Proceeds from issuance of warrants in private placement	2,750,000	—	2,750,000
Payment of registration costs	(5,370,388)	(16,329)	(5,386,717)
Net cash provided by (used in) financing activities	125,408,362	(16,329)	125,392,033
Net increase in cash and cash equivalents	67,753	34,449	102,202
Cash and Cash equivalents
Beginning of period	—	67,753	—
End of period	$67,753	$102,202	$102,202
Supplemental disclosure of non-cash financing activities
Accrual of deferred underwriting fees	$4,288,000	—	$4,288,000
Accrual of registration costs	$16,329	—	—
Supplemental disclosure of cash flow information:
Cash paid for income and capital taxes	$—	$1,189,701	$1,189,701

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations

China Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. The Company has focused on potential acquisition targets in the People’s Republic of China (“China”) (a “Target Business”) since its initial public offering (the “Offering” — see Note 2). All activity from June 22, 2007 (inception) to December 31, 2008 is related to the Company’s formation and capital raising activities.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The Company, after signing a definitive agreement for a Business Combination, of which no assurance is given, is obligated to submit such transaction for approval by a majority of the holders of common stock of the Company sold as part of the units in our Offering (the “Public Stockholders”). Public Stockholders that vote against such proposed business combination and exercise their redemption rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the trust account (the “Redemption Right”).

As a result of the Redemption Right, $40,363,965 has been classified as common stock subject to possible redemption on the accompanying balance sheet. The Company’s stockholders prior to the Offering (the “Initial Stockholders”), have agreed to vote their 3,200,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock held by the Public Stockholders are voted with respect to a business combination. In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote to approve a business combination, and an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved, and holders owning 33.33% or more of the outstanding common stock do not vote against both the business combination and the Extended Period (as defined below) and do not exercise their Redemption Rights, on a cumulative basis, the business combination may then be consummated.

If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a Business Combination prior to 18 months from the date of the closing of the Offering, the Company’s board will convene, adopt and recommend to their stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan. If, however, a letter of intent, agreement in principle or definitive agreement for a Business Combination has been executed prior to 18 months from the date of the closing of the Offering, the Company will seek the consummation of that Business Combination by November 21, 2009. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Offering and management anticipates that the Company may not be able to consummate a Business Combination within the 24 months from the date of the closing of the Offering, the Company may seek to extend the time period within which it may complete its Business Combination to 36 months, by calling a special (or annual) meeting of stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial Business Combination. If the Extended Period is approved, the Company will still be required to seek Public Stockholder approval before completing a Business Combination. In the event there is no Business Combination within the 24-month deadline (if the Extended Period is not approved) described above (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations  – (continued)

Trust Account, and any remaining net assets, after the distribution of the Trust Account. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received stockholder approval for an initial Business Combination.

Note 2 — Trust Account

As a result of the Offering and related events, the Company’s trust account has received $125,278,000 (approximately $9.79 per unit), which includes $4,288,000 that will be paid to the underwriters upon the consummation of a Business Combination pro-rata with respect to those shares for which stockholders do not exercise their Redemption Rights.

The funds in the trust account are invested in permitted United States government securities in the JP Morgan U.S. Government Money Market Fund, Agency share class (ticker: OGAXX). Up to an aggregate of $3,200,000 of after-tax interest income on the balance of the trust account may be released to the Company to fund working capital, due diligence and general corporate requirements.

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

The money market funds — held in trust, as described above, is the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents the money market funds — held in trust at its level within the fair value hierarchy at December 31, 2008.

	Total	Level 1	Level 2	Level 3
Investment held in Trust	$125,445,425	$125,445,425	$—	$—

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 3 — Private Warrants and Offering

The Private Warrants (see Note 9) were issued on November 15, 2007, for net proceeds of $2,750,000, which were subsequently deposited into the trust account.

Our Offering of 12,000,000 units was declared effective on November 15, 2007. Each unit consists of one share of the Company’s common stock and one Public Warrant (see Note 9) and was sold to the public at the price of $10.00 per unit. The Offering was consummated on November 21, 2007, and we raised net proceeds of $110,900,000, of which $110,800,000 were deposited into our trust account.

On December 14, 2007, the underwriters for our Offering exercised their over-allotment option to the extent of 800,000 units, resulting in net proceeds of $7,440,000, which were deposited into our trust account.

Note 4 — Summary of Significant Accounting Policies

Cash and cash equivalents — Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Earnings per Common Share — Net earnings per share is computed based on the weighted average number of shares of common stock outstanding.

Basic net earnings per share excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the 15,550,000 outstanding warrants are not yet exercisable, they have been excluded from the Company’s computation of diluted earnings per share for the period from June 22, 2007 (inception) to December 31, 2007, the year ended December 31, 2008, and the period from June 22, 2007 (inception) to December 31, 2008. Therefore, basic and diluted earnings per share are the same for the periods presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. There were no adjustments for uncertain tax positions in the current year

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major taxing jurisdictions to which we are subject.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major tax jurisdiction to which we are subject.

Recently Issued Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In September 2006 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until our fiscal year beginning January 1, 2009. The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions that we complete on or after January 1, 2009.

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which is our first quarter of 2009. Any outstanding

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

Note 5 — Notes Payable to Stockholders

The Company issued an aggregate of $368,169 unsecured promissory notes to certain of its sponsors from inception through November 20, 2007 (the “Notes”). The Notes were non-interest bearing and were payable before or on June 30, 2008. The Notes were fully repaid during December, 2007.

Note 6 — Income Taxes

The Company has applied the provisions of FIN 48 since inception.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2028.

The Company has recorded a deferred tax asset for the tax effect of temporary differences of $43,734 and $711,525 at December 31, 2007 and December 31, 2008, respectively. In recognition of the Company’s twenty-year carry-forward period in the event of a business combination, and its carry-back opportunities in the event of liquidation, the Company has not recorded a valuation allowance on the accompanying balance sheets. The temporary differences creating the Company’s deferred tax assets relate to currently non-deductible formation and operating costs. The effective tax rate of 39% for the period from June 22, 2007 (inception) to December 31, 2007 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 5%. The effective tax rate of 34% for the year ended December 31, 2008 equals the Federal statutory rate of 34%. The effective tax rate of 36% for the period from June 22, 2007 (inception) to December 31, 2008 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 2%.

For the year ended December 31, 2008, the Company’s state tax computation based upon income fell below the minimum level required by an alternative, capital-based state tax computation. Consequently, the Company did not record a state tax provision based upon income for 2008 and, instead, recorded a capital-based state tax provision of $343,967 which is included in the income statement caption “Formation and operating costs”.

The components of income tax expense (benefit) are:

	For the Period from June 22, 2007 (Inception) to December 31, 2007	For the Year Ended December 31, 2008	For the Period from June 22, 2007 (Inception) to December 31, 2008
Currently payable:
Federal	$189,185	$848,065	$1,037,250
State	45,116	—	45,116
Deferred:
Federal	(35,313)	(679,869)	(715,182)
State	(8,421)	—	(8,421)
Total	$190,567	$168,196	$358,763

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 7 — Commitments

Administrative Fees

The Company has agreed to pay an affiliate of a stockholder $10,000 per month for secretarial and administrative services. The arrangement commenced on November 16, 2007 and terminates upon the earlier of (i) the completion of the Company’s Business Combination, or (ii) the Company’s dissolution. The Company recognized $15,000, $120,000, and $135,000 of expense under this arrangement for the period from June 22, 2007 (inception) to December 31, 2007, the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008, respectively.

Underwriting Agreement

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering.

Pursuant to the Underwriting Agreement, the Company was obligated to Citi (the “Representative”), the representative of the underwriters, for certain fees and expenses related to the Offering, including underwriting discounts of $8,960,000. The Company paid $4,672,000 of the underwriting discounts upon closing of the Offering. The Company and the Representatives have agreed that payment of the underwriting discount of $4,288,000 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included on the accompanying balance sheets at December 31, 2007 and 2008.

Initial Stockholders

Pursuant to letter agreements with the Company and the Representatives in the Offering and the warrant private placement offering described below, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares and the shares underlying the Private Warrants (but not shares purchased in the Offering or in the secondary market) in the event of the Company’s liquidation.

Note 8 — Capital Stock

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock were outstanding as of December 31, 2007, nor as of December 31, 2008.

Common Stock

The Company has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues.

On November 15, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

The Company is authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The Company will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 33.33% of the shares sold in the IPO vote against the business combination and exercise the conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of the Company’s officers and directors who

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 8 — Capital Stock  – (continued)

purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

If the Company is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company). The Company’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company), will be distributed to the holders of its common stock. As of June 30, 2009, there was approximately $125,445,000 in the Company’s Trust Account, or approximately $9.80 per share issued in the initial public offering.

The Company’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units. 12/31/08 $125,445,000 or $9.80 per share

Note 9 — Warrants

Public Warrants

Each warrant sold in the Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the closing date of the Offering of the Company’s securities, and ending November 16, 2012. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Public Warrants, which will expire worthless.

Private Warrants

Prior to the closing of the Offering, the Company sold to certain of its Initial Stockholders 2,750,000 warrants (“Private Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Private Warrants, which will expire worthless.

As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 9 — Warrants  – (continued)

Reserve Common Stock

At December 31, 2007, and December 31, 2008, 15,550,000 shares of common stock were reserved for issuance upon exercise of Public Warrants and the Private Warrants.

Registration Rights — Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Private Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 10 — Acquisition of Bright World and subsequent event

As previously announced on a Form 8-K filed on April 3, 2009, the Company announced the withdrawal of our pre-conditional voluntary cash offer (the “Pre-Conditional Offer”) to acquire all the issued shares of Bright World Precision Machinery Limited (“Bright World”).

As previously announced on a Form 8-K filed on July 21, 2008 and on a Form 8-K filed on October 24, 2008, the Company entered into a definitive Undertaking Agreement on July 20, 2008, which was subsequently amended on October 24, 2008 (the “Undertaking Agreement”), with World Sharehold Limited (the “Selling Shareholder”), the majority shareholder of Bright World, Wang Wei Yao and Shao Jian Jun (collectively, with World Sharehold, the “Sellers”), pursuant to which the Company agreed to make a voluntary conditional cash offer, and the Sellers agreed to accept the voluntary conditional cash offer in respect of all of the Bright World shares held by them, upon satisfaction of certain pre-conditions. One pre-condition was that, after July 20, 2008, no change occurred in the financial condition, operations, results of operations or prospects of Bright World, World Precise Machinery (China) Co., Ltd (“WPM”), Bright World Heavy Machinery Tools (China) Co., Ltd (“BWHM”), Shanghai Shangduan Stamping Machines Co., Ltd (“SSS”) or any of their subsidiaries (Bright World, WPM, BWHM, SSS and their subsidiaries herein collectively referred to as the “Group”) that caused, among other things, the Group’s profit after tax for the full year period ending December 31, 2008 to decrease 10% or more as compared to the Group’s profit after tax for the corresponding full year period ended December 31, 2007 (the “MAC Pre-Condition”).

On March 31, 2009, the board of directors of Bright World announced that, subsequent to the February 20, 2009 release of Bright World’s announcement of its unaudited results for the year ended December 31, 2008 (“FY2008 Financial Statements”) and response to queries on February 28, 2009, from the Singapore Exchange Securities Trading Limited with respect to the FY2008 Financial Statements, Bright World’s auditors made certain adjustments to the FY2008 Financial Statements to increase the allowance for doubtful debts (the “Adjustment to the Results Announcement”). The Adjustment to the Results Announcement states that the Group’s profit after tax for the full year ended December 31, 2008 decreased by 11.3% to approximately RMB 127.9 million as compared to approximately RMB 144.3 million for the corresponding full year period ended December 31, 2007.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 10 — Acquisition of Bright World and subsequent event  – (continued)

On April 1, 2009, the Company delivered a letter to the Singapore Securities Industry Council (the “SIC”) in which the Company (x) stated that, in light of the Adjustment to the Results Announcement, the MAC Pre-Condition had not been satisfied, (y) stated that we were entitled to withdraw the Pre-Conditional Offer, in accordance with the terms of the Undertaking Agreement, and (z) sought confirmation from the SIC that it had no objections to us withdrawing the Pre-Conditional Offer.

On April 2, 2009, the SIC confirmed that it had no objections to the Company withdrawing the Pre-Conditional Offer, and the board of directors of the Company approved the withdrawal of the Pre-Conditional Offer.

On April 3, 2009, the Company issued a press release announcing the withdrawal of the Pre-Conditional Offer. Accordingly, the Company has written-off $1,586,486 of previously deferred acquisition costs due to the termination of the acquisition of Bright World.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

UNAUDITED COMBINED STATEMENT OF COMPREHENSIVE INCOME FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

		Period ended 30 June
	Notes	2009	2008
		(Unaudited)	(Unaudited)
		RMB’000	RMB’000
Revenue	4	399,729	376,833
Cost of sales		(273,900)	(251,804)
Gross profit		125,829	125,029
Other income	4	1,319	1,415
Selling and distribution expenses		(22,655)	(21,745)
Administrative expenses		(4,832)	(5,541)
Finance costs	5	(416)	(397)
Profit before taxation	6	99,245	98,761
Income tax expense	7	(24,980)	(12,544)
Profit for the period		74,265	86,217
Other comprehensive income:
Exchange differences on translating foreign Operations		(20)	67
Total profit and comprehensive income for the period attributable to owners of the company		74,245	86,284
Earnings per share – Basic (RMB cents)	8	N/A	N/A

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

UNAUDITED COMBINED STATEMENT OF FINANCIAL POSITION AS AT 30 JUNE 2009

	Notes	As at 30 June 2009	As at 31 December 2008
		(Unaudited)	(Audited)
		RMB’000	RMB’000
ASSETS AND LIABILITIES
Non-current assets
Property, plant and equipment	9	64,643	72,172
Land use rights	10	166	168
		64,809	72,340
Current assets
Inventories	11	107,845	131,562
Trade receivables	12	251,664	195,848
Prepayments and other receivables	13	4,264	3,364
Cash and bank balances	14	93,247	51,606
		457,020	382,380
Current liabilities
Trade payables	15	94,847	92,888
Accrued liabilities and other payables	16	48,498	90,948
Interest-bearing bank borrowings	17	34,500	12,300
Income tax payable		14,369	5,133
		192,214	201,269
Net current assets		264,806	181,111
Net assets		329,615	253,451
EQUITY
Total shareholders’ equity		329,615	253,451

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

UNAUDITED COMBINED STATEMENTS OF CHANGES IN EQUITY FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

	Share capital	Statutory reserve	Currency translation reserve	Merger reserve	Retained earnings	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 18)	(Note 19)	(Note 19)
Balance at 1 January 2009	0*	29,490	16	58,980	164,965	253,451
Total comprehensive income for the period	—	—	(20)	—	74,265	74,245
Arising from reorganization	—	—	—	1,919	—	1,919
Balance at 30 June 2009 (Unaudited)	0*	29,490	(4)	60,899	239,230	329,615
Balance at 1 January 2008	58,980	29,490	—	—	142,402	230,872
Total comprehensive income for the period	—	—	67	—	86,217	86,284
Arising from reorganization	(58,980)	—	—	58,980	—	—
Balance at 30 June 2008 (Unaudited)	0*	29,490	67	58,980	228,619	317,156

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

UNAUDITED COMBINED STATEMENT OF CASH FLOW FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

		Period ended 30 June
	Notes	2009	2008
		(Unaudited)	(Unaudited)
		RMB’000	RMB’000
Cash flows from operating activities
Profit before taxation		99,245	98,761
Adjustments for:
Depreciation of property, plant and equipment	6	7,906	7,744
Amortisation of land use rights	10	2	2
Interest income	4	(134)	(138)
Finance costs	5	416	397
Operating profit before working capital changes		107,435	106,766
(Increase)/decrease in inventories		23,717	23,773
Increase in trade receivables		(55,816)	(29,725)
Increase in prepayments and other receivables		(900)	(13,998)
Increase/(decrease) in trade payables		1,959	(41,641)
Decrease in accrued liabilities and other payables		(18,321)	(10,430)
Cash generated from operations		58,074	34,745
Interest paid		(416)	(397)
Income tax paid		(15,744)	(11,071)
Net cash (used in)/generated from operating activities		41,914	23,277
Cash flows from investing activities
Acquisition of property, plant and equipment	9	(377)	(5,495)
Interest received		134	138
Net Cash used in investing activities		(243)	(5,357)
Cash flows from financing activities
Bank borrowings obtained		34,500	9,500
Repayment of bank loans		(12,300)	(9,500)
Advances from/ (Repayment to) related party		—	105
Advances from/ (Repayment to) director		225	1,710
Dividend paid		(22,455)	—
Net cash generated from/(used in) financing activities		(30)	1,815
Net decrease in cash and cash equivalents		41,641	19,735
Cash and cash equivalents at 1 January		51,606	18,507
Cash and cash equivalents at 30 June	14	93,247	38,242

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

1.   THE COMPANY

The Company (Registration No. 1533513) was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company under the name of Success Winner Limited. At the date of incorporation, the paid-up and issued capital of the Company was US$1 divided into 1 share of US$1.00 each.

The registered office of the Company is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The principal place of business of the Company is located at Junbing industrial Zone, Anhai, Jinjiang City, Fujian Province, The Peoples’ Republic of China (“PRC”).

The principal activity of the Company is investment holding. The principal activities of the company’s subsidiaries are set out in Note 2 to the Unaudited Combined Financial Statements.

2.   THE REORGANISATION AND BASIS OF PRESENTATION

A reorganisation exercise was undertaken by the Group to rationalise the corporate structure for an acquisition by the Special Purpose Acquisition Company (the “Reorganisation Exercise”). The following steps were undertaken in the Reorganisation Exercise:

(a)	Acquisition of Jinjiang Hengda Ceramics Co., Ltd (“Jinjiang Hengda”)
Pursuant to an equity transfer agreement dated 1 April 2008 entered into between the former shareholders, Chi Wah Trading Import & Export Co. (“Chi Wah Trading”) and Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Junbing”) and Stand Best Creation Limited (“Stand Best”), Stand Best acquired 100% of the equity in Jinjiang Hengda for a consideration of RMB58,980,000 based on the paid-up capital of Jinjiang Hengda. The transfer of the equity in Jinjiang Hengda to Stand Best was approved by the Jinjiang Ministry of Commerce on 30 April 2008.
(b)	Capitalisation of amount due from Stand Best to Mr Wong Kung Tok
Pursuant to the capitalisation agreement dated 30 June 2009 entered into between Mr Wong Kung Tok and Stand Best, Stand Best capitalised the sum of HK$67,930,978 (equivalent to approximately RMB58.9 mil) owing to Mr Wong Kung Tok via the issuance of an aggregate of 9,999 ordinary shares of HK$1.00 each as fully paid in its share capital to the Company.

Following the capitalisation, Stand Best’s paid up share capital was increased from HK$1.00 to HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each.

(c)	Incorporation of the Company
On 29 May 2009, the Company was incorporated in British Virgin Islands as the investment holding company of the Group. 1 ordinary share of US$1.00 was issued by the Company to Mr Wong Kung Tok and was fully paid on 30 June 2009.
(d)	Acquisition by the Company
Pursuant to an instrument of transfer dated 30 June 2009 entered into between the Company and Stand Best, the Company acquired the remaining 1 ordinary share at par value of HK$1.00 of Stand Best for a consideration of HK$1.00 from Mr Wong Kung Tok.

Pursuant to the Reorganisation as set out above, the Company will become the holding company of the Group.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

2.   THE REORGANISATION AND BASIS OF PRESENTATION  – (continued)

The Group structure is shown as follows:

As at the date of this report, the Company has direct interests in the following wholly owned subsidiaries and there are no other subsidiaries or associated companies of the Group.

Name of Subsidiaries	Jurisdiction of incorporation / establishment	Principal activities	Equity interest held	Registered capital and paid-up capital
Stand Best Creation Limited	Hong Kong	Investment holding	100%	HK$10,000
Jinjiang Hengda Ceramics Co., Ltd	PRC	Design, development and manufacture of ceramic tiles	100%	RMB58,980,000

The Group is regarded as a continuing entity resulting from the Reorganisation since the management of all the entities which took part in the Reorganisation was controlled by the same directors and under common shareholders before and immediately after the Reorganisation. Consequently, immediately after the Reorganisation, there was a continuation of the control over the entities financial and operating policy decision and risk and benefits to the ultimate shareholders that existed prior to the Reorganisation.

The Reorganisation has been accounted for as a Reorganisation under common control in a manner similar to pooling of interests. Accordingly, the Unaudited Combined Financial Statements for the period ended 30 June 2009 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the Reorganisation Exercise during the under review periods or since their respective dates of incorporation.

The Unaudited Combined Financial Statements of Group are presented as if the Company was in existence throughout the previous reported financial period notwithstanding the fact that the Company was not the holding corporation for the reported financial period as in substance the combined entities are continuing to trade as before but with a new legal parent form subsequently.

3.   SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Unaudited Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) including related Interpretations issued by the International Accounting Standard Board (“IASB”), and are consistent with those applied in the audited Combined Financial Statements for the financial year ended 31 December 2008.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Basis of preparation of Unaudited Combined Financial Statements

On ‘1 January 2009, the Group adopted the new or revised IFRS and interpretations that are mandatory for application on that date. Changes to the Group’s accounting policies have been made as required, in accordance with the transitional provisions in the respective IFRS.

The following are the new or amended IFRS adopted by the Group:

IAS 1 (Revised 2008)	Presentation of Financial Statements — Capital Disclosure
1AS 23 (Revised)	Borrowing costs — Comprehensive Revision to Prohibit Immediate Expensing
IFRS 8	Operating Segments

The adoption of the above IFRS and interpretations did not result in substantial changes to the Group’s accounting policies nor any significant impact on these interim Unaudited Combined Financial Statements except for the followings:

IAS 1 (Revised 2008)

The revised Standard requires all changes in equity arising from transactions with owners in their capacity as owners to be presented separately from components of comprehensive income. Components of comprehensive income are presented in a separate statement of comprehensive income.

The ‘balance sheet’ and ‘cash flow statement’ have been re-titled to ‘statement of financial position’ and ‘statement of cash flows’ respectively.

Comparative for 2008 have been restated to conform to the requirements of the revised standard.

IFRS 8

The new standard requires segment information to be presented on the same basis as that used for internal reporting purposes. This has resulted on five business segments presented. These business segments are reported in the manner that is consistent with the internal reporting provided to the chief operating decision-maker.

At the date of this report, certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the Group’s accounting periods after 1 January 2009 or later periods and which the Group has not early adopted.

The following are the IFRS that have been published but not yet effective:

IAS 27	Consolidated and Separate Financial Statements — Consequential Amendments Arising from Amendments to IFRS 3
IAS 28	Investments in Associates — Consequential Amendments Arising from Amendments to IFRS 3
IAS 31	Interests in Joint Ventures — Consequential Amendments Arising from Amendments to IFRS 3
IAS 39	Financial Instruments: Recognition and Measurement Amendments for Eligible Hedged Items
IFRS 2	Share-based Payment — Amendment Relating to Vesting Conditions and Cancellations
IFRS 3	Business Combinations — Comprehensive Revision on Applying the Acquisition Method
IFRIC 17	Distributions of non-cash assets to owners
IFRIC 18	Transfers of assets from customers
Annual Improvement Process	Improvements to IFRSs 2008

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The management does not anticipate that the adoption of the above IFRSs (including consequential amendments) and interpretations will result in any material impact to the Unaudited Combined Financial Statements in the period of initial application.

Critical accounting estimates and judgment

Estimates and judgments are continually evaluated and are based on historical experiences and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Key sources of estimation uncertainty

Depreciation of property, plant and equipment

Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of property, plant and equipment to be within 3 to 40 years. The carrying amounts of the Group’s property, plant and equipment as at 30 June 2009 and 31 December 2008 was approximately RMB64,643,000 and RMB72,172,000 respectively. Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income tax

The Group has exposure to income taxes in the PRC. Significant judgement is required in determining the provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for expected tax issues based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognised, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Critical judgment made in applying accounting policies

In the process of applying the Group’s accounting policies as described below, the management is of the opinion that there are no instances of application of judgments which are expected to have a significant effect on the amounts recognized in the financial statements.

Impairment of trade receivables

The Group’s management assesses the collectability of trade receivables. This estimate is based on the credit history of the Group’s customers and the current market condition. Management reassesses the impairment loss at the statement of financial position date and makes the provision, if any.

Net realizable value of inventories

Net realizable value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on the current market condition and the historical experience of selling products of “similar nature”. It could change significantly as a result of competitors in response to the severe industry’s cycles.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(a)	Basis of preparation under common control business combination and subsidiaries

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory.

The reorganization exercise described in Note 2 to the Unaudited Combined Financial Statements resulted in a business combination involving common control entities, and accordingly the accounting treatment is outside the scope of IFRS 3 Business Combination. For such common control business combinations, the merger accounting principles are applied to include the assets, liabilities, results, changes in equity and cash flows of the combining entities in the Unaudited Combined Financial Statements.

In applying merger accounting, components of financial statements of the combining entities or businesses for the reporting periods in which the common control combination occurs are included in the Unaudited Combined Financial Statements of the combined entity as if the combination had occurred from the date when the combining entities or businesses first came under the control of the controlling party or parties.

A single uniform set of accounting policies is adopted by the combined entity. Therefore, the combined entity recognised the assets, liabilities and equity of the combining entities or businesses at the carrying amounts recognised previously in the Unaudited Combined Financial Statements of the controlling party or parties prior to the common control combination. The carrying amounts are included as if such Unaudited Combined Financial Statements had been prepared by the controlling party or parties, including adjustments required to conform to the combined entity’s accounting policies and applying those policies to all periods presented.

There is no recognition of any goodwill or excess of the acquirers interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combination. The effects of all transactions between the combining entities or businesses, whether occurring before or after the combination, are eliminated in preparing the Unaudited Combined Financial Statements of the combined entity.

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

For acquisition of subsidiaries under common control, the identifiable assets and liabilities were accounted for at their carrying values, in a manner similar to the pooling-of-interest method of consolidation.

In preparing the Unaudited Combined Financial Statements, transactions, balances and unrealized gains on transactions between the combining entities are eliminated. Unrealized losses are also eliminated but are considered an impairment indicator of the assets transferred.

(b)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalised as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicles	10 years
Office equipment	5 – 10 years

If there is a change in the level of usage and technological developments affecting the useful lives and the residual values of these assets, the residual values, useful lives and depreciation method will be reviewed and adjusted as appropriate at each statement of financial position date.

For acquisition and disposal during the financial period, depreciation is provided from the month of acquisition and to the month before disposal respectively. Fully depreciated property, plant and equipment are retained in the books of accounts until they are no longer in use.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognised in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

(c)	Land use rights

Land use rights are stated at cost less accumulated amortisation and impairment losses. Amortisation is charged so as to write off the cost of land use rights, using the straight-line method, over the period of the grant of 50 years, which is the lease term.

(d)	Impairment of non-financial assets

An assessment is made at each statement of financial position date of whether there is any indication of impairment of the Group’s property, plant and equipment and land use rights, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated. An asset’s recoverable amount is calculated as the higher of the asset’s value in use or its net selling price.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the combined statement of comprehensive income in the period in which it arises.

A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, and to the extent that the carrying amount does not exceed the carrying amount that would have been determined, had no impairment loss been recognised for the asset in prior years.

A reversal of an impairment loss is credited to the combined statement of comprehensive income in the period in which it arises.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(e)	Financial assets

Financial assets which are within the scope of IAS 39, other than hedging instruments, are classified as either financial assets at fair value through statement of comprehensive income, loans and receivables, held-to-maturity investments, or available-for-sale financial assets. Financial assets which are initially recognised at fair value, are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date with the exception that the designation of financial assets at fair value through statement of comprehensive income is not revocable.

All financial assets are recognised when, and only when, the Group becomes a party to the contractual provisions of the instrument. When financial assets are recognised initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the assets expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. At each of the statement of financial position date, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognised.

Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets.

Receivables include trade and other receivables. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised. The impairment or writeback is recognised in the income statement.

(f)	Financial liabilities

The Group’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings.

Financial liabilities are recognised when the Group becomes a party to the contractual agreements of the instrument All interest related charges are recognised as an expense in “finance costs” in the income statement. Financial liabilities are derecognised if the Group’s obligations specified in the contract expire or are discharged or cancelled.

Borrowings are recognised initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortised cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

effective interest method. The interest expense is chargeable on the amortised cost over the period of the borrowings using the effective interest method.

Gains and losses are recognised in the profit and loss account when the liabilities are derecognised as well as through the amortisation process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within the Group’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet.

Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortised cost, using the effective interest rate method.

Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

(g)	Inventories

Inventories are valued at the lower of cost and net realisable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

(a)	Raw materials at purchase cost on a weighted average basis; and
(b)	Finished goods and work in progress at cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

(h)	Cash and cash equivalents

For the purpose of the combined cash flow statements, cash and cash equivalents comprise cash on hand and in banks.

(i)	Provisions

Provisions are recognised when present obligations will probably lead to an outflow of economic resources from the Group which can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the statement of financial position date, including the risks and uncertainties associated with the present obligation. Any reimbursement expected to be received in the course of settlement of the present obligation is recognised as a separate asset, not exceeding the amount of the related provision.

Where there are a number of similar obligations, the likelihood that an outflow of economic resources will be required in settlement of the obligations is determined by considering the class of obligations as a whole. in addition, long term provisions are discounted to their present values, where the effect of the time value of money is material.

All provisions are reviewed at the statement of financial position date and adjusted to reflect the current best estimates.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In cases where the possible outflow of economic resources as a result of present obligations is considered impossible or remote, or the amount to be provided for cannot be measured reliably, no liability is recognised in the statement of financial position, unless assumed in the course of a business combination.

(j)	Recognition of revenue

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, sales rebates and sales related taxes on the following bases:

(i)	Revenue from the sale of goods and scrap materials are recognised when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and
(ii)	Interest income is recognised on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.
(k)	Income tax

Current tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years. PRC corporate income tax is provided at rates applicable to an enterprise in the PRC on income for financial reporting purpose, adjusted for income and expenses items which are not assessable or deductible for income tax purposes.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the Unaudited Combined Financial Statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the statement of financial position liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of other assets and liabilities in a transaction that is not a business combination and that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax assets and liabilities are not discounted. Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset realised. Deferred tax is charged or credited to the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Valued-added tax

The Group’s sale of goods in the PRC are subjected to Value-added tax (“VAT”) at the applicable tax rate of 6% for PRC domestic sales. Input VAT on purchases cannot be deducted from output VAT. The amount payable to the taxation authority is included as part of “other payables” in the statement of financial position.

The VAT tax rate has changed from 6% to 17% with effect from May 2009 pursuant to a “Notice of Ministry of Finance and the State Tax Bureau concerning the VAT Levy Policies of Applying Lower VAT Rate and Summary Measures on Certain Goods”.

Revenues, expenses and assets are recognised net of the amount of VAT except where:

•	VAT incurred on the purchase of assets or services is not recoverable from the taxation authority, in which case VAT is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
•	Receivables and payables are stated with the amount of VAT included.
(l)	Employees benefits

Retirement benefits scheme

Pursuant to the relevant regulations of the PRC government, the Group participates in a local municipal government retirement benefits scheme (the “Scheme”), whereby the subsidiaries of the Company in the PRC are required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of the subsidiaries of the Company. The only obligation of the Group with respect to the Scheme is to pay the ongoing required contributions under the Scheme mentioned above. Contributions under the Scheme are charged to the statement of comprehensive income as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions.

Key management personnel

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the combined entity. Directors and certain general managers are considered key management personnel.

(m)	Foreign currencies
(i)	Functional and presentation currency

Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity (the “functional currency”). The functional currency of the Company is United States dollars, Stand Best Creation Limited is Hong Kong dollars and Jinjiang Hengda Ceramics Co., Ltd is Renminbi. The Group’s principal operations are predominantly conducted in the People’s Republic of China (“PRC”) and thus the financial statements are presented in Renminbi (to the nearest thousand), being the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group.

(ii)	Transactions and balances

Foreign currency transactions are translated to the functional currencies of the entities using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

denominated in foreign currencies are translated at the closing rates ruling at the respective statement of financial position dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the statement of comprehensive income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non- monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

(iii)	Group companies

The results and financial positions of the Group entities that have functional currencies different from the presentation currency are translated into the presentation currency as follows:

(1)	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;
(2)	Income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and
(3)	All resulting exchange differences are recognised as a separate component of equity.
(n)	Related parties

A party is considered to be related to the Group if:

(i)	directly, or indirectly through one or more intermediaries, the party (1) controls, is controlled, or is under common control with, the Company/Group; (2) has an interest in the Company that gives it significant influence over the Company/Group; or (3) has joint control over the Company/Group;
(ii)	the party is an associate;
(iii)	the party is a jointly-controlled entity;
(iv)	the party is a member of the key management personnel of the Company or its parent;
(v)	the party is a close member of the family of any individual referred to in (i) or (iv);
(vi)	the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or
(vii)	the party is a post-employment benefit plan for the benefit of employees of the Company/Group, or of any entity that is a related party of the Company/Group.
(o)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to the combined statement of comprehensive income on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the leased assets. Lease incentives received are recognised in the combined statement of comprehensive income as an integral part of the aggregate net lease payments made. Contingent rentals are charged to the combined statement of comprehensive income in the accounting period in which they are incurred.

(p)	Segment reporting

A operating segment is a distinguishable component of the Group that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

(q)	Share capital

Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from the proceeds (net of any related income tax benefits) to the extent that they are incidental costs directly attributable to the equity transaction.

Retained earnings include all current and prior period results as determined in the combined statement of comprehensive income.

(r)	Research and development costs

Research costs are expensed as incurred, except for development costs which relates to the design and testing of new or improved materials, products or processes which are recognised as an asset to the extent that it is expected that such assets will generate future economic benefits.

4.   REVENUE AND OTHER INCOME

Revenue represents the net invoiced value of services provided, after allowances for trade discounts. An analysis of the Group’s revenue and other income is as follows:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Revenue
Sale of goods	399,729	376,833
Other income
Sale of scrap materials	1,185	1,277
Interest income	134	138
	1,319	1,415

5.   FINANCE COSTS

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Interest on bank borrowings	416	397

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

6.   PROFIT BEFORE TAXATION

The Group’s profit before taxation is arrived at after charging:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Amortisation of land use rights	2	2
Cost of inventories recognised as expense	162,972	169,644
Depreciation expense charge to:
- cost of sales	7,642	7,497
- administrative expenses	264	247
Directors’ remuneration
- salaries and related cost	71	71
- retirement scheme contribution	2	4
Key management personnel (other than directors)
- salaries and related cost	305	289
- retirement scheme contribution	8	7
Research and development personnel
- salaries and related cost	419	441
- retirement scheme contribution	–	3
Other personnel
- salaries and related cost	17,235	15,864
- retirement scheme contribution	270	265
Operating lease expenses	6,523	6,596

7.   INCOME TAX EXPENSE

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Current year provision:
PRC income tax	24,980	12,544

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability at 30 June 2008 and 2009.

Reconciliation between tax expense and profit before taxation at applicable tax rates is as follows:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Profit before taxation	99,245	98,761
Tax calculated at a tax rate of 25%	24,811	24,690
Tax effect of tax exemption and concession	—	(12,558)
Tax effect on non-deductible expenses	169	412
	24,980	12,544

Pursuant to the PRC Enterprise Income Tax: Law passed by the Tenth National People’s Congress on 16 March 2007, the new enterprise income tax rates for domestic enterprises and foreign investment enterprises are unified at 25% and was effective from 1 January 2008. However, Jinjiang Hengda

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

7.   INCOME TAX EXPENSE  – (continued)

Ceramics Co., Ltd is entitled a 50% reduction in income tax for the financial year ended 31 December 2008 pursuant to the “Income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”. The Company’s tax rate is at 25% effective from 1 January 2009.

8.   EARNINGS PER SHARE

Earnings per share information is not presented as its inclusion, for the purpose of this report, is considered by the director of the Company not meaningful due to the Group Reorganisation and the preparation of the results of the Group for the under review periods on the consolidated basis as disclosed in Note 2 to the financial statements.

9.   PROPERTY, PLANT AND EQUIPMENT

	Buildings	Renovation	Plant and Machinery	Motor Vehicles	Office Equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
At 1 January 2008
Cost	2,913	450	151,257	4,624	1,139	160,383
Accumulated depreciation	(634)	(—)	(77,133)	(1,322)	(528)	(79,617)
Net book amount	2,279	450	74,124	3,302	611	80,766
Year ended 31 December 2008
Opening net book amount	2,279	450	74,124	3,302	611	80,766
Additions	—	—	6,281	512	226	7,019
Depreciation	(69)	(43)	(14,802)	(472)	(227)	(15,613)
Closing net book amount	2,210	407	65,603	3,342	610	72,172
At 31 December 2008 and 1 January 2009
Cost	2,913	450	157,538	5,136	1,365	167,402
Accumulated depreciation	(703)	(43)	(91,935)	(1,794)	(755)	(95,230)
Net book amount	2,210	407	65,603	3,342	610	72,172
Period ended 30 June 2009
Opening net book amount	2,210	407	65,603	3,342	610	72,172
Additions	—	—	361	—	16	377
Depreciation	(35)	(21)	(7,485)	(244)	(121)	(7,906)
Closing net book amount	2,175	386	58,479	3,098	505	64,643
At 30 June 2009
Cost	2,913	450	157,899	5,136	1,381	167,779
Accumulated depreciation	(738)	(64)	(99,421)	(2,038)	(875)	(103,136)
Net book amount	2,175	386	58,478	3,098	506	64,643

All property, plant and equipment held by the Group are located in the PRC.

The Group’s buildings including renovation with a carrying value of approximately RMB2, 617,000 and RMB2, 561,000 were pledged as securities to secure the Group’s interest-bearing bank borrowings at 31 December 2008 and 30 June 2009 (Note 17).

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

10.   LAND USE RIGHTS

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
At beginning of the period / year
Cost	180	180
Accumulated amortisation	(12)	(8)
Net book amount	168	172
For the period / year
Opening net book amount	168	172
Amortisation charge	(2)	(4)
Net book amount	166	168
At end of the period / year
Cost	180	180
Accumulated amortisation	(14)	(12)
Net book amount	166	168

The land use rights of the Group refer to lands located in PRC which were pledged to the banks as securities for interest-bearing bank borrowings granted to the Group in Note 17.

Amortisation expenses of approximately RMB2, 000 and RMB2, 000 have been charged in administrative expenses on the face of the Combined Income Statement for the periods ended 30 June 2008 and 2009 respectively.

11.   INVENTORIES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
At cost
Raw materials	14,752	26,400
Work in progress	5,024	5,024
Finished goods	88,069	100,138
	107,845	131,562

During the financial period ended 30 June 2009, there has been no inventory written off or allowance of inventory obsolescence made.

12.   TRADE RECEIVABLES

Trade receivables are non-interest bearing and generally have credit terms ranging from 90 days to 120 days and are denominated in Renminbi.

(i)	Trade receivables that are neither past due nor impaired Trade receivables that are neither past due nor impaired are substantially companies with a good collection track record with the Group.
(ii)	Trade receivables that are past due and/or impaired There is no trade receivable that is past due and/or impaired.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

12.   TRADE RECEIVABLES  – (continued)

(iii)	Trade receivables that are past due but not impaired There is no trade receivable that is past due but not impaired.

There is no impairment loss recognised in the Combined Income Statements as all the receivables were subsequently received.

13.   PREPAYMENTS AND OTHER RECEIVABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Amounts due by former related party	3,363	3,363
Amounts due by director	0 *	—
Others	1	1
Prepayments	900	—
	4,264	3,364

The amounts due by a former related party relate to purchase of property, plant and equipment and is denominated in Renminbi. These amounts are interest free, unsecured and repayable on demand. The amount remains outstanding as at the date of this report. The amount due by a former related party has been subsequently repaid on 3rd August 2009. The amount due by director has been subsequently repaid on 29th July 2009.

Prepayments are amount prepaid for advertisement expenses.

*	Amount less than RMB1,000

14.   CASH AND BANK BALANCES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Cash on hand	31	49
Cash at bank	93,216	51,557
	93,247	51,606

Cash and bank balances are denominated in the following currencies:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Renminbi	93,244	51,603
Hong Kong dollar	3	3
	93,247	51,606

Bank balances denominated in Renminbi are deposited with banks in the PRC and are not freely convertible to foreign currencies. The conversion of these RMB denominated balances into foreign currencies is subject to the foreign exchange control rules and regulations promulgated by the PRC Government.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

14.   CASH AND BANK BALANCES  – (continued)

The cash at bank bears effective interest rates of 0.68% and ranging from 0.36% and 0.81% per annum for the period ended 30 June 2009 and the year ended 31 December 2008 respectively.

15.   TRADE PAYABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Trade payables	94,847	92,888

Trade payables are denominated in Renminbi and generally have credit terms ranging from 30 days to 180 days.

16.   ACCRUED LIABILITIES AND OTHER PAYABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Dividend payable	—	22,455
Accrued liabilities	28,370	49,527
Deposits payables	12,400	12,400
VAT payable	6,289	3,448
Amount owing to a director	1,439	3,118
	48,498	90,948

Accrued liabilities and other payables are denominated in the followings currencies:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Renminbi	48,050	89,270
Hong Kong dollar	448	1,678
	48,498	90,948

Amount owing to a director relates to advances to the Group for working capital purposes and is denominated in Hong Kong dollar amounting to approximately RMB448, 000. The amount is interest free, unsecured and repayable on demand.

Accrued liabilities consist mainly of accrued rental, accrued wages, sales commission, repair and maintenance and electricity expenses.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

17.   INTEREST-BEARING BANK BORROWINGS

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Current
Short-term bank borrowings
Secured and repayable within one year	34,500	12,300

The Group’s interest-bearing bank borrowings are guaranteed by a director and the pledge of the Group’s building and land use rights (Note 9 and 10). Short-term bank borrowings bear effective interests rates ranging from 9.3375% to 9.711% and ranging from 6.0750% to 6.9030% per annum during the year 31 December 2008 and period ended 30 June 2009 respectively.

18.   SHARE CAPITAL

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Paid-up share capital	0 *	0 *

*	Amount less than RMB1,000

The Company was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company. At date of incorporation, the authorised share capital of the Company was US$50,000 comprising 50,000 ordinary shares of US$1.00 each. At the date of this report, the issued share capital of the Company was US$1 comprising 1 fully paid shares of US$1.00 each.

The share capital balance as at 31 December 2008 represent the issued share capital of Stand Best Creation Limited.

19.   RESERVES

a)	Statutory reserve

In accordance with the relevant laws and regulations of the PRC, the subsidiaries of the Company established in the PRC are required to transfer 10% of its profit after taxation prepared in accordance with the accounting regulation of the PRC to the statutory reserve until the reserve balance reaches 50% of the respective registered capital. Such reserve may be used to offset accumulated losses or increase the registered capital of these subsidiaries, subject to the approval from the PRC authorities, and are not available for dividend distribution to the shareholders.

b)	Currency translation reserve

The reserve comprises all foreign exchange differences arising from the translation of the financial statements of Stand Best Creation Limited whose financial statements for 30 June 2009 were presented in Hong Kong dollar.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

19.   RESERVES  – (continued)

c)	Merger reserve

The merger reserve of the Group represents the difference between the nominal value of the shares of the subsidiaries acquired over the nominal value of the shares of the Company issued in exchange thereof.

20.   SIGNIFICANT RELATED PARTY TRANSACTIONS

Other than the related party information disclosed elsewhere in the Unaudited Combined Financial Statements, the following are significant related party transactions entered into between the Group and former related parties at agreed rates:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Rental paid to a former related party	—	391

The former related party refers to a former shareholder of Jinjiang Hengda, Jinjiang City Anhai Junbing Hengda Construction Material Factory Co., Ltd in which a director of Jinjiang Hengda had an interest in the said company. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008.

21.   COMMITMENTS

(a)	Operating lease commitments

The Group leases production factories, warehouses and employees’ hostel from non related parties under non-cancellable operating lease arrangements. The leases have varying terms and the total future minimum lease payments of the Group under non-cancellable operating leases for assets are as follows:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Not later than one year	10,962	13,192
Later than one year and not later than five years	8,373	8,734
	19,335	21,926
(b)	Other commitments

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Advertising expenditure contracted but not provided for in the financial statements	—	1,800

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

22.   SEGMENT INFORMATION

For management purposes, the Group is organised into business units based on their business activities, and has five reportable operating segments as follows:

1)	Glazed tiles
Glazed tiles have a glossy finish and coloured patterns may be added to the tiles. They glazed does not go beyond the surface of the tile and the colour on the inside will show if it is chipped. Although glazed tiles are less water resistant than matt tiles, they are easier to clean due to their glossy surface.
2)	Porcelain tiles
Porcelain tiles are fired at extreme temperature and are therefore stronger and harder than other types of ceramic tiles. They have the same colour on both surfaces and from the inside of the tiles and are extremely wear-resistant. Although porcelain tiles have a matt surface, they absorb less water than other ceramic tiles, and as such, they are an excellent choice for exterior tiling where there is regular exposure to moisture.
3)	Glazed porcelain tiles Glazed porcelain tiles combined the advantages of the two types of tiles, enabling the tile to have a porcelain body with a stain-proof and glossy finish.
4)	Rustic tiles Rustic tiles are generally used for interior walls and flooring as they are aesthetically beautiful and have greater versatility in their design.
5)	Ultra-slim tiles
Ultra-slim tiles constitute half the thickness of average tiles. Due to their thinness, such tiles are environmentally friendly as they can be applied on walls with special materials that are able to retain heat during winter and keep buildings cool during summer. The production process is also more environmentally friendly because less raw materials energy were used during the production process.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss which in certain respects, as explained in the table below, is measured differently from operating profit or loss in the consolidated financial statements. Group income taxes are managed on a group basis and are not allocated to operating segments.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transaction with third parties, if any.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

22.   SEGMENT INFORMATION  – (continued)

The segment information provided to the management for the reportable segments for the financial period from 1 January 2009 to 30 June 2009 is as follows:

(A)	Financial period from 1 January 2009 to 30 June 2009 (unaudited)

	Glazed Tiles	Porcelain Tiles	Glazed Porcelain Tiles	Rustic Tiles	Ultra-Slim Tiles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Revenue:
- external sales(1)	42,917	319,223	14,658	18,360	4,571	399,729
Results:
Interest income	16	106	5	6	1	134
interest expenses	50	329	15	18	4	416
Depreciation and amortisation	950	6,239	297	343	79	7,909
Segment profit	11,990	78,830	3,755	4,339	1,001	99,915
Assets:
Addition to non-current assets(2)	45	298	14	16	4	377
Reportable segment assets	62,619	411,705	19,614	22,662	5,226	521,826
Reportable segment liabilities	23,012	151,298	7,208	8,328	1,920	191,766

(1)	There is no revenue from transactions with a single external customer amounting to 10 per cent or more of the Group’s revenue.
(2)	Additions to non-current assets consist of additions to property, plant and equipment and land use rights.
(B)	Reconciliation of reportable segment revenue, profit and loss, assets and liabilities

As at 30 June 2009
(Unaudited)
RMB’000
Profit or loss
Total profit for reportable segments	99,915
Unallocated other income and expenses	(670)
Profit from operations	99,245
Assets
Total assets for reportable segments	521,826
Unallocated assets	3
Group assets	521,829
Liabilities
Total liabilities for reportable segments	191,766
Unallocated liabilities	448
Group liabilities	192,214

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

22.   SEGMENT INFORMATION  – (continued)

The segment information provided to the management for the reportable segments for the financial period from 1 January 2008 to 30 June 2008 is as follows:

(A)	Financial period from 1 January 2008 to 30 June 2008 (Unaudited)

	Glazed Tiles	Porcelain Tiles	Glazed Porcelain Tiles	Rustic Tiles	Ultra-Slim Tiles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Revenue:
- external sales(1)	47,154	303,182	8,442	17,835	220	376,833
Results:
Interest income	197	1,121	33	63	1	1,415
Interest expenses	55	315	9	18	0*	397
Depreciation and amortisation	1,079	6,135	180	348	4	7,746
Segment profit	13,995	79,566	2,342	4,511	53	100,467
Assets:
Addition to non-current assets(2)	765	4,352	128	247	3	5,495
Reportable segment assets	63,342	360,119	10,602	20,417	237	454,717
Reportable segment liabilities	27,803	158,069	4,653	8,962	104	199,591

(1)	There is no revenue from transactions with a single external customer amounting to 10 per cent or more of the Group’s revenue.
(2)	Additions to non-current assets consist of additions to property, plant and equipment and land use rights.
(B)	Reconciliation of reportable segment revenue, profit and loss, assets and liabilities

As at 30 June 2008
(Unaudited)
RMB’000
Profit or loss
Total profit for reportable segments	100,467
Unallocated other income and expenses	(1,706)
Profit from operations	98,761
Assets
Total assets for reportable segments	454,717
Unallocated assets	3
Group assets	454,720
Liabilities
Total liabilities for reportable segments	199,591
Unallocated liabilities	1,678
Group liabilities	201,269

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES

The Group’s overall financial risk management programme seeks to minimise potential adverse effects of financial performance of the group. Management has in place processes and procedures to monitor the Group’s risk exposures whilst balancing the costs associated with such monitoring and management against the costs of risk occurrence. The Group’s risk management policies are reviewed periodically for changes in market conditions and the Group’s operations.

The Group is exposed to financial risks arising from its operations and the use of financial instruments. The key financial risks included credit risk, liquidity risk, interest rate risk, foreign currency risk and market price risk.

The Group does not hold or issue derivative financial instruments for trading purposes or to hedge against fluctuations, if any, in interest rates and foreign exchange.

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

(i)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the Group to incur a financial loss. The Group’s exposure to credit risk arises primarily from bank balances and trade receivables. For trade receivables, the Group adopt the policy of dealing only with customers of appropriate credit history to mitigate credit risk. For other financial assets, the Group adopt the policy of dealing only with high credit quality counterparties.

As the Group does not hold any collateral, the maximum exposure to credit risk for each class of financial assets is the carrying amount of that class of financial assets presented on the balance sheet.

Bank balances
The Group’s bank deposits are placed with reputable banks in the PRC.

Trade receivables
The Group’s objective is to seek continual growth while minimising losses incurred due to increased credit risk exposure.

The Group does not have significant concentration of credit risk as the top five customers in aggregate form approximately 25.58% and 29.71% of trade receivables balance as at 30 June 2009 and 31 December 2008 respectively.

The Group’s exposure to credit risks is influenced mainly by the individual characteristics of each customer. The Group typically gives the existing customers credit terms ranging from 90 days to 120 days. In deciding whether credit shall be extended, the Group will take into consideration factors such as the relationship with the customer, its payment history and credit worthiness. In relation to new customers, the sales and marketing department will prepare credit proposals for approval by the managing director.

The Group performs ongoing credit evaluation of its customers’ financial condition and requires no collateral from its customers. The provision for impairment loss for doubtful debts is based upon a review of the expected collectibles of all trade and other receivables.

Further details of credit risks on trade receivables are disclosed in Note 12.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of stand-by credit facilities.

The Group’s financial liabilities, including trade payables, accrued liabilities and other payables and bank borrowings, as at 30 June 2009 and 31 December 2008, have maturity period of less than 1 year or on demand from the respective balance sheet date.

The Group ensures that there are adequate funds to meet all its obligations in a timely and cost-effective manner. The Group maintains sufficient level of cash and cash equivalents and has available adequate amount of committed credit facilities from financial institutions to meet its working capital requirements.

(iii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Group’s financial instruments will fluctuate because of changes in market interest rates.

The Group’s exposure to interest rate risk arises primarily from short-term bank borrowings. The Group does not have investment in other financial assets. The Group’s policy is to maintain all its borrowings on a fixed rate basis. The interest rates and terms of repayment of the bank borrowings are disclosed in Note 17.

Bank borrowings subject to fixed interest rates are contractually repriced at intervals of 12 months. The other financial instruments of the Group are not subject to significant interest rate risk.

(iv)	Foreign currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises when transactions are denominated in foreign currencies.

The Group’s operations are primarily conducted in the PRC. All the sales and purchases transactions are denominated in RMB. As such, the operations are not exposed to exchange rate fluctuation.

As at 30 June 2009 and 31 December 2008, all the monetary assets and monetary liabilities were denominated in RMB except for certain insignificant amount of bank balances (Note 14) and other payables (Note 16) which were denominated in foreign currencies.

In the opinion of the management, the Group does not have any significant currency exposure. Accordingly, the Group has not used any financial instrument to hedge its foreign currency risk as its risk exposure is considered to be minimal.

The management monitors its exposure to currency risk is on an on-going basis and endeavours to keep the net exposure at an acceptable parameter.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Notes To The Unaudited Combined Financial Statements

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

(v)	Price risk

Price risk is the risk that the value of a financial instrument will fluctuate due to changes in market prices.

The Group does not hold any quoted or marketable financial instrument, hence is not exposed to any movement in market prices.

24.   CAPITAL MANAGEMENT

The Group’s objectives when managing capital are:

(i)	To safeguard the Group’s ability to continue as a going concern and to be able to service its debts when they are due;
(ii)	To maintain an optimal capital structure so as to maximise shareholder value; and
(iii)	To maintain a strong credit rating and healthy capital ratios in order to support the Group’s stability and growth.

The Group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the Group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.

The Group is not subject to externally imposed capital requirements, except for, as disclosed in Note 19(a), the Group’s PRC subsidiary is required by the Foreign Enterprise Law of the PRC to contribute to and maintain a non-distributable statutory reserve fund whose utilisation is subject to approval by the relevant PRC authorities.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, increase share capital, obtain new borrowings or sell assets to reduce debt.

There were no changes in the Group’s overall approach to capital management during the under review periods.

25.   FINANCIAL INSTRUMENTS

As at 30 June 2009 and 31 December 2008, the Group’s financial instruments mainly consisted of cash and bank balances, trade receivables, other receivables, trade payables, accrued liabilities, other payables and bank borrowings.

Fair value

The carrying amounts of financial assets and financial liabilities with a maturity of less than one year approximate their fair values.

The Group does not anticipate that the carrying amounts recorded at balance sheet date would be significantly different from the values that would eventually be received or settled.

26.   SUBSEQUENT EVENTS

Except for the events disclosed in Note 2, no other item, transaction or event of a ‘material or unusual nature has arisen in the interval between 31 December 2008 and the date of the report from the independent auditors.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Statement by director

The director is responsible for the preparation and fair presentation of these unaudited combined financial statements in accordance with the provisions of International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances

In the opinion of the director,

(a)	the accompanying unaudited combined statement of financial position, unaudited combined statement of comprehensive income, unaudited combined statement of changes in equity and the unaudited combined statement of cash flow, together with the notes thereon are drawn up so as to give a true and fair view of the state of affairs of the Group as at 30 June 2009 and of the results of the business, changes in equity and cash flows of the Group for the financial periods then ended, and
(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

By Director WONG KUNG TOK

Dated: 1 NOV 2009

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

REPORT FROM THE INDEPENDENT AUDITORS
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

The Director
Success Winner Limited

We have audited the accompanying combined balance sheets of Success Winner Limited and its subsidiaries as of December 31, 2006, 2007 and 2008, and the related combined statements of income, changes in equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Success Winner Limited and its subsidiaries as of December 31, 2008, 2007 and 2006, and the results of its combined operations and cash flows for each of the years then ended in conformity with International Reporting Standards as issued by the International Accounting Standards Board.

/s/ Foo Kon Tan Grant Thornton

Foo Kon Tan Grant Thornton
Public Accountants and Certified Public Accountants
Singapore
November 1, 2009.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

COMBINED INCOME STATEMENTS
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

		Year ended 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
Revenue	4	495,820	649,970	776,570
Cost of sales		(346,269)	(441,940)	(533,330)
Gross profit		149,551	208,030	243,240
Other income	4	1,586	2,339	2,685
Selling and distribution expenses		(30,424)	(38,166)	(46,008)
Administrative expenses		(5,333)	(6,158)	(9,932)
Finance costs	5	(301)	(576)	(941)
Profit before taxation	6	115,079	165,469	189,044
Income tax expense	7	(13,825)	(19,863)	(24,027)
Profit attributable to shareholders		101,254	145,606	165,017
Earnings per share – Basic
(RMB cents)	8	N/A	N/A	N/A

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

COMBINED BALANCE SHEETS
AS AT 31 DECEMBER 2006, 2007 AND 2008

		As at 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
ASSETS AND LIABILITIES
Non-current assets
Property, plant and equipment	9	90,574	80,766	72,172
Land use rights	10	175	172	168
		90,749	80,938	72,340
Current assets
Inventories	11	115,031	156,244	131,562
Trade receivables	12	140,389	181,236	195,848
Other receivables	13	2,914	3,364	3,364
Cash and bank balances	14	12,593	18,507	51,606
		270,927	359,351	382,380
Current liabilities
Trade payables	15	110,570	137,948	92,888
Accrued liabilities and other payables	16	158,143	56,526	90,948
Interest-bearing bank borrowings	17	4,500	9,500	12,300
Income tax payable		3,197	5,443	5,133
		276,410	209,417	201,269
Net current (liabilities) / assets		(5,483)	149,934	181,111
Net assets		85,266	230,872	253,451
EQUITY
Total shareholder’s equity		85,266	230,872	253,451

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

	Share capital	Statutory reserve	Currency translation reserve	Merger reserve	Retained earnings	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 18)	(Note 19(a))	(Note 19(b))
Balance at 1 January 2006	27,900	16,161	—	—	—	44,061
Net profit for the year	—	—	—	—	101,254	101,254
Total recognised income for the year	—	—	—	—	101,254	101,254
Transfer to statutory reserve	—	10,125	—	—	(10,125)	—
Increase in paid-up capital	31,080	—	—	—	—	31,080
Dividends (Note 20)	—	—	—	—	(91,129)	(91,129)
Balance at 31 December 2006	58,980	26,286	—	—	—	85,266
Balance at 1 January 2007	58,980	26,286	—	—	—	85,266
Net profit for the year	—	—	—	—	145,606	145,606
Total recognised income for the year	—	—	—	—	145,606	145,606
Transfer to statutory reserve	—	3,204	—	—	(3,204)	—
Balance at 31 December 2007	58,980	29,490	—	—	142,402	230,872
Balance at 1 January 2008	58,980	29,490	—	—	142,402	230,872
Currency translation reserve	—	—	16	—	—	16
Net profit recognised directly in equity	—	—	16	—	—	16
Net profit for the year	—	—	—	—	165,017	165,017
Total recognised income for the year	—	—	16	—	165,017	165,033
Arising from Reorganisation	(58,980)	—	—	58,980	—	—
Dividends (Note 20)	—	—	—	—	(142,454)	(142,454)
Balance at 31 December 2008	0*	29,490	16	58,980	164,965	253,451

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

COMBINED CASH FLOW STATEMENTS
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

		Year Ended 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
Cash flows from operating activities
Profit before taxation		115,079	165,469	189,044
Adjustments for
Amortisation of land use rights	10	4	3	4
Bad debts written off	6	112	—	—
Depreciation of property, plant and equipment	6/9	13,728	14,792	15,613
Finance costs	5	301	576	941
Interest income	4	(154)	(168)	(394)
Operating profit before working capital changes		129,070	180,672	205,208
(Increase)/decrease in inventories		(26,217)	(41,213)	24,682
Increase in trade receivables		(20,919)	(40,847)	(14,612)
Increase/(decrease) in trade payables		26,982	27,378	(45,060)
Increase/(decrease) in accrued liabilities and other payables		5,258	(535)	10,290
Cash generated from operations		114,174	125,455	180,508
Interest paid		(301)	(576)	(941)
Income tax paid		(10,628)	(17,617)	(24,337)
Net cash generated from operating activities		103,245	107,262	155,230
Cash flows from investing activities
Acquisition of property, plant and equipment	9	(3,728)	(4,324)	(7,019)
Interest received		154	168	394
Net cash used in investing activities		(3,574)	(4,156)	(6,625)
Cash flows from financing activities
Bank borrowings obtained		9,000	9,500	12,300
Repayments of bank borrowings		(4,500)	(4,500)	(9,500)
Advances to related party		(1)	(450)	—
Advances/(repayments) to a director		(40,100)	(10,500)	1,694
Increase in paid up capital		31,080	—	0*
Dividend paid	20	(87,459)	(91,242)	(120,000)
Net cash used in financing activities		(91,980)	(97,192)	(115,506)
Net increase in cash and cash equivalents		7,691	5,914	33,099
Cash and cash equivalents at 1 January		4,902	12,593	18,507
Cash and cash equivalents at 31 December	14	12,593	18,507	51,606

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

1.   THE COMPANY

The Company (Registration No. 1533513) was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company under the name of Success Winner Limited. At the date of incorporation, the paid-up and issued capital of the Company was US$1 divided into 1 share of US$1.00 each.

The registered office of the Company is located at P. 0. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The principal place of business of the Company is located at Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, The Peoples’ Republic of China (“PRC”).

The principal activity of the Company is investment holding. The principal activities of the company’s subsidiaries are set out in Note 2 to the Combined Financial Statements.

2.   THE REORGANISATION AND BASIS OF PRESENTATION

A reorganisation exercise was undertaken by the Group to rationalise the corporate structure for an acquisition by the Special Purpose Acquisition Company (the “Reorganisation Exercise”). The following steps were undertaken in the Reorganisation Exercise:

(a)	Acquisition of Jinjiang Hengda Ceramics Co., Ltd (“Jinjiang Hengda”)

Pursuant to an equity transfer agreement dated 1 April 2008 entered into between the former shareholders, Chi Wah Trading Import & Export Co. (“Chi Wah Trading’) and Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Junbing”) and Stand Best Creation Limited (“Stand Best”), Stand Best acquired 100% of the equity in Jinjiang Hengda for a consideration of RMB58,980,000 based on the paid-up capital of Jinjiang Hengda. The transfer of the equity in Jinjiang Hengda to Stand Best was approved by the Jinjiang Ministry of Commerce on 30 April 2008.

(b)	Capitalisation of amount due from Stand Best to Mr Wong Kung Tok

Pursuant to the capitalisation agreement dated 30 June 2009 entered into between Mr Wong Kung Tok and Stand Best, Stand Best capitalised the sum of HK$67,930,978 (equivalent to approximately RMB58.9 mil) owing to Mr Wong Kung Tok via the issuance of an aggregate of 9,999 ordinary shares of HK$1.00 each as fully paid in its share capital to the Company.

Following the capitalisation, Stand Best’s paid up share capital was increased from HK$1.00 to HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each.

(c)	Incorporation of the Company

On 29 May 2009, the Company was incorporated in British Virgin Islands as the investment holding company of the Group. 1 ordinary share of US$1.00 was issued by the Company to Mr Wong Kung Tok and was fully paid on 30 June 2009.

(d)	Acquisition by the Company

Pursuant to an instrument of transfer dated 30 June 2009 entered into between the Company and Stand Best, the Company acquired the remaining 1 ordinary share at par value of HK$1.00 of Stand Best for a consideration of HK$1.00 from Mr Wong Kung Tok.

Pursuant to the Reorganisation as set out above, the Company will become the holding company of the Group.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

2.   THE REORGANISATION AND BASIS OF PRESENTATION  – (continued)

The Group structure is shown as follows:

As at the date of this report, the Company has direct interests in the following wholly owned subsidiaries and there are no other subsidiaries or associated companies of the Group.

Name of subsidiaries	Jurisdiction of incorporation / establishment	Principal activities	Equity interest held	Registered capital and paid-up capital
Stand Best Creation Limited	Hong Kong	Investment holding	100%	HK$10,000
Jinjiang Hengda Ceramics Co., Ltd	PRC	Design, development and manufacture of ceramic tiles	100%	RMB58,980,000

The Group is regarded as a continuing entity resulting from the Reorganisation since the management of all the entities which took part in the Reorganisation was controlled by the same directors and under common shareholders before and immediately after the Reorganisation. Consequently, immediately after the Reorganisation, there was a continuation of the control over the entities financial and operating policy decision and risk and benefits to the ultimate shareholders that existed prior to the Reorganisation. The Reorganisation has been accounted for as a Reorganisation under common control in a manner similar to pooling of interests. Accordingly, the Combined Financial Statements for the years ended 31 December 2006, 2007 and 2008 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the Reorganisation Exercise during the Relevant Periods or since their respective dates of incorporation.

3.   SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) including related interpretations issued by the International Accounting Standard Board (“IASB”), and have been consistently applied throughout the years ended 31 December 2006, 2007 and 2008.

Basis of preparation of Combined Financial Statements

The Group has early adopted IFRSs and interpretations which are effective for accounting periods beginning on or after 1 January 2008 for the preparation of these Combined Financial Statements of the Group since 1 January 2006.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The accounting policies set out below have been applied consistently to all periods presented in these Combined Financial Statements and in preparing an opening IFRS balance sheet as at 1 January 2005 for the purpose of the first set of IFRS financial statements. The accounting policies have been applied consistently by the Group.

At the date of this report, the following new and amended IFRSs and interpretations were issued but not yet effective:

IAS 1 (Revised)	Presentation of Financial Statements
IAS 1	Presentation of Financial Statements — Amendments Relating to Disclosure of Puttable Financial Instruments and Obligations Arising on Liquidation
IAS 23 (Revised)	Borrowing Costs — Comprehensive Revision to Prohibit Immediate Expensing
IAS 27	Consolidated and Separate Financial Statements — Consequential Amendments Arising from Amendments to IFRS 3
IAS 27 (Amendment)	Cost of An Investment on First-Time Adoption
IAS 28	Investments in Associates — Consequential Amendments Arising from Amendments to IFRS 3
IAS 31	Interests in Joint Ventures — Consequential Amendments Arising from Amendments to IFRS 3
IAS 32	Financial Instruments: Presentation — Amendments Relating to Puttable Financial Instruments and Obligation Arising on Liquidation
IAS 39	Financial Instruments: Recognition and Measurement — Amendments for Eligible Hedged Items
IFRS 1	First-time Adoption of IFRS — Amendment Relating to Cost of an Investment on First-Time Adoption

IFRS 2	Share-based Payment — Amendment Relating to Vesting Conditions and Cancellations
IFRS 3	Business Combinations — Comprehensive Revision on Applying the Acquisition Method
IFRS 7	Financial Instruments: Disclosures — Amendments Relating to Puttable Financial Instruments and Obligations Arising on Liquidation
IFRS 8	Operating Segments
IFRIC 13	Customer Loyalty Programmes
IFRIC 15	Agreements for the Construction of Real Estate
IFRIC 16	Hedges of a Net Investment in a Foreign Operation
IFRIC 17	Distributions of Non-Cash Assets to Owners
Annual Improvement Process	Improvements to IFRSs 2008

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The management does not anticipate that the adoption of the above IFRSs (including consequential amendments) and interpretations will result in any material impact to the financial statements in the period of initial application, except for IAS 1 (Revised) and IFRS 8 as indicated below.

IAS 1 (Revised)

The revised Standard requires:

•	changes in equity arising from transactions with owners in their capacity as owners to be presented separately from components of comprehensive income;
•	components of comprehensive income to be excluded from statement of changes in equity;
•	items of income and expenses and components of other comprehensive income to be presented either in a single statement of comprehensive income with subtotals, or in two separate statements (a separate statement of profit and loss followed by a statement of comprehensive income);
•	presentation of restated balance sheet as at the beginning of the comparative period when entities make restatements or reclassifications of comparative information.

The revisions also include changes in the titles of some of the financial statements primary statements. The Group will apply the revised standard from 1 January 2009 and provide comparative information that conforms to the requirements of the revised standard. The key impact of the application of the revised standard is the presentation of an additional primary statement, that is, the statement of comprehensive income.

IFRS 8

IFRS 8 replaces IAS 14 Segment Reporting. In doing so it extends the scope of segment reporting. It requires the identification of operating segments based on internal reports that are regularly reviewed by the Group’s chief operating decision maker in order to allocate resources to the segment and assess its performance. It requires amongst others, reconciliations of total reportable segment revenues, total profit or loss, total assets, and other amounts disclosed for reportable segments to corresponding amounts in the entity’s Combined Financial Statements and an explanation of how segment profit or loss and segment assets are measured for each reportable segment The Group will apply IFRS 8 from 1 January 2009 and provide comparative information that conforms to the requirements of IFRS 8. The Group expects operating segments to be disclosed under IFRS 8.

Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Key sources of estimation uncertainty

Depreciation of property, plant and equipment

Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of property, plant and equipment to be within 5 to 40 years. The carrying amounts of the Group’s property, plant and equipment as at 31 December 2006, 2007 and 2008 were RMB90,574,000, RMB80,766,000 and RMB72,172,000 respectively. Changes in the expected level

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income tax

The Group has exposure to income taxes in the PRC. Significant judgement is required in determining the provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for expected tax issues based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognised, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Critical judgement made in applying accounting policies

In the process of applying the Group’s accounting policies as described below, management is of the opinion that there are no instances of application of judgments which are expected to have a significant effect on the amounts recognised in the financial statements.

Impairment of trade receivables

The Group’s management assesses the collectability of trade receivables. This estimate is based on the credit history of the Group’s customers and the current market condition. Management assesses the collectability of trade receivables at the balance sheet date and makes the provision, if any.

Net realizable value of inventories

Net realizable value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on the current market condition and the historical experience of selling products of “similar nature”. It could change significantly as a result of competitors in response to the severe industry’s cycles.

(a)	Basis of preparation under common control business combination

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The reorganisation exercise described in Note 2 to the Combined Financial Statements resulted in a business combination involving common control entities, and accordingly the accounting treatment is outside the scope of IFRS 3 Business Combination. For such common control business combinations, the merger accounting principles are applied to include the assets, liabilities, results, changes in equity and cash flows of the combining entities in the Combined Financial Statements.

In applying merger accounting, components of financial statements of the combining entities or businesses for the reporting periods in which the common control combination occurs are included in the Combined Financial Statements of the combined entity as if the combination had occurred from the date when the combining entities or businesses first came under the control of the controlling party or parties.

A single uniform set of accounting policies is adopted by the combined entity. Therefore, the combined entity recognised the assets, liabilities and equity of the combining entities or businesses at the carrying amounts recognised previously in the Combined Financial Statements of the controlling party or parties prior to the common control combination. The carrying amounts are included as if such Combined Financial Statements had been prepared by the controlling party or parties, including adjustments required to conform to the combined entity’s accounting policies and applying those policies to all periods presented.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

There is no recognition of any goodwill or excess of the acquirers interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combination. The effects of all transactions between the combining entities or businesses, whether occurring before or after the combination, are eliminated in preparing the Combined Financial Statements of the combined entity.

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

For acquisition of subsidiaries under common control, the identifiable assets and liabilities were accounted for at their carrying values, in a manner similar to the pooling-of-interest method of consolidation.

In preparing the Combined Financial Statements, transactions, balances and unrealised gains on transactions between the combining entities are eliminated. Unrealised losses are also eliminated but are considered an impairment indicator of the assets transferred.

(b)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalised as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicles	10 years
Office equipment	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed, and adjusted as appropriate, at each reporting date.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognised in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

(c)	Land use rights

Land use rights represent up-front payments to acquire long-term interests in the usage of land.

Land use rights are stated at cost less accumulated amortisation and impairment losses. Amortisation is charged so as to write off the cost of land use rights, using the straight-line method, over the period of the grant of 50 years, which is the lease term.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(d)	Impairment of non-financial assets

Assessment is made at each balance sheet date of whether there is any indication of impairment of the Group’s property, plant and equipment and intangible assets, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the combined income statement in the period in which it arises.

A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, however not to an amount higher than the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years.

A reversal of an impairment loss is credited to the combined income statement in the period in which it arises.

(e)	Financial assets

Financial assets which are under the scope of lAS 39, other than hedging instruments, can be divided into the following categories: financial assets at fair value through income statement, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. Financial assets are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date with the exception that the designation of financial assets at fair value through income statement is not revocable.

All financial assets are recognised when, and only when, the Group becomes a party to the contractual provisions of the instrument. When financial assets are recognised initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the instruments expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset. At each of the balance sheet date, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognised.

Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets.

Receivables include trade and other receivables. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

an event occurring after the impairment was recognised, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised. The impairment or writeback is recognised in the income statement.

(f)	Financial liabilities

The Group’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings.

Financial liabilities are recognised when the Group becomes a party to the contractual agreements of the instrument. All interest related charges are recognised as an expense in “finance costs” in the income statement. Financial liabilities are derecognised if the Group’s obligations specified in the contract expire or are discharged or cancelled.

Borrowings are recognised initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortised cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the effective interest method. The interest expense is chargeable on the amortised cost over the period of the borrowings using the effective interest method.

Gains and losses are recognised in the profit and loss account when the liabilities are derecognised as well as through the amortisation process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within the Group’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet.

Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortised cost, using the effective interest rate method.

Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

(g)	Inventories

Inventories are valued at the lower of cost and net realisable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

(i)	Raw materials at purchase cost on a weighted average basis; and
(ii)	Finished goods and work in progress at cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

(h)	Cash and cash equivalents

For the purpose of the combined cash flow statements, cash and cash equivalents comprise cash on hand and in banks.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(i)	Provisions

Provisions are recognised when present obligations will probably lead to an outflow of economic resources from the Group which can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the balance sheet date, including the risks and uncertainties associated with the present obligation. Any reimbursement expected to be received in the course of settlement of the present obligation is recognised as a separate asset, not exceeding the amount of the related provision.

Where there are a number of similar obligations, the likelihood that an outflow of economic resources will be required in settlement of the obligations is determined by considering the class of obligations as a whole. In addition, long term provisions are discounted to their present values, where the effect of the time value of money is material.

All provisions are reviewed at the balance sheet date and adjusted to reflect the current best estimates.

In cases where the possible outflow of economic resources as a result of present obligations is considered impossible or remote, or the amount to be provided for cannot be measured reliably, no liability is recognised in the balance sheet, unless assumed in the course of a business combination.

(j)	Recognition of revenue

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents receivable for goods and services provided in the normal course of business, net of trade discounts, sales rebates and sales related taxes on the following bases:

(i)	Revenue from the sale of goods and scrap materials are recognised when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and
(ii)	Interest income is recognised on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.
(k)	Income tax

Current tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. PRC corporate income tax is provided at rates applicable to an enterprise in the PRC on income for financial reporting purpose, adjusted for income and expenses items which are not assessable or deductible for income tax purposes.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the Combined Financial Statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method.

Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of other assets and liabilities in a transaction that is not a business combination and that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax assets and liabilities are not discounted. Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset realised. Deferred tax is charged or credited to the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Valued-added tax

The Group’s sale of goods in the PRC are subjected to Value-added tax (“VAT”) at the applicable tax rate of 6% for PRC domestic sales. Input VAT on purchases cannot be deducted from output VAT. The amount payable to the taxation authority is included as part of “other payables” in the balance sheet.

Revenues, expenses and assets are recognised net of the amount of VAT except:

•	Where the VAT incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
•	Receivables and payables that are stated with the amount of VAT included.
(l)	Employees benefits

Retirement benefits scheme

Pursuant to the relevant regulations of the PRC government, the Group participates in a local municipal government retirement benefits scheme (the “Scheme”), whereby the subsidiaries of the Company in the PRC are required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of the subsidiaries of the Company. The only obligation of the Group with respect to the Scheme is to pay the ongoing required contributions under the Scheme mentioned above. Contributions under the Scheme are charged to the income statement as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Key management personnel

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the entity. Directors and certain general managers are considered key management personnel.

(m)	Foreign currencies
(i)	Functional and presentation currency

Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity (the “functional currency”). The functional currency of the Company is United States dollars, Stand Best Creation Limited is Hong Kong dollars and Jinjiang Hengda Ceramics Co., Ltd is Renminbi. The Group’s principal operations are predominantly conducted in the People’s Republic of China (“PRC”) and thus the financial statements are presented in Renminbi (to the nearest thousand), being the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group.

(ii)	Transactions and balances

Foreign currency transactions are measured and recorded in the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates ruling at the respective balance sheet dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non- monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

(iii)	Group companies

The results and financial positions of the Group entities that have functional currencies different from the presentation currency are translated into the presentation currency as follows:

(1)	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
(2)	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and
(3)	All resulting exchange differences are recognized as a separate component of equity.
(n)	Related parties

A party is considered to be related to the Group if:

(i)	directly, or indirectly through one or more intermediaries, the party (1) controls, is controlled, or is under common control with, the Company/Group; (2) has an interest in the Company that gives it significant influence over the Company/Group; or (3) has joint control over the Company/Group;

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(ii)	the party is an associate;
(iii)	the party is a jointly-controlled entity;
(iv)	the party is a member of the key management personnel of the Company or its parent;
(v)	the party is a close member of the family of any individual referred to in (i) or (iv);
(vi)	the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or
(vii)	the party is a post-employment benefit plan for the benefit of employees of the Company/Group, or of any entity that is a related party of the Company/Group.
(o)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to the combined income statements on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from the leased assets. Lease incentives received are recognised in the combined income statements as an integral part of the aggregate net lease payments made. Contingent rentals are charged to the combined income statements in the accounting period in which they are incurred.

(p)	Segment reporting

A segment is a distinguishable component of the Group within a particular economic environment (geographical segment) and to a particular industry (business segment) which is subject to risks and rewards that are different from those of other segments.

Business segments

As the Group operates principally in a single business segment which is the manufacture and sale of medium to high-end ceramic tiles, no reporting by business operations is presented.

Geographical segments

As the business of the Group is engaged entirely in the PRC, no reporting by geographical location of operations is presented.

(q)	Share capital

Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from the proceeds (net of any related income tax benefits) to the extent that they are incidental cost directly attributable to the equity transaction.

Retained earnings include all current and prior period results as determined in the combined income statements.

(r)	Research and development costs

Research costs are expensed as incurred, except for development costs which relates to the design and testing of new or improved materials, products or processes which are recognised as an asset to the extent that it is expected that such assets will generate future economic benefits.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

4.   REVENUE AND OTHER INCOME

Revenue represents the net invoiced value of goods sold, after allowances for trade discounts. An analysis of the Group’s revenue and other income is as follows:

	Year Ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Revenue
Sale of goods	495,820	649,970	776,570
Other income
Sale of scrap materials	1,432	2,171	2,291
Interest income	154	168	394
	1,586	2,339	2,685

5.   FINANCE COSTS

	Year Ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Interest on bank borrowings	301	576	941

6.   PROFIT BEFORE TAXATION

The Group’s profit before taxation is arrived at after charging:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Amortisation of land use rights	4	3	4
Bad debts written off	112	—	—
Cost of inventories recognised as expense	213,096	273,532	364,532
Depreciation expense charged to
– cost of sales	13,438	14,385	15,102
– administrative expenses	290	407	511
Directors’ remuneration
– salaries and related cost	114	124	142
– retirement scheme contribution	4	3	5
Key management personnel (other than directors)
– salaries and related cost	435	494	596
– retirement scheme contribution	13	13	15
Research and development personnel
– salaries and related cost	1,152	1,523	877
– retirement scheme contribution	17	24	14
Other personnel
– salaries and related cost	26,629	29,553	32,910
– retirement scheme contribution	402	462	526
Operating lease expenses	11,214	13,192	13,192

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

7.   INCOME TAX EXPENSE

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Current year provision: PRC income tax	13,825	19,863	24,027

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability at 31 December 2006, 2007 and 2008.

Reconciliation between tax expense and profit before taxation at applicable tax rates is as follows:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Profit before taxation	115,079	165,469	189,044
Tax calculated at a tax rate of 27% (2008: 25%)	31,071	44,677	47,261
Tax effect of tax exemption and concession	(17,262)	(24,820)	(23,631)
Tax effect on non deductible expenses	16	6	397
	13,825	19,863	24,027

Pursuant to the income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”, the provision for PRC income tax for the foreign investment enterprises of production nature established in the Coastal Economic Open Zone is calculated based on statutory income tax at a rate of 27% for the relevant period, which included a 24% enterprise income tax and a 3% local income tax.

Pursuant to the PRC Enterprise Income Tax: Law passed by the Tenth National People’s Congress on 16 March 2007, the new enterprise income tax rates for domestic enterprises and foreign investment enterprises are unified at 25% and was effective from 1 January 2008.

Based on the “Income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”, Jinjiang Hengda Ceramics Co., Ltd is entitled to full exemption from income tax for the first two years and a 50% reduction in income tax for the next three years starting from its first profitable year of operations.

The first profitable year of Jinjiang Hengda Ceramics Co., Ltd is the calendar year ended 31 December 2004 for the purpose of determining the tax holiday period. Jinjiang Hengda Ceramics Co., Ltd has obtained written confirmation from the relevant PRC tax authorities confirming that its 5 year tax holiday period commenced from 1 January 2004 and that the first profit making year was the calendar year ended 31 December 2004.

8.   EARNINGS PER SHARE

Earnings per share information is not presented as its inclusion, for the purpose of this report, is considered by the director of the Company not meaningful due to the Group Reorganisation and the preparation of the results of the Group for the Relevant Periods on the consolidated basis as disclosed in Note 2 to the financial statements.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

9.   PROPERTY, PLANT AND EQUIPMENT

Cost	Buildings	Renovation	Plant and machinery	Motor vehicles	Office equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
At 1 January 2006	2,913	—	135,742	3,445	731	142,831
Additions	—	—	11,765	558	245	12,568
At 31 December 2006	2,913	—	147,507	4,003	976	155,399
Additions	—	450	3,750	621	163	4,984
At 31 December 2007	2,913	450	151,257	4,624	1,139	160,383
Additions	—	—	6,281	512	226	7,019
At 31 December 2008	2,913	450	157,538	5,136	1,365	167,402
Accumulated depreciation
At 1 January 2006	496	—	49,826	580	195	51,097
Depreciation charge	69	—	13,183	335	141	13,728
At 31 December 2006	565	—	63,009	915	336	64,825
Depreciation charge	69	—	14,124	407	192	14,792
At 31 December 2007	634	—	77,133	1,322	528	79,617
Depreciation charge	69	43	14,802	472	227	15,613
At 31 December 2008	703	43	91,935	1,794	755	95,230
Net book amount
At 31 December 2006	2,348	—	84,498	3,088	640	90,574
At 31 December 2007	2,279	450	74,124	3,302	611	80,766
At 31 December 2008	2,210	407	65,603	3,342	610	72,172

All property, plant and equipment held by the Group are located in the PRC.

The Group’s building including renovation with a carrying value of approximately RMB2,729,000 and RMB2,617,000 was pledged as securities to secure the Group’s interest-bearing bank borrowings at 31 December 2007 and 2008 respectively (Note 17).

During the financial years 2006, 2007 and 2008, the Group acquired property, plant and equipment with an aggregate cost of RMB12,568,000, RMB4,984,000 and RMB7,019,000 respectively, of which RMB8,840,000, RMB660,000 and Nil remains outstanding as at year end (Note 16)

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

10.   LAND USE RIGHTS

	2006	2007	2008
	RMB’000	RMB’000	RMB’000
At beginning of the year
Cost	180	180	180
Accumulated amortisation	(1)	(5)	(8)
Net book amount	179	175	172
For the year
Opening net book amount	179	175	172
Addition	—	—	—
Amortisation	(4)	(3)	(4)
Closing net book amount	175	172	168
At end of the year
Cost	180	180	180
Accumulated amortisation	(5)	(8)	(12)
Net book amount	175	172	168

The land use rights of the Group refer to lands located in PRC which were pledged to the banks as securities for interest-bearing bank borrowings granted to the Group in Note 17.

Amortisation expenses of approximately RMB4,000, RMB3,000 and RMB4,000 have been charged in administrative expenses on the face of the Combined Income Statement for the years ended 31 December 2006, 2007 and 2008 respectively.

11.   INVENTORIES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
At cost
Raw materials	23,176	33,408	26,400
Work in progress	5,079	5,431	5,024
Finished goods	86,776	117,405	100,138
	115,031	156,244	131,562

There has been no inventory written off or allowance of inventory obsolescence for the years ended 31 December 2006, 2007, and 2008.

12.   TRADE RECEIVABLES

Trade receivables are non-interest bearing and generally have credit terms ranging from 90 days to 120 days and are denominated in Renminbi.

(i)	Trade receivables that are neither past due nor impaired

Trade receivables that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(ii)	Trade receivables that are past due and/or impaired

There is no trade receivable that is past due and/or impaired.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

12.   TRADE RECEIVABLES  – (continued)

(iii)	Trade receivables that are past due but not impaired.

The aging analysis of trade receivables past due but not impaired is as follows:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Past due 0 – 3 months	14,741	1,039	—
Past due 3 – 6 months	—	—	—
Past due over 6 months	—	—	—
	14,741	1,039	—

There is no impairment loss recognised in the Combined Income Statements as all the receivables were subsequently received.

13.   OTHER RECEIVABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Amount due by former related party	—	—	3,363
Amount due by a related party	2,914	3,364	—
Others	—	—	1
	2,914	3,364	3,364

The amount due by a related party relates to purchase of property, plant and equipment and are denominated in Renminbi. These amounts are interest free, unsecured and repayable on demand. The amount remains outstanding as at the date of this report. The related parties ceased to be a shareholders or related parties of the Company from 23rd April 2008. The amount due by former related party has been subsequently repaid on 3rd August 2009.

14.   CASH AND BANK BALANCES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Cash on hand	84	97	49
Cash at bank	12,509	18,410	51,557
	12,593	18,507	51,606

Cash and bank balances are denominated in the following currencies:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Renminbi	12,593	18,507	51,603
Hong Kong dollar	—	—	3
	12,593	18,507	51,606

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

14.   CASH AND BANK BALANCES  – (continued)

Bank balances denominated in Renminbi are deposited with banks in the PRC and are not freely convertible to foreign currencies. The conversion of these RMB denominated balances into foreign currencies is subject to the foreign exchange control rules and regulations promulgated by the PRC Government.

The cash at bank bears interest at rates of 0.72%, ranging from 0.72% to 0.81% and ranging from 0.36% to 0.81% per annum during the years ended 31 December 2006, 2007 and 2008 respectively.

15.   TRADE PAYABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Trade payables	110,570	137,948	92,888

Trade payables are denominated in Renminbi and generally have credit terms ranging from 30 days to 180 days.

16.   ACCRUED LIABILITIES AND OTHER PAYABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Dividend payable	91,243	1	22,455
Amount owing to a director	11,940	1,440	3,118
Accrued liabilities	33,127	40,009	49,527
Deposits payables	11,200	11,200	12,400
Other payables for acquisition of property, plant and equipment	8,383	660	—
VAT payable	2,250	3,216	3,448
	158,143	56,526	90,948

Accrued liabilities and other payables are denominated in the following currencies:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Renminbi	158,143	56,526	89,270
Hong Kong dollar	—	—	1,678
	158,143	56,526	90,948

Amount owing to a director relates to advances to the Group for working capital purposes and purchase of property, plant and equipment. The amount is interest free, unsecured and repayable on demand. The amount denominated in Hong Kong dollar has been capitalised to equity on 30 June 2009.

Accrued liabilities consist mainly of accrued rental, accrued wages, sales commission, repair and maintenance and electricity expenses.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

17.   INTEREST-BEARING BANK BORROWINGS

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Current
Short-term bank borrowing
Secured and repayable within one year	4,500	9,500	12,300

The Group’s interest-bearing bank borrowings are guaranteed by a director and the pledge of the Group’s buildings and land use rights (Note 9 and 10). Short-term bank borrowings bear effective interests rates of 7.605%, ranging from 6.39% to 7.956% and ranging from 9.3375% to 9.711% per annum during the years ended 31 December 2006, 2007 and 2008 respectively.

The carrying amounts of interest-bearing bank borrowings are denominated in Renminbi.

18.   SHARE CAPITAL

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Combined paid-up share capital	59,980	59,980	*

*	Amount less than RMB1,000

The Company was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company. At date of incorporation, the authorised share capital of the Company was US$50,000 comprising 50,000 ordinary shares of US$1.00 each. At the date of this report, the issued share capital of the Company was US$1 comprising 1 fully paid shares of US$1.00 each.

The share capital balances as at 31 December 2006 and 2007 represent the issued share capital of Jinjiang Hengda. The share capital balance as at 31 December 2008 represents the issued share capital of Stand Best Creation Limited as the Reorganisation Exercise as mentioned in Note 2 has not been completed as at 31 December 2008.

19.   RESERVES

(a)	Statutory reserve

In accordance with the relevant laws and regulations of the PRC, the subsidiaries of the Company established in the PRC are required to transfer 10% of its profit after taxation prepared in accordance with the accounting regulation of the PRC to the statutory reserve until the reserve balance reaches 50% of the respective registered capital. Such reserve may be used to offset accumulated losses or increase the registered capital of these subsidiaries, subject to the approval from the PRC authorities, and are not available for dividend distribution to the shareholders.

(b)	Currency translation reserve

The reserve comprises all foreign exchange differences arising from the translation of the financial statements of Stand Best Creation Limited whose financial statements for 31 December 2008 were presented in Hong Kong dollar.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

19.   RESERVES  – (continued)

(c)	Merger reserve

The merger reserve of the Group represents the difference between the nominal value of the shares of the subsidiaries acquired over the nominal value of the shares of the Company issued in exchange thereof.

20.   DIVIDENDS

Dividends disclosed during the Relevant Periods represented dividends declared by Jinjiang Hengda Ceramics Co., Ltd to its equity owners. The rate of dividend and the number of shares ranking for dividends are not presented as such information is not meaningful.

21.   SIGNIFICANT RELATED PARTY TRANSACTIONS

Other than the related party information disclosed elsewhere in the Combined Financial Statements, the following are significant related party transactions entered into between the Group and former related parties at agreed rates:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Rental paid to a former related party	1,566	1,566	522

The former related party refers to a former shareholder of Jinjiang Hengda, Jinjiang City Anhai Junbing Hengda Construction Material Factory Co., Ltd in which a director of Jinjiang Hengda has an interest in the said company. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008.

22.   COMMITMENTS

(a)	Operating lease commitments

The Group leases office building from a former related party under non-cancellable operating lease arrangements. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008. The Group also leases production factories, warehouses and employees’ hostel from non related parties under non-cancellable operating lease arrangements. The leases have varying terms and the total future minimum lease payments of the Group under non-cancellable operating leases for assets are as follows:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Not later than one year	13,192	13,192	13,192
Later than one year and not later than five years	35,118	21,926	8,734
	48,310	35,118	21,926

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

22.   COMMITMENTS  – (continued)

(b)	Other commitments

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Advertising expenditure contracted but not provided for in the financial statements	—	2,700	1,800

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES

The Group’s overall financial risk management programme seeks to minimise potential adverse effects of financial performance of the group. Management has in place processes and procedures to monitor the Group’s risk exposures whilst balancing the costs associated with such monitoring and management against the costs of risk occurrence. The Group’s risk management policies are reviewed periodically for changes in market conditions and the Group’s operations.

The Group is exposed to financial risks arising from its operations and the use of financial instruments. The key financial risks included credit risk, liquidity risk, interest rate risk, foreign currency risk and market price risk.

The Group do not hold or issue derivative financial instruments for trading purposes or to hedge against fluctuations, if any, in interest rates and foreign exchange.

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

(i)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the Group to incur a financial loss. The Group’s exposure to credit risk arises primarily from bank balances and trade receivables. For trade receivables, the Group adopt the policy of dealing only with customers of appropriate credit history to mitigate credit risk. For other financial assets, the Group adopt the policy of dealing only with high credit quality counterparties.

As the Group does not hold any collateral, the maximum exposure to credit risk for each class of financial assets is the carrying amount of that class of financial assets presented on the balance sheet.

Bank balances

The Group’s bank deposits are placed with reputable banks in the PRC.

Trade receivables

The Group’s objective is to seek continual growth while minimising losses incurred due to increased credit risk exposure.

The Group has significant concentration of credit risk as the Group’s top three largest trade receivables represent approximately 38%, 24%, and 20% of the trade receivable balance as at 31 December 2006, 2007 and 2008 respectively.

The Group’s exposure to credit risks is influenced mainly by the individual characteristics of each customer. The Group typically gives the existing customers credit terms ranging from 90 days to 120 days. In deciding whether credit shall be extended, the Group will take into

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

consideration factors such as the relationship with the customer, its payment history and credit worthiness. In relation to new customers, the sales and marketing department will prepare credit proposals for approval by the managing director.

The Group performs ongoing credit evaluation of its customers’ financial condition and requires no collateral from its customers. The provision for impairment loss for doubtful debts is based upon a review of the expected collectibles of all trade and other receivables.

Further details of credit risks on trade receivables are disclosed in Note 12.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of stand-by credit facilities.

The Group’s financial liabilities, including trade payables, accrued liabilities and other payables and bank borrowings, for the years ended 31 December 2006, 2007 and 2008 have maturity period of less than 1 year or on demand from the respective balance sheet date.

The Group ensures that there are adequate funds to meet all its obligations in a timely and cost-effective manner. The Group maintains sufficient level of cash and cash equivalents and has available adequate amount of committed credit facilities from financial institutions to meet its working capital requirements.

(iii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Group’s financial instruments will fluctuate because of changes in market interest rates.

The Group’s exposure to interest rate risk arises primarily from short-term bank borrowings. The Group does not have investment in other financial assets. The Group’s policy is to maintain all its borrowings on a fixed rate basis. The interest rates and terms of repayment of the bank borrowings are disclosed in Note 17.

Bank borrowings subject to fixed interest rates are contractually repriced at intervals of 12 months. The other financial instruments of the Group are not subject to significant interest rate risk.

(iv)	Foreign currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises when transactions are denominated in foreign currencies.

The Group’s operations are primarily conducted in the PRC. All the sales and purchases transactions are denominated in RMB. As such, the operations are not exposed to exchange rate fluctuation.

As at 31 December 2006, 2007 and 2008, all the monetary assets and monetary liabilities were denominated in RMB except for certain insignificant amount of bank balances (Note 14) and other payables (Note 16) which were denominated in foreign currencies.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

In the opinion of the management, the Group does not have any significant currency exposure. Accordingly, the Group has not used any financial instrument to hedge its foreign currency risk as its risk exposure is considered to be minimal.

The management monitors its exposure to currency risk is on an on-going basis and endeavours to keep the net exposure at an acceptable parameter.

(v)	Price risk

Price risk is the risk that the value of a financial instrument will fluctuate due to changes in market prices.

The Group does not hold any quoted or marketable financial instrument, hence is not exposed to any movement in market prices.

24.   CAPITAL MANAGEMENT

The Group’s objectives when managing capital are:

(i)	To safeguard the Group’s ability to continue as a going concern and to be able to service its debts when they are due;
(ii)	To maintain an optimal capital structure so as to maximise shareholder value; and
(iii)	To maintain a strong credit rating and healthy capital ratios in order to support the Group’s stability and growth.

The Group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the Group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.

The Group is not subject to externally imposed capital requirements, except for, as disclosed in Note 19(a), the Group’s PRC subsidiary is required by the Foreign Enterprise Law of the PRC to contribute to and maintain a non-distributable statutory reserve fund whose utilisation is subject to approval by the relevant PRC authorities. This externally imposed capital requirement has been complied with by the PRC subsidiary for the financial years ended 31 December 2006, 2007 and 2008.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, increase share capital, obtain new borrowings or sell assets to reduce debt.

There were no changes in the Group’s overall approach to capital management during the Relevant Periods.

25.   FINANCIAL INSTRUMENTS

As at 31 December 2006, 2007 and 2008, the Group’s financial instruments mainly consisted of cash and bank balances, trade receivables, other receivables, trade payables, accrued liabilities, other payables and bank borrowings.

Fair value

The carrying amounts of financial assets and financial liabilities with a maturity of less than one year approximate their fair values.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

NOTES TO THE COMBINED FINANCIAL STATEMENT

25.   FINANCIAL INSTRUMENTS  – (continued)

The Group does not anticipate that the carrying amounts recorded at balance sheet date would be significantly different from the values that would eventually be received or settled.

26.   SUBSEQUENT EVENTS

Except for the events disclosed in Note 2, no other item, transaction or event of a material or unusual nature has arisen in the interval between 31 December 2008 and the date of the report from the independent auditors.

Success Winner Limited and its subsidiaries
Financial statements for the year ended 31 December 2006, 2007 and 2008

Statement by director

The director is responsible for the preparation and fair presentation of these combined financial statements in accordance with the provisions of International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances

In the opinion of the director,

(a)	the accompanying combined balance sheets, combined income statement, combined statement of changes in equity and the combined cash flow statement, together with the notes thereon are drawn up so as to give a true and fair view of the state of affairs of the Group as at 31 December 2006, 2007 and 2008 and of the results of the business, changes in equity and cash flows of the Group for the financial years then ended, and
(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

By Director WONG KUNG TOK

Dated: 1 NOV 2009

Annex A

MERGER AND STOCK PURCHASE AGREEMENT

dated

August 19, 2009

by and among

China Holdings Acquisition Corp., a Delaware corporation,

as the Parent,

China Ceramics Co., Ltd., a British Virgin Islands company,

as the Purchaser,

Jinjiang Hengda Ceramics Co., Ltd., a Chinese enterprise

as Hengda,

Success Winner Limited, a British Virgin Islands company,

as the Company,

and

Wong Kung Tok

as the Seller

MERGER AND STOCK PURCHASE AGREEMENT

MERGER AND STOCK PURCHASE AGREEMENT, dated August 19, 2009 (this “Agreement”), by and among China Holdings Acquisition Corp., a Delaware corporation (“Parent”), China Ceramics Co., Ltd., a British Virgin Islands company and a wholly-owned subsidiary of Parent (“Purchaser”), Jinjiang Hengda Ceramics Co., Ltd., a Chinese enterprise (“Hengda”), Success Winner Limited (the “Company”), a British Virgin Islands company and the owner of 100% of the equity interests of the Stand Best Creation Limited, a Hong Kong company which owns 100% of the equity interest of Hengda (“Stand Best”), and Mr. Wong Kung Tok (the “Seller”), the owner of 100% of the equity interests of the Company.

WITNESSETH:

WHEREAS, Hengda is in the business of the manufacture and export of ceramic tiles (the “Business”);

WHEREAS, the Seller owns 100% of the issued and outstanding equity securities of the Company (the “Shares”), the Company owns 100% of the issued and outstanding equity securities of Stand Best and Stand Best owns 100% of the issued and outstanding equity securities of Hengda;

WHEREAS, Parent owns all of the issued and outstanding shares of equity securities of Purchaser, which was formed for the sole purposes of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”), and the acquisition by the Purchaser of the Shares in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”).

WHEREAS, the Redomestication Merger and the Transaction are part of the same integrated transaction, such that neither of the Redomestication Merger and the Transaction may occur without the other.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.  The following terms, as used herein, have the following meanings:

“2008 Financial Statements” has the meaning set forth in Section 3.10(a).

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Act” has the meaning set forth in Section 8.5.

“Action” means any action, suit, investigation, hearing or proceeding, including any audit for taxes or otherwise.

“Additional Agreements” means each of the Lock-up Agreements, the Employment Agreements, the Escrow Agreements, the Voting Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity in which said person owns any beneficial interest and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Arbitrator” has the meaning set forth in Section 12.1(b).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

“Benefits Arrangement” has the meaning set forth in Section 3.25.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or any Subsidiary or in which the Company’s or any Subsidiary’s assets, business, or transactions are otherwise reflected.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

“BVI Law” has the meaning set forth in Section 1A.1.

“Charter Documents” has the meaning set forth in Section 3.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.25.

“Company Consent” has the meaning set forth in Section 3.9.

“Company Indemnitees” has the meaning set forth in Section 11.3.

“Company Plan” has the meaning set forth in Section 3.25.

“Contingent Shares” has the meaning set forth in Section 2.3.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Conversion Ratio” has the meaning set forth in Section 1A.6(a).

“Current Company Plans” has the meaning set forth in Section 3.25.

“Customer” has the meaning set forth in Section 7.2(b)

“December Balance Sheet” has the meaning set forth in Section 3.10(b).

“Delaware Law” has the meaning set forth in Section 1A.1.

“Dissenting Shares” has the meaning set forth in Section 1A.11(b).

“Dissenter” has the meaning set forth in Section 1A.11(a).

“Earnout Escrow Agreement” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 1A.2.

“Effectiveness Period” has the meaning set forth in Section 8.5.

“Employment Agreements” means the agreements between the Company and each of the persons listed on Schedule 9.2(l).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.25.

“ERISA Affiliate Plan” has the meaning set forth in Section 3.25.

“Escrow Agreements” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Filings” means filings under the Exchange Act made by the Parent prior to the Closing Date.

“Financial Statements” has the means set forth in Section 3.10(a).

“Founders” means the pre-initial public offering shareholders of Parent.

“GAAP” means U.S. generally accepted accounting principles, consistently applied and interpreted.

“Hengda” has the meaning set forth in the Preamble.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

“Indebtedness” includes with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interest, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, and (g) all guarantees by such Person.

“Indemnification Notice” has the meaning set forth in Section 11.3(a).

“Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Interim Financial Statements” has the means set forth in Section 3.10(a).

“Intellectual Property” means any and all of the following: (A) U.S., international and non-U.S. patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) the additional names listed on Schedule 3.7 and all derivations thereof; (F) u.r.l.s, Internet domain names and Websites; and (G) any other type of Intellectual Property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company (or by the Seller with respect to the Company) or any Subsidiary or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Intellectual Property Rights” has the meaning set forth in Section 3.16.

“Key Personnel” has the means set forth in Section 7.1.

“Law” means any domestic or foreign Federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law.

“Leases” has the meaning set forth in Section 3.14.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority (or under the authority of any national securities exchange upon which the Parent is then listed or traded)

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

“Lock-Up Agreements” means each of the Lock-Up Agreements between the Parent and each of the Persons set forth on Schedule 3.2, and the Parent and each of the Founders in the form attached hereto as Exhibit A.

“Loss(es)” has the meaning set forth in Section 11.1.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or in the aggregate; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter individually or in the aggregate involving a loss or payment in excess of $500,000 shall constitute a Material Adverse Change, per se and further provided, that if Hengda’s net income before taxes is less than RMB 94,200,000 for the six months ended June 30, 2009 pursuant to Hengda’s auditor reviewed financial statements for such six month period, a Material Adverse Change shall be deemed to have occurred, without prejudicing whether any other matter qualifies as a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or in the aggregate; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter individually or in the aggregate involving a loss or payment in excess of $500,000 shall constitute a Material Adverse Effect, per se.

“MOA” has the meaning set forth in Section 1A.4.

“Money Laundering Laws” has the meaning set forth in Section 3.33.

“Multiemployer Plans” has the meaning set forth in Section 3.25.

“OFAC” has the meaning set forth in Section 3.34.

“Offices” has the meaning set forth in Section 3.1.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” has the meaning set forth in Section 13.1.

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 5.9.

“Parent Common Stock” means the Common Stock, $.0001 par value per share, of Parent.

“Parent Financial Statements” has the meaning set forth in Section 5.11(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.6.

“Parent Indemnitees” has the meaning set forth in Section 11.1.

“Parent Securities” has the meaning set forth in Section 8.5(a)(v).

“Parent Stock Rights” has the meaning set forth in Section 1A.6(b).

“Parent Stock Rights Agreements” has the meaning set forth in Section 1A.6(b).

“PBGC” has the meaning set forth in Section 3.25.

“Permits” has the meaning set forth in Section 3.20.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Plan” has the meaning set forth in Section 3.25.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Pre-Closing Period” has the meaning set forth in Section 8.4(b).

“Proceeding” has the meaning set forth in Section 3.27(b).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Ordinary Shares” has the meaning set forth in Section 1A.6(a).

“Purchaser Stock Rights” has the meaning set forth in Section 1A.6(b).

“Purchase Price Escrow Agreement” has the meaning set forth in Section 2.3.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of the use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Rebate Obligations” has the meaning set forth in Section 3.29(c).

“Redomestication Merger” has the meaning set forth in the Recitals.

“Reg. D” has the meaning set forth in Section 4.5(a).

“Registrable Securities” has the meaning set forth in Section 8.5(a).

“Restrictive Covenants” has the meaning set forth in Section 7.5.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means one of the Company’s direct or indirect subsidiaries or all of the Company’s direct or indirect subsidiaries, as applicable.

“Surviving Corporation” has the meaning set forth in Section 1A.1.

“Stand Best” has the meaning set forth in the Preamble.

“Tangible Assets” means all tangible personal property and interests therein, including inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, and other tangible property.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Liability” has the meaning set forth in Section 3.27(b).

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Transaction” has the meaning set forth in the Recitals.

“UCC” shall mean the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Voting Agreement” has the meaning set forth in Section 2.3(a).

“Website(s)” shall mean all of the internet domain names for the Company or any Subsidiary set forth on Schedule 3.16(a).

ARTICLE IA

REDOMESTICATION MERGER

1A.1.  Redomestication Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the BVI Business Companies Act, 2004 (as amended) (“BVI Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1A.2.  Effective Time.  The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of BVI Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Articles of Merger, being the “Effective Time”).

1A.3.  Effect of the Redomestication Merger.  At the Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of Surviving Corporation issued and outstanding as a result of the conversion under Section 1A.6(a) hereof shall be listed on the public trading market on which the Purchaser Ordinary Shares may be trading at such time.

1A.4.  Memorandum and Articles of Association.  At the Effective Time, the Certificate of Incorporation and By-Laws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Memorandum and Articles of Association (“MOA”) of Purchaser, as in effect immediately prior to the Effective Time, shall be the MOA of the Surviving Corporation.

1A.5.  Directors and Officers of the Surviving Corporation.  Immediately after the Effective Time, the board of directors of the Surviving Corporation, shall be the Board of Directors of the Purchaser immediately prior to the Redomestication Merger.

1A.6.  Effect on Capital Stock.  By virtue of the Redomestication Merger and without any action on the part of Purchaser, the Parent or the holders of any of the following securities:

(a)  Conversion of Parent Common Stock.  At the Effective Time, every one share of the Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1A.6(c) or Section 1A.11 below) shall be converted automatically into one common share (“Purchase Ordinary Shares”) of Purchaser (the “Conversion Ratio”), subject to any adjustments made pursuant to Section 1A.6(d). At the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing such number of shares of Purchaser Ordinary Shares calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Common Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 1A.7.

(b)  Parent Stock Rights.  At the Effective Time, each right to purchase Parent Common Stock (the “Parent Stock Rights”) shall be converted into one substantially equivalent option, warrant or other right to purchase Purchaser Ordinary Shares (“Purchaser Stock Rights”). At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the rights to purchase Parent Common Stock shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the rights to purchase Parent Stock Rights (the “Parent Stock Rights Agreements”) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 1A.6(d), (i) each of the Purchaser Stock Rights will be exercisable for that number of whole shares of Purchaser Ordinary Shares equal to the product of the number of shares of Parent Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Purchaser Ordinary Shares, and (ii) the per share exercise price for the shares of Purchaser Ordinary Shares issuable upon exercise of such Purchaser Stock Rights will be equal to the quotient determined by dividing the exercise price per share of Parent Common Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Stock Rights remain outstanding, a sufficient number of shares of Purchaser Ordinary Shares for delivery upon the exercise of such Purchaser Stock Rights.

(c)  Cancellation of Parent Common Stock Owned by Parent.  At the Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury stock or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d)  Adjustments to Conversion Ratio.  The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Purchaser Ordinary Shares or Parent Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Ordinary Shares or Parent Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Common Stock and Purchaser Ordinary Shares the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e)  No Fractional Shares.  No fractional shares of Purchase Ordinary Shares shall be issued in connection with the Redomestication Merger, and no certificates or scrip for any such fractional shares shall be issued. Any shareholder of Parent who would otherwise be entitled to receive a fraction of a share of Purchaser Ordinary Shares (after aggregating all fractional shares of Purchaser Ordinary Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a Purchaser Ordinary Share on the public trading market on which the Purchaser Ordinary Shares may be trading at the Effective Time.

(f)  Transfers of Ownership.  If any certificate for shares of Purchaser Ordinary Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Purchaser Ordinary Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)  No Liability.  Notwithstanding anything to the contrary in this Section 1A.6, none of the Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1A.7.  Surrender of Certificates.  All shares of Purchaser Ordinary Shares issued upon the surrender of shares of Parent Common Stock in accordance with the terms hereof, and all Purchaser Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Common Stock shall also apply to the Purchaser Ordinary Shares so issued in exchange.

1A.8.  Lost, Stolen or Destroyed Certificates.  In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Ordinary Shares or Purchaser Stock Rights, as may be required pursuant to Section 1A.7; provided, however, that Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Surviving Corporation with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

1A.9.  Section 368 Reorganization.  For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) shall file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1A.10.  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1A.11.  Shares Subject to Appraisal Rights.

(a)  Notwithstanding Section 1A.6(a), Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Purchaser Ordinary Shares and the holders thereof shall be entitled only to such rights as are granted by the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law, provided, however, that (i) if any shareholder of Parent who asserts appraisal rights in connection with the Redomestication Merger (a “Dissenter”) has failed to establish his entitlement to such rights as provided in Delaware, or (ii) if any such Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under Delaware Law the shares of Parent Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive shares of Purchaser Ordinary Shares and as provided in Section 1A.6(a). The Parent shall give Purchaser prompt notice of any demands for payment received by the Parent from a person asserting appraisal rights, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Parent shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settlement or offer to settle, any such demands.

(b)  As used herein, “Dissenting Shares” means any shares of Parent Common Stock held by shareholders who are entitled to appraisal rights under Delaware Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware Law.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

2.1  Sale of Common Stock.  Immediately after the Redomestication Merger and subject to the terms and conditions herein stated, the Seller shall sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase from Seller at the Closing, free and clear of all Liens, the Shares, which Shares represent all of the issued and outstanding ownership interests in the Company.

2.2  Closing.  The closing of the Transaction (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 A.M. local time, three (3) business days after all conditions to the Closing set forth in Article VIII hereof have been satisfied or waived, or such other place, time or date as Purchaser and Seller agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. In addition to those obligations set forth in Article IX, at the Closing:

(a)  the Purchaser shall deliver the Purchase Price (as set forth in Section 2.3 below); and

(b)  the Seller shall deliver to the Purchaser stock certificate(s) evidencing the Shares held by it, together with duly executed stock transfer deeds, which shall be duly stamped and shall be executed in favor of Purchaser.

2.3  Purchase Price.

(a)  Purchaser shall purchase the Shares for $10.00 and 5,743,320 shares of Purchaser Ordinary Shares (the “Purchase Price”). Of the Purchase Price, 574,000 shares of Purchaser Ordinary Shares will be placed in escrow by Seller pursuant to an Escrow Agreement (the “Purchase Price Escrow Agreement”).

(b)  In addition, as additional purchase price, Purchaser shall issue to the Seller up to an aggregate of 8,185,763 shares of the Purchaser Ordinary Shares (“Contingent Shares”), which shall be placed into escrow pursuant to the terms of an Escrow Agreement relating to the Contingent Shares (the “Earnout Escrow Agreement,” and together with the Purchase Price Escrow Agreement, the “Escrow Agreements”). Pursuant to the terms of the Earnout Escrow Agreement:

(i)  In the event that Hengda achieves net earnings before taxes (excluding (A) expenses incurred for this Transaction, (B) the effect on financial results of any Contingent Shares released pursuant to the terms of the Earnout Escrow Agreement and (C) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2009 of equal to or greater than $28,000,000, then the Purchaser shall issue an additional 0.3284 of a share of Purchaser Ordinary Shares for each dollar of net earnings before taxes over $28,000,000 for the fiscal year ending December 31, 2009 to the Seller, up to a maximum of 1,214,127 shares of Purchaser Ordinary Shares.

(ii)  In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released pursuant to the terms of the Earnout Escrow Agreement and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the

Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2010 of equal to or greater than $23,772,993, then the Purchaser shall issue an additional 0.2359 of a share of Purchaser Ordinary Shares for each dollar of net earnings after taxes over $23,772,993 for the fiscal year ending December 31, 2010 to the Seller, up to a maximum of 1,794,800 shares of Purchaser Ordinary Shares.

(iii)  In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released pursuant to the terms of the Earnout Escrow Agreement and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2011 of equal to or greater than $31,380,292, then the Purchaser shall issue an additional 0.1790 of a share of Purchaser Ordinary Shares for each dollar of net earnings after taxes over $31,380,292 for the fiscal year ending December 31, 2011 to the Seller, up to a maximum of 2,176,836 shares of Purchaser Ordinary Shares.

(iv)  In the event that the closing price of Purchaser Ordinary Shares is at or above $20.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Purchaser shall issue an additional 2,000,000 shares of Purchaser Ordinary Shares to the Seller.

(v)  In the event that the closing price of Purchaser Ordinary Shares is at or above $25.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Purchaser shall issue an additional 1,000,000 shares of Purchaser Ordinary Shares to the Seller.

(c)  The Seller will be responsible for paying the equity component of any amounts owed to investment bankers set forth on Schedule 3.28 hired by Hengda out of the Purchase Price or Seller’s assets and the Company will be responsible for paying the cash component of any amounts owed to investment bankers set forth on Schedule 3.28 hired by Hengda out of the Company’s assets.

2.4  Board of Directors and D&O Insurance.

(a)  Immediately after the Closing, the Purchaser’s Board of Directors will consist of five (5) directors. Seller shall designate three (3) persons to the Board of Directors, of which one (1) designee shall qualify as an independent director under the Securities Act of 1933, as amended, and the rules of any applicable securities exchange. The Purchaser shall designate two (2) persons to the Board of Directors. The parties to this Agreement shall enter into a two year voting agreement (the “Voting Agreement”) relating to nominees to the Purchaser’s Board of Directors.

(b)  Immediately prior to the Closing, Parent will purchase a directors and officers liability insurance policy for the pre-Transaction directors and officers, which will cover the directors and officers for a period of six years after the Closing. The policy will be paid for with funds made available in connection with the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLER AND THE COMPANY

Each of the Seller, the Company and Hengda, jointly and severally, hereby represent and warrant to Parent and Purchaser that:

3.1  Corporate Existence and Power.  Hengda is a company duly formed, validly existing and in good standing under and by virtue of the Laws of the People’s Republic of China, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company and each Subsidiary is duly formed, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its organization, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 3.1, neither the Company nor any Subsidiary is qualified to do business as a foreign corporation in any jurisdiction. Except as set forth in Schedule 3.1, there is no jurisdiction in which the character of the property owned or leased by the Company or any Subsidiary or the nature of their respective activities make qualification in any such jurisdiction necessary, except where the failure to so qualify would not have a Material Adverse Effect. The only offices, warehouses or business locations of the Company and each Subsidiary are listed on Schedule 3.1 (the “Offices”). Neither the Company nor any Subsidiary has taken any action, adopted any plan, or made any agreement in respect of any Transaction, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

3.2  Corporate Authorization.  The execution, delivery and performance by the Company and Hengda of this Agreement and each of the Additional Agreements to which the Company or Hengda is named as a party and the consummation by the Company and Hengda of the transactions contemplated hereby and thereby are within the corporate powers of the Company and Hengda and have been duly authorized by all necessary action on the part of the Company and Hengda, including the approval of the Seller. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company and Hengda, enforceable against the Company and Hengda in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies. Schedule 3.2 sets forth (a) each of the Persons that will receive any portion of the Purchase Price and the number of shares of Purchase Ordinary Shares each such Person shall receive in connection with the Transaction and (b) each of the Persons that will receive any Contingent Shares and the number of Contingent Shares each such Person shall receive in the event any of the Performance Thresholds (as defined in the Earnout Escrow Agreement) are achieved.

3.3  Charter Documents; Legality.  The Company has previously delivered to Parent true and complete copies of its organizational documents, minute books and stock books (the “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Company and the Seller of this Agreement and any Additional Agreement to which the Company or the Seller is to be a party has not violated and will not violate, and the consummation by the Company or the Seller of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents or any Law.

3.4  Subsidiaries.  Schedule 3.4 sets forth each of the Subsidiaries. The Company has previously delivered to Parent true and complete copies of the Charter Documents for each Subsidiary, as in effect or constituted on the date hereof. Neither the Company nor any Subsidiary is a party to any agreement relating to the formation of any joint venture, association or other Person.

3.5  Capitalization and Ownership.  Schedule 3.5 sets forth, with respect to the Company and each Subsidiary, (i) such company’s authorized capital, (ii) the number of such company’s securities that are outstanding, (iii) each stockholder owning such company’s securities and the number of shares of such securities owned by such stockholder, and (iv) each security convertible into or exercisable or exchangeable for such company’s securities, the number and type of securities such security is convertible into, the exercise or conversion price of such security and the holder of such security. As set forth on Schedule 3.5, no person other than the Seller or the Company owns any securities of the Company or the Subsidiaries. As set forth on Schedule 3.5, there is no Contract that requires or under any circumstance would require the Company or any Subsidiary to issue, or grant any right to acquire, any securities of the Company or any Subsidiary, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Company or any Subsidiary or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company or any Subsidiary. The Shares and the securities of each Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities laws.

3.6  Affiliates.  Other than the Seller, the Company is not controlled by any Person and the Company is not in control of any other Person other than the Subsidiaries. Schedule 3.6 lists each Contract, arrangement, or understanding to which the Company and the Seller or any Affiliate of the Seller or the Company is a

party. Except as disclosed in Schedule 3.6, none of the Seller, Stand Best or the Company nor any of their respective Affiliates (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights) that the Company or any Subsidiary uses or the use of which is necessary for the conduct of the Business, or (ii) have engaged in any transaction with the Company or any Subsidiary.

3.7  Assumed Names.  Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company or any Subsidiary, including names on any Websites. Neither the Company nor any Subsidiary has used any name other than the names listed on Schedule 3.7 to conduct its business. The Company and each Subsidiary have filed appropriate “doing business as” certificates in all applicable jurisdictions. Except as indicated on Schedule 3.7, all Websites are in good working order.

3.8  Governmental Authorization.  None of the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.9  Consents.  The Contracts listed on Schedule 3.9 are the only material agreements, commitments, arrangements, contracts or other instruments binding upon the Company, any Subsidiary or any of their respective properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery or performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.10  Financial Statements.

(a)  Attached hereto as Schedule 3.10(a) are audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 (collectively, the “2008 Financial Statements”) and unaudited consolidated financial statements for the period ended March 31, 2009 (the “Interim Financial Statements, and together with the 2008 Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared from the Books and Records; (ii) except as set forth on Schedule 3.10, were prepared in accordance with IFRS; (iii) fairly and accurately present the Company’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Company with respect to the periods then ended. The Company has heretofore delivered to Parent complete and accurate copies of all “management letters” received by it from the Company’s accountants and all responses during the last three years by lawyers engaged by the Company to inquiries from the Company’s accountant or any predecessor accountants.

(b)  Except as specifically disclosed, reflected or fully reserved against on the December 31, 2008 balance sheet (the “December Balance Sheet”) and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the December Balance Sheet and except as set forth on Schedule 3.10(b), there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Hengda. All debts and liabilities, fixed or contingent, which should be included in accordance with IFRS on an accrual basis on the December Balance Sheet are included therein.

(c)  The December Balance Sheet accurately reflects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 3.10(b), the Company does not have any Indebtedness.

(d)  All forecasts, presentations or projections relating to the future results of operations of the Company were based upon reasonable assumptions and were prepared in good faith by the Company.

(e)  Nothing done by the Company or any Subsidiary will prevent the Parent from complying with the Sarbanes-Oxley Act of 2002 after the Transaction is consummated.

(f)  All Books and Records of the Company and each Subsidiary have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company and each Subsidiary have none of their records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of the Company or its Subsidiaries and which is not located at the Offices or at locations set forth on Schedule 3.10(e).

3.11  Accounts Receivable.  Except as set forth in Schedule 3.11, all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company or any Subsidiary, in accordance with IFRS (“Accounts Receivable”) represent bona fide revenues of the Company or any Subsidiary generated by the Business and are fully collectible, net of any reserves shown on the Interim Financial Statements. Except as set forth on Schedule 3.11, all accounts and notes receivable reflected on the December Balance Sheet, or arising since December 31, 2008, have been collected, or are and to the knowledge of the Company or any Subsidiary will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.12  Books and Records.

(a)  The Books and Records accurately and fairly, in reasonable detail, reflect the Company’s and each Subsidiary’s transactions and dispositions of assets. The Company and each Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  transactions are executed in accordance with management’s authorization;

(ii)  access to assets is permitted only in accordance with management’s authorization; and

(iii)  recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)  The Company and each Subsidiary have heretofore made all of their Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of documents referred to in the Schedules or as Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company or any Subsidiary in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

3.13  Absence of Certain Changes.

(a)  Except as set forth in Schedule 3.13(a), since December 31, 2008, the Company and each Subsidiary has conducted its respective business in the ordinary course of business consistent with past practices, and with respect to the Company and each Subsidiary there has not been:

(i)  any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on the Company’s and each Subsidiary’s ability to consummate the transactions contemplated herein or upon the value to Parent or Purchaser of the transactions contemplated hereby;

(ii)  any transaction, contract, agreement or other instrument entered into, or commitment made, by the Company or any Subsidiary relating to the Business or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii)  any increase of bonus, salary or other compensation paid of more than 10% for any employee making an annual salary of greater than $75,000 or in excess of $750,000 in the aggregate on an annual basis, or change in the bonus or profit sharing policies of the Company or any Subsidiary;

(iv)  any capital expenditure except in the ordinary course of business consistent with past practice (including with respect to kind and amount);

(v)  any sale, lease, license or other disposition of any of its assets except (i) pursuant to existing Contracts or commitments disclosed herein and (ii) sales of products or inventory in the ordinary course of business consistent with past practice;

(vi)  acceptance of any returns except in the ordinary course of business, consistent with past practice (including with respect to kind and amount);

(vii)  any default under any term or provision of any Contract;

(viii)  an increase in the amount of Indebtedness;

(ix)  the incurrence of Liens on any of its assets;

(x)  any damage, destruction or loss of property related to any of its assets not covered by insurance;

(xi)  any delay, acceleration or cancellation of any receivables or indebtedness owed to it or write-off or additional reserves made with respect to the same;

(xii)  any transaction or consolidation with or acquisition of any other Person;

(xiii)  the lapse of any insurance policy protecting its assets;

(xiv)  any change in its accounting principles or methods or write down in the value of any inventory or assets;

(xv)  any change in location where it conducts business;

(xvi)  any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice exceeding $1,000 individually or $10,000 in the aggregate;

(xvii)  any increase or reduction in the prices of products sold except in the ordinary course of business consistent with past practice (including with respect to amount);

(xviii)  any agreement to change any practices or terms, including payment terms, with respect to customers or suppliers;

(xix)  any change in hiring practices for employees, consultants or advisors;

(xx)  any dividend or distribution to the Seller; or

(xxi)  any agreement to do any of the foregoing.

(b)  Except as set forth on Schedule 3.13(a) and actions taken in good faith to invest in the Company’s or any Subsidiary’s business, since December 31, 2008, through and including the Closing Date, neither the Company nor any Subsidiary has taken any action nor has had any event occur that would have violated any covenants of the Company or any Subsidiary set forth in Article VI hereof.

3.14  Real Property.

(a)  Except as set forth on Schedule 3.14(a), neither the Company nor any Subsidiary owns any Real Property. Except as set forth on Schedule 3.14(a), all leases and all amendments thereto (the “Leases”) are valid and enforceable by the Company or the Subsidiary which is a party to such lease against the other parties thereto. Neither the Company nor any Subsidiary has breached or violated, and is not in default under, any of the Leases or any local zoning ordinance, the breach or violation of which could individually or in the aggregate have a Material Adverse Effect, and no notice from any Person has been received by the Company or any Subsidiary or served upon the Company, any Subsidiary or the Seller claiming any violation of any Lease or any local zoning ordinance.

(b)  Neither the Company nor any Subsidiary has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Company or any Subsidiary in the operation of the Business.

3.15  Tangible Personal Property.

(a)  Each piece of Tangible Assets is in operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses.

(b)  The Company or one of the Subsidiaries has, and upon consummation of the transactions contemplated hereby will continue to have, good, valid and marketable title in and to each piece of Tangible Assets, free and clear of all Liens, except as set forth on Schedule 3.15(b).

(c)  Except as set forth on Schedule 3.15(c), the Company or one of the Subsidiaries has good title to, or a valid leasehold or license interest in, all its respective properties and assets (whether tangible or intangible), free and clear of all Liens. The personal and other properties and assets owned by the Company or any Subsidiary or leased or licensed by the Company or any Subsidiary from a third party constitute all such properties and assets used in and necessary to the Business as presently conducted and as presently proposed to be conducted.

(d)  The materials and supplies included in the inventory of the Company or any Subsidiary as of the Closing Date will be (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials and supplies, and additions thereto, generally included in such inventory in the past; and (ii) valued in accordance with IFRS, applied on a basis consistent with that used in the Financial Statements.

3.16  Intellectual Property.  The Company and its Subsidiaries own or are validly licensing or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefore, trade secrets, computer software programs, and tangible or intangible proprietary information or material which are material to the conduct of their business taken as a whole (the “Intellectual Property Rights”). No claims are pending or, to the knowledge of the Seller, the Company or any Subsidiary, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the knowledge of the Seller, the Company or any Subsidiary, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

3.17  Relationships With Customers, Suppliers, Etc.

(a)  Schedule 3.17(a) sets forth since December 31, 2008, all purchases, costs and fees (other than fees or costs related to attorneys, accountants and office leases) in excess of $250,000 for any single item or series of related items.

(b)  Except as set forth on Schedule 3.17(b), since December 31, 2008: (a) there has not been any termination of the business relationship of the Company or any Subsidiary with any material licensee, customer or supplier, other than in the ordinary course of business where a contract has been concluded with a customer without subsequent follow-on business or where a supplier’s products are either no longer available or applicable to the ongoing business; (b) to the knowledge of the Company or any Subsidiary, there has not been any threatened termination or withholding of payments by, or any material dispute with, any material licensee, customer or supplier; and (c) neither the Company nor any Subsidiary has received any notice or been informed that any such event will occur in the future, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.17(b), neither the Company nor any Subsidiary is currently in any dispute over any terms of any contract or agreement to which the Company or any Subsidiary and any material licensee, customer or supplier is a party.

3.18  Litigation.  There is no Action (or any basis therefor) pending against, or to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company or any Subsidiary, any of their respective officers or directors, the Seller, the business of the Company or any Subsidiary, or any Contract before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Company or any Subsidiary. Neither the Company nor any Subsidiary is now, nor have they been in the past five years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable body of any state or political subdivision.

3.19  Contracts.

(a)  Except as set forth on Schedule 3.19(a), each Contract to which the Company or any Subsidiary is a party is a valid and binding agreement, and is in full force and effect, and neither the Company nor any Subsidiary, as applicable, nor, to the knowledge of the Company or any Subsidiary, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Neither the Company nor any Subsidiary has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. The Company and each Subsidiary has given a true and correct fully executed copy of each material Contract to Parent.

(b)  The Company and each Subsidiary is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.20  Licenses and Permits.  The Company or any Subsidiary has obtained each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, from the applicable government agency or entity issuing the same (the “Permits”). Such Permits are valid and in full force and effect and, assuming the related Company Consents, if any, have been obtained or waived prior to the Closing Date, none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company or any Subsidiary has all Permits necessary to operate the Business other than those Permits whose absence individually or in the aggregate would not cause a Material Adverse Effect.

3.21  Compliance with Laws.  Neither the Company nor any Subsidiary is in violation of, has not violated, and to the knowledge of the Company or any Subsidiary, is not under investigation with respect to, nor has been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

3.22  Pre-payments.  Except as set forth on Schedule 3.22, neither the Company nor any Subsidiary has received any payments with respect to any services to be rendered or goods to be provided after the Closing.

3.23  Directors and Officers.  Schedule 3.23 sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company and each Subsidiary.

3.24  Labor Matters.  Except for disputes, agreements and other matters that, individually or in the aggregate, do not have or are not expected to have a Material Adverse Effect, (a) there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (b) no labor and/or employment dispute exists or, to the knowledge of the Seller, the Company or any Subsidiary, is imminent with respect to the employees of the Company or any of its Subsidiaries; (c) there is no strike, work stoppage or other labor and/or employment dispute involving the Company or any of its Subsidiaries pending or, to the knowledge of the Seller, the Company or any Subsidiary, threatened; (d) no claim, complaint, charge or Actions by or before any Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the knowledge of the Sellers or the Company, threatened against the Company or any of its Subsidiaries; (e) no grievance is pending or, to the knowledge of the Seller, the Company or any Subsidiary, threatened against the Company or any of its Subsidiaries; and (f) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Authorities relating to employees or employment practices.

3.25  Pension and Benefit Plans.  Except as set forth in Schedule 3.25, neither the Company nor any of its Subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any such Subsidiary (collectively, the “Company Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any such Subsidiary. The consummation of the Transaction will not trigger any severance or termination agreements or arrangements between the Company or any of its Subsidiaries and any of their respective current or former employees, officers or directors, nor does the Company have any general severance plan or policy. Since December 31, 2008, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any Company Benefit Plan.

3.26  Executive Officers.  Except as set forth in Schedule 3.26, no executive officer of the Company nor any of its Subsidiaries has notified such entity in writing that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transaction or within 60 days following the Closing Date.

3.27  Tax Matters.

(a)  The Company and its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) the Company and its Subsidiaries were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate. To the knowledge of the Seller and the Company, there are no unpaid Taxes claimed to be due by any Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, and none of their officers or directors know of any basis for any such claim.

(b)  Neither the Company nor any of its Subsidiaries has received any notice that any Authority will audit or examine (except for any general audits or examinations routinely performed by such Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period since January 1, 2003.

(c)  The Financial Statements reflect an adequate reserve for all Taxes known to be payable by the Company and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Company or its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or similar agreement, and the Company and its Subsidiaries currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(d)  Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(e)  Neither the Company nor any of its Subsidiaries (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) owns or has ever owned any United States real property interests described in Section 897 of the Code.

3.28  Fees.  Except as set forth on Schedule 3.28, there is no investment banker, broker, finder, restructuring or other intermediary that has been retained by or is authorized to act on behalf of the Company, any Subsidiary, the Seller or any of its respective Affiliates who might be entitled to any fee or commission from either Purchaser, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. The amount of any fee owed to any Person listed on Schedule 3.28 is listed opposite such Person’s name.

3.29  Business Operations.

(a)  The Company and each Subsidiary owns all of its servers and other computer equipment (other than webservers) necessary to operate its Business as conducted as of the date hereof and as such Business will be conducted as of the Closing.

(b)  Purchaser has been furnished with complete and correct copies of the standard terms and conditions of sale, if any, of each of the products of the Company and each Subsidiary. Except as set forth on Schedule 3.29(b) or as required by law, no product manufactured, sold or delivered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. Any warranty reserve reflected in the Financial Statements is in accordance with IFRS.

(c)  Except in the ordinary course of business or as set forth on Schedule 3.29(c), neither the Company nor any Subsidiary has entered into, or offered to enter into, any written agreement, Contract or other arrangement with respect to the Business pursuant to which the Company or any Subsidiary is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”). All Rebate Obligations listed on Schedule 3.29(c) and all ordinary course Rebate Obligations are reflected in the 2008 Financial Statements in accordance with IFRS.

(d)  Except as set forth in Schedule 3.29(d), neither the Company nor any Subsidiary has experienced any returns of its products since January 1, 2007 other than returns in the ordinary course of business consistent with past experience, including with respect to kind and amount. All product returns listed on Schedule 3.29(d) are reflected on the 2008 Financial Statements in accordance with IFRS.

3.30  Powers of Attorney and Suretyships.  Neither the Company nor any Subsidiary has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.31  Other Information.  Neither this Agreement, nor any of the documents or other information made available to Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent’s due diligence review of the Business or the transactions contemplated by this Agreement contained, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Company and each Subsidiary, the Company and each Subsidiary has provided Parent with all material information regarding the Business.

3.32  Certain Business Practices.  Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company or any Subsidiary, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or any Subsidiary that could reasonably be expected to subject the Company or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

3.33  Money Laundering Laws.  The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.34  OFAC.  None of the Company, any Subsidiary, any director or officer of the Company or any Subsidiary, or, to the knowledge of the Seller, the Company or any Subsidiary, any agent, employee, affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company or any Subsidiary has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.35  Additional PRC Representations and Warranties.

(a)  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company and its Subsidiaries have been duly obtained from the relevant PRC Authority and are in full force and effect.

(b)  All filings and registrations with the PRC Authorities required in respect of the Company and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c)  Except as set forth on Schedule 3.35(c), the Company and its Subsidiaries have complied with all relevant PRC laws and regulations regarding the contribution and payment of their registered share capital.

(d)  Neither the Company nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(e)  The Company and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Company’s or its Subsidiaries’ business which is subject to periodic renewal, the Seller, the Company and each Subsidiary have no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Authorities, except where such grounds does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.

(f)  With regard to employment and staff or labor, the Company and its Subsidiaries have complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents to the Purchaser and the Parent as follows:

4.1  Ownership of Stock; Authority.

(a)  The Seller has good and marketable title to the Shares, free and clear of any and all Liens.

(b)  The Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which it is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which the Seller is named as a party have been, or at Closing will be, duly executed and delivered by the Seller and are, or upon their execution and delivery will be, valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)  The execution and delivery by the Seller of any or all of the Agreement and the Additional Agreements to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which the Seller is a party or by which the Seller is bound, or (ii) result in the imposition of any Lien upon the Shares.

4.2  Approvals.  Except as contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any Authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Additional Agreements, and the sale and transfer of the Shares.

4.3  Non-Contravention.  The execution, delivery and performance by the Seller of this Agreement and each of the Additional Agreements, and the consummation of the transactions contemplated thereby, do not and will not (a) violate any provision of the organizational documents of the Seller or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which the Seller or the Shares, are subject.

4.4  Litigation and Claims.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Seller, threatened, against the Seller, and the Seller is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Seller to perform its obligations hereunder.

4.5  Investment Representations.

(a)  The Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act. The Seller acknowledges that Parent has the right to require evidence of its status as an accredited investor, if necessary.

(b)  The Seller acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and the Seller represents that it understands the highly speculative nature of an investment in shares of Purchaser Ordinary Shares, which may result in the loss of the total amount of such investment.

(c)  The Seller has adequate means of providing for the Seller’s current needs and possible personal contingencies, and the Seller has no need, and anticipates no need in the foreseeable future, for liquidity in the Seller’s investment in shares of Purchaser Ordinary Shares. The Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, the Seller is able to hold the shares of Purchaser Ordinary Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)  The Seller has made an overall commitment to investments which are not readily marketable that are disproportionate to the Seller’s net worth, and the Seller’s investment in the shares of Purchaser Ordinary Shares will not cause such overall commitment to become excessive.

(e)  Except as otherwise set forth in Article V, Purchaser has not and is not making any representations or warranties to the Seller or providing any advice or information to the Seller. The Seller acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Purchaser Ordinary Shares.

(f)  The Seller acknowledges that this offering of shares of Purchaser Ordinary Shares has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Reg. D. The shares of Purchaser Ordinary Shares will be received by the Seller for investment and not for distribution or resale to others.

(g)  The Seller understands and consents to the placement of a legend on any certificate or other document evidencing shares of Purchaser Ordinary Shares stating that such shares of Purchaser Ordinary Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing shares of Purchaser Ordinary Shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the shares of Purchaser Ordinary Shares:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.6  Tax.  Neither the Seller nor the Company will be required to pay any transfer Taxes to any Authority with respect to any transaction contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and the Seller as follows:

5.1  Due Incorporation.  Parent is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth on Schedule 5.1, the Parent is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Parent or the nature of its activities make qualification of the Parent in any such jurisdiction necessary, except where the failure to so qualify would have a Parent Material Adverse Effect. Purchaser is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. Parent has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as now conducted on the date hereof. Purchaser has not conducted any business to date and has only engaged in certain activities relating to its organization. Parent has not adopted any plan, or made any agreement in respect of, any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.2  Corporate Authorization.  Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement, and provided that fewer than 33.33% of Parent’s public stockholders exercise their redemption rights (as specified in the Parent’s organizational documents), the execution, delivery and performance by Parent and the Purchaser of this Agreement and each of the other Additional Agreements to which it is a party and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of Parent and the Purchaser and have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of Parent or the Purchaser, as applicable, enforceable against each in accordance with their respective terms.

5.3  Governmental Authorization.  None of the execution, delivery or performance by Parent or the Purchaser of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or the Purchaser, except, if required, for the filing of a Form D with the SEC and applicable state authorities and a registration statement upon exercise by the Seller of its registration rights pursuant to the terms of this Agreement.

5.4  No Violation.  Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and fewer than 33.33% of Parent’s public stockholders exercise their redemption rights with respect to such transaction (as specified in the Parent’s Certificate of Incorporation and Bylaws), neither the execution and delivery of this Agreement or any Additional Agreement to be executed by Parent or the Purchaser hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Parent’s or the Purchaser’s charter documents; (b) violate any Laws or Orders to which either Parent or the Purchaser or their property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting Parent or the Purchaser.

5.5  Consents.  Except for a vote of the stockholders of the Parent to approve the transaction contemplated by this Agreement, and provided that fewer than 33.33% of Parent’s public stockholders exercise their redemption rights (as specified in the Parent’s organizational documents), there are no agreements, commitments, arrangements, contracts or other instruments binding upon Parent or the Purchaser or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.6  Litigation.  There is no action, suit, investigation, hearing or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors, or the business of Parent, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Parent, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Parent (“Parent Material Adverse Effect”), or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent.

5.7  Issuance of Purchaser Ordinary Shares.  The Purchaser Ordinary Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

5.8  Charter Documents; Legality.  Parent has previously delivered to the Company true and complete copies of its Certificate of Incorporation and Bylaws (the “Parent Charter Documents”), as in effect or constituted on the date hereof. Provided that Parent presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and fewer than 33.33% of Parent’s public stockholders exercise their redemption rights with respect to such transaction (as specified in the Parent’s organizational documents), the execution, delivery, and performance by Parent and the Purchaser of this Agreement and any Additional Agreement to which Parent or the Purchaser is to be a party has not violated and will not violate, and the consummation by Parent or the Purchaser of the transactions contemplated hereby or thereby will not violate, any of the Parent Charter Documents or any Law.

5.9  Capitalization and Ownership of the Parent.  Schedule 5.9 sets forth, with respect to the Parent, (i) Parent’s authorized capital, (ii) the number of Parent’s securities that are outstanding, and (iii) the number of securities convertible into or exercisable or exchangeable for the Parent’s securities. Except as set forth in the Exchange Act Filings, there is no Contract that requires or under any circumstance would require the

Parent to issue, or grant any right to acquire, any securities of the Parent, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock of the Parent or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Parent.

5.10  Financial Statements.

(a)  Parent has filed with the SEC true and correct copies of the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity and cash flows for the year then ended, including footnotes thereto (the “Parent Financial Statements”). The Parent Financial Statements (i) were prepared in accordance with GAAP; (ii) fairly and accurately present the Parent’s financial condition and the results of its operations as of their respective dates and for the periods then ended, in all material respects; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates, in all material respects; and (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Parent with respect to the periods then ended. The Parent has heretofore delivered to the Company complete and accurate copies of all “management letters” received by it from the Parent’s accountants and all responses during the last three years by lawyers engaged by the Parent to inquiries from the Parent’s accountant or any predecessor accountants.

(b)  Except as specifically disclosed or as reflected in the Exchange Act Filings, reflected or fully reserved against in the Parent Financial Statements and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Parent Financial Statements, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Parent. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Parent Financial Statements are included therein.

5.11  Other Information.  Neither this Agreement nor any of the documents filed by the Parent with the SEC, nor any other documents or other information made available to the Company or the Seller or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s and the Seller’s due diligence review of the business of the Parent or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Parent, the Parent has provided the Company with all material information regarding its business.

5.12  Compliance with Laws.  The Parent is not in violation of, has not violated, and to the knowledge of Parent, is not under investigation with respect to nor have been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

5.13  Money Laundering Laws.  The operations of the Parent are and have been conducted at all times in compliance with Money Laundering Laws and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.14  Ownership of Purchaser Ordinary Shares.  Upon issuance and delivery of the Purchaser Ordinary Shares to the Seller pursuant to this Agreement against payment of the consideration therefor, the Purchaser Ordinary Shares will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws, and (ii) any Lien created by or through the Seller. The issuance and sale of the Purchaser Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.15  Purchaser.  Purchaser was formed in the British Virgin Islands on July 30, 2009. Purchaser has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER PENDING CLOSING

The Company, Hengda and the Seller covenant and agree that:

6.1  Conduct of the Business.  From the date hereof through the Closing Date, the Company and each Subsidiary shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent, and use its best efforts to preserve intact the Company’s business relationships with employees, suppliers, customers and other third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Parent’s prior written consent, neither the Company nor any Subsidiary shall:

(a)  except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset;

(b)  except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) except in the ordinary course of business, extends for a term of one year or more or (iii) obligates the payment of more than $250,000 (individually or in the aggregate);

(c)  make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(d)  sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(e)  pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to the Seller or any Affiliate of the Company;

(f)  authorize any salary increase of more than 10% for any employee making an annual salary of greater than $75,000 or in excess of $750,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or any Subsidiary;

(g)  except for Indebtedness listed on Schedule 6.1(g) obtain or suffer to exist any Indebtedness;

(h)  suffer or incur any Lien on any asset except for Liens existing as of the date hereof as set forth on Schedule 3.15(b);

(i)  suffer any material damage, destruction or loss of property related to any assets that is not covered by insurance;

(j)  delay, accelerate or cancel any receivables or Indebtedness or write-off or make further reserves against the same, except in the ordinary course of business;

(k)  merge or consolidate with or acquire any other Person or be acquired by any other Person;

(l)  suffer any insurance policy protecting assets to lapse;

(m)  make any change in its accounting principles or methods or write down the value of any inventory or assets;

(n)  change the place of business of the Company or any Subsidiary;

(o)  extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p)  issue, redeem or repurchase any shares of its capital stock;

(q)  effect or agree to any changes in shipping practices, terms or rates;

(r)  reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(s)  effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(t)  make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(u)  agree to do any of the foregoing.

The Company and each of its Subsidiaries will not (i) take or agree to take any action that might make any representation or warranty of the Company or Hengda hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2  Access to Information.

(a)  From the date hereof until and including the Closing Date, the Company and each Subsidiary shall (a) continue to give Parent, its counsel and other representatives full access to the offices, properties and Books and Records of the Company, (b) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, counsel, accountants and representatives of the Company and each Subsidiary to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, any Subsidiary or the Seller hereunder or under the Ancillary Agreements.

(b)  The Company shall arrange for representatives of Parent to meet with or speak to the representatives of the three largest customers of the Company and each Subsidiary.

6.3  Notices of Certain Events.  The Company shall promptly notify Parent of:

(i)  any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any Subsidiary to any such Person;

(ii)  any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(iii)  any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, any Subsidiary or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  the occurrence of any fact or circumstance which might make any representation made hereunder by the Company, any Subsidiary and/or the Seller false in any respect or result in the omission or the failure to state a material fact.

6.4  SEC Filings.

(a)  The Company, Hengda and the Seller acknowledge that:

(i)  the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card;

(ii)  the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)  the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transaction.

(b)  In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company, Hengda and the Seller will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company, Hengda or the Seller required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC. In the proxy statement distributed to Parent’s stockholders, the effectiveness of the Transaction shall be conditioned upon the approval of the Redomestication Merger, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Transaction.

6.5  Financial Information.  The Seller, Hengda and the Company will provide additional financial information requested by the Parent or the Purchaser for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent or the Purchaser, such information must be reviewed or audited by Hengda’s auditors.

6.6  Exclusivity.  So long as this Agreement has not been terminated in accordance with Article XIII hereof, none of the Company, Hengda or the Seller, nor anyone acting on their behalf shall, directly or indirectly, (i) knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person (an “Excluded Person”), other than Parent, Purchaser or their Affiliates, or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business or the capital stock or other securities of the Company, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership, or (ii) otherwise solicit, initiate or knowingly encourage the submission of any proposal contemplating the sale of all or any part of the Business of the Company or any Subsidiary or the capital stock or other securities of the Company or any Subsidiary, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company, Hengda and the Seller shall promptly communicate to Parent and the Purchaser the terms of any proposal, contract or sale which it or they may receive in respect of any of the foregoing. The Company, Hengda and the Seller will include the identity of the person making such proposal or offer, copies (if written) or a written description of the material terms (if oral) thereof and any other such material information with respect thereto as Parent or the Purchaser may reasonably request.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE SELLER

The Company, Hengda and the Seller, severally but not jointly, covenant and agree that:

7.1  Confidentiality.  Except as otherwise required by law, the Seller, the Company and Hengda and their respective Affiliates, and Key Personnel shall not, without the prior written consent of Parent, or a person authorized thereby, disclose to any other Person or use (whether for its own account or the account of any other party) any confidential information or proprietary work product of Parent, the Purchaser, the Company or any Subsidiary or any client of Parent, the Purchaser, the Company or any Subsidiary. In the event the Company, Hengda or the Seller believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company, Hengda or the Seller shall, if possible under the circumstances, give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief. The Company, Hengda and the Seller shall cooperate fully in any such action by Parent. “Key Personnel” shall mean Mr. Huang Jia Dong, Mr. Li Shun Qing and Mr. Hen Man Edmund.

7.2  Non-Competition.  During the period beginning on the Closing Date and ending on the two year anniversary of the Closing Date, neither the Seller nor any of its Affiliates shall directly or indirectly, in his, her and its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, or agent, or through stock ownership, investment of capital, lending of money or property, or rendering of services, or otherwise, engage in the Business; provided, that the Seller may own not more than 3% of the outstanding shares of a company engaged in such Business if such shares are listed on a national securities exchange.

7.3  Reporting and Compliance With Law.  From the date hereof through the Closing Date, the Company and each Subsidiary shall duly and timely file all Tax Returns required to be filed with Authorities, pay any and all Taxes required by any Authority and duly observe and conform, in all material respects, to all applicable Laws and Orders.

7.4  Injunctive Relief.  If the Seller breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.1, 7.2, 7.3 or Section 14.6 (the “Restrictive Covenants”), Parent shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Parent by agreement (including those set forth in Section 11.1 hereof), under law or in equity:

(a)  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent and that monetary damages will not provide adequate remedy to Parent; and

(b)  The right and remedy to require the Seller (i) to account for and pay over to Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by the Seller, the Company or any Subsidiary or any associated party as the result of any such breach; and (ii) to indemnify Parent against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

The parties hereto, as applicable, covenant and agree that:

8.1  Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, Hengda and the Seller as reasonably requested by Parent, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.2  Confidentiality.  Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company, Hengda, the Seller, nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company or any Subsidiary shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except such information may be discussed as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3  Best Efforts to Obtain Consents.  The Company and Hengda hereby agrees to use its reasonable best efforts to obtain each respective Company Consent as promptly as practicable hereafter.

8.4  [Reserved].

8.5  Registration.

(a)  Registration.  Within six months of the Closing Date, the Company shall file a registration statement relating to the resale of the Registrable Securities (as defined below) and cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such registration statement.

(b)  Piggy-Back Registration.  (i) If at any time prior to the one year anniversary of the Closing Date, the Purchaser proposes to register any of its securities under the Act for its own account or for the account of any security holder other than the Seller, other than pursuant to a registration statement on Form S-4, F-4 or S-8 or any successor forms thereto, the Purchaser will give written notice to the Seller of its intention to effect such a registration not later than ten (10) days prior to the anticipated filing date (a “Piggyback Registration”). Subject to Section 8.5(a)(iv) hereof, the Purchaser will include in such Piggyback Registration all issued and outstanding shares of Purchaser Ordinary Shares issued pursuant to this Agreement (“Registrable Securities”) with respect to which the Purchaser has received written requests for inclusion therein within ten (10) business days after the receipt by the Seller of the Purchaser’s notice. The Seller shall be permitted to withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. If a Piggyback Registration is an underwritten offering, all Persons whose securities are included in the Piggyback Registration shall be obligated to sell their securities on the terms and conditions of the underwriting.

(i)  If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Parent in writing that in their opinion the total number or dollar amount of securities requested to be included in such registration exceeds the number or dollar amount of securities which can be sold in such offering, and such offering was demanded by persons other than the Seller, the Purchaser will include in such registration in the following priority: (1) first, securities of the Purchaser sold for the account of any third-party holders if the registration was initiated by such holders pursuant to contractual demand registration rights, (2) second, pro-rata among the holders of any other securities according to the number of shares requested to be registered by such other holders and the Seller, (3) Purchaser Ordinary Shares sold for the account of the Purchaser, and (4) pro-rata among any other holders of Purchaser Securities.

(ii)  If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Purchaser in writing that in their opinion the total number or dollar amount of securities requested to be included in such registration exceeds the number or dollar amount of securities which can be sold in such offering, and the Purchaser initiated the registration for the purpose of selling Purchaser Securities for its own account, the Purchaser will include in such registration in the following priority: (1) first, Purchaser Ordinary Shares sold for the account of the Purchaser; and (2) second, pro-rata among any other holders of any other securities exercising contractual registration rights and the Seller according to the number of shares requested to be registered by such other holders and the Seller.

8.6  Procedures on Registration.  If and whenever the Purchaser is required by the provisions hereof to effect the registration of any Registrable Securities under the Act, the Purchaser will:

(a)  furnish to the Seller such number of copies of the registration statement and the prospectus included therein as the Seller reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by such registration statement;

(b)  use its commercially reasonable efforts to register or qualify the Seller’s Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions within the United States as the Seller may reasonably request, provided, however, that the Parent shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(c)  list the Registrable Securities covered by such registration statement with any securities exchange on which the Ordinary Shares of the Purchaser are then listed;

(d)  immediately notify the Seller at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event of which the Purchaser has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(e)  notify the Seller of the effectiveness of each registration statement filed.

8.7  Lock-up.

(a)  The Seller and each other Person set forth on Schedule 3.2 will each enter into a Lock-Up Agreement pursuant to which 100% of the Parent Common Stock beneficially owned by the such Person set forth on Schedule 3.2 pursuant to Section 2.3 (the “Lock-up Shares”) will be locked-up for a period of twelve (12) months following the consummation of the Transaction.

(b)  Notwithstanding anything to the contrary contained herein, Top Plenty International Limited and Park Rise Holdings Limited will each enter into Lock-Up Agreements pursuant to which they will each be able to sell 327,500 of the Lock-up Shares after a period of 6 months from the Closing Date, subject to compliance with applicable laws.

8.8  Exclusivity.  So long as this Agreement has not been terminated in accordance with Article XIII hereof, none of the Company, Hengda, the Seller, the Parent or the Purchaser, nor anyone acting on their behalf shall, directly or indirectly, (i) knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person (an “Excluded Person”), other than the other parties to this Agreement or their Affiliates, or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business or the capital stock or other securities of the Company or any Subsidiary, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership, or (ii) otherwise solicit, initiate or knowingly encourage the submission of any proposal contemplating the sale of all or any part of the Business of the Company or any Subsidiary or the capital stock or other securities of the Company or any Subsidiary other than as contemplated by this Agreement, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company, Hengda and the Seller shall promptly communicate to Parent and the Purchaser and the Parent and the Purchaser shall promptly communicate to the Company, Hengda and the Seller the terms of any proposal, contract or sale which it or they may receive in respect of any transaction similar to, or having the same effect as, the Transaction. Any such communication will include the identity of the person making such proposal or offer, copies (if written) or a written description of the material terms (if oral) thereof and any other such material information with respect thereto as other parties may reasonably request.

ARTICLE IX

CONDITIONS TO CLOSING

9.1  Condition to the Obligations of Parent, the Purchaser, the Seller, Hengda and the Company.  The obligations of Parent, the Purchaser, the Seller, Hengda and the Company to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)  No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the Closing or limit in any material way Parent’s right to control or operate the Company or any Subsidiary, or any material portion of the Business.

(b)  There shall not be pending or threatened any proceeding by a third-party to enjoin or otherwise restrict the consummation of the Closing.

(c)  Parent’s stockholders shall have approved the transactions contemplated by this Agreement and fewer than 33.33% of the issued and outstanding Parent Common Stock owned by Parent’s public stockholders will have exercised their redemption rights (as specified in the Parent’s Certificate of Incorporation and Bylaws).

(d)  The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

9.2  Conditions to Obligations of Parent and the Purchaser.  In addition to the terms and provisions of Section 2.3, the obligation of Parent and the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s and the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)  (i) Each of the Company, Hengda and the Seller shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company, Hengda and the Seller contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company, Hengda or the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk, and (iv) Parent and the Purchaser shall have received a certificate signed by the President and Secretary of the Company and Hengda to the effect set forth in clauses (i), (ii) and (iii) of this Section 9.2(a).

(b)  Parent shall have received (i) a certified copy of the organizational documents of the Company and each Subsidiary, (ii) copies of resolutions duly adopted by the Board of Directors of the Company and Hengda, authorizing this Agreement and the Additional Agreements (if necessary) and the transactions contemplated hereby and thereby, (iii) a certificate of a Director of the Company and Hengda certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company and each Subsidiary from the applicable regulatory authority in its jurisdiction of formation and each other jurisdiction in which the Company and each Subsidiary is qualified to do business.

(c)  Parent or the Purchaser shall have reasonably determined that, after Parent or the Purchaser has had the opportunity to meet or speak to representatives of the three largest customers of the Company and each Subsidiary pursuant to Section 6.2, all such customers will continue the relationship such customer had with the Company and each Subsidiary.

(d)  Parent shall have received a copy of all material Company Consents (including any required consents of the landlords under the Leases), in form and substance reasonably satisfactory to Parent, and no such material Company Consent shall have been revoked.

(e)  The Company shall have delivered to Parent documents satisfactory to Parent to evidence the release of all Liens on any portion of the assets of the Company or any Subsidiary and the filing of appropriate termination statements.

(f)  The Parent shall have received updated Schedules to this Agreement as of a date within three days of the Closing Date.

(g)  Parent’s stockholders approve the transactions contemplated by this Agreement by November 21, 2009.

(h)  Parent will have received an opinion of counsel to the Company and the Seller substantially in the form of Exhibit B hereto.

(i)  Certificates representing all of the Shares shall be presented at the Closing for cancellation, together with the original stock ledgers and minute books of the Company.

(j)  The Additional Agreements shall be in full force and effect or become effective on the Closing Date.

(k)  Hengda’s Director and Officer insurance policy shall include the officers and directors of the Parent.

(l)  Each of the persons listed on Schedule 9.2(l) will have entered into an Employment Agreement with Hengda.

(m)  Hengda will have entered into a definitive agreement for the purchase of all of the outstanding securities of Jiangxi Hengdali Ceramics and Construction Material Limited in form and substance satisfactory to the Parent.

9.3  Conditions to Obligations of the Company, Hengda and the Seller.  In addition to the terms and provisions of Section 2.3, the obligation of the Company, Hengda and the Seller to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s, Hengda’ and the Seller’s discretion, of all the following further conditions:

(a)  (i) Each of the Parent and the Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, provided, however, that the Parent and the Purchaser and/or their respective affiliates, are permitted to enter into such arrangements as would be necessary for the Parent to secure the approval of its stockholders of the transactions contemplated by this Agreement (including such arrangements as would require the Combined Company to use monies available due to the transactions contemplated by this Agreement), and (iii) the Seller and the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the effect set forth in clauses (i) and (ii) of this Section 9.2(a).

(b)  The Company and the Seller shall have received (i) a copy of the organizational documents of each of Parent and the Purchaser, (ii) copies of resolutions duly adopted by the Boards of Directors of the Parent and the Purchaser authorizing this Agreement and the Additional Agreements (if necessary) and the transaction contemplated hereby and thereby, (iii) a certificate of the Secretary or Assistant Secretary of Parent and the Purchaser certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (iv) a recent good standing certificate regarding Parent and the Purchaser from the office of the Secretary of State of its respective jurisdiction of organization and each other jurisdiction in which each of Parent and the Purchaser is qualified to do business.

(c)  Prior to the Redomestication Merger, the Founders will enter into Lock-Up Agreements pursuant to which 100% of the Parent Common Stock beneficially owned by each such Founder will be locked-up for a period of twelve (12) months following the consummation of the Transaction.

(d)  Prior to the Redomestication Merger, the Founders will reduce the number of shares of Parent Common Stock that they collectively own to 1,600,000 shares. Such shares shall be sold at a price per share of $0.01.

ARTICLE X

RELIANCE ON REPRESENTATIONS AND WARRANTIES

10.1  Reliance on Representations and Warranties of the Company and the Seller.  Notwithstanding any right of Parent and the Purchaser to fully investigate the affairs of the Company and each Subsidiary and notwithstanding any knowledge of facts determined or determinable by Parent and the Purchaser pursuant to such investigation or right of investigation, Parent and the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company, Hengda and the Seller contained in this Agreement.

10.2  Reliance on Representations and Warranties of Parent and the Purchaser.  Notwithstanding any right of the Company, Hengda or the Seller to investigate the affairs of Parent and the Purchaser and notwithstanding any knowledge of facts determined or determinable by the Company, Hengda or the Seller pursuant to such investigation or right of investigation, the Company, Hengda and the Seller shall have the right to rely fully upon the representations, warranties, covenants and agreements of Parent and the Purchaser contained in this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1  Indemnification of Parent, Purchaser.  The Seller, the Company and Hengda hereby jointly and severally agree to indemnify and hold harmless Parent, Purchaser, and their Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Parent Indemnitees,” provided, however, the term “Parent Indemnitees” shall not include the Seller or Hengda regardless of their capacity), against and in respect of any and all loss, payment, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company, Hengda or the Seller contained herein or in the Additional Agreements (but not the Employment Agreements) or any certificate or other writing delivered pursuant hereto, or (ii) the failure to pay any claims by any third parties (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) with respect to the business of the Company or any Subsidiary for any period prior to the Closing Date; provided, that Losses in connection with Section 11.1(ii), shall be deemed to include any amounts payable after the Closing pursuant to or otherwise in connection with any of the foregoing matters.

11.2  Indemnification of Seller.  Parent and the Purchaser hereby agree to indemnify and hold harmless the Seller and its respective Affiliates, and each of their respective directors, officers, employees, shareholders, attorneys, agents and permitted assignees (the “Company Indemnitees”) against and in respect of any Losses incurred or sustained by the Company Indemnitees after the Closing as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or the Purchaser contained herein or any certificate or other writing delivered pursuant hereto, and (ii) actions or inactions of the Purchaser with regard to the Business occurring after the Closing.

11.3  Procedure.  The following shall apply with respect to all claims by either a Parent Indemnitee or a Company Indemnitee (together, “Indemnified Party”) for indemnification:

(a)  An Indemnified Party shall give the party required to provide indemnification pursuant to Section 11.1 or 11.2 (each an “Indemnifying Party”), prompt written notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third Party Claim”), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or to the limited extent the failure to give such notice increases the amount of such liability.

(b)  In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 or 11.2 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying Parties will indemnify such Indemnified Party in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying

Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing that the Indemnifying Parties are assuming the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c)  If the Indemnifying Party assumes the defense of any such Third Party Claim then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Parties so assume the defense of any such Third Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)  If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to prosecute vigorously or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim could impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)  If the Indemnified Party assumes the defense of any such Third Party Claim pursuant to Section 11.1 or 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party a release from all liability with respect to such Third Party Claim and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

11.4  Periodic Payments.  Any indemnification required by Section 11.1 or 11.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

11.5  Insurance.  Any indemnification payments hereunder shall only be reduced by any insurance proceeds or other third party reimbursement actually received by the Company.

11.6  Limitations on Indemnification.  Notwithstanding anything to the contrary in this Article XI, (a) no claim for indemnification shall be made by an Indemnified Party unless the aggregate Claims of such Indemnified Party exceed one hundred thousand dollars ($100,000) (the “Deductible Amount”), in which event all Claims of such party above the Deductible Amount shall be recoverable hereunder; and (b) in no event shall an Indemnifying Party’s aggregate obligation to indemnify an Indemnified Party exceed five million seven hundred forty thousand dollars ($5,740,000).

11.7  Survival of Indemnification Rights.  The representations and warranties of the Company, Hengda, the Seller, Parent and the Purchaser shall survive until the 18 month anniversary of the Closing Date. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 or 11.2 for Losses shall be effective so long as it is asserted prior to the 18 month anniversary of the Closing Date in the case of all representations and warranties of the Seller and Parent hereunder.

11.8  Offset.

(a)  In the event that the Purchaser is entitled to indemnification pursuant to this Article XI, the indemnification shall take the form of Purchaser Ordinary Shares issued, with each share being deemed to have a value $10.00. The Purchaser Ordinary Shares to pay for such indemnification shall be taken, first, from the shares held in escrow pursuant to the Purchase Price Escrow Agreement, pro rata based upon each Indemnifying Party’s Purchaser Ordinary Shares received pursuant to this Agreement, and, second, from the Purchaser Ordinary Shares held by the Seller. In the event that the Seller has sold the Purchaser Ordinary Shares which would have been used to satisfy the indemnification obligation, the Seller agrees that either it, its affiliates, or its successors will pay, pro rata based upon each Indemnifying Party’s Purchaser Ordinary Shares received pursuant to this Agreement, the amount due to the Parent Indemnitees pursuant to this Article XI in cash.

(b)  In the event that the Parent Indemnitees other than the Purchaser are entitled to indemnification pursuant to this Article XI, the indemnification shall take the form of cash.

(c)  In the event that the Company Indemnitees are entitled to indemnification pursuant to this Article XI, the indemnification shall take the form of Purchase Ordinary Shares issued by the Purchaser, with each share being deemed to have a value $10.00.

ARTICLE XII

DISPUTE RESOLUTION

12.1  Arbitration.

(a)  In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b)  If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator that is familiar with the Business and not an Affiliate of any party to this Agreement (“Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c)  If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York chapter head of the American Arbitration Association upon the request of either side. The Arbitrator shall be selected within 30 days of request.

(d)  The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(e)  The arbitration shall be held in the City of New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(f)  On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(d).

(g)  The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(h)  The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(i)  Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j)  The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(k)  This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2  Waiver of Jury Trial; Exemplary Damages.  ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

12.3  Attorneys’ Fees.  The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 12.1 shall pay to the prevailing party all actual attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 12.3 and elsewhere in this Agreement, “actual attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis on the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional law.

ARTICLE XIII

TERMINATION

13.1  Termination Without Default.  In the event that the Closing of the transactions contemplated hereunder has not occurred by November 21, 2009 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent and the Purchaser, on the one hand, or the Company and the Seller, on the other hand, shall have the right, at its or their sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent and the Purchaser, on the one hand, or the Company and the Seller, on the other, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

13.2  Termination Upon Default.

(a)  Parent and the Purchaser may terminate this Agreement by giving notice to the Company and the Seller on or prior to the Closing Date, without prejudice to any rights or obligations Parent and Purchaser may have, if the Company, Hengda or the Seller shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date and five (5) days following receipt by the Company or the Seller of a notice describing in reasonable detail the nature of such breach.

(b)  The Company, Hengda and the Seller may terminate this Agreement by giving prior written notice to Parent on or prior to the Closing, without prejudice to any rights or obligations the Company or the Seller may have, if Parent or the Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date and five (5) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

13.3  Survival.  The provisions of Article XI and Article XII and Sections 8.2 and 14.6 shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XIV

MISCELLANEOUS

14.1  Waiver.  Reference is made to the final prospectus of the Parent, dated November 16, 2007 (the “Prospectus”).

(a)  The Company, Hengda and Seller have read the Prospectus and understand that the Parent has established a trust account, initially in an amount of at least $117,570,000 for the benefit of the public stockholders of the Parent and the underwriters of the Parent’s initial public offering (the “Underwriters”) and that, except for a portion of the interest earned on the amounts held in the trust account, the Parent may disburse monies from the trust account only: (i) to the Parent’s public stockholders in the event of the redemption of their shares or the dissolution and liquidation of the Parent or (ii) to the Parent and the Underwriters after it consummates a business combination.

(b)  For and in consideration of the Parent agreeing to enter into this Agreement with the Company, the Seller, the Company and Hengda each hereby agrees that it does not have any right, title, interest or claim of any kind (the “Claim”) in or to any monies in the trust account and hereby agrees that it will not seek recourse against the trust account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

14.2  Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent and Purchaser, to:

c/o China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Attn: Paul K. Kelly
Telecopy: c/o Knox & Co. (203-226-8022)

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: 212-407-4990

if to the Company, Hengda or the Seller:

Jinjiang Hengda Ceramics Co., Ltd.
Junbing Industrial Zone,
Anhai, Jinjiang City
Fujian Province, PRC
Attention: Huang Jia Dong
Telecopy: +86 (595) 8578 3691

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

14.3  Amendments; No Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.4  Ambiguities.  The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

14.5  Publicity.  Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

14.6  Expenses.  Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

14.7  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) none of the Company, Hengda nor the Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; and (ii) in the event Parent or the Purchaser assigns its rights and obligations under this Agreement to an Affiliate, Parent or the Purchaser shall continue to remain liable for its obligations hereunder. Except as specifically set forth in clause (ii) above, neither Parent nor the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

14.8  Governing Law; Jurisdiction.  This Agreement has been entered into in the State of New York. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in the City of New York, State of New York in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

14.9  Counterparts; Effectiveness.  This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.10  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement, including, without limitation, that certain Stock Purchase Agreement dated August 7, 2009 among the Parent, Purchaser, Hengda, the Company and the Seller, which shall no longer be of any force or effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 11.1 and 11.2 hereof, which shall be third party beneficiaries hereof.

14.11  Severability.  If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.12  Withholding Rights.  Purchaser shall be entitled to deduct and withhold from the number of shares of Purchaser Ordinary Shares otherwise deliverable under this Agreement, such amounts as Purchaser reasonably determines are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the Purchaser Ordinary Shares in respect of which such deduction and withholding was made by Purchaser. Notwithstanding the foregoing, Purchaser, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to Purchaser prior to the issuance of the Purchaser Ordinary Shares.

14.13  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.14  Construction.  References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

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IN WITNESS WHEREOF, Parent, Purchaser, Hengda and the Company have caused this Agreement to be duly executed by their respective authorized officers and the Seller has executed this Agreement as of the day and year first above written.

CHINA HOLDINGS ACQUISITION CORP.
By: /s/ Paul K. Kelly Name: Paul K. Kelly Title: Chairman and Chief Executive Officer
CHINA CERAMICS CO., LTD.
By: /s/ Paul K. Kelly Name: Paul K. Kelly Title: Director
JINJIANG HENGDA CERAMICS CO., LTD.
By: /s/ Huang Jia Dong Name: Huang Jia Dong Title: Chairman
SUCCESS WINNER LIMITED
By: /s/ Wong Kung Tok Name: Wong Kung Tok Title: Director
SELLER
/s/ Wong Kung Tok Wong Kung Tok

Exhibits

Exhibit A — Lock up Agreement

Exhibit B — Form of Opinion

List of Schedules

Schedule 3.1 — Corporate Existence and Power — Jurisdiction

Schedule 3.2 — Persons receiving Purchase Price and Contingent Shares

Name	Number of Shares in Purchase Price	Number of Congingent Shares
Wong Kung Tok	2,792,944	8,185,763
Sound Treasure Limited	1,092,732
Surmount Investments Group Limited	656,278
Top Plenty International Limited	327,500
Park Rise Holdings Limited	327,500
Aquila Capital (Asia) Ltd	546,366

Schedule 3.4 — Subsidiaries

Schedule 3.5 — Capitalization and Ownership

Schedule 3.6 — Affiliates

Schedule 3.7 — Assumed Names

Schedule 3.9 — Consents

Schedule 3.10(a) — Financial Statements

Schedule 3.10(b) — Liabilities Not Reflected on December 31, 2008 Balance Sheet

Schedule 3.10(c) — Indebtedness

Schedule 3.11 — Accounts Receivable

Schedule 3.13(a) — Absence of Certain Changes

Schedule 3.14(a) — Real Estate

Schedule 3.15(b) — Tangible Assets

Schedule 3.15(c) — Liens existing on Property and Assets

Schedule 3.16(a) — Intellectual Property

Schedule 3.17(b) — Relationships with Customers, Suppliers, Etc.

Schedule 3.19(a) — Contracts

Schedule 3.22 — Pre-payments

Schedule 3.23 — Directors and Officers

Schedule 3.25 — Pension and Benefit Plans

Schedule 3.26 — Executive Officers

Schedule 3.28 — Fees

Schedule 3.29(b) — Business Operations — Warranties

Schedule 3.29(c) — Business Operations — Rebate Obligations

Schedule 3.29(d) — Business Operations — Returns

Schedule 3.35(c) — Compliance with PRC Laws

Schedule 5.1 — Foreign Qualifications

Schedule 5.9 — Capitalization and Ownership

Schedule 6.1(g) — Indebtedness

Schedule 9.2(l) — List of Employees who will enter into an Employment Agreement

ANNEX B

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The

Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27 – 29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3 – 12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46 – 54; 66 Del. Laws, c. 136, §§ 30 – 32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1 – 9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49 – 52; 73 Del. Laws, c. 82, § 21.)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

China Ceramics Co., Ltd.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context;

“Act” means the BVI Business Companies Act; 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Board of Directors” means the board of directors of the Company;

“business day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close;

“by electronic means” means by any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram;

“Chairman of the Board” has the meaning specified in Regulation 12;

“Direct Registration System” means a system which provides for electronic direct registration of eligible securities in a Shareholder’s name on the books of the transfer agent and allows shares to be transferred between a transfer agent and broker electronically, thereby eliminating the need for share certificates;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” or “Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and incorporated associations of persons;

“fair market value” means, as of the date of determination, in the case of the Shares, the average of the last sales prices on the Stock Exchange in each trading day during the five trading day period ending on such date.

“immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, or sister-in-law.

“Memorandum” means this Memorandum of Association of the Company;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or
(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

“Resolution of Shareholders” means either (a) a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50% of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or (b) a resolution consented to in writing by a majority of in excess of in excess of 50% of the votes of Shares entitled to vote thereon.

“Seal” means any seal which has been duly accepted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Stock Exchange” means the applicable trading exchange or quotation system, including the New York Stock Exchange or any successor body carrying on its functions;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:
(a)	a “Regulation” is a reference to a regulation of the Articles;
(b)	a “Clause” is a reference to a clause of the Memorandum;
(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholders voting;
(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and
(e)	the singular includes the plural and vice versa.
1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.
1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.
2.	NAME

The name of the Company is China Ceramics Co., Ltd.

3.	STATUS

The Company is Company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT
4.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.
4.2	The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road-Town, Tortola, British Virgin Islands.
4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.
4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.
5.	CAPACITY AND POWERS
5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:
(a)	full capacity to carry on or undertake any business or activity, do any act ore enter into any transaction; and
(b)	for the purposes of paragraph (a), full rights, powers and privileges.
5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.
6.	NUMBER AND CLASSES OF SHARES
6.1	Shares in the Company shall be issued is United States Dollars.
6.2	The Company is authorized to issue a maximum of 51,000,000 Shares of single class.
6.3	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.
6.4	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.
7.	RIGHTS OF SHARES
7.1	Each Share in the Company confers upon the Shareholder:
(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;
(b)	the right to an equal share in any dividend paid by the Company; and
(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.
7.2	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.
8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES
10.1	The Company shall issue registered Shares only.
10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.
11.	TRANSFER OF SHARES
11.1	Subject to Sub-Regulations 6.3 and 6.4 of the Articles, the Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.
11.2	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.
12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES
12.1	Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders.
12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 31 July 2009:

Incorporator Andrew Swapp Authorised Signatory HARNEYS CORPORATE SERVICES LIMITED

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

China Ceramics Co., Ltd.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES
1.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other Eligible Person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised Eligible Person and the Seal may be facsimiles.
2.	SHARES
2.1	Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.
2.2	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.
2.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.
2.4	The consideration for a Share with par value shall not be less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the Eligible Person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.
2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:
(a)	the amount to be credited for the issue of the Shares;
(b)	the determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and
(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.
2.6	The consideration paid for any Share, whether a par value Share or a no par value Share shall not be treated as a liability or debt of the Company for the purposes of
(a)	the solvency test in Regulations 3 and 18; and
(b)	sections 197 and 209 of the Act.
2.7	The Company shall keep a register (the “register of members”) containing:
(a)	the names and addresses of the Eligible Persons who hold Shares;
(b)	the number of each class and series of Shares held by each Shareholder;
(c)	the date on which the name of each Shareholder was entered in the register of members; and
(d)	the date on which any Eligible Person ceased to be a Shareholder.

2.8	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.
2.9	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.
2.10	Nothing in these Articles shall require title to any Shares or other securities of the Company to be evidenced by a certificate if the Act and the rules of the Stock Exchange permit otherwise.
2.11	Subject to the Act and the rules of the Stock Exchange the Board without further consultation with the holders of any Shares or securities of the Company may resolve that any class or series of Shares or other securities of the Company from time to time in issue or to be issued (including Shares in issue at the date of the adoption of these Articles) may be issued, held, registered, converted to, transferred or otherwise dealt with in uncertificated form in accordance with the regulations and practices instituted by the operator of the Direct Registration System and no provision of these Articles will apply to any uncertificated Share or other securities of the Company to the extent that they are inconsistent with the holding of such Shares or other securities in uncertificated form or the transfer of title to any such Shares or other securities by means of a Direct Registration System or any provision of such Direct Registration System’s regulations.
2.12	Conversion of Shares held in certificated form into shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors may, in its absolute discretion, think fit (subject always to the regulations and the requirements of the Direct Registration System concerned). The Company shall enter on the register of members how many Shares are held by each Shareholder in uncertificated form and in certificated form and shall maintain the register of members in each case as is required by the regulations of the Direct Registration System concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated Shares and uncertificated Shares or as a result of any provision of these Articles or the Regulations which apply only in respect of certificated or uncertificated Shares.
2.13	Any Shareholder receiving a share certificate for certificated Shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any Eligible Person by virtue of the possession thereof.
2.14	Subject to the provisions of Sub-Regulation 6.2, if a share certificate for certificated Shares is defaced, worn out, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board of Directors may think fit and, in case of defacement or wearing out, on delivery up of the old certificate to the Company.
2.15	All forms of certificates for Shares or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall be issued under the Seal or in such other manner as the Board of Directors may authorise. The Board of Directors may by Resolution of Directors determine, either generally or in any particular case or cases, that any signatures on any such certificate need not be autographic but may be affixed to such certificate by some mechanical or electronic means or may be printed thereon or that such certificates need not be signed by any Eligible Person.
2.16	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any dividend or other Distribution payable in respect of such Shares.

3.	REDEMPTION OF SHARES AND TREASURY SHARES
3.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not, except pursuant to Sub-Regulation 3.7, purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.
3.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
3.3	Sections 60 (Process for acquisitions of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.
3.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled but they shall be available for reissue.
3.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.
3.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.
3.7	Where:
(a)	the Company undertakes any division of the issued Shares pursuant to section 40A of the Act, and
(b)	pursuant such division a Shareholder holds a total number of Shares which includes a fractional Share.

the Company may compulsorily redeem such fractional Share so that (subsequent to such redemption) the Shareholder hold a whole number of Shares. Where the Company compulsorily redeems a fractional Share under this Regulation, the price at which such fractional Share is redeemed shall be calculated on the basis of the fair market value per Share (rounded up to the nearest tenth).

4.	MORTGAGES AND CHARGES OF SHARES
4.1	Shareholders may mortgage or charge their Shares.
4.2	There shall be entered in the register of members at the written request of the Shareholder:
(a)	a statement that the Shares held by him are mortgagee or charged;
(b)	the name of the mortgage or chargee; and
(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.
4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:
(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.
4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:
(a)	no transfer of any Share the subject of those particulars shall be effected;
(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and
(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

5.	FORFEITURE
5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.
5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.
5.3	The written notice of call referred to in Sub-Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.
5.4	Where a written notice of call has been issued pursuant to Sub-Regulation 5.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.
5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.
6.	TRANSFER OF SHARES
6.1	Shares of the Company shall be transferable in the manner prescribed by law, the Memorandum, and these Articles. Transfers of Shares shall be made on the books of the Company only by the Person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate (or uncertificated shares) to the Person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Company has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Company shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Company has received a written notification of an adverse claim at a time and in a manner which affords the Company a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the Share or Shares is a part and provides an address for communications directed to the claimants; or (b) the Company has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Company may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named Person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Company’s judgment to protect the Company and any transfer agent, registrar or other agent of the Company involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Company.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the Shareholder entitled thereto and the transaction shall be recorded upon the books of the Company. If the Company has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

6.2	The Board of Directors may direct a new certificate or uncertificated Shares be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of affidavit of that fact by the Person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.
6.3	In the case of uncertificated Shares, and subject to the Act, a Shareholder shall be entitled to transfer its Shares and other securities by means of a Direct Registration System and the operator of the Direct Registration System shall act as agent of the Shareholders for the purposes of the transfer of Shares or other securities.
6.4	Any provision in these Articles in relation to the Shares shall not apply to any uncertified Shares to the extent that they are inconsistent with the holding of any Shares in uncertificated form, the transfer of title to any Shares by means of a Direct Registration System and any provision of such Direct Registration System’s regulations.
6.5	The transfer of a Share is effective when the name of the transferee is entered on the register of members.
7.	MEETINGS AND CONSENTS OF SHAREHOLDERS
7.1	Place of Meetings. All meetings of the Shareholders shall be held at such time and place as shall be designated from time to time by the Board of Directors, within or outside the British Virgin Islands, and stated in the notice of the meeting or in duly executed waiver of notice thereof.
7.2	Annual Meetings.
(a)	A meeting of the Shareholders may be designated as an “annual meeting”. Such annual meeting of Shareholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Articles.
(b)	Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each Shareholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(c)	To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (of any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a Shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by Shareholder, the Shareholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a Shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier that the opening of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Shareholders: provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the Shareholder to be timely must be so received not earlier than the opening of business on the 90th day before the meeting and not later than the later of (i) the close of business on the 60th day before the meeting or (ii) the close of business on the tenth day following the day on which public announcement of the date of the annual meeting of Shareholders is first made by the Company. A Shareholder’s notice to the secretary shall set forth (a) as to each matter the Shareholder purposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the Shareholder in such business, and (b) as to the Shareholder giving the notice (i) the name and record address of the Shareholder and (ii) the class, series and number of Shares of the Company which are beneficially owned by the Shareholder. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Sub-Regulation 7.2(c). The officer of the Company presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Sub-Regulation 7.2(c), and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.
7.3	Special Meetings.
(a)	A meeting of the Shareholders may be designated as a “special meeting”. Such special meetings of the Shareholders, for any purpose or purposes, unless otherwise prescribed by the Act, Memorandum or by the Articles, may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer, and shall be called by the secretary at the request in writing of Shareholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
(b)	Unless otherwise provided by law, written notice of a special meeting of Shareholders, stating the time, place and purpose or purposes thereof, shall be given to each Shareholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of Shareholders shall be limited to the purposes stated in the notice.
7.4	Fixing Record Date. In order that the Company may determine, the Shareholders entitled to notice or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other Distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Shares or for the purpose of any other lawful action, the Board of Directors may fix a record date which record date shall not precede the date upon which the Resolution of Directors fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:
(a)	The record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived in accordance with Sub-Regulation 7.5, at the close of business on the day next preceding the day on which the meeting is held.
(b)	The record date for determining Shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Company.
(c)	The record date for determining Shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

7.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.
7.6	Notwithstanding anything herein to the contrary, the inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.
7.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.
7.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the Person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.
7.9	The instrument appointing a proxy shall be in such form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.
7.10	The following applies where Shares are jointly owned:
(a)	if two or more Eligible Persons hold Shares jointly each of them may be present in person or by proxy at a meeting of the Shareholders and may speak as a Shareholder;
(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and
(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.
7.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.
7.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such Person may pass a Resolution of Shareholders and a certificate signed by such Person accompanied where such Person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

7.13	If a quorum is not present within two hours after the time appointed for the meeting, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.
7.14	Organization. At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. The Board of Directors may designate any other officer or director of the Company to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any Shareholders meeting in the absence of the Chairman of the Board and such designee.

The secretary of the Company shall act as secretary of all meetings of the Shareholders, but in the absence of the secretary the preceding officer may appoint any other person to act as secretary of any meeting.

7.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any meeting other than the business left unfinished at the meeting from the adjournment took place.
7.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.
7.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.
7.18	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.
7.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.
7.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.
7.21	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.
8.	DIRECTORS
8.1	The first directors of the Company shall be appointed by the first registered agent within 6 months of the date of incorporation of the Company; and thereafter, the directors shall be elected by a plurality of the votes cast by the Shareholders present in person or represented by proxy at the meeting and entitled to vote thereon or subject to Sub-Regulation 8.7, by Resolution of Directors.
8.2	No person shall be appointed as a director, or nominated as a director, of the Company unless he has consented in writing to be a director or to be nominated as a director.
8.3	Subject to Sub-Regulation 8.1, the minimum number of directors shall not be less than one (1) and the maximum number of directors shall not exceed nine (9). Subject to the foregoing, the number of directors which shall constitute the Board of Directors may increase to such number of members as the Board of Directors may determine from time to time.
8.4	Each director holds office for the term, if any, fixed by the Resolution of Shareholders appointing him, or until his earlier death, resignation, removal from office or incapacity. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation, removal from office or incapacity
8.5	A director may be removed from office,
(a)	with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the Shareholders of the Company entitled to vote; or
(b)	with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.
8.6	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.
8.7	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as a director to fill a vacancy, or as an additional director the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office or until the next annual meeting of Shareholders (where such appointment shall be approved by the Shareholders) whenever is earlier.
8.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.
8.9	Nominations. Nominations of persons for election to the Board of Directors of the Company at a meeting of Shareholders of the Company may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any Shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Sub-Regulation 8.9. Such nominations by any Shareholder shall be made pursuant to timely notice in writing to the secretary of the Company. To be timely, a Shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 60th day nor earlier than the opening of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the Shareholder to be timely must be so received not earlier than the opening of business on the 90th day before the meeting and not later than the later of (x) the close of business on the 60th day before the meeting or (y) the close of business on the tenth day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting is first made by the Company.
8.10	Such Shareholder’s notice to the secretary shall set forth (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the United States Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the Shareholder giving the notice (a) the name and record address of the Shareholder and (b) the class and number of shares of capital stock of the Company which are beneficially owned by the Shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. The officer of the Company presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
8.11	The Company shall keep a register of directors containing:
(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as directors of the Company;
(b)	the date on which each person, whose name is entered in the register was appointed as a director, or nominated as a director, of the Company;
(c)	the date on which each person named as a director ceased to be a director of the Company;
(d)	the date on which the nomination of any person nominated as a director ceased to have effect; and
(e)	such other information as may be prescribed by the Act.
8.12	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.
8.13	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.
8.14	A director is not required to hold a Share as a qualification to office.
9.	POWERS OF DIRECTORS
9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.
9.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.
9.3	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.
9.4	The continuing directors may act notwithstanding any vacancy in their body.
9.5	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.
9.6	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.
9.7	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.
9.8	The directors may be paid their expenses if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary (in cash or other form of consideration) as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
9.9	Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Sub-Regulation shall constitute presence in the person at such meeting.
10.	PROCEEDINGS OF DIRECTORS
10.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.
10.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.
10.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.
10.4	A director shall be given not less than three (3) days notice of meetings of directors, but a meeting of directors held without three (3) days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

10.5	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one-half of the total number of directors, unless there are only two (2) directors in which case the quorum is two (2).
10.6	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.
10.7	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.
10.8	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.
11.	COMMITTEES
11.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
11.2	The directors have no power to delegate to a committee of directors any of the following powers:
(a)	to amend the Memorandum or the Articles;
(b)	to designate committees of directors;
(c)	to delegate powers to a committee of directors;
(d)	to appoint to remove directors;
(e)	to appoint or remove an agent;
(f)	to approve a plan of merger, consolidation or arrangement;
(g)	to make a declaration of solvency or to approve a liquidation plan; or
(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
11.3	Sub-Regulation 11.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.
11.4	The meetings and proceedings of each committee of directors consisting of two (2) or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

11.5	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.
12.	OFFICERS AND AGENTS
12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a chief executive officer, and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.
12.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board of preside at meetings of directors and Shareholders, the chief executive officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the chief executive officer but otherwise to perform such duties as may be delegated to them by the chief executive officer, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.
12.3	The emoluments of all officers shall be fixed by Resolution of Directors.
12.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.
12.5	An officer may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice.
12.6	The directors may, by Resolution of Directors, appoint any person, including a person who is a director or officer, to be an agent of the Company.
12.7	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:
(a)	to amend the Memorandum or the Articles;
(b)	to change the registered office or agent;
(c)	to designate committees of directors;
(d)	to delegate powers to a committee of directors;
(e)	to appoint or remove directors;
(f)	to appoint or remove an agent;
(g)	to fix emoluments of directors;
(h)	to approve a plan of merger, consolidation or arrangement;
(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or
(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
12.8	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.
12.9	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.
13.	RELATED PARTY TRANSACTIONS
13.1	The Company shall not enter into any Related Party Transaction (as defined in Sub-Regulation 13.6) unless (a) a majority of disinterested directors of the Board of Directors, or (b) the audit committee of the Company, which shall consist solely of independent directors, approves such transaction in accordance with the guidelines set forth in this Regulation 13.
13.2	No member of the Board of Directors or of the audit committee, as applicable, shall participate in the review or approval of any Related Party Transaction with respect to which such member is a Related Party (as defined in Sub-Regulation 13.5). In reviewing and approving any Related Party Transaction, the audit committee or majority of disinterested directors, as applicable, shall:
(a)	satisfy itself that it has been fully informed as to the material facts of the Related Party’s relationship and interest and as to the material facts of the proposed Related Party Transaction, and
(b)	determine that the Related Party Transaction is fair to the Company.
13.3	If management becomes aware of a proposed Related Party Transaction or an existing Related Party Transaction that has not been pre-approved by the audit committee, management shall promptly notify the chairman of the audit committee and such transactions shall be submitted to the audit committee for their review, consideration and determination of whether to approve or ratify, as applicable, such transaction if the audit committee determines it is fair to the Company.
13.4	A director or executive officer of the Company shall, forthwith after becoming aware of the fact that he is a Related Party with respect to a Related Party Transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

For these purposes, a “Related Party” is:

(a)	any person who is, or at any time since the beginning of the Company’s current fiscal year was, an “executive officer” of the Company (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended);
(b)	any person who is, or at any time since the beginning of the Company’s current fiscal year was, a director of the Company or a nominee for director of the Company;
(c)	a person (including an entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”);
(d)	an individual who is an “immediate family member” of a person listed in (a), (b), or (c) above;
(e)	an entity that is, directly or indirectly, owned or controlled by a person listed in (a), (b), (c), or (d) above;
(f)	an entity in which a person listed in (a), (b), (c), or (d) above serves as director or executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner; or

(g)	an entity in which a person listed in (a), (b), (c), or (d) above, together with all other persons specified in (a), (b), (c), or (d) above, owns 10% or more of the equity interest, or in the case of a partnership, 10% or more of the interest.
13.5	For these purposes, a “Related Party Transaction” is a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party and in which the Company or any of its subsidiaries is a participant. The Board has determined that the following do not create a material direct or indirect interest on behalf of the Related Person and are therefore not “Related Party Transactions” for purposes of this Regulation 13:
(a)	a transaction involving compensation of directors;
(b)	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;
(c)	a transaction with a Related Party involving less than $120,000; or
(d)	a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis.
13.6	No contract or transaction between the Company and a Related Party, shall be void or voidable solely for this reason, if (i) the material facts as to the Related Party’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the audit committee, and the Board of Directors or audit committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or the audit committee; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a Resolution of Shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, the audit committee thereof or the Shareholders. A director that is a Related Party with respect to the Related Party Transaction in question may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of the audit committee which authorizes such Related Party Transaction. Subject to compliance with the Act, no director or officer shall by reason of his office be accountable to the Company for any benefit which he derives from such transaction.
13.7	All of the Company’s rights under the Deed of Undertaking, including, without limitation, the right to seek indemnification from the other parties thereto, shall be exercised solely by (a) a majority of disinterested directors of the Board of Directors, or (b) the audit committee of the Company.
14.	INDEMNIFICATION
14.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or
(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.2	The indemnity in Sub-Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.
14.3	For the purposes of Sub-Regulation 14.2, a director acts in the best interests of the Company if he acts in the best interests of
(a)	the Company’s holding company; or
(b)	a Shareholder or Shareholders of the Company;

in either case, in the circumstances specified in Sub-Regulation 9.3 or the Act, as the case may be.

14.4	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.
14.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.
14.6	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 14.1.
14.7	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.
14.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.
14.9	If a person referred to in Sub-Regulation 14.1 has been successful in defence of any proceedings referred to in Sub-Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.
14.10	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.
15.	RECORDS
15.1	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and the Articles;
(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and
(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.
15.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.
15.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:
(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and
(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.
15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and
(b)	minutes of meetings and Resolutions of Directors and committees of directors.
15.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.
15.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.
16.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;
(b)	a short description of the liability secured by the charge;
(c)	a short description of the property charged;
(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;
(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and
(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.
17.	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

18.	DISTRIBUTIONS BY WAY OF DIVIDEND
18.1	The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
18.2	Dividends may be paid in money, shares, or other property.
18.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 20.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.
18.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.
19.	ACCOUNTS AND AUDIT
19.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
19.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.
19.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.
19.4	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.
19.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.
19.6	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.
19.7	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the sheets and liabilities of the Company at the end of that period, and
(b)	all the information and explanations required by the auditors have been obtained.
19.8	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.
19.9	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.
20.	NOTICES
20.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.
20.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.
20.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.
20.4	Whenever any notice is required to be given under the provisions of the Act, the Memorandum or these Articles, a written waiver, signed by the Person or Persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Notwithstanding anything herein to the contrary, attendance of a Person at a meeting shall not constitute a waiver of notice of such meeting when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the Shareholders, directors, or members of a committee of directors need be specified in any written waiver of notice.
21.	GENERAL PROVISIONS
21.1	Reliance on Books and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Company, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Company, including reports made to the Company by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
21.2	Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the Shareholders when called for by vote of the Shareholders, a full and clear statement of the business and condition of the Company.
21.3	Fiscal Year. The fiscal year of the Company shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the chief executive officer shall fix the fiscal year.
21.4	Interpretation of Articles. All words, terms and provisions of these Articles shall be interpreted and defined by and in accordance with the Act, and as amended from time to time hereafter.
22.	VOLUNTARY LIQUIDATION

The Company may by Resolution of Shareholders or by Resolution of Directors appoint a voluntary liquidator.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 31 July 2009:

Incorporator Andrew Swapp Authorised Signatory HARNEYS CORPORATE SERVICES LIMITED

Until __________, 2009, 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, provided that the officer or director acted in good faith and in what he believed to be the best interest of the company and believed his conduct was lawful except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the registrant’s Memorandum and Articles of Association, the registrant may indemnify our directors, officers and liquidators against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as the registrant’s directors, officers or liquidators. To be entitled to indemnification, these persons must have acted honestly, in good faith and in the best interest or not opposed to the interest of the registrant, and must have had no reasonable cause to believe their conduct was unlawful.

The registrant has agreed to purchase and maintain officers’ and directors’ liability insurance, which insures against certain liabilities that officers and directors in its group companies may incur in such capacities, including liabilities arising under the U.S. securities laws, subject to certain exceptions.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits — See Exhibit Index which is hereby incorporated herein by reference.

(b) Financial Statement Schedules.

EXHIBIT INDEX

2.1	Merger and Stock Purchase Agreement among CHAC, China Ceramics Co., Ltd., Hengda, Success Winner and the Seller*****
3.1	Memorandum of Association of China Ceramics Co., Ltd.*****
3.2	Articles of Association of China Ceramics Co., Ltd.*****
3.3	Memorandum and Articles of Association of Success Winner Limited*****
3.4	Memorandum and Articles of Association of Stand Best Creation Limited*****
3.5	Charter of Jinjiang Hengda Ceramics Co., Ltd.*****
4.1	CHAC Specimen Unit Certificate*
4.2	CHAC Specimen Common Stock Certificate*
4.3	CHAC Specimen Public Warrant Certificate*
4.4	Warrant Agreement, dated as of November 15, 2007, by and between CHAC and Continental Stock Transfer & Trust Company**
5.1	Draft Opinion of Harney Westwood & Riegels
5.2	Draft Opinion of Loeb & Loeb LLP
8.1	Draft Opinion of Loeb & Loeb LLP
10.1	Form of Letter Agreement between CHAC and each of the directors, executive officers and Initial Stockholders of CHAC*
10.2	Investment Management Trust Agreement, dated November 15, 2007, by and between CHAC and Continental Stock Transfer & Trust Company**
10.3	Form of Services Agreement between CHAC and Stuart Management Co.*
10.4	Form of Registration Rights Agreement among CHAC and the founders*
10.5	Form of Warrant Purchase Agreement between CHAC and Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Feng Xiao, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao.*
10.6	Promissory Notes between CHAC and Paul K. Kelly*
10.7	Promissory Notes between CHAC and James D. Dunning, Jr.*
10.8	Promissory Note between CHAC and Alan G. Hassenfeld*

10.9	Promissory Note between CHAC and Gregory E. Smith*
10.10	Promissory Note between CHAC and Cheng Yan Davis*
10.11	Promissory Note between CHAC and Xiao Feng*
10.12	Promissory Note between CHAC and Soopakij (Chris) Chearavanont*
10.13	Promissory Note between CHAC and Ruey Bin Kao*
10.14	Undertaking Agreement, dated as of July 20, 2008, among CHAC, World Sharehold Limited, Wang Wei Yao and Shao Jian Jun***
10.15	Letter dated July 11, 2008 from CHAC to the Board of Directors of Bright World Precision Machinery Limited***
10.16	Letter dated July 15, 2008 from the Board of Directors of Bright World Precision Machinery Limited to China Holdings Acquisition Corp.***
10.17	Amendment to Undertaking Agreement, dated as of October 24, 2008, among China CHAC, World Sharehold Limited, Wang Wei Yao and Shao Jian Jun****
10.18	Founders’ Agreement, dated as of October 24, 2008, among CHAC and the members of the persons whose names are set forth on Exhibit A attached thereto****
10.19	Form of Voting Agreement*****
10.20	Form of Earn-Out Escrow Agreement*****
10.21	Form of Indemnity Escrow Agreement*****
10.22	Form of Lock-Up Agreement for Top Plenty International Limited and Park Rise Holdings Limited*****
10.23	Form of Lock-Up Agreement for CHAC founders*****
10.24	Form of Lock-Up Agreement*****
14	CHAC Code of Business Conduct and Ethics*
23.1	Consent of Foo Kon Tan Grant Thornton, (Singapore), an independent registered public accounting firm
23.2	Consent of McGladrey & Pullen, LLP, an independent registered public accounting firm
23.3	Consent of Hills & Co.*****
23.4	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1)
23.5	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)

*	Incorporated by reference to exhibits of the same number filed with CHAC’s Registration Statement on Form S-1 or amendments thereto (File No. 333-145154)
**	Incorporated by reference to CHAC’s Form 8-K, dated November 21, 2007
***	Incorporated by reference to CHAC’s Form 8-K, dated July 21, 2008
****	Incorporated by reference to CHAC’s Form 8-K, dated October 24, 2008
*****	Previously filed

Item 22. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any proxy statement/prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the proxy statement/prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser:

(1) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered tor sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(C) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every proxy statement/prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(F) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus, if any, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(G) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

2.1	Merger and Stock Purchase Agreement among CHAC, China Ceramics Co., Ltd., Hengda, Success Winner and the Seller*****
3.1	Memorandum of Association of China Ceramics Co., Ltd.*****
3.2	Articles of Association of China Ceramics Co., Ltd.*****
3.3	Memorandum and Articles of Association of Success Winner Limited*****
3.4	Memorandum and Articles of Association of Stand Best Creation Limited*****
3.5	Charter of Jinjiang Hengda Ceramics Co., Ltd.*****
4.1	CHAC Specimen Unit Certificate*
4.2	CHAC Specimen Common Stock Certificate*
4.3	CHAC Specimen Public Warrant Certificate*
4.4	Warrant Agreement, dated as of November 15, 2007, by and between CHAC and Continental Stock Transfer & Trust Company**
5.1	Draft Opinion of Harney Westwood & Riegels
5.2	Draft Opinion of Loeb & Loeb LLP
8.1	Draft Opinion of Loeb & Loeb LLP
10.1	Form of Letter Agreement between CHAC and each of the directors, executive officers and Initial Stockholders of CHAC*
10.2	Investment Management Trust Agreement, dated November 15, 2007, by and between CHAC and Continental Stock Transfer & Trust Company**
10.3	Form of Services Agreement between CHAC and Stuart Management Co.*
10.4	Form of Registration Rights Agreement among CHAC and the founders*
10.5	Form of Warrant Purchase Agreement between CHAC and Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Feng Xiao, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao.*
10.6	Promissory Notes between CHAC and Paul K. Kelly*
10.7	Promissory Notes between CHAC and James D. Dunning, Jr.*
10.8	Promissory Note between CHAC and Alan G. Hassenfeld*
10.9	Promissory Note between CHAC and Gregory E. Smith*
10.10	Promissory Note between CHAC and Cheng Yan Davis*
10.11	Promissory Note between CHAC and Xiao Feng*
10.12	Promissory Note between CHAC and Soopakij (Chris) Chearavanont*
10.13	Promissory Note between CHAC and Ruey Bin Kao*
10.14	Undertaking Agreement, dated as of July 20, 2008, among CHAC, World Sharehold Limited, Wang Wei Yao and Shao Jian Jun***
10.15	Letter dated July 11, 2008 from CHAC to the Board of Directors of Bright World Precision Machinery Limited***
10.16	Letter dated July 15, 2008 from the Board of Directors of Bright World Precision Machinery Limited to China Holdings Acquisition Corp.***

10.17	Amendment to Undertaking Agreement, dated as of October 24, 2008, among China CHAC, World Sharehold Limited, Wang Wei Yao and Shao Jian Jun****
10.18	Founders’ Agreement, dated as of October 24, 2008, among CHAC and the members of the persons whose names are set forth on Exhibit A attached thereto****
10.19	Form of Voting Agreement*****
10.20	Form of Earn-Out Escrow Agreement*****
10.21	Form of Indemnity Escrow Agreement*****
10.22	Form of Lock-Up Agreement for Top Plenty International Limited and Park Rise Holdings Limited*****
10.23	Form of Lock-Up Agreement for CHAC founders*****
10.24	Form of Lock-Up Agreement*****
14	CHAC Code of Business Conduct and Ethics*
23.1	Consent of Foo Kon Tan Grant Thornton, (Singapore), an independent registered public accounting firm
23.2	Consent of McGladrey & Pullen, LLP, an independent registered public accounting firm
23.3	Consent of Hills & Co.*****
23.4	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1)
23.5	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)

*	Incorporated by reference to exhibits of the same number filed with CHAC’s Registration Statement on Form S-1 or amendments thereto (File No. 333-145154)
**	Incorporated by reference to CHAC’s Form 8-K, dated November 21, 2007
***	Incorporated by reference to CHAC’s Form 8-K, dated July 21, 2008
****	Incorporated by reference to CHAC’s Form 8-K, dated October 24, 2008
******	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on November 4, 2009.

CHINA CERAMICS CO., LTD.
By: /s/ Paul K. Kelly Name: Paul K. Kelly Title: Chief Executive Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on November 4, 2009.

Name	Title
/s/ Paul K. Kelly Paul K. Kelly	Chief Executive Officer, Secretary and Treasurer (principal executive officer and principal financial and accounting officer)
/s/ Paul K. Kelly Paul K. Kelly	Director
/s/ Feng Xiao Feng Xiao	Vice President and Director

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Ceramics Co., Ltd., has signed this registration statement or amendment thereto in Westport, Connecticut, on November 4, 2009

By: /s/ Paul K. Kelly Name: Paul K. Kelly Title: Chief Executive Officer, Secretary and Treasurer

PRELIMINARY COPY

SPECIAL MEETING OF STOCKHOLDERS OF
CHINA HOLDINGS ACQUISITION CORP.
[          ], 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS
A VOTE “FOR” ALL PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR	AGAINST	ABSTAIN

1.

Proposal 1: to approve the merger of China Holdings Acquisition Corp. (“CHAC”) with and into China Ceramics Co., Ltd. (“China Ceramics”), its wholly-owned British Virgin Islands subsidiary, or the “Redomestication,” with China Ceramics surviving the Redomestication. China Ceramics will then become the publicly traded company, which will only take place if the Business Combination Proposal and the Authorized Capital Proposal are approved. The Redomestication will change CHAC’s place of incorporation from Delaware to the British Virgin Islands. The securities of CHAC will be exchanged for securities of China Ceramics on a one-for-one basis and the current security holders of CHAC will become security holders of China Ceramics. (“Proposal 1” or the “Redomestication Proposal”).

☐	☐	☐
FOR	AGAINST	ABSTAIN

2.

Proposal 2: to authorize the China Ceramics board of directors to complete the acquisition of Success Winner Limited, as provided for in the Acquisition Agreement, or the “Business Combination'', which will only take place if the Redomestication Proposal and the Authorized Capital Proposal are approved. (“Proposal 2” or the “Business Combination Proposal”).

☐	☐	☐
FOR	AGAINST	ABSTAIN

3.

Proposal 3: to approve the increase in authorized capital in connection with the Redomestication, pursuant to which China Ceramics will be authorized to issue 51,000,000 shares of a single class, an increase of 10,000,000 shares from the 41,000,000 shares currently authorized by CHAC. The Authorized Capital Proposal will only take effect if the Redomestication Proposal and the Business Combination Proposal are approved. (“Proposal 3” or the “Authorized Capital Proposal”).

☐	☐	☐
FOR	AGAINST	ABSTAIN

4.

Proposal 4: to approve the Adjournment Proposal – to approve any adjournment or postponement of the Special Meeting to a later date or time or dates or times if necessary for the purpose of soliciting additional proxies (“Proposal 4” or the “Adjournment Proposal”). This proposal is not conditioned on any other proposal.

☐	☐	☐

If you voted or “AGAINST” the Business Combination Proposal and you hold shares of CHAC common stock issued as part of the units issued in CHAC’s initial public offering, you may exercise your redemption rights and demand that CHAC redeem your shares of common stock for a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of CHAC common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you vote against the Business Combination Proposal and tender your stock certificate to CHAC at or prior to the Special Meeting. Failure to (a) vote for or against the Business Combination Proposal, (b) check the following box, (c) submit this proxy in a timely manner or (d) tender your stock certificates to CHAC at or prior to the Special Meeting will result in the loss of your conversion rights.
EXERCISE REDEMPTION RIGHTS ☐
Each of the Redomestication Proposal, the Business Combination Proposal and the Authorized Capital Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by stockholders in order for the business combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CHAC will liquidate and dissolve.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournments thereof. If you wish to vote in accordance with our Board of Directors’ recommendations, just sign below. You need not mark any boxes.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY TO [ ].

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NOTES:

1. Please sign your name exactly as your name appears hereon. If the shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

2. Returning the enclosed form of proxy will not prevent you from attending and voting in person at the special meeting or any adjournment or postponement thereof.

Please detach along perforated line and mail in the envelope provided.

CHINA HOLDINGS ACQUISITION CORP.
THIS PROXY IS BEING SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints [Paul K. Kelly] and [Jim J. Dunning], and each of them as proxies and each with full power of substitution, to represent and to vote all shares of common stock of China Holdings Acquisition Corp. at the special meeting of stockholders of CHAC to be held on [        ], 2009, at [   ] a.m., and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

Our Board of Directors believes that the Redomestication Proposal, the Business Combination Proposal, the Authorized Capital Proposal and the Adjournment Proposal are fair to, and in the best interests of, all of our stockholders, including those who acquired shares in our initial public offering. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” Proposals 1, 2, 3 and 4.

(Continued and to be signed on the reverse side)